As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-128962

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

NorthStar Realty Finance Corp.

(Exact name of registrant as specified in its governing instruments)

527 Madison Avenue, 16th Floor
New York, New York 10022
(212) 319-8801

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark E. Chertok
Chief Financial Officer
NorthStar Realty Finance Corp.
527 Madison Avenue, 16th Floor
New York, New York 10022
(212) 319-8801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt	Randolph C. Coley Anthony W. Rothermel
Skadden, Arps, Slate, Meagher & Flom LLP	King & Spalding LLP
Four Times Square	1185 Avenue of the Americas
New York, New York 10036-6522	New York, New York 10036-4003
(212) 735-3000	(212) 556-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2005.

PROSPECTUS

8,000,000 Shares

Common Stock

NorthStar Realty Finance Corp., a Maryland corporation, is an internally-managed commercial real estate company that makes fixed income, structured finance and net lease investments in real estate assets. We conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

We are offering 8,000,000 shares of our common stock in this offering. Our common stock is listed on the New York Stock Exchange under the symbol "NRF". On November 21, 2005, the last reported sale price of our common shares on The New York Stock Exchange was $9.15 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 12 for a discussion of these risks, including, among others:

•	Many of our investments are illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us.

•	We invest in subordinate mortgage loans and mortgage-backed securities, which are subject to a greater risk of loss than senior securities. We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

•	Our portfolio is leveraged, which may adversely affect our return on our investments and may reduce cash available for distribution.

•	Our investments in real estate securities, mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans are subject to changes in credit spreads and if spreads widen, the value of our loan and securities portfolios would decline.

•	We may change our investment strategy without stockholder consent and make riskier investments.

•	Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

•	The stock ownership restrictions of the Internal Revenue Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our stock and restrict our business combination opportunities.

•	Assuming redemption of all operating partnership units issued to majority-owned subsidiaries of NorthStar Capital for shares of our common stock, NorthStar Capital would beneficially own approximately 13.4% of our common stock, and may be able to significantly influence matters submitted to a vote of our stockholders.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to us
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares to cover any over-allotments.

Delivery of the shares will be made on or about                   , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY	BANC of AMERICA SECURITIES LLC

JMP SECURITIES

The date of this prospectus is                      , 2005.

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PROSPECTUS SUMMARY

This summary highlights information more fully described elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and the historical consolidated and combined financial statements and the related notes included in this prospectus, before deciding to invest in our common stock.

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to:

•	"we," "us," "our" or similar references means NorthStar Realty Finance Corp. and its subsidiaries,

•	"our operating partnership" means "NorthStar Realty Finance Limited Partnership,"

•	"NorthStar Capital" means NorthStar Capital Investment Corp. and its majority-owned subsidiaries, and

•	"NorthStar Partnership" means NorthStar Partnership, L.P., the operating partnership of NorthStar Capital.

Our Company

We are an internally-managed real estate finance company that makes investments in real estate debt, real estate securities and net lease properties. We conduct our operations so as to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. We invest in those areas of commercial real estate finance that enable us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures.

We are focused on three core businesses:

Real Estate Debt: We acquire, originate and structure senior and subordinate debt investments secured primarily by income-producing real estate properties.

Real Estate Securities: We invest in commercial real estate debt securities, including commercial mortgage backed securities, or CMBS, REIT unsecured debt, and credit tenant loans.

Net Lease Properties: We acquire properties that are primarily net leased to corporate tenants.

We believe that these businesses are complementary due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitization to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments, primarily by issuing collateralized debt obligations, or CDOs. We allocate capital to these businesses in such a way as to diversify our credit risk and optimize our returns. Our primary objectives are to produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders.

Our Corporate History

We were formed as a Maryland corporation in October 2003 in order to continue and expand the subordinate real estate debt, real estate securities and net lease businesses begun by our management at NorthStar Capital. We commenced operations upon the closing of our initial public offering in October 2004, or our IPO, and conduct substantially all of our operations and investing activities through our operating partnership, NorthStar Realty Finance Limited Partnership, and its subsidiaries.

Post-IPO Highlights

Since our IPO, we have made approximately $1.5 billion of investments, consisting of approximately $559 million in real estate debt, approximately $744 million in real estate securities and approximately $147 million in net lease properties. At September 30, 2005, our total assets under management were approximately $2.6 billion. The following summarizes the material developments in our three core businesses since our IPO.

Real Estate Debt

The additional liquidity provided by the net proceeds of our IPO allowed us to increase the number and range of real estate debt transactions in which we invest. From our IPO to September 30, 2005, we have acquired or originated approximately $635 million in real estate debt investments.

In June 2005, we closed our first real estate debt CDO, or CDO IV. CDO IV issued $300 million of investment grade non-recourse CDO bonds collateralized by a $400 million portfolio of subordinate and senior real estate investments, CMBS and other collateral.

Prior to June 30, 2005, we were primarily focused on the acquisition or origination of subordinate debt investments secured primarily by real estate properties. We have recently been placing more emphasis on the acquisition and origination of senior mortgage loans as such loans allow us a greater degree of control in loan structuring, provide us the opportunity to create subordinate interests in the loan, if desired, that meet our risk-return objectives, and allow us to maintain a more direct relationship with our borrowers. As a result, we have made total commitments of approximately $184.7 million in senior mortgage loans since June 30, 2005, $114.9 million of which we retained as investments.

We expect to continue to expand our acquisition and origination of senior mortgage loans as a complement to our core real estate debt investment business. To that end, in October 2005, we entered into an agreement with Allied Capital Corporation, or Allied Capital, to acquire Timarron Capital, Inc., or Timarron, which will provide us with a nationwide commercial mortgage loan origination platform. The purchase price will be between $2.0 million and $2.6 million, depending upon whether certain performance hurdles are achieved by Timarron prior to the closing. Following the closing of the acquisition, which is expected to occur in January 2006, Timarron will be renamed NorthStar Mortgage Capital LP. NorthStar Mortgage Capital will originate commercial mortgage loans for our commercial real estate debt portfolio, including senior mortgage loans, subordinate interests in senior mortgage loans and preferred equity interests in real estate assets.

Real Estate Securities

In March 2005, we closed our third investment grade CDO, or CDO III. Upon the closing of CDO III, we purchased the BB- rated Class D Notes, with a face amount of $16.0 million, and the unrated Class E Subordinate Income Notes, with a face amount of $23.0 million.

In September 2005, we closed our fourth investment grade CDO, or CDO V. CDO V issued $500 million of CDO bonds which were collateralized by a $500 million portfolio of real estate securities. We purchased the BB rated Class F Notes, with a face amount of approximately $12.8 million, the BBB- rated Class E Notes, with a face amount of $5.0 million, and the unrated Income Notes, with a face amount of $20.8 million.

Net Lease Properties

In January 2005, we acquired a portfolio of three net leased office properties totaling 257,336 square feet of rentable space in Chatsworth, California, which we refer to as the Chatsworth properties, for $63.5 million. The properties are net leased to Washington Mutual Bank, FA, an A− rated bank, under leases that expire in June 2015. One of the properties is subject to a ground lease which has an initial remaining term of 35 years and two five-year extension options. We financed the acquisition with a $44 million first mortgage and a $13 million mezzanine loan which was funded by the warehouse provider under the warehouse agreement for CDO III. The mezzanine loan currently constitutes a portion of the portfolio of securities owned by CDO III.

In June 2005, we sold our ownership interest in a 19,618 square foot retail condominium unit at 729 Seventh Avenue in New York City for $29.0 million, which resulted in an $8.6 million gain on sale, net of minority interest, or $0.41 per share on a basic and diluted basis.

In August 2005, we acquired a 117,553 square foot office building in Salt Lake City, Utah, or the Salt Lake City property, for approximately $22.0 million. This property is leased to the General Services Administration under a lease that expires in April 2012.

On September 30, 2005, we acquired a portfolio of four office buildings with 387,842 square feet of rentable space for $61.4 million. The four buildings, which we refer to as the EDS portfolio and which are located in Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania, were leased to Electronic Data Systems Corp., or EDS, under leases expiring in 2015.

On October 12, 2005, we entered into a definitive agreement, and subsequently made a $2 million non-refundable deposit in connection with such agreement, to acquire Executive Centre I, II and III, a suburban office park comprising three mid-rise, class A buildings totaling 486,963 square feet of rentable space, for $68.5 million. The buildings are located in Cincinnati, Ohio. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

On October 25, 2005, we entered into a definitive agreement to sell our fee interest in the property at 1552 Broadway in New York City to The Riese Organization's Restaurant Division, National Restaurants Management Inc., or NRMI, for a purchase price of $48 million, or $3,970 per square foot. NRMI made a $2.0 million non-refundable deposit in connection with the agreement. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in Times Square. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

Investment Highlights

Experienced Management Team.    We have an experienced management team, led by David T. Hamamoto, our chief executive officer. Our senior executives have significant real estate investment and finance experience. We believe that the relationships that our management team has developed allow us to access investment opportunities where competition is limited.

Proven Real Estate Credit Expertise.    We apply fundamental real estate underwriting capabilities to complex capital markets transactions. We believe this approach produces superior risk-adjusted returns when investing in and financing real estate securities and investments. Since our management implemented this investment strategy at NorthStar Capital in 2003, it has completed five real estate CDOs through which more than $2.1 billion of collateralized debt securities have been sold in the capital markets. Several classes of CDO I and CDO II debt have been upgraded by at least one of the rating agencies. To date, we have had no losses and none of the underlying securities are delinquent on any of our CDOs.

Current Cash Flow Returns.    We expect to generate attractive returns by maximizing current cash flow from our investments that can be distributed to our stockholders.

Stable Risk-Adjusted Returns.    The majority of our investments have long-term, contractual cash flows that can be funded with debt of similar maturities. We believe our ability to match the term of our cash flows with the term of our financing allows us to generate stable risk-adjusted returns across our core businesses.

Complementary Businesses.    Our core businesses are complementary due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitization to finance assets and enhance returns.

Diversified Investments.    Each of our businesses has discrete credit characteristics, cash flow terms and financing sources. We believe this diversity will allow us to continually allocate capital to the most attractive sectors, thereby enabling us to optimize returns on our investments.

Our Business Strategy

Our primary objectives are to make real estate-related investments that produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders. Our strategy is to target sectors that combine characteristics of both real estate and fixed income investments. We believe we derive a competitive advantage from the combination of our real estate and capital markets expertise, which enables us to manage credit risk across all three business lines as well as to structure and finance our assets efficiently.

We believe our complementary core businesses provide us with the following synergies that enhance our competitive position:

Sourcing Investments.    CMBS, real estate debt and net leased properties are often sourced from the same originators. We can offer a single source of financing by purchasing or originating a rated senior interest for our real estate securities portfolio and an unrated junior interest for our real estate debt portfolio.

Credit Analysis.    Real estate debt interests are usually marketed to investors prior to the issuance of CMBS backed by rated senior interests secured by the same property. By participating in both sectors, we can utilize our underwriting resources more efficiently and enhance our ability to underwrite the securitized debt.

CDO Financing.    Our experience and reputation as a CDO manager gives us access to low cost, match funded financing for all of our real estate securities and real estate debt investments.

Capital Allocation.    Through our participation in these three businesses, we benefit from market information that enables us to make more informed decisions with regard to the relative valuation of financial assets and capital allocation.

Risk Factors

An investment in shares of our common stock involves risks. You should consider carefully the risks discussed below and under "Risk Factors" beginning on page 12 before purchasing shares of our common stock.

•	Many of our investments are illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us.

•	We invest in subordinate mortgage loans and mortgage-backed securities, which are subject to a greater risk of loss than senior securities. We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

•	Our portfolio is leveraged, which may adversely affect our return on our investments and may reduce cash available for distribution.

•	Our investments in real estate securities, mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans are subject to changes in credit spreads and if spreads widen, the value of our loan and securities portfolios would decline.

•	We may change our investment strategy without stockholder consent and make riskier investments.

•	Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

•	The stock ownership restrictions of the Internal Revenue Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our stock and restrict our business combination opportunities.

•	Assuming redemption of all operating partnership units issued to majority-owned subsidiaries of NorthStar Capital for shares of our common stock, NorthStar Capital would beneficially own approximately 13.4% of our common stock, and may be able to significantly influence matters submitted to a vote of our stockholders.

Our Core Businesses

        Real Estate Debt

We acquire, originate and structure senior and subordinate debt investments in income-producing commercial and multifamily properties, including first lien mortgage loans, which are also referred to as senior mortgage loans, junior participations in first lien mortgage loans, second lien mortgage loans, mezzanine loans, and preferred equity interests in borrowers who own such properties. We seek to make real estate debt investments that offer the most attractive risk-adjusted returns and evaluate the risk based upon our underwriting criteria and the pricing of comparable investments. We seek to invest in real estate debt where there is equity value subordinate to our investment. We believe the combination of our investment discipline and the equity in the property minimizes our risk of loss. We finance our real estate debt investments either through the issuance of CDOs or our existing credit facilities.

When we invest directly in real estate debt, we earn interest income and origination fees and other fee income paid by the borrower. We may also leverage the investment to earn a spread between the yield on the asset and our cost of funds in order to increase our return. When we invest in subordinate real estate debt through NorthStar Funding LLC, our joint venture with a major institutional pension fund, which we refer to as the NSF venture, our equity in earnings of the NSF venture includes interest income, based on our ownership interest, and origination fee income from the NSF venture's subordinate real estate debt investments and advisory fees related to management of the NSF venture.

Approximately 41% of our total revenue and net income for the nine months ended September 30, 2005 was derived from interest income and advisory fee income from our real estate debt business and equity in earnings from the NSF venture. As of September 30, 2005, our portfolio of debt investments was $524.7 million and had a weighted average yield of LIBOR plus 4.42% on an unlevered basis.

Prior to June 30, 2005, we were primarily focused on the acquisition or origination of subordinate debt investments secured primarily by real estate properties. We have recently been placing more emphasis on the acquisition and origination of senior mortgage loans as such loans allow us a greater degree of control in loan structuring, provide us the opportunity to create subordinate interests in the loan, if desired, that meet our risk-return objectives, and allow us to maintain a more direct relationship with our borrowers. As a result, we have made total commitments of approximately $184.7 million in senior mortgage loans since June 30, 2005, $114.9 million of which we retained as investments.

We expect to continue to expand our acquisition and origination of senior mortgage loans as a complement to our core real estate debt investment business, including senior mortgage loans, subordinate interests in senior mortgage loans and preferred equity interests in real estate assets. To that end, in October 2005, we entered into an agreement with Allied Capital to acquire Timarron, which will provide us with a nationwide commercial mortgage loan origination platform. The closing of the acquisition is expected to occur in January 2006. Allied Capital has agreed to continue to provide Timarron with warehouse financing to fund its origination activities through the closing. The purchase price will be between $2.0 million and $2.6 million, depending upon whether certain performance hurdles are achieved by Timarron prior to the closing. Following the closing of the acquisition, Timarron will be renamed NorthStar Mortgage Capital LP. NorthStar Mortgage Capital will originate commercial mortgage loans for our commercial real estate debt portfolio.

To date, there have been no losses on our real estate debt investments, and none of our investments in real estate debt are delinquent.

Real Estate Securities

We create and manage portfolios of primarily investment grade commercial real estate securities, which we finance by issuing CDOs. These securities include CMBS, fixed income securities issued by REITs, credit tenant loans and CDOs backed primarily by real estate securities. Our investment grade CDOs may also include real estate whole loans or subordinate debt investments such as B-notes and mezzanine loans. By financing these securities with long-term non-recourse debt through the issuance of CDOs, we expect to generate attractive risk-adjusted equity returns and to match the term of our assets and liabilities.

CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of securities. Cash flow from the portfolio of securities is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of "AAA" through "BBB−" and therefore can be issued at yields that are lower than the average yield of the securities backing the CDO. On each investment grade CDO we issue, we intend to retain the equity and the junior CDO debt securities and earn a spread between the yield on our assets and the yield on the CDO debt we issue. We also earn ongoing management fees for our management of the CDO collateral. A portion of the management fees is senior to the "AAA" rated debt securities of each CDO.

We initially leverage our real estate securities investments from approximately 90% to 95% with the CDO debt we issue. In addition, we may also finance the junior CDO securities that we retain. The leverage level of our investment grade CDOs may vary depending on the composition of the portfolio and market conditions at the time of the issuance of each CDO. We may increase or decrease leverage on our investment grade CDOs upward or downward to improve returns or to manage credit risk. We may also use other capital markets techniques in addition to CDOs to finance our real estate securities portfolio.

Prior to a new investment grade CDO issuance, there is a period known as the warehouse accumulation period during which real estate securities are identified and acquired for inclusion in a CDO. During this warehouse accumulation period, we direct the acquisition of securities under a warehouse facility by a financial institution, or the warehouse provider, that will be the lead manager of the CDO. In the warehouse arrangements we have utilized to date, the warehouse provider purchases the securities and holds them on its balance sheet. We contribute cash and other collateral which is held in escrow by the warehouse provider to back our commitment to purchase equity in the CDO and to cover our share of losses should securities need to be liquidated.

We expect to produce a stable income stream from our investments in real estate securities by carefully managing credit risk and interest rate risk. Securities are selected based on their long-term earnings potential and credit quality. Our primary objective is to derive earnings from interest income rather than trading gains. We use the real estate expertise of our management team to analyze the loans and properties backing these securities and to anticipate trends in the real estate markets.

Since 2003, we have acquired over $1.7 billion of primarily investment grade real estate securities and financed these securities through CDO I, CDO II, CDO III and CDO V, which closed in August 2003, July 2004, March 2005 and September 2005, respectively.

For the nine months ended September 30, 2005, approximately 6% of our total revenue and non-operating income was derived from gains on warehouse agreements, approximately 6% of our total revenue and non-operating income was derived from advisory fee income, and approximately 11% of our total revenue and non-operating income was derived from interest income on CDO I, CDO II, CDO III and CDO V. We expect the advisory fee income pursuant to the collateral management agreement with each CDO issuer to continue for the term of the securities underlying each CDO issuance.

As of September 30, 2005, our investment in the equity and the most junior classes of debt of our four investment grade CDOs, which are not consolidated, are carried as debt securities available for sale and have a collective carrying value of approximately $107.0 million.

Net Lease Properties

Our strategy is to invest primarily in office, industrial and retail properties across the United States that are net leased to corporate tenants. Net lease properties are typically leased to a single tenant who agrees to pay basic rent, plus all taxes, insurance and operating expenses arising from the use of the leased property. We may also invest in properties that are leased to government tenants, for which we are responsible for some or all of the operating expenses. We target properties within two subsectors of the net lease market: (1) properties leased to unrated or below investment-grade corporate tenants; and (2) investments with lease terms of less than 15 years.

We generally target properties that are located in primary or secondary markets with strong demand fundamentals, and that have a property design and location that make them suitable and attractive for alternative tenants.

We believe that most investors are primarily focused on assets leased to investment-grade tenants under leases with terms of 15 years or longer. In our experience, there is a more limited universe of acquirers with the real estate and capital markets expertise necessary to underwrite net lease assets with valuations that are more closely linked to real estate fundamentals than to tenant credit. We believe that well-located, general purpose real estate with flexible design characteristics can maintain or increase in value when re-leasing opportunities arise. By leveraging our relationships and employing our combination of skills to identify and execute asset acquisitions in sectors of the net lease market where less liquidity exists, we expect to generate risk-adjusted returns superior to those arising from more traditional net lease investment strategies. We originate net lease property investments through sellers or intermediaries structuring sale leaseback transactions and our proprietary network of property owners, corporate tenants and tenant representative brokers.

One of our subsidiaries, ALGM I Owners LLC, or ALGM, owns a portfolio of retail and commercial properties consisting of one fee interest and six leasehold interests in seven properties that are located in the midtown Manhattan and Times Square areas of New York City. This portfolio, which we refer to as the New York property portfolio, is managed by Emmes Asset Management Co, LLC, or Emmes, an affiliate of NorthStar Capital.

On October 25, 2005 we entered into a definitive agreement to sell our fee interest in the property at 1552 Broadway in New York City to NRMI for a purchase price of $48 million, or $3,970 per square foot. NRMI made a $2.0 million non-refundable deposit in connection with the agreement, The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

We also own a portfolio of three net leased properties, totaling 257,336 square feet of rentable space, in Chatsworth, California, which we purchased in January 2005 for $63.5 million. The properties are net leased to Washington Mutual Bank, FA under leases that expire in June 2015. In addition, we own a 117,553 square foot office building in Salt Lake City, Utah, which we purchased in August 2005 for approximately $22.0 million. This property is 100% leased to the General Services Administration under a lease that expires in April 2012 and financed with a 5.16% fixed rate, seven year non-recourse first mortgage loan of $17 million. We paid the balance of the purchase price in cash.

We recently acquired for $61.4 million the EDS portfolio, a portfolio of four office buildings with 387,842 square feet of rentable space, which are located in Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania, and leased these buildings back to EDS under leases expiring in 2015. The first year rent is approximately $5.0 million, with rent increases of 10.0% at the beginning of the third lease year, 10.0% at the beginning of the sixth lease year and 2.5% at the beginning of the ninth lease year. We financed the acquisition with a $49.1 million non-recourse mortgage with a fixed rate of 5.373% which matures in 2015.

Approximately 17% of our total revenue and non-operating income for the nine months ended September 30, 2005 was derived from rental income from our net leased property portfolio. We expect the revenue from rental income from the leasehold properties to continue for the duration of the leaseholds for these properties.

Our Financing Strategy

We finance our investments with varying degrees of leverage depending on the stability and risk characteristics of each investment. We intend to finance approximately 50% to 80% of the aggregate value of our subordinate debt assets, up to approximately 95% of the value of our real estate securities and senior mortgage loans, and approximately 70% to 80% of the value of our net lease assets. We intend to finance approximately 60% to 80% of the value of our consolidated assets. In utilizing leverage, our objectives are to improve risk-adjusted equity returns and, where possible, to lock in, on a long-term non-recourse basis, a spread between the yield on our assets and the cost of our financing.

We were incorporated in the State of Maryland in October 2003. Our principal executive offices are located at 527 Madison Avenue, 16th Floor, New York, New York 10022. Our telephone number is (212) 319-8801.

The Offering

The following information is based on the number of shares outstanding as of September 30, 2005 and assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Common stock we are offering	8,000,000 shares

Common stock to be outstanding after this offering	29,264,930 shares(1)

Common stock to be outstanding after this offering assuming the redemption of all outstanding operating partnership units and LTIP units	34,793,464 shares

Use of proceeds	We intend to use the net proceeds of this offering to acquire investments relating to our three primary lines of business, to repay indebtedness and for general corporate purposes.

NYSE symbol	"NRF"

(1)	The number of shares to be outstanding after this offering assumes that none of the 4,705,915 operating partnership units held by limited partners of our operating partnership or the 822,619 LTIP units issued pursuant to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, or our stock incentive plan, have been redeemed for shares of our common stock. LTIP units are common units of limited partnership interest in our operating partnership that are structured as profits interests.

Restrictions on Ownership of Stock

Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from directly or indirectly owning more than 9.8% of the aggregate value or number of the outstanding shares of our common stock, whichever is more restrictive, or more than 9.8% of the value of all classes and series of our stock. Our board of directors has discretion to grant exemptions from the 9.8% ownership limitation, subject to such terms and conditions as it deems appropriate.

Distribution Policy

To maintain our qualification as a REIT, we intend to make regular quarterly distributions to the holders of our common stock. We are required to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) in order to qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors, subject to applicable law. On April 21, 2005 and July 28, 2005, we declared quarterly dividends of $0.15 per share of common stock, and on October 6, 2005, we declared a quarterly dividend of $0.23 per share of common stock.

Summary Selected Historical Consolidated
and Combined Financial Information

The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the combined financial statements of our predecessor and the respective related notes, each included elsewhere in this prospectus.

Our predecessor is an aggregation, on a combined and uncombined basis, of the entities through which NorthStar Capital owned and operated its subordinate real estate debt, real estate securities and net lease properties businesses and was not a separate legal operating entity. The ultimate owners of these entities were NorthStar Capital and certain others who had minority ownership interests in these entities. NorthStar Partnership, the operating partnership of NorthStar Capital, was the managing member with day-to-day operational responsibility of the entities controlled by NorthStar Capital that are combined in our predecessor's historical financial statements. Where our predecessor had a non-controlling interest in any of the entities that comprised our predecessor, such entities are presented as part of our predecessor on an uncombined basis. The summary selected combined historical financial information presented for the period January 1, 2004 to October 28, 2004 and for the years ended December 31, 2003, 2002, 2001 and 2000 and for the nine months ended September 30, 2004 relates to the operations of our predecessor. The summary selected combined historical financial information presented for the nine months ended September 30, 2004 has been derived from the unaudited combined statements of operations of our predecessor included in this prospectus. The summary selected combined historical financial information presented for the years ended December 31, 2003, 2002 and 2001 has been derived from the audited combined statements of operations of our predecessor included in this prospectus. The summary selected historical consolidated information presented for the period October 29, 2004 to December 31, 2004 relates to our operations and has been derived from our audited consolidated statement of operations included in this prospectus. The summary selected historical consolidated information presented for the nine months ended September 30, 2005 has been derived from our unaudited consolidated statement of operations included in this prospectus. Our results of operations for any interim period presented herein may not be indicative of our operating results for the full year ending December 31, 2005 or any prior year's results.

Our consolidated financial statements include our majority-owned subsidiaries which we control. Where we have a non-controlling interest, such entity is reflected on an unconsolidated basis.

	The Company (consolidated) Three Months Ended September 30, 2005	The Predecessor (combined) Three Months Ended September 30, 2004	The Company (consolidated) Nine Months Ended September 30, 2005	The Predecessor (combined) Nine Months Ended September 30, 2004	The Company (consolidated) Period October 29, 2004 to December 31, 2004	The Predecessor (combined)
						Period January 1, 2004 to October 28, 2004	Year ended December 31,
							2003	2002	2001	2000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)						(Unaudited)
Statements of Operations Data:
Revenues:
Rental and escalation income	$2,983,000	$—	$7,857,000	$—	$783,000	$—	$—	$—	$—	$—
Advisory and management fee income	21,000	57,000	92,000	165,000	38,000	185,000	64,000	—	—	—
Advisory and management fee income — related parties	1,162,000	952,000	3,233,000	2,134,000	665,000	2,437,000	1,026,000	8,000	—	—
Interest income	11,657,000	22,000	26,770,000	22,000	4,717,000	1,859,000	502,000	—	—	—
Interest income — related parties	1,824,000	906,000	5,128,000	1,469,000	—	—	—	—	—	—
Other	2,000	—	7,000	—	—	—	—	—	—	—
Total revenues	17,649,000	1,937,000	43,087,000	3,790,000	6,203,000	4,481,000	1,592,000	8,000	—	—
Expenses:
Real estate properties — operating expenses	586,000	—	1,722,000	—	251,000	—	—	—	—	—
Interest expense	8,812,000	201,000	21,126,000	201,000	3,352,000	285,000	—	—	—	—
Management fees — related party	24,000	—	67,000	—	128,000	—	—	—	—	—
General and administrative
Direct:
Salaries and other compensation	1,395,000	238,000	3,934,000	838,000	797,000	953,000	1,289,000	206,000	—	—
Shared services — related party	344,000	—	1,030,000	—	231,000	—	—	—	—	—
Equity based compensation	740,000	—	2,499,000	—	2,991,000	—	—	—	—	—
Insurance	257,000	—	687,000	—	148,000	—	—	—	—	—
Accounting and auditing fees	133,000	—	1,362,000	—	535,000	—	—	—	—	—
Formation and organization costs	—	—	—	—	517,000	—	—	—	—	—
Other general and administrative	735,000	46,000	2,665,000	147,000	633,000	181,000	203,000	27,000	—	—
Allocated:
Salaries and other compensation	—	1,520,000	—	2,764,000	—	3,060,000	2,146,000	806,000	187,000	96,000
Insurance	—	90,000	—	285,000	—	318,000	252,000	10,000	5,000	3,000
Other general and administrative	—	323,000	—	845,000	—	925,000	1,098,000	135,000	45,000	85,000
Total general and administrative	3,604,000	2,217,000	12,177,000	4,879,000	5,852,000	5,437,000	4,988,000	1,184,000	237,000	184,000
Depreciation and amortization	1,080,000	—	2,833,000	—	272,000	—	—	—	—	—
Total expenses	14,106,000	2,418,000	37,925,000	5,080,000	9,855,000	5,722,000	4,988,000	1,184,000	237,000	184,000
Income (loss) from operations	3,543,000	(481,000)	5,162,000	(1,290,000)	(3,652,000)	(1,241,000)	(3,396,000)	(1,176,000)	(237,000)	(184,000)
Equity in earnings (loss) of unconsolidated/uncombined ventures	61,000	487,000	167,000	1,351,000	83,000	1,520,000	2,048,000	1,369,000	1,146,000	(198,000)
Other gains and losses:
Unrealized gain (loss) on investments and other	414,000	(292,000)	963,000	425,000	200,000	279,000	1,219,000	—	—	—
Realized gain (loss) on investments and other	1,661,000	636,000	2,162,000	636,000	293,000	636,000	1,866,000	—	—	—
Net income (loss) before minority interest	5,679,000	350,000	8,454,000	1,122,000	(3,076,000)	1,194,000	1,737,000	193,000	909,000	(382,000)
Minority interest	(1,171,000)	—	(1,743,000)	—	(632,000)	—	—	—	—	—
Net income (loss) from continuing operations	$4,508,000	$350,000	$6,711,000	$1,122,000	$(2,444,000)	$1,194,000	$1,737,000	$193,000	$909,000	$(382,000)
Income from discontinued operations, net of minority interest	108,000	—	153,000	—	5,000	—	—	—	—	—
Gain on sale of discontinued operations, net of minority interest	—	—	8,630,000	—	—	—	—	—	—	—
Net income (loss)	$4,616,000	$350,000	$15,494,000	$1,122,000	$(2,439,000)	$1,194,000	$1,737,000	$193,000	$909,000	$(382,000)
Net income (loss) per share from continuing operations	$0.21	—	$0.32	—	$(0.12)
Income (loss) per share from discontinued operations	0.01	—	0.01	—	—
Gain per share on sale of discontinued operations	—	—	0.41	—	—
Net income (loss) per share available to common shareholders	$0.22	—	$0.74	—	$(0.12)
Weighted average number of shares of common stock outstanding:
Basic	21,264,930	—	21,255,190	—	20,868,865
Diluted	26,790,161	—	26,774,300	—	— (1)

	The Company (consolidated)		The Predecessor (combined)
			December 31,
	September 30, 2005	December 31, 2004	2003	2002	2001	2000
	(Unaudited)					(Unaudited)
Selected Balance Sheet Data (at period end):
Operating real estate — net	$138,504,000	$43,544,000	$—	$—	$—	$—
Debt securities available for sale	179,933,000	37,692,000	9,187,000	—	—	—
Debt securities held for trading	33,022,000	826,611,000	—	—	—	—
Real estate debt investments	524,716,000	70,841,000	—	—	—	—
Investments in and advances to unconsolidated/uncombined ventures	4,232,000	5,363,000	15,537,000	12,650,000	16,883,000	15,702,000
Total assets	1,001,925,000	1,078,350,000	32,815,000	25,545,000	16,883,000	15,702,000
Mortgage notes and loans payable	137,400,000	40,557,000	—	—	—	—
Liability to subsidiary trusts issuing preferred securities	67,020,000	—	—	—	—	—
CDO bonds payable	300,000,000	—	—	—	—	—
Credit facilities	204,804,000	27,821,000	—	—	—	—
Repurchase obligations	58,302,000	800,418,000	—	—	—	—
Total liabilities	805,408,000	902,594,000	322,000	241,000	—	—
Minority interest	38,462,000	32,447,000	—	—	—	—
Stockholders' and Owners' equity	158,055,000	143,309,000	32,493,000	25,304,000	16,883,000	15,702,000
Total liabilities and stockholders'/owners' equity	$1,001,925,000	$1,078,350,000	$32,815,000	$25,545,000	$16,883,000	$15,702,000

	The Company (consolidated)		The Predecessor (combined)
					Year ended December 31,
	Nine Months Ended September 30, 2005	Period October 29, 2004 to December 31, 2004	Nine Months Ended September 30, 2004	Period January 1, 2004 to October 28, 2004	2003	2002	2001	2000
	(Unaudited)		(Unaudited)					(Unaudited)
Other Data:
Cash Flow from:
Operating activities from continuing operations	$807,021,000	$(828,783,000)	$2,368,000	$2,440,000	$1,289,000	$—	$—	$—
Investing activities	(712,595,000)	(108,032,000)	(19,944,000)	(19,197,000)	(9,830,000)	595,000	(35,000)	(500,000)
Financing activities	(121,635,000)	981,923,000	18,627,000	18,369,000	9,554,000	(595,000)	35,000	500,000

(1)	For the period of October 29, 2004 through December 31, 2004, we did not present the weighted average number of shares of common stock outstanding on a diluted basis because there was a net loss available to common shareholders for the period and the effect would have been anti-dilutive.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information, which presents the material risks of investing in our common stock, before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to Our Investments

The subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans we invest in may be subject to risks relating to the structure and terms of the transactions, as well as subordination in bankruptcy, and there may not be sufficient funds or assets remaining to satisfy our subordinate notes, which may result in losses to us.

We invest in subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans. These investments are subordinate to first mortgages on commercial property and are secured by subordinate rights to the commercial property or by equity interests in the commercial entity. If a borrower defaults or declares bankruptcy, after senior obligations are met, there may not be sufficient funds or assets remaining to satisfy our subordinate notes. Because each transaction is privately negotiated, subordinate mortgage notes can vary in their structural characteristics and lender rights. Our rights to control the default or bankruptcy process following a default will vary from transaction to transaction. The subordinate real estate debt that we intend to invest in may not give us the right to demand foreclosure as a subordinate real estate debtholder. Furthermore, the presence of intercreditor agreements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

We invest in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

We invest in a variety of subordinate mortgage-backed securities and sometimes hold a "first loss" subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase.

Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the lien on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such "first loss" securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the "first loss" securities may also be reduced by payments of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, we may not recover our investment.

Our investments in REIT securities are subject to risks relating to the particular REIT issuer of the securities and to the general risks of investing in senior unsecured real estate securities, which may result in losses to us.

In addition to general economic and market risks, our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments.

Our investments in REIT securities and other senior unsecured debt are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including:

•	risks of delinquency and foreclosure;

•	the dependence upon the successful operation of and net income from real property;

•	risks generally related to interests in real property; and

•	risks that may be presented by the type and use of a particular commercial property.

REIT securities are generally unsecured and may also be subordinate to other obligations of the issuer. We may also invest in REIT securities that are rated below investment-grade. As a result, investments in REIT securities are also subject to risks of:

•	limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates;

•	subordination to the prior claims of banks and other senior lenders to the REIT;

•	the operation of mandatory sinking fund or redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets;

•	the possibility that earnings of the REIT may be insufficient to meet its debt service and distribution obligations; and

•	the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturns.

These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make distributions.

The mortgage loans we invest in and the mortgage loans underlying the mortgage-backed securities we invest in are subject to risks of delinquency, foreclosure, loss and bankruptcy of the borrower under the loan. If the borrower defaults, it may result in losses to us.

Commercial mortgage loans are secured by commercial property and are subject to risks of delinquency, foreclosure, loss and bankruptcy of the borrower. The ability of a borrower to repay a loan secured by an income-producing property is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expense or limit rents that may be charged;

•	any need to address environmental contamination at the property;

•	the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates;

•	real estate tax rates and other operating expenses; and

•	terrorism.

Any one or a combination of these factors may cause a borrower to default on a loan or to declare bankruptcy. If a default or bankruptcy occurs and the underlying asset value is less than the loan amount, we will suffer a loss.

We are subject to significant competition, and we may not be able to compete successfully for investments.

We are subject to significant competition for attractive investment opportunities from other real estate investors, some of which have greater financial resources than us, including publicly traded REITs, private REITs, investment banking firms, private institutional funds and private opportunity funds. We may not be able to compete successfully for investments.

Many of our investments are illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us.

Our investments are relatively illiquid and, therefore, our ability to sell and purchase properties, securities and debt promptly in response to a change in economic or other conditions will be limited. The Internal Revenue Code also places limits on our ability to sell properties held for fewer than four years. These considerations could make it difficult for us to dispose of properties, even if a disposition were in the best interests of our stockholders. In addition, a majority of the mortgage-backed securities, REIT securities and real estate debt that we purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in compliance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may result in losses to us.

We may not be able to acquire eligible securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms, which may require us to seek more costly financing for our real estate securities investments or to liquidate assets.

We acquire investment grade real estate securities and finance them on a long-term basis through the issuance of CDOs. Prior to a new investment grade CDO issuance, there is a period during which real estate securities are identified and acquired for inclusion in a CDO, known as the warehouse accumulation period. During this period, we direct the acquisition of securities under a warehouse facility from a warehouse provider that will be the lead manager of the CDO. The warehouse provider then purchases the securities and holds them on its balance sheet. We contribute cash and other collateral which is held in escrow by the warehouse provider to back our commitment to purchase equity in the investment grade CDO and to cover our share of losses should securities need to be liquidated. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets or if doing so is not economical, we may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

Our warehouse facilities and our CDO financing agreements may limit our ability to make investments.

In order for us to borrow money to make investments under our warehouse facilities, our warehouse providers have the right to review the potential investment for which we are seeking financing. We may be unable to obtain the consent of our warehouse providers to make investments that we believe are favorable to us. In the event that our warehouse providers do not consent to the inclusion of the potential asset in the warehouse facility, we may be unable to obtain alternate financing for that investment. Our warehouse provider's consent rights with respect to our warehouse facility may limit our ability to execute our business strategy.

In addition, each CDO financing that we engage in will contain certain eligibility criteria with respect to the collateral that we seek to acquire and sell to the CDO issuer. If the collateral does not meet the eligibility criteria for eligible collateral as set forth in the transaction documents of such CDO transaction, we may not be able to acquire and sell such collateral to the CDO issuer. The inability of the collateral to meet eligibility requirements with respect to our CDOs may limit our ability to execute our business strategy.

Our future investment grade CDOs will be collateralized with real estate securities that are similar to those collateralizing our four existing investment grade CDO issuances, and any adverse market trends that affect these types of real estate securities are likely to adversely affect our CDOs in general.

Our existing investment grade CDO issuances are collateralized by fixed and floating rate CMBS, REIT debt and real estate CDOs, and we expect that our future issuances will be backed by similar securities. Any adverse market trends that affect the value of these types of securities will adversely impact the value of our interests in our CDOs. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of CMBS issued in a particular year, or changes in federal income tax laws that could affect the performance of debt issued by REITs.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets, which may adversely impact our returns on non-dollar denominated investments.

We may purchase CMBS denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound and the euro. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. We may hedge our foreign currency risk, subject to the REIT income qualification tests. However, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

We may make investments in assets with lower credit quality, which will increase our risk of losses.

We may invest in unrated securities, enter into net leases with unrated tenants or participate in unrated or distressed mortgage loans. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality investments and securities because the ability of obligors of net leases and mortgages, including mortgages underlying mortgage-backed securities, to make rent or principal and interest payments may be impaired. If this were to occur, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these investments and securities. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments.

We have no established investment criteria limiting the geographic concentration of our investments in real estate debt, real estate securities or net lease properties. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Certain loans and securities in which we invest may be secured by a single property or properties in one geographic location. We hold fee or leasehold interests in a portfolio of retail and commercial properties located in New York City. We also own a portfolio of three net leased commercial properties in Chatsworth, California. Net lease properties that we may acquire may also be located in New York City or may otherwise be located in a geographic cluster. These current and future investments carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Our rights to the collateral underlying securities in which we invest may be unenforceable.

Loans underlying the securities in which we invest are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to material assets or groups of assets serving as collateral for the securities in which we invest, we could be adversely affected.

Interest rate fluctuations may reduce the spread we earn on our interest-earning investments and may reduce our net income.

Market risk is the exposure to loss resulting from changes in interest rates and equity prices. Although we seek to finance our assets on a match-funded basis and mitigate the risk associated with future interest rate volatility, we are subject to credit risk and interest rate risk with respect to our investments in real estate debt and real estate securities. The primary market risk that we are exposed to is interest rate risk. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our interest rate risk sensitive assets, liabilities and related derivative positions are generally held for non-trading purposes. As of September 30, 2005, a hypothetical 100 basis point increase in interest rates applied to our variable rate assets would increase our annual interest income by approximately $5,810,000, offset by an increase in our interest expense of approximately $5,294,000 on our variable rate liabilities. Similarly, a hypothetical 100 basis point decrease in interest rates would decrease our annual interest income by the same net amount.

Our investments in real estate securities, mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans are subject to changes in credit spreads and if spreads widen, the value of our loan and securities portfolios would decline.

Our investments in real estate securities are subject to changes in credit spreads. The value of these securities is dependent upon the yield demanded on these securities by the market based on the underlying credit. Excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these real estate securities, resulting in the use of a higher, or "wider," spread over the benchmark rate to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Such changes in the market value of our portfolio may adversely affect our net equity or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

The value of our investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans are also subject to changes in credit spreads. The majority of the loans we invest in are floating rate loans valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate. Any credit or spread losses incurred with respect to our loan portfolio would affect us in the same way as similar losses on our real estate securities portfolio as described above.

Our hedging transactions may limit our gains or result in losses.

To limit the effects of changes in interest rates on our operations, we may employ hedging strategies, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts as well as engaging in short sales of securities or of future contracts. The use of these types of derivatives to hedge our assets and liabilities carries certain risks, including the risks that:

•	losses on a hedge position will reduce the cash available for distribution to stockholders;

•	losses may exceed the amount invested in such instruments;

•	a hedge may not perform its intended use of offsetting losses on an investment;

•	the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position; and

•	the counterparties with which we trade may experience business failures, which would most likely result in a default. Default by such counterparty may result in the loss of unrealized profits, which were expected to offset losses on our assets. Such defaults may also result in a loss of income on swaps or caps, which income was expected to be available to cover our debt service payments.

Our board of directors adopted a general policy with respect to the use of derivatives which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures. Our results of operations may be adversely affected during any period as a result of the use of derivatives. If we anticipate that the income from any such hedging transaction will not be qualifying income for REIT income test purposes, we may conduct some or all of our hedging activities through a to-be-formed corporate subsidiary that is fully subject to federal corporate income taxation.

Prepayment rates can increase, adversely affecting yields on our investments.

The value of our assets may be affected by prepayment rates on mortgage loans underlying the securities in which we intend to invest. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Investments in net lease properties may generate losses.

The value of our investments and the income from our investments in net lease properties may be significantly adversely affected by a number of factors, including:

•	national, state and local economic climates;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

•	the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	the ability to collect on a timely basis all rent from tenants;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of re-leasing space;

•	changes in interest rates and in the availability, cost and terms of mortgage funding;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	cost of compliance with the American with Disabilities Act of 1990, or ADA;

•	adverse changes in governmental rules and fiscal policies;

•	civil unrest;

•	acts of nature, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses);

•	acts of terrorism or war;

•	adverse changes in zoning laws; and

•	other factors which are beyond our control.

We may not be able to relet or renew leases at the properties held by us on terms favorable to us.

We are subject to the risks that upon expiration of leases for space located at our properties the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by a property. If we are unable to relet or renew leases for all or substantially all of the space at these properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if our reserves for these purposes prove inadequate, we may be required to reduce or eliminate distributions to our stockholders.

We are subject to significant credit risk from a tenant of certain properties in the New York property portfolio, and if this tenant experiences financial difficulties or defaults on or terminates its leases with us, our revenues from this portfolio would significantly decline.

Approximately 7% and 29% of our total revenue and non-operating income for the nine months ended September 30, 2005 and for the period October 29, 2004 through December 31, 2004, respectively, was derived from leases with the Riese Organization's National Restaurants Management Inc. and their affiliates, or NRMI, excluding revenues from 729 Seventh Avenue, which we sold on June 30, 2005. The remaining leases with NRMI comprise approximately 20% of the leased and subleased square footage of the New York property portfolio at September 30, 2005. If NRMI suffers a significant decline in its revenues, declares bankruptcy or its financial condition or results of operations is otherwise adversely impacted, it may default on or terminate its leases with us, which would reduce our revenues until we are able to find replacement tenants.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our net lease property portfolio.

Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by a property. If this were to occur, it could adversely affect our results of operations.

Environmental compliance costs and liabilities associated with our properties or our real estate related investments may materially impair the value of our investments.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. We may experience environmental liability arising from conditions not known to us.

We may invest in real estate, or mortgage loans secured by real estate, with environmental problems that materially impair the value of the real estate. There are substantial risks associated with such an investment. We have only limited experience in investing in real estate with environmental liabilities.

Our insurance on our real estate may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in both loss of cash flow from and the asset value of the affected property.

As a result of the events of September 11, 2001, insurance companies are limiting and charging significant premiums to cover acts of terrorism in insurance policies. As a result, although we, our tenants or our borrowers generally carry terrorism insurance, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans which are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to the replacement cost of the properties, which may increase the cost of obtaining the required insurance.

We may change our investment strategy without stockholder consent and make riskier investments.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

Our portfolio is leveraged, which may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage our portfolio through borrowings, generally through the use of bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CDOs, and other borrowings. The type and percentage of leverage varies depending on our ability to obtain credit facilities and the lender's estimate of the stability of the portfolio's cash flow. However, we do not restrict the amount of indebtedness that we may incur. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Moreover, we may have to incur more recourse indebtedness.

The repurchase agreements and bank credit facilities that we use to finance our investments may require us to provide additional collateral.

We use bank credit facilities, including repurchase agreements, to finance some of our investments, primarily on an interim basis. If the market value of the loans pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. We may not have the funds available to pay down our debt, which could result in defaults. Posting additional collateral to support our credit facilities will reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, increase interest rates and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and solvency.

Further, our credit facility providers require us to maintain a certain amount of cash uninvested or set aside unlevered assets sufficient to maintain a specified liquidity position in order to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Lenders may require us to enter into restrictive covenants relating to our operations.

When we obtain financing, lenders impose restrictions on us that affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts, any of which may limit our operating flexibility.

The use of CDO financings with coverage tests may have a negative impact on our operating results and cash flows.

We have purchased, and expect to purchase in the future, subordinate classes of bonds in our CDO financings. The terms of the CDO securities issued by us include and will include coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not satisfied, interest and principal that would otherwise be payable on the subordinate classes may be re-directed to pay principal on the senior bond classes. Therefore, our failure to satisfy the coverage tests could adversely affect our operating results and cash flows.

Certain coverage tests (based on delinquency levels or other criteria) may also restrict our ability to receive net income from assets pledged to secure the CDOs. We cannot assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on any future CDOs, the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDOs will increase.

Our due diligence may not reveal all of a borrower's liabilities and may not reveal other weaknesses in its business.

Before making a loan to a borrower, we assess the strength and skills of such entity's management and other factors that we believe are material to the performance of the investment. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

Credit ratings assigned to our investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to our investments will not be downgraded.

Some of our investments are rated by Moody's Investors Service, Fitch Ratings or Standard & Poor's, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our investments in the future, the value of these investments could significantly decline, which may have an adverse affect on our financial condition.

Risks Related to Our Company

Our internal controls over financial reporting were found to have significant deficiencies.

Our management identified certain deficiencies in our predecessor's internal controls over financial reporting during the course of its review in December 2004 of the financial statements of our predecessor that were to be included in our Form 10-Q for the quarter ended September 30, 2004. Based upon further investigation, we discovered certain errors in the accounting for transactions entered into during June 2004 and the third quarter of 2004 in connection with CDO II and in the reporting of allocated general and administrative expenses. These errors required us to adjust our predecessor's financial statements for the six months ended June 30, 2004, as described in note 2 to the financial statements included in our Form 10-Q for the quarter ended September 30, 2004, and to make certain adjustments to our predecessor's financial statements for the three and nine months ended September 30, 2004. The deficiencies identified by our management in December 2004 included (1) the communication between business unit personnel and financial reporting personnel with respect to the accounting for certain transactions associated with our predecessor's CDO investments and other company activity, (2) the level of training of accounting and financial reporting personnel, and (3) the level of detailed, quality control review of our predecessor's financial statements. Taken together, management concluded that these deficiencies rose to the level of a material weakness in our predecessor's internal controls over financial reporting for the three months ended September 30, 2004.

In December 2004, our prior independent registered public accounting firm, Ernst & Young LLP, advised our management and audit committee that it considered our internal controls over financial reporting to have the significant deficiencies identified by management in December 2004 which, considered in combination, constituted a material weakness in our internal controls. The term "material weakness" refers to an organization's internal control deficiency in which the design or operation of a component of internal control does not reduce to a relatively low level the risk that a material misstatement may be contained in the organization's financial statements. In March 2005, Ernst & Young LLP advised our management and audit committee that such significant deficiencies in our internal controls over financial reporting continued to exist.

Since December 2004, we have had to expend significant financial resources, and our management has had to spend significant time, in order to take a series of measures designed to remedy these significant deficiencies. We may continue to expend significant financial resources and time in order to improve our internal controls over financial reporting. As a result of the material weakness identified above and the timing of the implementation of the corrective actions, our chief executive officer and chief financial officer have concluded that our disclosure controls and procedures at September 30, 2005 were not effective to ensure that financial information related to such items was recorded, processed, summarized and reported accurately within the time periods specified in the SEC's rules and forms. However, based upon their knowledge, which includes a review of the financial statements included in this prospectus, our chief executive officer and chief financial officer believe that the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of us and our predecessor as of and for the periods presented in this prospectus.

Additionally, Grant Thornton LLP, our current independent registered public accounting firm, has not yet conducted an examination of our internal controls over financial reporting and they will not do so until they audit our financial statements for the year ending December 31, 2005 during the first quarter of 2006. Any failure to implement and maintain the improvements in our internal controls, or difficulties encountered in the implementation of these improvements in our internal controls, may adversely affect our ability to provide timely and reliable financial information and therefore may also cause investors to lose confidence in our reported financial information which could have an adverse affect on the price of our common stock.

We cannot assure you that there will not be any other material weaknesses in our internal control over financial reporting in the future.

Our ability to operate our business successfully would be harmed if key personnel with long-standing business relationships terminate their employment with us.

Our future success depends, to a significant extent, upon the continued services of our key personnel, including Messrs. Hamamoto, Wasterlain and Chertok, our chief executive officer, chief investment officer and chief financial officer, respectively. In particular, the extent and nature of the experience of our senior executive officers and nature of the relationships they have developed with real estate developers and financial institutions are critical to the success of our business. Our three senior executives have significant real estate investment experience. We cannot assure you of their continued employment with us. The loss of services of one or more of our senior executive officers could harm our business and our prospects.

In connection with the IPO, our board of directors has adopted the NorthStar Realty Finance Corp. Long-Term Incentive Bonus Plan, which we refer to as the incentive bonus plan, in order to retain and incentivize officers and certain key employees of us, co-employees of us and NorthStar Capital. At September 30, 2005, based on the facts and information then available and assumptions regarding the returns on our investments at September 30, 2005, our management does not estimate that we will meet the hurdle of 12.5% return on invested capital during two one-year performance periods beginning October 1, 2005 and 2006 under the incentive bonus plan, and therefore, at September 30, 2005, we did not expect to issue any awards under the incentive bonus plan. If we do not meet the return hurdles that our compensation committee established under the incentive bonus plan for the two-year period beginning October 1, 2005, we will not grant any awards under this plan to members of our management or other of our employees or employees of NorthStar Capital who provide services to us. As a result, we may be unable to motivate and retain our management and these other employees. Our inability to motivate and retain these individuals could also harm our business and our prospects. Additionally, competition for experienced real estate professionals could require us to pay higher wages and provide additional benefits to attract qualified employees, which could result in higher compensation expenses to us.

Achieving the 12.5% hurdle under our incentive bonus plan could have a material impact on our reported financial results.

Although our management does not believe that, at September 30, 2005, based on the facts and information then available and assumptions regarding the returns on our investments at September 30, 2005, we will meet the hurdle of 12.5% return on invested capital under the incentive bonus plan, if in the future we meet any of these hurdles, we will be required to take a charge to equity based compensation that would have a material impact on our reported financial results, which may cause the market price of shares of our common stock to decline.

We may not be able to renew our office sublease expiring in June 2006 or renew our sublease on comparable terms, which could have an adverse impact on our financial condition, results of operations and business.

Our primary office space, which we have subleased from NorthStar Capital, is set to expire in June 2006. Given the highly competitive leasing market and price appreciation in New York City since the commencement of the original lease, following June 2006 we will not likely be able to lease this office space on terms comparable to our existing terms, if at all. Paying more for this existing office space or relocating our business to a new office space could have an adverse impact on our financial condition and results of operations and could have the effect of diverting our resources away from the focus of our core businesses.

Our financial condition and results of operations depend on our ability to manage future growth effectively.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on our ability to identify and invest in subordinated and senior real estate debt, real estate securities and net lease properties that meet our investment criteria. Accomplishing this result on a cost-effective basis is largely a function of our structuring of the investment process and our access to financing on acceptable terms. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our management has limited experience operating a publicly-owned REIT.

We commenced operations upon consummation of our IPO in October 2004. Our management has limited experience operating a publicly-owned REIT. Given our recent IPO, you will be limited in fully evaluating our management's public company and REIT operational abilities.

We are subject to potential conflicts of interest in our relationship with our management relating to the time such individuals may devote to other matters for NorthStar Capital, and with NorthStar Capital, and our conflict of interest policies may not successfully eliminate the influence of such conflicts.

Messrs. Scheetz and Hamamoto, the chairman of our board of directors and our chief executive officer, respectively, also serve as co-chief executive officers of NorthStar Capital. Mr. McCready, general counsel and secretary, also serves as a director of and the president and chief operating officer of NorthStar Capital. Mr. Hamamoto devotes not less than the majority of his time and efforts to managing our affairs. However, he also devotes such time as is necessary to the management of NorthStar Capital's business operations, and he may engage in other business ventures. There may be times when NorthStar Capital is engaged in a particular transaction or development that requires additional time and effort on the part of Mr. Hamamoto. As a result, Mr. Hamamoto may be subject to conflicts in prioritizing his time and efforts. Mr. Scheetz devotes the majority of his time and efforts to the management of NorthStar Capital. While Mr. McCready continues to devote a significant amount of his time to the business of NorthStar Capital, he devotes the majority of his time and efforts to our business affairs.

In the future, we may enter into additional transactions with NorthStar Capital with the approval of the independent members of our board. We may not negotiate with NorthStar Capital terms that are as favorable to us as if such transactions were with independent third parties. Although Maryland law addresses certain conflicts of interest situations and our board has adopted certain policies relating to conflicts of interest requiring, among other things, that all transactions in which directors or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested directors, our policies or Maryland law requirements may not be successful in eliminating the influence of such conflicts.

Assuming redemption of all operating partnership units beneficially owned by Northstar Capital for shares of our common stock, NorthStar Capital would beneficially own approximately 13.4% of our common stock and may be able to significantly influence matters submitted to a vote of our stockholders.

Assuming redemption of all operating partnership units beneficially owned by NorthStar Capital for shares of our common stock, NorthStar Capital would beneficially own approximately 13.4% of our outstanding common stock. If NorthStar Capital causes the redemption of these operating partnership units and we elect to issue shares of our common stock in exchange for such units, NorthStar Capital may be able to significantly influence the election of all of the members of our board of directors and the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness and the issuance of any additional shares of common stock or other equity securities. NorthStar Capital's influence over us may not always be exerted in a manner consistent with the interests of our other stockholders.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we are a holding company that conducts its businesses through subsidiaries, this means that the securities issued by our subsidiaries that rely on the exception from the definition of "investment company" in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

A majority of our subsidiaries rely on exceptions and exemptions from the Investment Company Act. These exceptions and exemptions limit the types of assets these subsidiaries may purchase. For instance, CDO II, CDO III and CDO V rely on the exemption from the Investment Company Act provided by Rule 3a-7 thereunder, which is available for certain structured financing vehicles. This exemption limits the ability of these CDOs to sell their assets and reinvest the proceeds from asset sales. Our subsidiary that invests in net lease properties and certain other subsidiaries rely on the exception from the definition of "investment company" provided by Sections 3(c)(6) and 3(c)(5)(C) of the Investment Company Act, which except companies that primarily invest in real estate, mortgages and certain other qualifying real estate assets. These exceptions limit the ability of these entities to invest in many types of real estate related assets and their holding companies. We believe that neither our operating partnership nor the subsidiary REIT through which we hold the substantial majority of our investments are investment companies because each of them satisfy the 40% test of Section 3(a)(1)(C). We must monitor their holdings to ensure that the value of their investment securities do not exceed 40% of their respective total assets (exclusive of government securities and cash items) on an unconsolidated basis. Our subsidiaries that engage in operating businesses are not subject to the Investment Company Act.

If the combined value of the investment securities issued by our subsidiaries that rely on the exception provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Maryland takeover statutes may prevent a change of our control. This could depress our stock price.

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form previously paid by the interested stockholder for its shares.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations (a) between us and NorthStar Capital or any of its affiliates and (b) between us and any person, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements do not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions in the statute.

Our authorized but unissued common and preferred stock and other provisions of our charter and bylaws may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock and authorizes our board, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Our board could establish a series of common stock or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

Our charter and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Maryland law also allows a corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to a classified board, unless its charter prohibits such an election. Our charter contains a provision prohibiting such an election to classify our board under this provision of Maryland law. This makes the company more vulnerable to a change in control. If our stockholders voted to amend this charter provision and to classify our board of directors, the staggered terms of our directors could reduce the possibility of a tender offer or an attempt at a change in control even though a tender offer or change in control might be in the best interests of our stockholders.

Risks Related to REIT Tax Status

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock. We hold a substantial majority of our assets in a majority owned subsidiary, which we refer to as our private REIT. Our private REIT is organized to qualify as a REIT for federal income tax purposes. Our private REIT must also meet all of the REIT qualification tests under the Internal Revenue Code. If the private REIT did not qualify as a REIT, it is likely that NorthStar Realty would also not qualify as a REIT. If, for any reason, we failed to qualify as a REIT and unless we were entitled to relief under certain Internal Revenue Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify.

Complying with REIT requirements may force us to borrow funds to make distributions to stockholders or otherwise depend on external sources of capital to fund such distributions.

To qualify as a REIT, we are required to distribute at least 90% of our annual taxable income, subject to certain adjustments, to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. While we intend to make distributions sufficient to avoid imposition of the 4% tax, there can be no assurance that we will be able to do so. We anticipate that distributions generally will be taxable as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain to the extent attributable to capital gain income recognized by us, or may constitute a return of capital to the extent that such distribution exceeds our earnings and profits as determined for tax purposes.

From time to time, we may generate taxable income greater than our net income for financial reporting purposes due to, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, if a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financing, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital will depend upon a number of factors, including the market's perception of our growth potential and our current and potential future earnings and cash distributions and the market price of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through taxable subsidiary corporations.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.

We must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities and qualified real estate assets), and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate or forego otherwise attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded from gross income for purposes of calculating the REIT 95% gross income test if specified requirements are met, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Liquidation of collateral may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage and preferred equity investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. Legislation enacted in 2003 generally reduced the federal income tax rate on most dividends paid by corporations to individual investors to a maximum of 15%. REIT dividends, with limited exceptions, do not benefit from the rate reduction, because a REIT's income is generally not subject to corporate level tax. As such, this legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than shares in REITs and could have an adverse effect on the value of our common stock.

The stock ownership restrictions of the Internal Revenue Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our stock and restrict our business combination opportunities.

To qualify as a REIT, five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, may not own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Internal Revenue Code determine if any individual or entity actually or constructively owns our stock under this requirement. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person, including entities, may own more than 9.8% of the value of our outstanding shares of stock or more than 9.8% in value or number (whichever is more restrictive) of our outstanding shares of common stock. The board may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. Despite these restrictions, it is possible that there will be five or fewer individuals who own more than 50% in value of our outstanding shares, which could cause us to fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our current and future securitizations could be considered to result in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities that are not subject to tax on unrelated business income, although Treasury regulations have not yet been drafted to clarify the law, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, all of our investors and not just our investors who are "disqualified organizations" will bear a portion of the cost associated with the imposition of such tax on us. See "Federal Income Tax Considerations—Taxation of NorthStar Realty—Taxable Mortgage Pools" and "Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders." Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Risks Related to this Offering

The market price for our common stock after this offering may be lower than the offering price, and our stock price may be volatile.

The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold by the underwriters. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our operating results.

We may not be able to make distributions in the future.

Our ability to generate income and to make distributions may be adversely affected by the risks described in this prospectus. All distributions will be made at the discretion of our board of directors, subject to applicable law, and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future.

Future sales of shares of our common stock may depress the price of our shares.

Upon consummation of this offering, all shares sold in this offering will be freely tradable without restriction, unless the shares are owned by one of our affiliates. Beginning on October 29, 2005, the 4,705,915 operating partnership units issued in exchange for the contribution of the inital investments on October 29, 2004, including 3,608,515 operating partnership units beneficially owned by NorthStar Capital, may be redeemed by the holder thereof for cash or, at our election, an equivalent number of shares of our common stock. We have agreed to file a shelf registration statement for the shares that may be issued upon redemption of these 4,705,915 operating partnership units within 60 days after the date that we become eligible to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act. If NorthStar Capital chooses to redeem its operating partnership units and we elect to issue shares of our common stock in lieu of cash and NorthStar Capital subsequently distributes these shares to its stockholders, these shares (other than shares distributed to our affiliates) would be freely tradable upon distribution if, among other things, the distribution to NorthStar Capital's stockholders is made pro rata for no consideration.

NorthStar Capital and each of our executive officers and directors has agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by them, including any interests in our operating partnership, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC. We have also agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission, or the SEC, subject to certain exceptions. However, Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements. See "Shares Eligible for Future Sale — Lock-up Agreements." Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Preferred stock that we may issue could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plans), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our financial condition, operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus. The factors set forth in "Risk Factors" and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. For a discussion of our critical accounting policies see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies."

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 8,000,000 shares of common stock in this offering will be approximately $68.6 million (assuming an offering price of $9.15 per share, the closing price of our common stock on November 21, 2005, or approximately $79.0 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of the offering:

•	to acquire investments relating to our three primary lines of business;

•	to repay $50.0 million of indebtedness under our master repurchase agreement with Wachovia Bank, National Association, which as of September 30, 2005 had a weighted average interest rate of 5.75% and has an initial maturity date of July 12, 2008; and

•	for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND PAYMENTS

Our common stock has been listed on the New York Stock Exchange under the symbol "NRF" since our IPO in October 2004. The following table sets forth the high, low and last sales prices for our common stock, as reported on the New York Stock Exchange, and dividends for the periods indicated.

Period	High	Low	Close	Dividends
October 26, 2004 to December 31, 2004	$11.50	$8.65	$11.45	N/A
January 1, 2005 to March 31, 2005	$11.45	$9.34	$9.68	$0.15	(1)
April 1, 2005 to June 30, 2005	$10.90	$9.58	$10.34	$0.15	(2)
July 1, 2005 to September 30, 2005	$10.79	$9.31	$9.39	$0.23	(3)

(1)	On April 21, 2005, we declared a dividend of $0.15 per share of common stock, payable with respect to the quarter ended March 31, 2005, to stockholders of record as of May 2, 2005. We made this payment on May 16, 2005.

(2)	On July 28, 2005, we declared a dividend of $0.15 per share of common stock, payable with respect to the quarter ended June 30, 2005, to stockholders of record as of August 8, 2005. We made this payment on August 15, 2005.

(3)	On October 6, 2005, we declared a dividend of $0.23 per share of common stock, payable with respect to the quarter ended September 30, 2005, to stockholders of record as of October 14, 2005. We made this payment on October 21, 2005.

On November 21, 2005, the closing sale price for our common stock, as reported on the NYSE, was $9.15. As of such date, there were 13 record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

DISTRIBUTION POLICY

To maintain our qualification as a REIT, we intend to make regular quarterly distributions to the holders of our common stock. In order for corporate income tax not to apply to the earnings that we distribute, we must distribute to our stockholders an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus

•	90% of the excess of our net income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less

•	any excess non-cash income (as determined under the Internal Revenue Code).

We anticipate, based on historical results, that the primary differences between reported income and REIT taxable income will be timing differences with respect to the recognition of:

•	straight-line rent, which affects reported income but may not affect REIT taxable income in the same manner;

•	amortization of the cost of interest rate cap agreements, which affects REIT taxable income but not reported income until the underlying debt is settled; and

•	the recognition of certain items of income and expenses (including depreciation) which are accounted for under different methodologies.

The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code. Moreover, in order to qualify as a REIT, our private REIT will distribute at least 90% of its REIT taxable income to our operating partnership. The distributions to our operating partnership by our private REIT in excess of 90% of its REIT taxable income are discretionary. However, we intend to cause our private REIT to make distributions of such amounts in order that we are able to meet the requirement that we distribute at least 90% of our REIT taxable income, and accordingly we may cause our private REIT to distribute in excess of 90% of its REIT taxable income.

Subject to the distribution requirements referred to above, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors, subject to applicable law. Distributions will be made in cash to the extent that cash is available for distribution. If cash otherwise available for distribution is insufficient, we may be required to borrow funds or sell assets in order to meet REIT distribution requirements.

We anticipate that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain to the extent attributable to capital gain income recognized by us, or may constitute a return of capital to the extent that such distribution exceeds our earnings and profits as determined for tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Considerations—Taxation of NorthStar Realty" and "—Taxation of Stockholders."

CAPITALIZATION

We estimate that the net proceeds to us from the sale of 8,000,000 shares of common stock will be approximately $68.6 million (assuming an offering price of $9.15 per share, the closing price of our common stock on November 21, 2005), after deducting underwriting discounts and estimated offering expenses.

The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of 8,000,000 shares of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, and the use of the proceeds as described under "Use of Proceeds."

You should read the table below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2005
	(unaudited)
	Actual	As Adjusted
Debt	$767,526,000	$717,526,000
Minority interest	38,462,000	38,462,000
Stockholders' equity:
Preferred stock, $0.01 par value per share: 250,000,000 shares authorized; no shares issued and outstanding on an actual and as adjusted basis	—	—
Common stock, $0.01 par value per share: 500,000,000 shares authorized; 21,264,930 shares issued and outstanding (actual) and 29,264,930 shares issued and outstanding (as adjusted)	213,000	293,000
Additional paid-in capital	139,565,000	208,121,000
Retained earnings	13,055,000	13,055,000
Accumulated other comprehensive income	5,222,000	5,222,000
Total stockholders' equity	158,055,000	226,691,000
Total capitalization	$964,043,000	$982,679,000

SELECTED HISTORICAL CONSOLIDATED
AND COMBINED FINANCIAL INFORMATION

The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the our consolidated financial statements and the combined financial statements of our predecessor and the respective related notes, each included elsewhere in this prospectus.

Our predecessor is an aggregation, on a combined and uncombined basis, of the entities through which NorthStar Capital owned and operated its subordinate real estate debt, real estate securities and net lease properties businesses and was not a separate legal operating entity. The ultimate owners of these entities were NorthStar Capital and certain others who had minority ownership interests in these entities. NorthStar Partnership, the operating partnership of NorthStar Capital, was the managing member with day-to-day operational responsibility of the entities controlled by NorthStar Capital that are combined in our predecessor's historical financial statements. Where our predecessor had a non-controlling interest in any of the entities that comprised our predecessor, such entities are presented as part of our predecessor on an uncombined basis. The selected combined historical financial information presented for the period January 1, 2004 to October 28, 2004 and for the years ended December 31, 2003, 2002, 2001 and 2000 and for the nine months ended September 30, 2004 relates to the operations of our predecessor. The selected combined historical financial information presented for the nine months ended September 30, 2004 has been derived from the unaudited combined statements of operations of our predecessor included in this prospectus. The selected combined historical financial information presented for the years ended December 31, 2003, 2002 and 2001 has been derived from the audited combined statements of operations of our predecessor included in this prospectus. The selected historical consolidated information presented for the period October 29, 2004 to December 31, 2004 relates to our operations and has been derived from our audited consolidated statement of operations included in this prospectus. The selected historical consolidated information presented for the nine months ended September 30, 2005 has been derived from our unaudited consolidated statement of operations included in this prospectus. Our results of operations for any interim period presented herein may not be indicative of our operating results for the full year ending December 31, 2005 or any prior year's results.

Our consolidated financial statements include our majority-owned subsidiaries which we control. Where we have a non-controlling interest, such entity is reflected on an unconsolidated basis.

	The Company (consolidated) Three Months Ended September 30, 2005	The Predecessor (combined) Three Months Ended September 30, 2004	The Company (consolidated) Nine Months Ended September 30, 2005	The Predecessor (combined) Nine Months Ended September 30, 2004	The Company (consolidated) Period October 29, 2004 to December 31, 2004	The Predecessor (combined)
						Period January 1, 2004 to October 28, 2004	Year ended December 31,
							2003	2002	2001	2000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)						(Unaudited)
Statements of Operations Data:
Revenues:
Rental and escalation income	$2,983,000	$—	$7,857,000	$—	$783,000	$—	$—	$—	$—	$—
Advisory and management fee income	21,000	57,000	92,000	165,000	38,000	185,000	64,000	—	—	—
Advisory and management fee income – related parties	1,162,000	952,000	3,233,000	2,134,000	665,000	2,437,000	1,026,000	8,000	—	—
Interest income	11,657,000	22,000	26,770,000	22,000	4,717,000	1,859,000	502,000	—	—	—
Interest income — related parties	1,824,000	906,000	5,128,000	1,469,000	—	—	—	—	—	—
Other	2,000	—	7,000	—	—	—	—	—	—	—
Total revenues	17,649,000	1,937,000	43,087,000	3,790,000	6,203,000	4,481,000	1,592,000	8,000	—	—
Expenses:
Real estate properties – operating expenses	586,000	—	1,722,000	—	251,000	—	—	—	—	—
Interest expense	8,812,000	201,000	21,126,000	201,000	3,352,000	285,000	—	—	—	—
Management fees – related party	24,000	—	67,000	—	128,000	—	—	—	—	—
General and administrative:
Direct:
Salaries and other compensation	1,395,000	238,000	3,934,000	838,000	797,000	953,000	1,289,000	206,000	—	—
Shared services – related party	344,000	—	1,030,000	—	231,000	—	—	—	—	—
Equity based compensation	740,000	—	2,499,000	—	2,991,000	—	—	—	—	—
Insurance	257,000	—	687,000	—	148,000	—	—	—	—	—
Accounting and auditing fees	133,000	—	1,362,000	—	535,000	—	—	—	—	—
Formation and organization costs	—	—	—	—	517,000	—	—	—	—	—
Other general and administrative	735,000	46,000	2,665,000	147,000	633,000	181,000	203,000	27,000	—	—
Allocated:
Salaries and other compensation	—	1,520,000	—	2,764,000	—	3,060,000	2,146,000	806,000	187,000	96,000
Insurance	—	90,000	—	285,000	—	318,000	252,000	10,000	5,000	3,000
Other general and administrative	—	323,000	—	845,000	—	925,000	1,098,000	135,000	45,000	85,000
Total general and administrative	3,604,000	2,217,000	12,177,000	4,879,000	5,852,000	5,437,000	4,988,000	1,184,000	237,000	184,000
Depreciation and amortization	1,080,000	—	2,833,000	—	272,000	—	—	—	—	—
Total expenses	14,106,000	2,418,000	37,925,000	5,080,000	9,855,000	5,722,000	4,988,000	1,184,000	237,000	184,000
Income (loss) from operations	3,543,000	(481,000)	5,162,000	(1,290,000)	(3,652,000)	(1,241,000)	(3,396,000)	(1,176,000)	(237,000)	(184,000)
Equity in earnings (loss) of unconsolidated/uncombined ventures	61,000	487,000	167,000	1,351,000	83,000	1,520,000	2,048,000	1,369,000	1,146,000	(198,000)
Other gains and losses:
Unrealized gain (loss) on investments and other	414,000	(292,000)	963,000	425,000	200,000	279,000	1,219,000	—	—	—
Realized gain (loss) on investments and other	1,661,000	636,000	2,162,000	636,000	293,000	636,000	1,866,000	—	—	—
Net income (loss) before minority interest	5,679,000	350,000	8,454,000	1,122,000	(3,076,000)	1,194,000	1,737,000	193,000	909,000	(382,000)
Minority interest	(1,171,000)	—	(1,743,000)	—	(632,000)	—	—	—	—	—
Net income (loss) from continuing operations	$4,508,000	$350,000	$6,711,000	$1,122,000	$(2,444,000)	$1,194,000	$1,737,000	$193,000	$909,000	$(382,000)
Income from discontinued operations, net of minority interest	108,000	—	153,000	—	5,000	—	—	—	—	—
Gain on sale of discontinued operations, net of minority interest	—	—	8,630,000	—	—	—	—	—	—	—
Net income (loss)	$4,616,000	$350,000	$15,494,000	$1,122,000	$(2,439,000)	$1,194,000	$1,737,000	$193,000	$909,000	$(382,000)
Net income (loss) per share from continuing operations	$0.21	—	$0.32	—	$(0.12)
Income (loss) per share from discontinued operations	0.01	—	0.01	—	—
Gain per share on sale of discontinued operations	—	—	0.41	—	—
Net income (loss) per share available to common shareholders	$0.22	—	$0.74	—	$(0.12)
Weighted average number of shares of common stock outstanding:
Basic	21,264,930	—	21,255,190	—	20,868,865
Diluted	26,790,161	—	26,774,300	—	— (1)

	The Company (consolidated)		The Predecessor (combined)
	September 30, 2005	December 31, 2004	December 31,
			2003	2002	2001	2000
	(Unaudited)					(Unaudited)
Selected Balance Sheet Data (at period end):
Operating real estate – net	$138,504,000	$43,544,000	$—	$—	$—	$—
Debt securities available for sale	179,933,000	37,692,000	9,187,000	—	—	—
Debt securities held for trading	33,022,000	826,611,000	—	—	—	—
Real estate debt investments	524,716,000	70,841,000	—	—	—	—
Investments in and advances to unconsolidated/uncombined ventures	4,232,000	5,363,000	15,537,000	12,650,000	16,883,000	15,702,000
Total assets	1,001,925,000	1,078,350,000	32,815,000	25,545,000	16,883,000	15,702,000
Mortgage notes and loans payable	137,400,000	40,557,000	—	—	—	—
Liability to subsidiary trusts issuing preferred securities	67,020,000	—	—	—	—	—
CDO bonds payable	300,000,000	—	—	—	—	—
Credit Facilities	204,804,000	27,821,000	—	—	—	—
Repurchase obligations	58,302,000	800,418,000	—	—	—	—
Total liabilities	805,408,000	902,594,000	322,000	241,000	—	—
Minority interest	38,462,000	32,447,000	—	—	—	—
Stockholders' and Owners' equity	158,055,000	143,309,000	32,493,000	25,304,000	16,883,000	15,702,000
Total liabilities and stockholders'/owners' equity	$1,001,925,000	$1,078,350,000	$32,815,000	$25,545,000	$16,883,000	$15,702,000

	The Company (consolidated)		The Predecessor (combined)
	Nine Months Ended September 30, 2005	Period October 29, 2004 to December 31, 2004	Nine Months Ended September 30, 2004		Year ended December 31,
				Period January 1, 2004 to October 28, 2004	2003	2002	2001	2000
	(Unaudited)		(Unaudited)					(Unaudited)
Other Data:
Cash Flow from:
Operating activities from continuing operations	$807,021,000	$(828,783,000)	$2,368,000	$2,440,000	$1,289,000	$—	$—	$—
Investing activities	(712,595,000)	(108,032,000)	(19,944,000)	(19,197,000)	(9,830,000)	595,000	(35,000)	(500,000)
Financing activities	(121,635,000)	981,923,000	18,627,000	18,369,000	9,554,000	(595,000)	35,000	500,000

(1)	For the period of October 29, 2004 through December 31, 2004, we did not present the weighted average number of shares of common stock outstanding on a diluted basis because there was a net loss available to common shareholders for the period and the effect would have been anti-dilutive.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our and our predecessor's financial statements and notes thereto included in this report.

Organization and Overview

We are an internally-managed REIT that was formed in October 2003 to continue and expand the real estate debt, real estate securities and net lease businesses of NorthStar Capital. Upon the consummation of our IPO, three subsidiaries of NorthStar Capital contributed 100% of their respective interests in entities through which NorthStar Capital engaged in these businesses in exchange for units of limited partnership interest in our operating partnership and approximately $36.1 million. Our management team consists primarily of the same individuals who managed these businesses for NorthStar Capital.

We commenced operations upon the consummation of our IPO. We conduct substantially all of our operations and make our investments through our operating partnership, of which we are the sole general partner. Through our operating partnership, we:

•	acquire, originate and structure senior and subordinate debt investments secured primarily by income-producing commercial and multifamily properties;

•	invest in commercial real estate debt securities, including CMBS, REIT unsecured debt and credit tenant loans; and

•	acquire properties that are primarily net leased to corporate tenants.

We believe that these businesses are complementary due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitization to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments, primarily by issuing CDOs. We allocate capital to these businesses in such a way as to diversify our credit risk and to optimize our returns.

Basis of Presentation

Set forth below is a discussion of the financial condition and results of operations of our predecessor for 2002 and 2003, the three and nine months ended September 30, 2004, and the period January 1, 2004 through October 28, 2004 and of NorthStar Realty Finance Corp. for the period from the commencement of our operations on October 29, 2004 to December 31, 2004 and for the three and nine months ended September 30, 2005.

Our predecessor is an aggregation, on a combined and uncombined basis, of the entities through which NorthStar Capital owned and operated its subordinate real estate debt, real estate securities and net lease properties businesses and was not a separate legal operating entity. The ultimate owners of these entities were NorthStar Capital and their minority owners. NorthStar Partnership, the operating partnership of NorthStar Capital, was the managing member with day-to-day operational responsibility of the entities controlled by NorthStar Capital that are combined in our predecessor's historical financial statements. Where our predecessor had a non-controlling interest in any of the entities that comprised our predecessor, such entities are presented as part of our predecessor on an uncombined basis. Because the discussion of the financial condition and results of operations for 2002 and 2003, the three and nine months ended September 30, 2004 and the period January 1, 2004 through October 28, 2004, which set forth below, relates to the entities comprising our predecessor, it reflects the historical financing and operational strategies of these entities.

Although the entities comprising our predecessor operated as separate businesses of NorthStar Capital, these businesses utilized certain of NorthStar Capital's employees, insurance and administrative services. General and administrative expenses incurred by NorthStar Capital on behalf of all of its business units which include salaries and benefits, rent, furniture, equipment, travel and entertainment, accounting, legal services and other expenses were allocated to our predecessor by NorthStar Capital's identification of specific expense items, where practical, and otherwise by an estimation of the level of effort devoted by certain of NorthStar Capital's employees. In the opinion of management, the methods used to allocate general and administrative expenses and other costs were reasonable.

Upon the closing of our IPO in October 2004, certain subsidiaries of NorthStar Capital contributed their interests in NorthStar Capital's subordinate real estate debt, real estate securities and net lease businesses, which we refer to as the initial investments, to our operating partnership, NorthStar Realty Finance Limited Partnership, pursuant to several contribution agreements. Upon the contribution of the initial investments to our operating partnership, these businesses became fully integrated and therefore we present our financial statements on a consolidated basis for all periods thereafter. Simultaneously with this contribution, we entered into a shared facilities and services agreement with NorthStar Capital, pursuant to which certain general and administrative services required to run these businesses were provided by NorthStar Capital for a period of one year in exchange for an annual fee of $1.57 million.

Since our IPO, we have hired additional accounting, legal and administrative personnel and have obtained separate office space sufficient to temporarily accommodate most of our business operations. Accordingly, following the initial one-year term of the shared facilities and services agreement, which expired on October 29, 2005, we terminated the agreement and entered into a more limited sublease agreement with NorthStar Capital. Under the new sublease, we will rent on a month-to-month basis the NorthStar Capital office space currently used by our accounting, legal and administrative personnel (currently 7 people). The sublease rent is calculated as a per person monthly charge, based on a "turn key" office arrangement (computer, network, telephone and furniture supplied) for each person utilizing the NorthStar Capital facilities. We may increase or decrease the number of people needing such accommodations, and we expect that the sublease rental payment would increase or decrease accordingly. The sublease agreement has been approved by a majority of the independent board members of both our board of directors and the board of directors of NorthStar Capital.

Sources of Operating Revenues

Historically, our predecessor primarily derived operating revenues from earnings of uncombined ventures which consisted of our predecessor's proportionate share of the net income from the rental operations of the New York property portfolio and from real estate debt investments. In more recent periods, our predecessor also derived operating revenues from advisory fees related to our real estate securities and real estate debt businesses, the residual interests in the cash flows of its investment grade CDOs based on our equity interests in such CDOs and the interest income on our junior debt investments in its investment grade CDOs.

Subsequent to our IPO and the integration of the real estate debt, real estate securities and net lease properties businesses, we primarily derived operating revenues from rental income, from the rental operations of our net lease property portfolio, interest income on our consolidated investments in real estate debt, the residual interests in the cash flows of our investment grade CDOs based on our equity interests in such CDOs and the interest income on our junior debt investments in our investment grade CDOs, earnings of an unconsolidated venture which consists of our proportionate share of the net income of the NSF venture's subordinate debt investments and advisory fees related to our real estate securities and real estate debt businesses.

    Real Estate Debt

Direct Investments.    The additional liquidity provided by the net proceeds of our IPO allowed us to increase the number and range of real estate debt transactions in which we invest. We used a portion of the net proceeds of our IPO to make investments in real estate debt, which are consolidated on our balance sheet, including the assets of CDO IV.

Prior to June 30, 2005, we were primarily focused on the acquisition or origination of subordinate debt investments secured primarily by real estate properties. We have recently been placing more emphasis on the acquisition and origination of senior mortgage loans as such loans allow us a greater degree of control in loan structuring and allow us to maintain a more direct relationship with our borrowers. We expect to continue to expand our acquisition and origination of senior mortgage loans as a complement to our core real estate debt investment business.

We earn interest income and origination fees on these consolidated investments, but we do not earn advisory fees on these investments.

NSF Venture.    NorthStar Capital commenced its business of investing in subordinate real estate debt in 2001 through the NSF venture. NorthStar Funding Managing Member LLC, a majority-owned subsidiary of NorthStar Capital prior to the contribution of the initial investments to our operating partnership, is the managing member and holder of 50% of the outstanding membership interests in NorthStar Funding Management LLC, the managing member of the NSF venture. NorthStar Funding Management LLC is responsible for the origination, underwriting and structuring of all investments made by the NSF venture, but an institutional pension fund which has an equity interest in the NSF venture, or the NSF venture investor, has the right to approve all investments that NorthStar Funding Management LLC proposes to make on behalf of the NSF venture.

NorthStar Funding Investor Member LLC, a majority-owned subsidiary of NorthStar Capital prior to the contribution of the initial investments to our operating partnership, owned a 5% interest in the NSF venture and the NSF venture investor owns the remaining 95%. Prior to July 10, 2003, NorthStar Funding Investor Member LLC held a 10% interest in the NSF venture. On July 10, 2003, the terms of the NSF venture were amended to increase the NSF venture investor's capital commitment to $190 million, or 95% of $200 million, and reduce NorthStar Funding Investor Member LLC's interest to 5%. NorthStar Capital contributed its interests in the NSF venture to our operating partnership upon consummation of our IPO.

We receive an advisory fee of 1% of contributed capital per annum as compensation for NorthStar Funding Management LLC's management of the NSF venture's investments. We are also entitled to a profit participation equal to 10% of the profit after a minimum return on the NSF venture's capital and a return of capital based upon the performance of the NSF venture's investments. NorthStar Funding Managing Member LLC received 75% of this 10% profit participation prior to our IPO, and receives 100% of this 10% profit participation thereafter. We also earn an additional advisory fee from the NSF venture investor for underwriting and placing the senior participation and sub-participation interests that are acquired by the NSF venture investor directly from the NSF venture.

Our equity in earnings of the NSF venture includes interest income and origination fees on investments.

    Real Estate Securities

We invest in CMBS and other commercial real estate debt securities which are primarily investment-grade and are financed with long-term debt through the issuance of investment grade CDOs, thereby matching the terms of the assets and the liabilities.

We earn a spread between the yield on the assets and the interest expense incurred on the CDO debt issued through our investments in the equity interests and the junior CDO debt of each CDO issuer.

We also earn ongoing management fees for our management and monitoring of the CDO collateral of our investments in our investment grade CDOs. These fees equal 0.35% of the related CDO collateral.

Prior to a new investment grade CDO issuance, there is a period during which real estate securities are identified and acquired for inclusion in a CDO. During this warehouse accumulation period, we direct the acquisition of securities under a warehouse facility by a financial institution, or warehouse provider, that will be the lead manager of the CDO. The warehouse provider then purchases the securities and holds them on its balance sheet. We direct the acquisition of securities by the warehouse provider during this period, but we do not earn any fees for providing this service to either the warehouse provider or the issuer of the CDO, which will receive such securities upon the closing of the CDO. We contribute cash and other collateral, which is held in escrow by the warehouse provider, to back our commitment to purchase equity in the CDO and to cover our share of losses should securities need to be liquidated. Pursuant to the warehouse agreement, we share gains, including the net interest earned during the warehouse accumulation period, and losses, if any, with the warehouse provider.

During the warehouse accumulation period, our participation under the warehouse agreement is reflected in our financial statements as a non-hedge derivative, which is reflected at fair value and any unrealized gain or loss is charged to operations. Based on an analysis of our predecessor's interest in CDO I as a variable interest entity under FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," the financial statements of CDO I were not consolidated into our predecessor's financial statements as of September 30, 2004 and December 31, 2003 or in our financial statements as of September 30, 2005 and December 31, 2004, since neither our predecessor nor we were the primary beneficiary of CDO I. Similarly, the financial statements of CDO II, III and V were not consolidated into our financial statements since we were not the primary beneficiary of CDO II, III and V. Accordingly, we have designated these beneficial interests in preferred equity of CDO I and the unrated income notes of CDO II, III and V as available for sale securities as they meet the definition of a debt instrument due to their underlying redemption provisions.

    Net Lease Properties

We earn rental income from office, industrial and retail properties that are net leased to corporate tenants.

One of our subsidiaries, ALGM owns the New York property portfolio. Our predecessor held a 97.5% non-managing equity interest in ALGM. Prior to June 30, 2005, the New York property portfolio consisted of two net leased fee properties in Times Square and six leasehold properties in midtown Manhattan, approximately 64% of which are used for retail space with the remainder primarily used as office space. Two of the leases with respect to this portfolio expired in 2003, one in March and one in October. On June 30, 2005, we sold our ownership interest in a 19,618 square foot retail condominium unit at 729 Seventh Avenue in New York City for $29.0 million, or $1,478 per square foot, to 729 7th Realty Corp., an affiliate of NRMI and Himmel + Meringoff Properties. In connection with the sale, 729 7th Realty Corp. agreed to discontinue the legal action that it had brought against us, settling the only material legal action pending against us. As of September 30, 2005, the New York property portfolio consisted of one fee interest and six leasehold interests in seven properties, which vary in size from 4,200 square feet to 21,140 square feet and had a total of 76,496 net rentable square feet. Three of the properties are primarily leased or subleased to single users and four are leased or subleased to multiple tenants.

On October 25, 2005, we entered into a definitive agreement to sell our fee interest in the property at 1552 Broadway in New York City to NRMI, for a purchase price of $48 million, or $3,970 per square foot. NRMI made a $2.0 million non-refundable deposit in connection with the agreement. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in Times Square. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

The results of operations for the New York property portfolio are reflected in our predecessor's equity in earnings of uncombined ventures because our predecessor owned a 97.5% non-managing equity interest in ALGM. Concurrently with the contribution of the initial investments to our operating partnership, we purchased the remaining 2.5% managing equity interest from ALGM I Equity LLC with $1.6 million of the proceeds of our IPO. The results of operations of ALGM have been consolidated in our financial statements subsequent to our IPO.

On January 14, 2005, we acquired the Chatsworth properties for $63.5 million. The Chatsworth properties are net leased to Washington Mutual Bank, FA under leases that expire in June 2015. We financed the acquisition with a $44 million first mortgage and a $13 million mezzanine loan which was funded by the warehouse provider under the warehouse agreement for CDO III. This mezzanine loan currently constitutes a portion of the portfolio of securities owned by CDO III.

On August 2, 2005, we acquired a 117,553 square foot office building in Salt Lake City, Utah for approximately $22.0 million. This property is 100% leased to the General Services Administration under a lease that expires in April 2012 and was financed with a 5.16% fixed rate, seven year non-recourse first mortgage loan of $17 million. We paid for the balance of the purchase price in cash.

On September 30, 2005, we acquired from EDS for $61.4 million the EDS portfolio, a portfolio of four office buildings with 387,842 square feet of rentable space that are located in Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania, and leased these buildings back to EDS under leases expiring in 2015. The first year rent is approximately $5.0 million, with rent increases of 10.0% at the beginning of the third lease year, 10.0% at the beginning of the sixth lease year and 2.5% at the beginning of the ninth lease year. We financed the acquisition with a $49.1 million non-recourse mortgage with a fixed rate of 5.373% which matures in 2015. In connection with the acquisition, Koll Development Company, an affiliate of NorthStar Capital, received a brokerage commission of $921,000. The acquisition and the associated brokerage fees payable to Koll Development Company were approved in advance by all of the independent members of our board of directors.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Management has identified certain critical accounting policies that affect the more significant judgments and estimates used by management in the preparation of our predecessor's combined financial statements and our consolidated financial statements. Management evaluates on an ongoing basis estimates related to critical accounting policies, including those related to revenue recognition, allowances for doubtful accounts receivable and impairment of investments in uncombined ventures and debt securities available for sale. The estimates are based on information that is currently available to management, as well as on various other assumptions that management believes are reasonable under the circumstances.

Principles of Consolidation

The consolidated financial statements include our accounts and our majority-owned subsidiaries, and interests in variable interest entities where we are deemed the primary beneficiary in accordance with FIN 46R. All significant intercompany balances have been eliminated in consolidation.

Debt Securities Available for Sale

Debt securities available for sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss) in stockholders' and owners' equity. The equity investments in CDO I, CDO II, CDO III and CDO V are relatively illiquid, and their values must be estimated by management. Fair value is based primarily upon broker quotes or management's estimates. These estimated values are subject to significant variability based on market conditions, such as interest rates and spreads. Changes in the valuations do not affect reported income or cash flows, but impact stockholders' and owners' equity.

Real Estate Debt Investments

We must periodically evaluate each of our direct investments in real estate debt for possible impairment. Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the loan. Upon a determination of impairment, we would establish a specific valuation allowance with a corresponding charge to earnings. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. Allowances for loan investment losses are established based upon a periodic review of the loan investments. Income recognition is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. In performing this review, management considers the estimated net recoverable value of the loan as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic conditions in the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the loan investments may differ materially from the carrying value at the balance sheet date. To date, all of our direct investments in real estate debt are fully performing and we have determined that no loss allowances have been necessary with respect to the loans.

Revenue Recognition

Our rental revenue from net lease real estate portfolio is recognized on a straight-line basis over the noncancelable term of the respective leases. The excess of straight-line rents recognized over amounts contractually due pursuant to the underlying leases are included in straight-line (unbilled) rents receivable in our consolidated balance sheet. Management provides an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rent and other payments as due. Additionally, management establishes, on a current basis, an allowance for future tenant credit losses on unbilled rents receivable based upon an evaluation of the collectibility of such amounts. Management is required to make subjective assessments about the collectibility of the deferred rent receivable that in many cases will not be billed to tenants for many years from the balance sheet date. Management's determination is based upon an assessment of credit worthiness of private company tenants for which financial information is not readily available and as such is not subject to precise quantification.

Interest income on our real estate debt investments is recognized over the life of the investment using the effective interest method and recognized on an accrual basis. Fees received in connection with loan commitments are recognized over the term of the loan as an adjustment to yield. Anticipated exit fees, whose collection is expected, are also recognized over the term of the loan as an adjustment to yield.

Performance-Based Compensation

Our board of directors has adopted the incentive bonus plan, in order to retain and incentivize officers and certain key employees of us, co-employees of us and NorthStar Capital and employees of NorthStar Capital who provide services to us pursuant to the shared facilities and services agreement, which we collectively refer to as the eligible participants. As of September 30, 2005, the compensation committee of our board of directors had allocated an aggregate of 679,003 shares of our common stock to certain of the eligible participants as potential awards pursuant to the incentive bonus plan if we achieve the return hurdles established by the compensation committee for the two one-year performance periods beginning October 1, 2005 and October 1, 2006. The compensation committee has established a return hurdle for these performance periods of a 12.5% annual return on paid in capital, as defined in the incentive bonus plan. If we achieve these return hurdles, these awards may be paid in cash, shares of common stock, LTIP units or other shared-based form.

Each of the eligible participants will be entitled to receive half of his or her allocated award if we meet the return hurdle for the one-year period beginning October 1, 2005 and such eligible participant is employed through the end of this first performance period. Each of the eligible participants will be entitled to the other half of his or her total allocated award amount if we meet the return hurdle for the one-year period beginning on October 1, 2006 and such eligible participant is employed through the end of this second performance period. If we do not meet the return hurdle for the one-year period beginning October 1, 2005, but we meet the return hurdle for the two-year period beginning October 1, 2005 (determined by averaging our performance over the two-year period) and an eligible participant is employed through the end of this two-year period, such eligible participant will be entitled to receive his or her total allocated award amount.

At September 30, 2005, management has made its best estimate of our performance during these two performance periods, based on the facts and information then available and assumptions regarding the returns on our investments at September 30, 2005. On the basis of the foregoing, management has estimated that we will not meet the return hurdle in either of these performance periods. If we do not meet the return hurdle during the performance periods, we will not grant any awards under the incentive bonus plan to any of the eligible participants.

Unconsolidated/Uncombined Ventures

Management is required to make subjective assessments as to whether there are impairments in the values of its and our predecessor's investment in unconsolidated/uncombined ventures accounted for using the equity method. As no public market exists for these investments, management estimates the recoverability of these investments based on projections and cash flow analysis. These assessments have a direct impact on our predecessor's net income because recording an impairment loss results in an immediate negative adjustment to net income. The following is a summary of the accounting policies relating to the unconsolidated/uncombined ventures of our predecessor that are most affected by judgments, estimates and assumptions.

Real Estate Debt Investments.    We record the transfer of a participation or sub-participation in a loan investment as a sale when the attributes of the transaction meet the criteria for sale of SFAS 140, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities," including transferring the financial interest beyond the reach of its creditors and placing no substantive restrictions on the resale of the participation or sub-participation by the purchaser.

Revenue Recognition.    ALGM was accounted for as an uncombined venture until our purchase of the 2.5% managing membership interest in ALGM on October 29, 2004. Prior to such date, management applied the same revenue recognition policy with respect to properties in the New York property portfolio as described under "— Critical Accounting Policies — Revenue Recognition" above.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 46R, "Consolidation of Variable Interest Entities", or FIN 46R, to replace Interpretation No. 46, or FIN 46, which was issued in January 2003. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with proportionate voting rights or (b) has not been capitalized with sufficient financial resources for the entity to support its activities. FIN 46R requires a variable interest entity to be consolidated by the primary beneficiary, which is the entity subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. We have adopted FIN 46R and analyzed the applicability of this interpretation. The adoption of FIN 46R had no material impact on our financial condition or results of operations as of December 31, 2004.

In December 2004, the FASB issued SFAS No. 123, (revised 2004) Share-Based Payment, or SFAS No. 123 (R), which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees and its related implementation guidance. SFAS No. 123 (R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123 (R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) is effective for fiscal years beginning after June 15, 2005. The impact of adopting SFAS No. 123 (R) is not expected to have a material adverse impact on our financial condition or results of operations.

Results of Operations

Our predecessor's results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of our future results of operations due to the impact of our IPO, the acquisition of additional interests in ALGM and its resulting consolidation, the expansion of our real estate securities and real estate debt businesses, and our new investments and their related debt financing.

We sold our interest in 729 Seventh Avenue on June 30, 2005, and have entered into a definitive agreement to sell our fee interest in 1552 Broadway. Both properties were in the New York property portfolio, and we have classified their operations as discontinued operations for the three and nine months periods ended September 30, 2005 and the period from October 29, 2004 to December 31, 2004.

Comparison of the Three Months Ended September 30, 2005 to the Three Months Ended
September 30, 2004

Revenues

Rental and escalation income

Rental and escalation income for the three months ended September 30, 2005 totaled $3.0 million, representing a $3.0 million increase compared to the three months ended September 30, 2004. The increase was primarily attributable to $1.1 million of rental income from the New York property portfolio (ALGM) which was accounted for under the equity method of accounting in the three months ended September 30, 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005. We also acquired the Chatsworth properties on January 14, 2005, the Salt Lake City property on August 2, 2005, and the EDS portfolio on September 30, 2005, which collectively contributed an additional $1.9 million of rental income.

Advisory and management fee income

Advisory and management fee income for the three months ended September 30, 2005 totaled $21,000 representing a decrease of $36,000, or 63%, for the three months ended September 30, 2005 compared to the three months ended September 30, 2004 due to a lower average portfolio balance in the third quarter of 2005.

Advisory and management fee income – related parties

Advisory fees from related parties for the three months ended September 30, 2005 totaled $1.2 million, representing an increase of approximately $0.2 million, or 20%, compared to the three months ended September 30, 2004. The increase was comprised primarily of $0.4 million of combined fees earned from CDO III (which closed on March 10, 2005) and CDO V (which closed on September 22, 2005). This increase was offset by a decrease in fees earned from the NSF venture of approximately $0.2 million, which was due to a lower average portfolio loan balance for the three months ended September 30, 2005.

Interest income

Interest income for the three months ended September 30, 2005 totaled $11.7 million, representing an increase of $11.7 million compared to the three months ended September 30, 2004. The increase is attributable to interest on investments which did not exist in the comparable prior quarter. The interest income on these investments included $1.8 million of interest income earned from our investments in AAA-rated, short term, floating rate securities, $9.7 million from interest income on real estate debt investments and $0.2 million on cash collateralizing our short security sales and other investments. For the three months ended September 30, 2004, interest income of $22,000 was earned on short security sales proceeds.

Interest income – related parties

Interest income from related parties for the three months ended September 30, 2005 totaled $1.8 million, representing an increase of $0.9 million, or 100%, compared to the three months ended September 30, 2004. The increase was attributable to interest earned on our four investment grade CDOs of $1.5 million, including CDO III and CDO V, and approximately $0.3 million from our "BB" rated junior classes of debt securities and unrated income notes of CDO II. For the three months ended September 30, 2004, interest income of $0.7 million was earned from CDO I and CDO II, and $0.2 million was earned on the "BB" rated junior class of debt securities of CDO II.

Expenses

Real estate properties – operating expenses

Property operating expenses for the three months ended September 30, 2005 totaled $0.6 million, representing an increase of $0.6 million compared to the three months ended September 30, 2004. There was no corresponding expense for the three months ended September 30, 2004 because the New York property portfolio was accounted for under the equity method of accounting for the three months ended September 30, 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005. The increase in property operating expenses was attributable to $0.3 million of property operating expenses from our New York property portfolio and $0.3 million of property operating expenses from our 2005 property acquisitions.

Interest expense

Interest expense for the three months ended September 30, 2005 totaled approximately $8.8 million, representing an increase of $8.6 million compared to the three months ended September 30, 2004. This increase was attributable to the following: $1.5 million of interest on financing from our investments in AAA-rated, short term, floating rate securities; $0.3 million on our investment in the "BB" rated junior classes of debt securities and unrated income securities of CDO II and interest expense on securities underlying short sales we entered into during 2004; $1.0 million related to the New York property portfolio; $1.1 million of interest on our Wachovia facility described in "—Liquidity and Capital Resources—Debt Obligations"; $3.3 million of interest on our CDO IV bonds; and $1.4 million of interest on liabilities to subsidiary trusts that issued preferred securities in the second quarter of 2005.

Management fees – related party

Management fees – related party for the three months ended September 30, 2005 totaled $24,000, representing an increase of $24,000 compared to the three months ended September 30, 2004. The increase was primarily attributable to the New York property portfolio which was accounted for under the equity method of accounting in the three months ended September 30, 2004. The New York property portfolio incurred a management fee during the three months ended September 30, 2004 of $47,000. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005.

General and administrative

General and administrative expenses for the three months ended September 30, 2005 totaled $3.6 million, representing an increase of $1.4 million, or 63%, compared to $2.2 million for the three months ended September 30, 2004. The increase was comprised of the following:

Salaries and other compensation (direct and allocated) for the three months ended September 30, 2005 totaled $1.4 million, representing a decrease of approximately $0.4 million, or 22%, compared to the three months ended September 30, 2004. Direct salaries of $1.4 million increased by $1.2 million, or 600%, in 2005 due to higher staffing levels to accommodate our expansion following our IPO. However, this increase was offset by a decrease of $1.6 million of other compensation (allocated) attributable to one time charges of the predecessor relating to the termination of a former executive and the hiring of a new officer in the third quarter of 2004.

Shared services – related party for the three months ended September 30, 2005 totaled $0.3 million, representing an increase of approximately $0.3 million compared to the three months ended September 30, 2004. The increase was attributable to the shared facilities and services agreement we entered into with NorthStar Capital on October 29, 2004.

Equity based compensation expense for the three months ended September 30, 2005 totaled $0.8 million, representing an increase of $0.8 million compared to the three months ended September 30,

2004. The increase is attributable to approximately $0.1 million of compensation expense in connection with the buyout of a profits interest (a compensation arrangement) in NS Advisors LLC from one of our employees, and approximately $0.7 million in connection with the three-year vesting of equity based awards issued under our 2004 Omnibus Stock Incentive Plan.

Insurance (direct and allocated) for the three months ended September 30, 2005 totaled $0.3 million, representing an increase of $0.2 million, or 200%, compared to the three months ended September 30, 2004. The increase was attributable to the directors and officers policies we acquired subsequent to our IPO.

Accounting and auditing fees for the three months ended September 30, 2005 totaled $0.1 million, representing an increase of $0.1 million compared to the three months ended September 30, 2004. The increase was attributable to quarterly review services provided for the second quarter by our auditors. Our predecessor did not incur similar accounting and auditing fees during the three months ended September 30, 2004.

Other general and administrative expenses (direct and allocated) for the three months ended September 30, 2005 totaled $0.7 million representing an increase of approximately $0.3 million, or 75%, compared to the three months ended September 30, 2004. This increase was primarily attributable to consulting fees of $0.1 million associated with our periodic reporting obligations and various public company expenses, including public relations costs of $0.2 million.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2005 totaled $1.1 million, representing an increase of $1.1 million compared to the three months ended September 30, 2004. The increase was primarily attributable to $0.3 million from the New York property portfolio, which was accounted for under the equity method of accounting for the three months ended September 30, 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005. We acquired the Chatsworth properties on January 14, 2005, the Salt Lake City property on August 2, 2005, and the EDS portfolio on September 30, 2005, which collectively contributed an additional $0.7 million of depreciation expense and $0.1 million related to the amortization of the intangible assets in the three months ended September 30, 2005.

Equity in earnings of unconsolidated/uncombined ventures

Equity in earnings for the three months ended September 30, 2005 totaled $61,000, representing a decrease of $0.4 million, or 87%, compared to the three months ended September 30, 2004. The combined decrease of $0.4 million was attributable to a lower average portfolio loan balance in 2005 on the NSF venture and a decrease from the New York property portfolio which was accounted for under the equity method of accounting in 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005.

Unrealized gain (loss) on investments and other

Unrealized gain (loss) on investments and other increased by $0.7 million for the three months ended September 30, 2005 to $0.4 million from a loss of $0.3 million for the three months ended September 30, 2004. Unrealized gains on investments for the three months ended September 30, 2005 consisted of a $0.5 million gain on the change in fair value of the CDO V warehouse offset by an unrealized loss on short term investments of approximately $0.1 million. Unrealized losses on investments of $0.3 million for the three months ended September 30, 2004 was the net effect of a $0.1 million unrealized gain related to the CDO II warehouse agreement offset by a $0.4 million unrealized loss on a short sale of a FNMA security.

Unrealized gain (loss) on investments relating to CDO warehouse agreements represent the changes in fair value of the warehouse agreement during the portion of the warehouse term in the financial reporting period.

Realized gain (loss) on investments and other

Realized gain (loss) on investments and other for the three months ended September 30, 2005 totaled approximately $1.7 million, representing an increase of $1.0 million compared to the three months ended September 30, 2004. The increase was attributable to realized gains of $0.6 million on CDO V as a result of the increase in fair value of the warehouse agreement, representing the net interest income on the accumulated securities during the warehouse period. We also recognized a gain of $0.8 million in the three months ended September 30, 2005 relating to the sale of $10 million, par value, of BB junior rated debt securities to the CDO V warehouse. In addition, we realized a gain of $0.2 million in the three months ended September 30, 2005 related to terminating a short position that had been used as an interest rate hedge. Realized gains on investments of $0.6 million for the three months ended September 30, 2004 were related to the CDO II warehouse agreement.

Income from discontinued operations, net of minority interest

In July 2005, we formally initiated an effort to market for sale our fee interest in our property located at 1552 Broadway in New York City. Accordingly, the property's operations were reclassified to income from discontinued operations. This property was accounted for under the equity method of accounting for the three months ended September 30, 2004, as part of the New York property portfolio. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005.

Comparison of the Nine Months Ended September 30, 2005 to the Nine Months Ended September 30, 2004

Revenues

Rental and escalation income

Rental and escalation income for the nine months ended September 30, 2005 totaled $7.9 million, representing a $7.9 million increase compared to the nine months ended September 30, 2004. The increase was primarily attributable to $3.3 million from the New York property portfolio which was accounted for under the equity method of accounting in the nine months ended September 30, 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005. We acquired the Chatsworth properties on January 14, 2005, the Salt Lake City property on August 2, 2005, and the EDS portfolio on September 30, 2005, which collectively contributed an additional $4.6 million of rental income.

Advisory and management fee income

Advisory and management fee income decreased by $73,000, or 44%, to $92,000 for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 due to a lower average portfolio balance in 2005.

Advisory and management fee income – related parties

Advisory fees from related parties for the nine months ended September 30, 2005 totaled $3.2 million, representing an increase of approximately $1.1 million, or 52%, compared to the nine months ended September 30, 2004. The increase was comprised primarily of $0.7 million of fees earned for CDO II and $0.8 million of fees earned for CDO III. This increase was offset by a decrease in fees earned from the NSF venture of approximately $0.3 million, which was due to a lower average portfolio loan balance for the nine months ended September 30, 2005.

Interest income

Interest income for the nine months ended September 30, 2005 totaled $26.8 million, representing an increase of $26.8 million compared to the nine months ended September 30, 2004. The increase was attributable to interest on investments which did not exist in the comparable prior period. The interest income on these investments included $8.3 million of interest income earned from our investments in AAA-rated, short term, floating rate securities, $18 million from interest income on real estate debt investments, and $0.5 million on cash collateralizing our short security sales and other investments. For the nine months ended September 30, 2004, interest income of $22,000 was earned on our short security sales proceeds.

Interest income – related parties

Interest income from related parties for the nine months ended September 30, 2005 totaled $5.1 million, representing an increase of $3.7 million, or 240%, compared to the nine months ended September 30, 2004. The increase was attributable to our four investment grade CDOs, which earned $4.2 million in the nine months ended September 30, 2005, including approximately $1.5 million from CDO III and $0.1 million from CDO V and approximately $0.9 million from our "BB" rated junior classes of debt securities and unrated income notes of CDO II. For the nine months ended September 30, 2004, interest income of $1.3 million was earned from CDO I and CDO II and $0.2 million was earned on the"BB" rated junior classes of debt securities of CDO II.

Expenses

Real estate properties – operating expenses

Property operating expenses for the nine months ended September 30, 2005 totaled $1.7 million, representing an increase of $1.7 million compared to the nine months ended September 30, 2004. The increase was primarily attributable to $1.0 million of property operating expenses from the New York property portfolio which was accounted for under the equity method of accounting in the nine months ended September 30, 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005. We acquired the Chatsworth properties on January 14, 2005, the Salt Lake City property on August 2, 2005, and the EDS portfolio on September 30, 2005, which collectively contributed an additional $0.7 million of property operating expenses.

Interest expense

Interest expense for the nine months ended September 30, 2005 totaled approximately $21.1 million, representing an increase of $20.9 million compared to the nine months ended September 30, 2004. This increase was primarily attributable to the following: approximately $7.1 million of interest on financing from our investments in AAA-rated, short term, floating rate securities; approximately $0.8 million on our investment in the "BB" rated junior classes of debt securities and unrated income securities of CDO II and on securities underlying short sales we entered into during 2004; approximately $2.9 million related to the New York property portfolio; $4.1 million on our real estate debt facilities; approximately $3.9 million on CDO IV; and approximately $2.3 million on liabilities to subsidiary trusts that issued preferred securities in the second quarter of 2005.

Management fees – related party

Management fees – related party for the nine months ended September 30, 2005 totaled $67,000, representing an increase of $67,000 compared to the nine months ended September 30, 2004. The increase was primarily attributable to the New York property portfolio, which was accounted for under the equity method of accounting in the nine months ended September 30, 2004. ALGM incurred a management fee during the nine months ended September 30, 2004 of $142,000. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005.

General and administrative

General and administrative expenses for the nine months ended September 30, 2005 totaled $12.2 million, representing an increase of $7.3 million, or 150%, compared to $4.9 million for the nine months ended September 30, 2004. The increase was comprised of the following:

Salaries and other compensation (direct and allocated) for the nine months ended September 30, 2005 totaled $3.9 million, representing an increase of approximately $0.3 million, or 8%, compared to the nine months ended September 30, 2004. The increase was primarily attributable to an increase in salaries due to higher staffing levels to accommodate the expansion of our three businesses subsequent to our IPO.

Shared services – related party for the nine months ended September 30, 2005 totaled $1.0 million, representing an increase of approximately $1.0 million compared to the nine months ended September 30, 2004. The increase was attributable to the shared facilities and services agreement we entered into with NorthStar Capital on October 29, 2004.

Equity based compensation expense for the nine months ended September 30, 2005 totaled $2.5 million, representing an increase of $2.5 million compared to the nine months ended September 30, 2004. The increase was attributable to approximately $0.5 million of compensation expense in connection with the buyout of a profits interest (a compensation arrangement) in NS Advisors LLC from one of our employees, and approximately $1.8 million in connection with the three-year vesting of equity based awards issued under our 2004 Omnibus Stock Incentive Plan. In addition, compensation expense of $0.2 million was recognized in connection with a grant of a total of 15,194 shares to the members of our Board of Directors on June 24, 2005.

Insurance (direct and allocated) for the nine months ended September 30, 2005 totaled $0.7 million, representing an increase of $0.4 million, or 133%, compared to the nine months ended September 30, 2004. The increase was attributable to the directors and officers policies we acquired subsequent to the IPO.

Accounting and auditing fees for the nine months ended September 30, 2005 totaled $1.4 million, representing an increase of $1.4 million compared to the nine months ended September 30, 2004. The increase was attributable to 2004 audit fees, the first and second quarter reviews performed by our auditors and compliance work during the nine months ended September 30, 2005. Our predecessor did not incur similar accounting and auditing fees during the nine months ended September 30, 2004.

Other general and administrative expenses (direct and allocated) for the nine months ended September 30, 2005 totaled $2.7 million, representing an increase of approximately $1.7 million, or 170%, compared to the nine months ended September 30, 2004. This increase was primarily attributable to legal costs of $0.5 million associated with general corporate matters, consulting fees of approximately $0.5 million associated with year end and periodic reporting obligations, recruiting fees of approximately $0.1 million, various public company expenses of $0.4 million, and public relations costs of $0.1 million.

Depreciation and amortization

Depreciation and amortization expense for the nine months ended September 30, 2005 totaled $2.8 million, representing an increase of $2.8 million compared to the nine months ended September 30, 2004. The increase was primarily attributable to $1.0 million from the New York property portfolio which was accounted for under the equity method of accounting for the nine months ended September 30, 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005. We acquired the Chatsworth properties on January 14, 2005, the Salt Lake City property on August 2, 2005, and the EDS portfolio on September 30, 2005, which collectively contributed an additional $1.7 million of depreciation and amortization expense and $0.1 million related to the amortization of the intangible assets.

Equity in earnings of unconsolidated/uncombined ventures

Equity in earnings for the nine months ended September 30, 2005 totaled $0.2 million, representing a decrease of $1.2 million compared to the nine months ended September 30, 2004. The decrease was attributable to the decrease in the equity in earnings of the NSF venture of approximately $0.2 million due to a lower average portfolio loan balance in 2005 and a decrease of $1.0 million from the New York property portfolio which was accounted for under the equity method of accounting in 2004. We acquired the 2.5% managing interest in the New York property portfolio on October 29, 2004 and accordingly the operations of these properties have been consolidated into the condensed consolidated financial statements in 2005.

Unrealized gain (loss) on investments and other

Unrealized gain (loss) on investments and other increased by approximately $0.6 million for the nine months ended September 30, 2005 to $1.0 million from $0.4 million for the nine months ended September 30, 2004. Unrealized gains on investments consisted of unrealized gains of $0.7 million on the CDO III warehouse agreement and approximately $0.7 million on the CDO V warehouse agreement, offset by $0.4 million of unrealized losses on short sales of securities and short term investments. Unrealized gains on investments of $0.4 million for the nine months ended September 30, 2004 consisted of $0.5 million on the CDO II warehouse agreement and $0.3 million on the CDO III warehouse agreement, offset by $0.4 million of unrealized losses on short sales of securities.

Unrealized gains on investments relating to each of these CDO warehouse agreements represent the changes in fair value of each warehouse agreement during the portion of the warehouse term in the financial reporting period.

Realized gain (loss) on investments and other

Realized gain (loss) on investments and other for the nine months ended September 30, 2005 totaled $2.2 million, representing an increase of $1.5 million compared to the nine months ended September 30, 2004. The increase was attributable to realized gains of $0.7 million and $0.6 million, representing the increase in fair value and the net interest income on the accumulated securities during the warehouse period of the CDO III warehouse and CDO V warehouse. We sold $10 million of our BB junior rated debt securities to the CDO V warehouse, realizing a gain on sale of $0.8 million in the three months ended September 30, 2005. In addition, we realized a gain of $0.2 million in the three months ended September 30, 2005 related to terminating a short position that had been used as an interest rate hedge. This increase was offset by a $0.1 million loss in the three months ended September 30, 2005 related to the sale of a portion of our investments in AAA-rated, short term, floating rate securities. Realized gains on investments of $0.6 million for the nine months ended September 30, 2004 were related to the CDO II warehouse agreement.

Income from discontinued operations, net of minority interest

We sold our interest in 729 Seventh Avenue on June 30, 2005 and we formally initiated an effort to market for sale our fee interest in the property located at 1552 Broadway during the third quarter of 2005. Accordingly, the properties' operations were reclassified to income from discontinued operations. These properties were accounted for under the equity method of accounting for the nine months ended September 30, 2004, as part of the New York property portfolio.

Gain on sale from discontinued operations, net of minority interest

We sold our interest in 729 Seventh Avenue for $29 million, recognizing a gain on sale, net of minority interest of $8.6 million for the nine months ended September 30, 2005.

Comparison of the 2004 Pro Forma Period to the Year Ended December 31, 2003

Our predecessor's results of operations for the period from January 1, 2004 to October 28, 2004 and for the years ended 2003 and 2002 are not necessarily indicative of our future results of operations due to the impact of our IPO, the acquisition of additional interests in ALGM and its resulting consolidation, the expansion of our real estate securities and real estate debt businesses, and our new investments and their related debt financing. To facilitate a comparison of the results of operations for the year ended December 31, 2004 to the prior year, we have combined our predecessor's results for the period from January 1, 2004 to October 28, 2004 with the results of our operations for the period from October 29, 2004 to December 31, 2004. We refer to this combined period as the 2004 pro forma period. We will compare the 2004 pro forma period to the year ended December 31, 2003.

	The Company/The Predecessor	The Predecessor
	2004 Pro Forma	Year Ended December 31,
	Period	2003	2002
Revenues:
Rental and escalation income	$783,000	$—	$—
Advisory and management fee income	223,000	64,000	—
Advisory and management fee income – related parties	3,102,000	1,026,000	8,000
Interest income	6,576,000	502,000	—
Total revenues	10,684,000	1,592,000	8,000

Expenses:
Real estate properties – operating expenses	251,000	—	—
Interest expense	3,637,000	—	—
Management fees – related parties	128,000	—	—
General and administrative:
Salaries	4,810,000	3,435,000	1,012,000
Equity based compensation	2,991,000	—	—
Shared services – related party	231,000	—	—
Formation and organization costs	517,000	—	—
Other general and administrative	2,740,000	1,553,000	172,000
Total general and administrative	11,289,000	4,988,000	1,184,000

Depreciation and amortization	272,000	—	—
Total expenses	15,577,000	4,988,000	1,184,000
Loss from operations	(4,893,000)	(3,396,000)	(1,176,000)
Equity in earnings of unconsolidated/uncombined ventures	1,603,000	2,048,000	1,369,000
Unrealized gain (loss) on investments and other	479,000	1,219,000	—
Realized gain (loss) on investments and other	929,000	1,866,000	—
Income (loss) before minority interest	(1,882,000)	1,737,000	193,000
Minority Interest	(632,000)	—	—
Net income (loss) from continuing operations	(1,250,000)	1,737,000	193,000
Income from discontinued operations, net of minority interest	5,000	—	—
Net income (loss)	$(1,245,000)	$1,737,000	$193,000

Revenues

Rental and escalation income

Rental and escalation income of approximately $0.8 million in the 2004 pro forma period represents rental income from ALGM's tenants for the period from October 29, 2004 to December 31, 2004. In 2003 and through the closing of our IPO on October 29, 2004, ALGM was uncombined and our share of ALGM's operations was reflected in equity in earnings of unconsolidated/uncombined ventures. We acquired the 2.5% managing interest in ALGM on October 29, 2004 and therefore, ALGM is consolidated for the period October 29, 2004 to December 31, 2004.

Advisory and management fee income.

Advisory and management fee income increased by $159,000, or 248%, from $64,000 in 2003 to approximately $223,000 in the 2004 pro forma period as a result of third party asset advisory fees earned in 2004.

Advisory and management fee income – related parties

Advisory and management fee income from related parties increased by $2.1 million, or 210%, from $1.0 million in 2003 to approximately $3.1 million in the 2004 pro forma period as a result of asset advisory fees earned in 2004 for CDO I and CDO II of approximately $2.1 million and approximately $1.0 million in fees earned from the management of the investments of the NSF venture.

Interest income

Interest income increased by $6.1 million, or 1220%, from $0.5 million in 2003 to approximately $6.6 million in the 2004 pro forma period. The interest income earned in 2004 includes approximately $3.4 million earned from our temporary investments in AAA-rated, short-term, floating rate securities which are backed by commercial or residential mortgage loans, approximately $2.6 million of interest income from debt securities available for sale of (comprised of approximately $1.2 million of interest earned on CDO I and $1.4 million of interest income earned on our investment in the "BB" rated junior classes of debt securities and unrated income notes of CDO II which closed in July 2004), and interest income of approximately $0.4 million on the three subordinate real estate debt investments we made subsequent to our IPO. In 2003, all interest income related to our investment in CDO I which closed in August 2003.

Expenses

Property operating expenses, management fees and depreciation and amortization expense

Real estate property expenses of $0.3 million, management fees (related party) expenses of $0.1 million, and depreciation and amortization expense of $0.3 million relate to the ALGM properties for the period October 29, 2004 to December 31, 2004. Related party management fees include a non-recurring payment associated with the termination and restructuring of the asset management agreement for the ALGM properties. In 2003 and through our IPO, ALGM was uncombined and our share of ALGM's operations was reflected in equity in earnings of uncombined ventures.

Interest expense

Interest expense for the year ended December 31, 2004 totaled approximately $3.6 million. We did not incur any interest expense in 2003. Interest expense of $3.3 million in 2004 is primarily comprised of interest on reverse repurchase obligations with major banking institutions which were used to finance our temporary investments in AAA-rated, short-term, floating rate securities and our longer term investments in the "BB" rated junior classes of debt securities and unrated income securities of CDO II and approximately $0.3 million of interest expense on the securities underlying the short sales we entered into during 2004.

General and administrative expenses

General and administrative expenses for the 2004 pro forma period totaled $11.3 million, representing an increase of $6.3 million, or 126%, compared to $5.0 million in 2003. The increase is comprised of the following:

Salaries and other compensation (direct and allocated) increased by approximately $1.4 million or 41%, from $3.4 million in 2003, to approximately $4.8 million for the 2004 pro forma period. The increase is primarily related to an increase in allocated salaries in 2004 as compared to 2003, due to higher staffing levels to accommodate the expansion of our three businesses.

Shared services – related party

We entered into the shared facilities and services agreement with NorthStar Capital on October 29, 2004. Fees incurred for the period from October 29, 2004 to December 31, 2004 totaled approximately $0.2 million.

Equity based compensation expense of $3.0 million in 2004 relates to the following transactions in connection with our formation, or the formation transactions: approximately $1.6 million of compensation expense was recognized in connection with the buyout of a 15% profits interest (which was a compensation arrangement) in NS Advisors LLC from one of our employees, approximately $1.0 million of compensation expense was recognized in connection with the buyout of a 25% profits interest in NorthStar Funding Managing Member, LLC which was held by two former employees of NorthStar Capital, and approximately $0.4 million was charged to compensation expense in connection with the three-year vesting of equity based awards issued in connection with our IPO under our stock incentive plan.

Formation and organization costs

We incurred approximately $0.5 million of one-time expenses in connection with our formation and organization in 2004.

Other general and administrative expenses increased by approximately $1.2 million, or 75% from $1.6 million in 2003, to approximately $2.8 million in the 2004 pro forma period. This increase is primarily related to various public company expenses, including director fees, organizational costs, which includes legal and other professional fees associated with the periodic reporting obligations and compliance with the Sarbanes-Oxley Act of 2002 and additional insurance premiums, as well as general and administrative costs associated with ALGM, which we consolidated from October 29, 2004.

Equity in earnings of unconsolidated/uncombined ventures

Equity in earnings in ALGM decreased by $0.6 million, or 35%, to $1.0 million for the 2004 pro forma period from $1.6 million in 2003, primarily as a result of our consolidation of the results of operations of ALGM for the period from October 29, 2004 to December 31, 2004. The $1.0 million of equity in earnings in ALGM for the 2004 pro forma period represent our 97.5% share of the earnings of ALGM from January 1, 2004 to October 28, 2004. Subsequent to our acquisition of the 2.5% managing membership interest in ALGM on October 29, 2004, we consolidate the results of operations of ALGM in our financial statements.

Equity in earnings from the NSF venture increased by approximately $0.2 million, or 50%, for the 2004 pro forma period from $0.4 million for the year ended December 31, 2003. The net income of the NSF venture increased due to higher interest income earned for all of 2004 on loan participations that closed late in 2003, in addition to the closing of a new loan in September 2004.

Unrealized gain (loss) on investments and other

Unrealized gains on investments and other decreased by approximately $0.7 million, or 60%, from $1.2 million in 2003 to $0.5 million in the 2004 pro forma period. Unrealized gains on investments in the 2004 pro forma period consisted of unrealized gains on the CDO II warehouse agreement and CDO III warehouse agreement of $0.5 million and $0.5 million, respectively, offset by $0.5 million of unrealized losses on short sales of securities and short-term investments. Unrealized gains on investments in 2003 represent unrealized gains related to CDO I warehouse agreement and CDO II warehouse agreement of $1.0 million and $0.2 million, respectively. Unrealized gains on investments relating to each of these CDO warehouse agreements represent the increase in fair value of the warehouse agreement during the portion of the warehouse term in the financial reporting period.

Realized gain (loss) on investments and other

Realized gains on investments and other decreased by approximately $1.0 million, or 53%, from $1.9 million in 2003 to $0.9 million in the 2004 pro forma period. Realized gains for the 2004 pro forma period consisted of a $0.3 million gain related to the sale of a portion of our temporary investments in AAA-rated, short-term, floating rate securities and a $0.6 million gain representing the increase in fair value of the CDO II warehouse agreement from January 1, 2004 through July 2004 when the warehouse agreement was terminated. In 2003, the realized gain of $1.9 million related to the increase in fair value of the CDO I warehouse agreement from January 1, 2003 through August 2003 when the warehouse agreement was terminated.

Minority Interest

Minority interests in earnings were approximately $0.6 million for the period October 29, 2004 to December 31, 2004 as a result of allocating approximately 21% of the consolidated loss before minority interests to the limited partners in our operating partnership. There was no minority interest in our predecessor for the year ended December 31, 2003 through the date of our IPO during 2004.

Income from discontinued operations, net of minority interest

We sold our interest in 729 Seventh Avenue on June 30, 2005 and we formally initiated an effort to market for sale our fee interest in the property located at 1552 Broadway during the third quarter of 2005. Accordingly, the properties' operations were reclassified to income from discontinued operations. These properties were accounted for under the equity method of accounting for the nine months ended September 30, 2004, as part of the New York property portfolio.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Revenues

Advisory and management fee income-related parties

Advisory and management fee income from related parties increased by approximately $1.0 million for the year ended December 31, 2003 from $8,000 for the year ended December 31, 2002. This increase is the result of an increase in asset advisory fees earned by both the real estate securities and subordinate real estate debt businesses. The subordinate real estate debt business had minimal operating activity in 2002, as the first NSF venture transaction did not close until November 2002. The real estate securities business did not commence operations until the fourth quarter of 2002.

Interest income

Interest income from CDO I was $0.5 million for the year ended December 31, 2003. The CDO I transaction closed on August 21, 2003.

Expenses

General and administrative expenses increased by $3.8 million, or 317%, to $5.0 million for the year ended December 31, 2003 from $1.2 million in 2002. This increase is related primarily to the addition of new employees, as well as to the new allocation of corporate overhead and direct expenses of NorthStar Capital related to the commencement of operations of the real estate securities business and the subordinate real estate debt business. Prior to September 2002, these businesses were in the planning stages and therefore did receive an allocation of any NorthStar Capital corporate overhead and direct expenses.

Equity in earnings of unconsolidated/uncombined ventures

Equity in earnings of ALGM increased by $0.2 million, or 14%, to $1.6 million for the year ended December 31, 2003, from $1.4 million for the year ended December 31, 2002. This increase is primarily related to an increase in ALGM's rental revenues of $0.7 million, which resulted primarily from a new lease at 1552 Broadway for the Times Square signage, a new long-term lease with Duane Reade at 987 Eighth Avenue in space that had been vacant for a portion of 2002, as well as the re-leasing of other space that had been either vacant or leased at a lower rent per square foot, which was offset by an increase in ALGM's expenses of approximately $0.5 million. The primary components of the increase in expenses were an increase in mortgage interest of $0.2 million due to a refinancing in December 2002, which increased the mortgage from approximately $33 million at January 1, 2002 to $43 million at December 31, 2002, and an increase in real estate tax expense of approximately $0.3 million, which resulted from a New York City real property tax increase.

Equity in earnings of the NSF venture increased by $0.4 million for the year ended December 31, 2003 from $19,000 for the year ended December 31, 2002. This increase is primarily related to the interest income earned by the NSF venture on new subordinate debt investments made in 2003. Minimal income was recognized during the year ended December 31, 2002 since the NSF venture's first subordinate debt investment did not close until November 2002.

Unrealized gain (loss) on investments and other

Unrealized gains of $1.2 million for the year ended December 31, 2003 related to warehouse agreements for CDO I and CDO II. $1.0 million of the unrealized gain represents the increase in fair value of the CDO I warehouse arrangement from January 1, 2003 through August 2003 when the warehouse agreement was terminated. $0.2 million of the unrealized gain represents the increase in fair value of the CDO II warehouse arrangement from November 2003 when our predecessor entered into the CDO II warehouse agreement until December 31, 2003. No corresponding unrealized gains were recognized in 2002 because no CDO warehouse agreements were entered into until the fourth quarter of 2002.

Realized gain (loss) on investments and other

For the year ended December 31, 2003, the realized gain of $1.9 million represents the increase in fair value of the CDO I warehouse agreement from January 1, 2003 through August 2003 when the warehouse agreement was terminated. No corresponding gains were recognized in 2002 because no CDO warehouse agreements were entered into until the fourth quarter of 2002.

Liquidity and Capital Resources

As of September 30, 2005, we had an unrestricted cash and cash equivalents balance of $20.5 million. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income to our stockholders, and we intend to distribute all or substantially all of our REIT taxable income in order to comply with the REIT distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. We believe that our unrestricted cash balances together with the available borrowing capacity under our existing credit facilities, proceeds from the sale of assets, the proceeds of our November 2005 $40 million private placement of trust preferred securities, cash flow provided from our operations and the proceeds of this offering will be sufficient to allow us to fund the equity portion of our new investments, make distributions necessary to enable us to continue to qualify as a REIT and fund our operations for at least the next 12 months. In order to fund investments that we may make in the next 12 months, we may borrow additional funds under our current credit facilities, issue debt securities or raise additional equity capital.

We expect to meet our long term liquidity requirements, including the repayment of debt and our investment funding needs, through existing cash resources and additional borrowings, the issuance of debt and/or equity securities and the liquidation or refinancing of assets.

Debt Obligations

As of September 30, 2005, we had the following debt outstanding:

	Carrying Amount at 9/30/05 (in thousands)	Stated Maturity	Interest Rate	Weighted Average Expected Life (in years)
Mortgage notes payable (non-recourse):
ALGM	$14,464	1/1/2006	The greater of LIBOR or 2% +3.60%	0.25
Chatsworth	43,844	5/1/2015	5.65%	9.59
Salt Lake City	16,972	9/1/2012	5.16%	6.9
EDS	49,120	10/8/2015	5.37%	10.0
Mezzanine loan payable (Chatsworth) (non-recourse)	13,000	5/1/2014	6.64%	8.59
Repurchase obligations	58,302	SeeRepurchaseObligationsbelow	LIBOR + 0.06% to 1.25%	Various,generally 30 days
CDO Bonds Payable (CDO IV) (non-recourse)	300,000	7/1/2040	LIBOR + 0.62% (Average Spread)	8.0
Wachovia credit facility	192,804	7/12/2008	LIBOR + 0.2% to 3.00%	2.82
Bank of America credit facility	12,000	09/27/2006	LIBOR + 3.25%	0.99
Liability to subsidiary trusts issuing preferred securities Trust I	41,240	3/30/2035	8.15%	—
Trust II	25,780	6/30/2035	7.74%	—
DBAG facility	—	12/21/2007	LIBOR + 0.75% to 2.25%	2.22
	$767,526

ALGM Mortgage Loan.    The ALGM mortgage loan bears interest at the higher of one-month LIBOR or 2%, plus a spread of 3.60%, or an aggregate of 6.725% at September 30, 2005. The loan originally matured on January 1, 2005 and was extended until January 1, 2006. This non-recourse loan may be extended at ALGM's option for two additional one-year extension periods, subject to ALGM satisfying certain conditions provided for under the loan, including payment of a fee equal to 0.75% of the loan balance as a condition to exercising the second and third extension options. The ALGM mortgage loan agreement includes the following financial covenants and restrictions: (a) ALGM must maintain a debt service coverage ratio in excess of 1.15 to 1, computed using an annual interest rate of 10.09%, and (b) ALGM must establish and maintain certain escrow reserve accounts for, among other things, payment of real estate taxes, capital expenditures and tenant rollover costs. ALGM is uncombined in our predecessor's financial statements as of September 30, 2004 and is consolidated in our financial statements at September 30, 2005 and December 31, 2004.

Chatsworth Mortgage Loan.    The Chatsworth mortgage matures on May 1, 2015 and bears interest at a fixed rate of 5.65%. This non-recourse loan requires monthly payments of $230,906 representing interest in arrears and principal sufficient to amortize the loan to a balance of approximately $40.5 million at maturity, as well as monthly escrow deposits for ground lease payments required under the ground lease for the leasehold property.

Salt Lake City Mortgage Loan.    The Salt Lake City mortgage matures on September 1, 2012 and bears interest at a fixed rate of 5.16%. This non-recourse loan requires monthly payments of $100,971 representing interest in arrears and principal sufficient to amortize the loan to a balance of approximately $14.32 million at maturity, as well as monthly escrow deposits for real estate taxes.

EDS Mortgage Loan.    The EDS mortgage matures on October 8, 2015 and bears interest at a fixed rate of 5.373%. This non-recourse loan requires monthly payments of $274,997 representing interest in arrears and principal sufficient to amortize the loan to a balance of approximately $41.91 million at maturity, as well as monthly escrow deposits for real estate taxes.

Chatsworth Mezzanine Loan.    This non-recourse loan bears interest at a fixed rate of 6.64%, and requires monthly payments of interest only of $71,955 for the period February 1, 2005, through February 1, 2006, and principal and interest payments of $170,914, thereafter, which will fully amortize the loan by the maturity date of May 1, 2014.

Repurchase Obligations.    We have $58.3 million of repurchase agreements with three counterparties. These repurchase agreements are used to finance our AAA-rated, short term, floating rate securities, backed by commercial or residential mortgage loans, and other investments, generally, prior to obtaining permanent financing. These repurchase obligations mature in less than thirty days, with interest rates of LIBOR plus 0.05% to 0.07%.

Wachovia Facility.    On July 13, 2005, our wholly owned subsidiary NRFC WA Holdings, LLC, or NRFC WA, entered into a master repurchase agreement, which we refer to as the Wachovia facility, with Wachovia Bank, National Association, or Wachovia. The Wachovia facility was amended in September 2005 and currently NRFC WA may borrow up to $350 million under this credit facility in order to finance the acquisition of primarily subordinate real estate debt and other real estate loans and securities. The additional capacity and flexiblility under the amendment will allow us to accumulate sufficient collateral for a contemplated real estate debt CDO, or CDO VI, and to continue to finance other investments.

Advance rates under the Wachovia facility range from 55% to 95% (subject to increase under certain circumstances) of the value of the assets for which the advance is made. Amounts borrowed under the Wachovia facility bear interest at one-month LIBOR plus a spread which ranges from 0.20% to 3.00%, depending on the type of asset for which the amount is borrowed. The Wachovia facility has an initial maturity date of July 12, 2008, except that certain advances under the Wachovia facility are required to be repaid by February 24, 2006. If a securitization transaction is not consummated by March 30, 2006, certain advances under the facility will be subject to commitment and unused facility fees. We have agreed to a limited guarantee for the amounts borrowed by NRFC WA under the Wachovia facility.

NRFC WA may extend the term of the Wachovia facility for one year if it is not in default and must pay an extension fee of 0.25% of the aggregate amount then outstanding under the facility. If NRFC WA extends the facility's term, it will be required to retire 25% of the aggregate amount then outstanding under the facility during each quarter of the remaining year of the term.

The debt outstanding under the Wachovia facility is subject to a number of terms, conditions and restrictions including, without limitation, scheduled interest payments and the maintenance of certain margin percentages on amounts outstanding under the facility. If the market value of an asset securing outstanding debt declines, NRFC WA may be required to satisfy a margin call by paying cash or providing additional collateral. Failure to meet any margin call could result in an event of default which would enable Wachovia to exercise various rights and remedies including acceleration of the maturity date of the debt outstanding under the facility and the sale of the collateral. Following September 30, 2005, an affiliate of NRFC WA was added as a borrower under the Wachovia facility.

As of September 30, 2005, NRFC WA had $192.8 million of borrowings outstanding under this facility.

Bank of America Facility.    On September 28, 2005, we entered into a master loan, guarantee and security agreement with Bank of America, N.A., our operating partnership and NS Advisors LLC, which we refer to as the Bank of America facility. The Bank of America facility provides for an unsecured, $50 million revolving credit facility. The term of the unsecured facility is one year, with up to two one-year extensions at the discretion of Bank of America. If the unsecured facilty is not extended by Bank of America, we have the option in lieu of immediate repayment to amortize the outstanding principal balance of the unsecured facility in equal quarterly installments over twelve months upon payment of a quarterly 12.5 basis point fee on the outstanding balance under the unsecured facility at September 27, 2006 and each quarter thereafter. The interest rate on the unsecured facility is LIBOR, plus 325 basis points.

The Bank of America facility contains certain covenants, including, among other things, financial covenants requiring minimum cash liquidity, minimum tangible net worth, maximum debt to tangible net worth and minimum debt service coverage. The Bank of America facility also contains certain customary representations and warranties and events of default. The obligations of our operating partnership, which is the borrower under the unsecured facility, are guaranteed by us, NS Advisors LLC and each of our respective subsidiaries and any subsidiary of our operating partnership whose assets are included in the borrowing base for the unsecured facility.

At September 30, 2005, we had $12.0 million of borrowings outstanding under the Bank of America facility.

Liability to Subsidiary Trusts Issuing Preferred Securities.    On April 12, 2005 and May 25, 2005, NorthStar Realty Finance Trust and NorthStar Realty Finance Trust II, which we refer to as the Trusts, sold, in two private placements, trust preferred securities for an aggregate amount of $40 million and $25 million, respectively. We own all of the common stock of the Trusts. The Trusts used the proceeds to purchase our operating partnership's junior subordinated notes due March 30, 2035 and June 30, 2035, respectively, which represent all of the Trusts' assets. The terms of the junior subordinated notes are substantially the same as the terms of the trust preferred securities. The trust preferred securities have a fixed interest rate of 8.15% and 7.74% per annum, respectively, during the first ten years, after which the interest rate will float and reset quarterly at the three-month LIBOR rate plus 3.25% per annum.

We may redeem the notes, in whole or in part, for cash, at par, after March 30, 2010 and June 30, 2010, respectively. To the extent we redeem the notes, the Trusts are required to redeem a corresponding amount of trust preferred securities. On September 16, 2005, we amended the trust agreements and indentures to modify some of the payment dates for a portion of the junior subordinated notes and trust preferred securities.

The ability of the Trusts to pay dividends depends on the receipt of interest payments on the notes. We have the right, pursuant to certain qualifications and covenants, to defer payments of interest on the notes for up to nine consecutive quarters. If payment of interest on the notes is deferred, the Trusts will defer the quarterly distributions on the trust preferred securities for a corresponding period. Additional interest accrues on deferred payments at the annual rate payable on the notes, compounded quarterly.

The indenture for NorthStar Realty Finance Trust II has certain covenants that are substantially similar to those under the DBAG facility, which is discussed below, the Wachovia facility and the Bank of America facility and certain restrictions on issuing additional trust preferred securities.

DBAG Facility and CDO Bonds Payable.    On December 21, 2004, NRFC DB Holdings, LLC, one of our subsidiaries, entered into a $150 million master repurchase agreement with Deutsche Bank AG, Cayman Islands Branch, which we refer to as the DBAG facility. On March 21, 2005, the DBAG facility was amended and restated to allow NRFC DB Holdings to borrow up to $300 million in order to finance the acquisition of primarily subordinate real estate debt and other real estate loans and securities. The additional capacity and flexibility under the amendment of the DBAG facility allowed us to accumulate sufficient collateral for CDO IV, and to continue to finance other investments.

On June 14, 2005, we closed CDO IV and issued $300 million face amount of the CDO bonds which were sold in a private placement to third parties. The proceeds of the CDO IV issuance were used to repay the entire outstanding principal balance of the DBAG facility of $233.6 million at closing. The availability under the DBAG facility was reduced to $150 million subsequent to the closing of CDO IV.

The DBAG facility has an initial three-year term, which may be extended for one additional year if NRFC DB Holdings is not in default and pays an extension fee of 0.25% of the aggregate outstanding amount under the facility. If NRFC DB Holdings extends the term of the facility, it will be required to retire 25% of the aggregate outstanding amount each quarter during the remaining year of the term.

Under the terms of the DBAG facility, NRFC DB Holdings is able to finance the acquisition of mortgage loans secured by first liens on commercial or multifamily properties, junior participation interests in mortgage loans secured by first or second liens on commercial or multifamily properties, mezzanine loans secured by a pledge of the entire ownership interest in a commercial or multifamily property, B− or higher rated CMBS and BB or higher rated real estate CDOs, debt securities issued by a REIT and syndicated bank loans.

During the period from March 21, 2005 through June 14, 2005, amounts advanced under the DBAG facility in order to finance the acquisition of assets that were included in CDO IV bore interest at one-month LIBOR plus a spread of 1.00% and amounts advanced for all other assets bore interest at one-month LIBOR plus a spread which ranges from 0.75% to 2.25%. After June 14, 2005, all amounts advanced under the amended DBAG facility bear interest at a rate of one-month LIBOR plus the spread which ranges from 0.75% to 2.25%. Assets will be financed at advance rates ranging from 40% to 92.5% of the value of the assets as applicable to the asset category.

Effective April 1, 2005, the covenants under the DBAG facility require us to maintain at a certain minimum tangible net worth, a certain minimum debt service coverage ratio, a certain range of ratios of recourse indebtedness to net worth and certain minimum amounts of cash or marketable securities based on our ratio of recourse indebtedness to net worth.

The debt that may be outstanding under the DBAG facility is subject to a number of terms, conditions and restrictions including, without limitation, the maintenance of certain margin percentages on amounts outstanding under the facility. If the market value of an asset securing the outstanding debt declines, cash flow due NRFC DB Holdings may be suspended and if market value continues to decline, NRFC DB Holdings may be required to satisfy a margin call by paying cash or providing additional collateral. Failure to meet any margin call could result in an event of default which would enable Deutsche Bank AG to exercise various rights and remedies including acceleration of the maturity date of the debt outstanding under the DBAG facility or the sale of the assets financed thereunder. At November 9, 2005, we had no borrowings under the DBAG facility.

At September 30, 2005, we were in compliance with all covenants under our debt obligations.

Capital Expenditures

During 2005, we expect to incur approximately $150,000 in connection with new tenant leasing costs and capital expenditures with respect to the net lease portfolio owned by ALGM. We anticipate the sources of funds for these expenditures will come from our working capital and lender reserves.

Other Investment Activity

Warehouse Agreement for CDO VII

On September 27, 2005, we entered into a warehouse arrangement with a major commercial bank whereby the bank has agreed to purchase up to $400 million of CMBS and other real estate debt securities under our direction, with the expectation of selling such securities to our fifth investment grade CDO issuance, or CDO VII. As of September 30, 2005, we have deposited $2.5 million as security for the purpose of covering a portion of any losses or costs associated with the accumulation of these securities under the warehouse agreement and will be required to deposit additional equity based on accumulations of securities that will be made under the warehouse agreement. The bank had accumulated no real estate securities under the terms of the warehouse agreement as of September 30, 2005. From September 30, 2005 through November 10, 2005, the warehouse provider has acquired approximately $108.8 million in CMBS and REIT debt securities under the warehouse agreement. The CDO VII warehouse agreement also provides for our notional participation in the income that the assets generate after deducting a notional debt cost.

Cash Flows

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

The net cash flow provided by operating activities of $807.0 million increased $804.6 million for the nine months ended September 30, 2005 from $2.4 million of cash provided by operations for the nine months ended September 30, 2004. This increase was primarily due to sales of short-term highly liquid investments included in operating activities, where the corresponding repayment of short term repurchase financing was included in financing activities.

The net cash flow used in investing activities of $712.6 million increased by $692.7 million for the nine months ended September 30, 2005 from $19.9 million for the nine months ended September 30, 2004. Net cash used in investing activities in 2005 consisted primarily of the purchase of operating real estate, funds used to purchase debt securities available for sale, real estate debt investments, as well as funding of new warehouse deposits for our CDOs.

The net cash flow used in financing activities of $121.6 million increased by $140.2 million for the nine months ended September 30, 2005 from $18.6 million of cash flow provided by financing activities for the nine months ended September 30, 2004. The primary use of cash flow in financing activities in 2005 was for the repayment of our repurchase agreements which financed our short term, highly liquid investments, the repayment of the DBAG facility in connection with the closing of CDO IV, the repayment of a portion of the existing mortgage on the ALGM portfolio in connection with the sale of 729 Seventh Avenue and payments of dividends and distributions to our unit holders of $8.0 million. This was offset by proceeds from the issuance of CDO IV bonds, issuance of trust preferred securities and our mortgage and credit faciility borrowings.

2004 Pro Forma Period Compared to Year Ended December 31, 2003

To facilitate a comparison of cash flows for the year ending December 31, 2004 to the prior year, we have combined our predecessor's cash flows for the period from January 1, 2004 to October 28, 2004 with our cash flows for the period from October 29, 2004 to December 31, 2004.

The net cash flow used in operating activities of $826.3 million for the year ended December 31, 2004 decreased by $827.6 million from $1.3 million of cash provided by operations for the year ended December 31, 2003, primarily due to the required inclusion of purchases of short-term highly liquid investments in operating activities, where the corresponding short-term repurchase financing is included in financing activities. Adjusting for the effect of these purchases, cash provided from operating activities would have only decreased $0.8 million from 2004 to 2003.

The net cash flow used in investing activities increased by $117.4 million for the year ended December 31, 2004 to a use of $127.2 million from a use of $9.8 million for the year ended December 31, 2003. Net cash used in investing activities in 2004 consisted primarily of purchases of real estate and interests in entities in connection with our IPO, funds used to purchase our interest in the unrated income and the "BB" rated notes of CDO II, as well as purchases of subordinate debt investments.

The net cash flow provided by financing activities increased by $990.7 million for the year ended December 31, 2004 to $1.0 billion from $9.6 million from financing activities for the year ended December 31, 2003. The primary sources of cash flow from financing activities in 2004 were our net proceeds from our repurchase agreements and credit facility, net IPO proceeds, loan proceeds to finance CDO II and contributions by owners, prior to our IPO.

Recent Developments

Real Estate Debt Investments

The following summarizes real estate debt investments acquired subsequent to September 30, 2005:

	Carrying Value (in thousands)	Allocation by Investment Type	Average Fixed Rate	Average Spread Over LIBOR
Whole loans, floating rate	$12,849	31.1%	—	3.25%
Whole loans, fixed rate	13,367	32.4%	5.27%	—
Mezzanine loan, floating	15,000	36.3%	—	6.00%
Mezzanine loans, fixed rate	95	0.2%	15.00%	—
Total/Average	$41,311	100.0%	5.33%	4.73%

Timarron Acquisition

On October 20, 2005, we entered into a definitive purchase agreement with Allied Capital to acquire Timarron. Timarron, based in Dallas, Texas, was organized by former senior executives of Principal Financial and other leading financial institutions to develop a nationwide commercial mortgage loan origination platform. The closing of the acquisition is expected to occur in January 2006. Allied Capital has agreed to continue to provide Timarron with warehouse financing to fund its origination activities through the closing. The purchase price will be between $2.0 million and $2.6 million, depending upon whether certain performance hurdles are achieved by Timarron prior to the closing. Following the closing of the acquisition, Timarron will be renamed NorthStar Mortgage Capital LP. NorthStar Mortgage Capital will originate commercial mortgage loans for our commercial real estate debt portfolio.

Net Lease Properties

1552 Broadway Sales Contract.    On October 25, 2005, we entered into a definitive agreement to sell our fee interest in the property at 1552 Broadway in New York City to NRMI for a purchase price of $48 million, or $3,970 per square foot. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in Times Square. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005. We estimate that we will record a gain on sale of approximately $23.1 million upon closing of the sale of the property.

Salt Lake City Property.    On August 2, 2005, we acquired a 117,553 square foot office building in Salt Lake City, Utah for approximately $22.0 million. This property is 100% leased to the General Services Administration under a lease that expires in April 2012. The property is financed with a 5.16% fixed rate, seven-year non-recourse first mortgage loan of $17 million.

EDS Portfolio.    On September 30, 2005, we acquired a portfolio of four office buildings with 387,842 square feet of rentable space for $61.4 million. The four buildings comprising the EDS portfolio are located in Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania, and are leased to EDS under leases expiring in 2015. The first year rent is approximately $5.0 million, with rent increases of 10.0% at the beginning of the third lease year, 10.0% at the beginning of the sixth lease year and 2.5% at the beginning of the ninth lease year. We financed the acquisition with a $49.1 million non-recourse mortgage with a fixed rate of 5.373% which matures in 2015. In connection with the acquisition, Koll Development Company, an affiliate of NorthStar Capital, received a brokerage commission of $921,000. The acquisition and the associated brokerage fees payable to Koll Development Company were approved in advance by all of the independent members of our board of directors.

Executive Centre Acquisition.    On October 12, 2005, we entered into a definitive agreement, and subsequently made a $2 million non-refundable deposit in connection with such agreement, to acquire Executive Centre I, II and III, a suburban office park comprising three mid-rise, class A buildings totaling 486,963 square feet of rentable space, for $68.5 million. The buildings are located in Cincinnati, Ohio. This transaction is scheduled to close in the fourth quarter of 2005.

Trust Preferred Private Placement

On November 22, 2005 we completed a private placement of $40 million of trust preferred securities through our subsidiary, NorthStar Realty Finance Trust III. The proceeds were used to repay $32 million of short term debt and to fund new investments. These trust preferred securities have a 30-year term, ending January 30, 2036. They bear interest at a fixed rate of 7.81% for the first ten years, ending January 2016, whereupon the rate floats at three-month LIBOR plus 2.83%. These securities are redeemable at par beginning on January 30, 2011.

Dividends

On October 6, 2005, we declared a cash dividend of $0.23 per share of common stock. The dividend was paid on October 21, 2005 to the shareholders of record as of the close of business on October 14, 2005.

Related Party Transactions

Advisory Fee — NorthStar Funding LLC

In 2001, our predecessor entered into an advisory agreement with the NSF venture, whereby it receives as compensation for its management of investments of the NSF venture an advisory fee equal to 1% per annum of the capital invested by the NSF venture. Additionally, NorthStar Funding Managing Member LLC is entitled to an incentive profit participation equal to 10% of the profit after a minimum required return on the NSF venture's capital and a return of and on capital based upon the operating performance of the NSF venture's investments. Prior to the contribution of the initial investments to our operating partnership and the formation transactions, NorthStar Funding Managing Member LLC received 75% of this incentive profit participation equal to 10% of the profit after a minimum required return on NSF venture's capital and a return of and on capital based on the operating performance of the NSF venture's investments. We and our predecessor earned and recognized advisory fees from the NSF venture of approximately $192,000, $876,000, $522,000 and $8,000 for the periods October 29 to December 31, 2004 and January 1 to October 28, 2004, respectively, and the year ended December 31, 2003 and 2002, respectively. We earned and recognized advisory fees from the NSF venture of approximately $108,000 and $408,000 for the three and nine months ended September 30, 2005. Our predecessor earned and recognized advisory fees from the NSF venture of approximately $251,000 and $744,000 for the three and nine months ended September 30, 2004. We and our predecessor received combined profit participation distributions of $227,000 during the year ended December 31, 2004. We and our predecessor received combined profit participation distributions of $925,000 and $120,000 during the nine months ended September 30, 2005 and 2004, respectively. Because such distributions may have to be refunded, no profit participation distributions were recognized as income pursuant to Method 1 of Emerging Issues Task Force Topic D-96.

Advisory Fees — CDOs

In August 2003, July 2004, March 2005 and September 2005, CDO I, CDO II, CDO III and CDO V, respectively, entered into agreements with NS Advisors LLC to perform certain advisory services. We and our predecessor earned total fees of approximately $471,000 and $1,595,000 for the periods October 29 to December 31, 2004 and January 1 to October 28, 2004, respectively, and $504,000 for the year ended December 31, 2003, of which $82,000 and $117,000 is unpaid and included in our and our predecessor's balance sheets as of December 31, 2004 and 2003, respectively, as due from affiliates. We earned total fees of approximately $1,054,000 and $2,825,000 for the three and nine months ended September 30, 2005. Our predecessor earned total fees of approximately $701,000 and $1,390,000 for the three and nine months ended September 30, 2004. Our predecessor also earned structuring fees of $500,000 in connection with the closing of CDO I and CDO II for the years ended December 31, 2004 and 2003. We earned a structuring fee of $500,000 in connection with the closing of CDO III for the nine months ended September 30, 2005. These fees reduced our predecessor's and our investments in debt securities available for sale. No such fee was earned in connection with the closing of CDO V.

ALGM

On December 28, 2004, we terminated the asset management agreement with Emmes, for a termination payment of approximately $380,000, which is equal to two quarters of payments of the annual existing fee of $760,000. On that date, ALGM and Emmes entered into a new asset management agreement which is cancelable on 30 days notice by ALGM. The annual asset management fee under the new agreement is equal to 3.5% of gross collections from tenants of the properties not to exceed $350,000 or be less than $300,000 per year, except that in the event the assets under management are decreased the fee shall not have a minimum. Total fees incurred under the prior asset management agreement were $516,000, $24,000 and $67,000 for the period October 29, 2004 through December 31, 2004 and the three and nine months ended September 30, 2005, respectively, including a termination payment of $385,000 in 2004.

Sublease Agreement

Upon consummation of our IPO, we entered into a one-year shared facilities and services agreement with NorthStar Capital pursuant to which NorthStar Capital agreed to provide us, directly or through its subsidiaries, with the facilities and services as follows: 1) fully-furnished office space for our employees at NorthStar Capital's corporate headquarters; 2) use of common facilities and office equipment, supplies and storage space at NorthStar Capital's corporate headquarters; 3) accounting support and treasury functions; 4) tax planning and REIT compliance advisory services; and 5) other administrative services for a fixed annual fee during the initial one-year term of $1.57 million, payable in monthly installments, plus additional charges for out-of-pocket expenses and taxes.

Since our IPO, we have hired additional accounting, legal and administrative personnel and have obtained separate office space sufficient to temporarily accommodate most of our business operations. Accordingly, following the initial one-year term of the shared facilities and services agreement, which expired on October 29, 2005, we terminated the agreement and entered into a more limited sublease agreement with NorthStar Capital. Under the new sublease, we will rent on a month-to-month basis the NorthStar Capital office space currently used by our accounting, legal and administrative personnel (currently 7 people). The sublease rent is calculated as a per person monthly charge, based on a "turn key" office arrangement (computer, network, telephone and furniture supplied) for each person utilizing the NorthStar Capital facilities. We may increase or decrease the number of people needing such accommodations, and we expect that the sublease rental payment would increase or decrease accordingly. Rent under the sublease is $30,001 per month commencing November 1, 2005. The sublease agreement has been approved by a majority of the independent board members of both our board of directors and the board of directors of NorthStar Capital.

Total fees and expenses incurred by us under the shared facilities and services agreement amounted to $0.2 million, $0.3 million and $1.0 million, for the period from October 29, 2004 to December 31, 2004 and the three and nine months ended September 30, 2005, respectively.

Contractual Commitments

As of September 30, 2005, we had the following contractual commitments and commercial obligations (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Mortgage loan – ALGM	$14,464	$14,464	$—	$—	$—
Mortgage loan – Chatsworth	43,844	67	558	619	42,600
Mortgage loan – Salt Lake City	16,972	54	687	760	15,471
Mortgage loan – EDS	49,120	—	749	1,394	46,977
Mezzanine loan payable – Chatsworth	13,000	—	2,308	2,860	7,832
Repurchase agreements	58,302	58,302	—	—	—
Securities sold, not yet purchased	24,553	24,553	—	—	—
CDO bonds payable	300,000	—	—	—	300,000
Liability to subsidiary trusts issuing preferred securities	67,020	—	—	—	67,020
Wachovia facility	192,804	—	—	192,804	—
Bank of America facility(1)	12,000	3,000	9,000	—	—
Capital leases(2)	17,866	88	712	934	16,132
Operating leases	13,735	304	1,104	944	11,383
Total contractual obligations	$823,680	$100,832	$15,118	$200,315	$507,415

(1)	Assumes the facility is not extended and assumes the payment of a quarterly 12.5 basis point fee on the outstanding balance under the facility at September 27, 2006 and each quarter thereafter.

(2)	Includes interest on the capital leases.

Off Balance Sheet Arrangements

As of September 30, 2005, we had the material off balance sheet arrangements described below.

We have provided an indemnity to NorthStar Partnership for any liability it may have under its limited guaranties to the lender under ALGM's mortgage loan. At September 30, 2005, NorthStar

Partnership had a maximum exposure of $14.5 million under its guaranty to Greenwich Capital Financial Products, Inc. for such triggering events as fraud, misapplication of funds and failure to pay taxes. NorthStar Partnership also provided Greenwich Capital Financial Products, Inc. with a limited repayment guaranty that may be triggered by the termination of a lease related to one of the properties in the New York property portfolio. The maximum exposure for such lease termination was equal to $2.5 million at September 30, 2005.

Our potential losses in CDO I, CDO II, CDO III and CDO V are limited to our aggregate carrying value which was approximately $107.0 million at September 30, 2005.

The terms of the portfolio of real estate securities held by CDO I, CDO II, CDO III and CDO V are matched with the terms of the non-recourse CDO liabilities. These CDO liabilities are repaid with the proceeds of the principal payments on the real estate securities collateralizing the CDO liabilities when these payments are actually received. There is no refinancing risk associated with the CDO liabilities, as principal is only due to the extent that it has been collected on the underlying real securities and the stated maturities are noted above. CDOs produce a relatively predictable income stream based on the spread between the interest earned on the underlying securities and the interest paid on the CDO liabilities. This spread may be reduced by credit losses on the underlying securities or by hedging mismatches. CDO I, CDO II, CDO III and CDO V have not incurred any losses on any of their securities investments from the date of purchase through September 30, 2005. We receive quarterly cash distributions from CDO I and monthly cash distributions from CDO II, CDO III and CDO V, each representing our proportionate share of the residual cash flow from the CDOs, as well as collateral advisory fees and interest income on the unrated income notes of CDO II, CDO III and CDO V. Our residual interests in the cash flows of these CDOs are accounted for as debt securities pursuant to Emerging Issues Task Force Topic 99-20.

The following table describes certain terms of the collateral for and the notes issued by CDO I, CDO II, CDO III and CDO V as of September 30, 2005:

	CDO Collateral			CDO Notes
	Par Value of CDO Collateral (in thousands)	Weighted Average Interest Rate	Weighted Average Expected Life (years)	Outstanding CDO Notes (in thousands)(1)	Weighted Average Interest Rate	Stated Maturity
CDO I	$352,066	6.60%	6.47	$336,776	6.05%	8/1/2038
CDO II	$393,485	6.22%	7.26	$357,083	5.49%	6/1/2039
CDO III	$401,929	6.20%	6.74	$361,000	5.40%	6/1/2040
CDO V	$490,979	5.84%	8.52	$461,500	2.88%	9/5/2045

(1)	Includes only notes held by third parties.

CDO I, CDO II, CDO III and CDO V are variable interest entities. However, management has determined that we are not, and our predecessor was not, the primary beneficiary of CDO I, CDO II, CDO III or CDO V and as such, in accordance with FIN 46R, we did not consolidate CDO I, CDO II, CDO III or CDO V. The FASB has continued to discuss potential refinements to FIN 46R associated with, among other things, the types of interests which create variability and which type of interests absorb income and loss variability, and how such income and loss variability should be measured. In the event that the FASB modifies its interpretation of FIN 46R as it applies to the consolidation of variable interest entities, we would reevaluate our determination of the primary beneficiary. Depending on the modifications which are made, it is possible that we may be required to consolidate our interests in our CDOs in the future.

At this time, we do not anticipate a substantial risk of incurring a loss with respect to any of the arrangements described above.

Inflation

Our leases for tenants of ALGM are either:

•	net leases where the tenants are responsible for all real estate taxes, insurance and operating expenses and the leases provide for increases in rent either based on changes in the Consumer Price Index, or CPI, or pre-negotiated increases; or

•	operating leases which provide for separate escalations of real estate taxes and operating expenses over a base amount, and/or increases in the base rent based on changes in the CPI.

We believe that inflationary increases in expenses will generally be offset by the expense reimbursements and contractual rent increases described above to the extent of occupancy.

We believe that the risk associated with an increase in market interest rates on the floating rate debt used to finance our investments in our investment grade CDOs, ALGM, and our direct investments in real estate debt, is largely offset by our strategy of matching the terms of our assets with the terms of our liabilities and through our use of hedging instruments.

Funds from Operations and Adjusted Funds from Operations

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company's cash flow generated from operations. We believe that AFFO is helpful to investors as a measure of our liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding or our ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, our use of AFFO may assist investors in comparing our liquidity position with that of other REITs. We calculate AFFO by subtracting from (or adding) to FFO:

•	normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain our properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under FAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation.

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO and AFFO are additional appropriate measures of our operating performance because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. Since FFO is generally recognized as industry standards for measuring the operating performance of an equity REIT, we also believe that FFO provides investors with an additional useful measure to compare our financial performance to other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Set forth below is a reconciliation of our calculations of FFO and AFFO to net income (loss):

	The Company	The Predecessor	The Company	The Predecessor
	Nine Months Ended September 30,		October 29, 2004 to December 31, 2004	January 1, 2004 to October 28, 2004	2003	2002
	2005	2004
Funds from operations:
Income (loss) before minority interests	$8,454,000	$1,122,000	$(3,076,000)	$1,194,000	$1,737,000	$193,000
Adjustments:
Depreciation and amortization	2,833,000	—	272,000	—	—	—
Funds from discontinued operations	509,000	—	145,000	—	—	—
Real estate depreciation and amortization – unconsolidated ventures	—	1,461,000	—	1,608,000	2,204,000	2,255,000
Funds from operations	$11,796,000	$2,583,000	$(2,659,000)	$2,802,000	$3,941,000	$2,448,000
Adjusted funds from operations:
Funds from Operations	$11,796,000	$2,583,000	$(2,659,000)	$2,802,000	$3,941,000	$2,448,000
Straightline rental income, net	(47,000)	—	(18,000)	—	—	—
Straightline rental income – unconsolidated ventures	—	(715,000)	—	(456,000)	(654,000)	(1,062,000)
Straightline rental income, discontinued operations	(290,000)	—	(134,000)	—	—	—
Fair Value Lease Revenue (FAS 141 adjustment)	(4,000)	—	—	—	—	—
Amortization of deferred compensation	2,499,000	—	2,903,000	—	—	—
Adjusted funds from operations(1)	$13,954,000	$1,868,000	$92,000	$2,346,000	$3,287,000	$1,386,000

(1)	FFO and AFFO for the period from October 29, 2004 through December 31, 2004 have been reduced by one-time formation and organization costs of $517,000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the exposure to loss resulting from changes in interest rates and equity prices. We are subject to credit risk and interest rate risk with respect to our investments in real estate debt and real estate securities. The primary market risk that we are exposed to is interest rate risk. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Our interest rate risk sensitive assets, liabilities and related derivative positions are generally held for non-trading purposes. As of September 30, 2005, a hypothetical 100 basis point increase in interest rates applied to our variable rate assets would increase our annual interest income by approximately $5,810,000, offset by an increase in our interest expense of approximately $5,294,000 on our variable rate liabilities.

Real Estate Debt

We invest in real estate debt instruments secured by commercial and multifamily properties, including first lien mortgage loans, junior participations in first lien mortgage loans, which we also refer to as senior mortgage loans, second lien mortgage loans, mezzanine loans, and preferred equity interests in borrowers who own such properties. We generally hold these instruments for investment rather than trading purposes. These investments are either floating or fixed rate. The interest rates on our floating rate investments typically float at a fixed spread over an index such as LIBOR. These instruments typically reprice every 30 days based upon LIBOR in effect at that time. Given the frequent and periodic repricing of our floating rate investments, changes in interest rates are unlikely to affect the value of our floating rate portfolio. Changes in short-term rates will, however, affect earnings from our investments. Increases in LIBOR will increase the interest income received by us on our investments and therefore increase our earnings. Decreases in LIBOR have the opposite effect.

We also invest in fixed rate investments. The value of these investments may be affected by changes in long-term interest rates. To the extent that long-term interest rates increase, the value of long-term fixed rate assets is diminished. Any fixed rate real estate debt investments which we hold would be similarly impacted. We do not generally seek to hedge this type of risk unless the asset is leveraged as the costs of such a hedging transaction over the term of such an investment would generally outweigh the benefits. If fixed rate real estate debt is funded with floating rate liabilities, the funding cost will be fixed through the use of interest rate swaps, caps or other hedges. Because the interest rates on our fixed rate investments are generally fixed through maturity of the investment, changes in interest rates do not affect the income we earn from our fixed rate investments.

In our real estate debt business we are also exposed to credit risk, which is the risk that the borrower under our loan agreements cannot repay its obligations to us in a timely manner. While we have never experienced a payment default or even a late payment to date, our position in the capital structure may expose us to losses as a result of such default in the future. In the event that the borrower cannot repay our loan, we may exercise our remedies under the loan documents which may include a foreclosure against the collateral if we have a foreclosure right as a real estate debtholder under the loan agreement. The real estate debt that we intend to invest in will often allow us to demand foreclosure as a real estate debtholder if our loan is in default. To the extent the value of our collateral exceeds the amount of our loan (including all debt senior to us) and the expenses we incur in collecting on our loan, we would collect 100% of our loan amount. To the extent that the amount of our loan plus all debt senior to our position exceeds the realizable value of our collateral, then we would incur a loss. We also incur credit risk in our periodically scheduled interest payments which may be interrupted as a result of the operating performance of the underlying collateral.

We seek to manage credit risk through a thorough financial analysis of a transaction before we make such an investment. Our analysis is based upon a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to evaluating the credit risk inherent in a transaction.

We expect our investments to be denominated in U.S. dollars or, if they are denominated in another currency, to be converted back to U.S. dollars through the use of currency swaps. It may not be possible to eliminate all of the currency risk as the payment characteristics of the currency swap may not exactly match the payment characteristics of the investments.

Real Estate Securities

In our real estate securities business, we mitigate credit risk through credit analysis, subordination and diversification. The CMBS we invest in are generally junior in right of payment of interest and principal to one or more senior classes, but benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The senior unsecured REIT debt securities we invest in reflect comparable credit risk. Credit risk refers to each individual borrower's ability to make required interest and principal payments on the scheduled due dates. We believe that these securities offer attractive risk-adjusted returns with reasonable long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities and certain other features of a securitization, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of REIT securities, are designed to bear the first risk of default and loss. The real estate securities portfolios of our investment grade CDOs are diversified by asset type, industry, location and issuer. We further minimize credit risk by actively monitoring the real estate securities portfolios of our investment grade CDOs and the underlying credit quality of their holdings and, where appropriate, liquidating our investments to mitigate the risk of loss.

At September 30, 2005, the real estate securities that serve as collateral for CDO I, CDO II, CDO III and CDO V each had an overall weighted average credit rating of approximately BBB– and approximately 74.6%, 74.4%, 72.2%, and 81.1%, respectively, of these securities are investment grade.

The real estate securities underlying our investment grade CDOs are also subject to spread risk. The majority of these securities are fixed rate securities, which are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. In other words, their value is dependent on the yield demanded on such securities by the market, as based on their credit relative to U.S. Treasuries. An excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these securities, resulting in the use of a higher or "wider" spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value these securities. Under these conditions, the value of our real estate securities portfolio would tend to decrease. Conversely, if the spread used to value these securities were to decrease or "tighten," the value of our real estate securities would tend to increase. Such changes in the market value of our real estate securities portfolio may affect our net equity or cash flow either directly through their impact on unrealized gains or losses on available-for-sale securities by diminishing our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

Returns on our real estate securities are sensitive to interest rate volatility. If interest rates increase, the funding cost on liabilities that finance the securities portfolio will increase if these liabilities are at a floating rate or have maturities shorter than the assets.

Our general financing strategy focuses on the use of "match-funded" structures. This means that we seek to align the maturities of our debt obligations with the maturities of our investments in order to minimize the risk of being forced to refinance our liabilities prior to the maturities of our assets, as well as to reduce the impact of fluctuating interest rates on earnings. In addition, we generally match interest rates on our assets with like-kind debt, so that fixed rate assets are financed with fixed rate debt and floating rate assets are financed with floating rate debt, directly or through the use of interest rate swaps, caps or other financial instruments or through a combination of these strategies. Our investment grade CDOs utilize interest rate swaps to minimize the mismatch between their fixed rate assets and floating rate liabilities. We expect to hedge the interest rate risk in future investment grade CDOs in a similar manner.

Our financing strategy is dependent on our ability to place the match-funded debt we use to finance our real estate securities at spreads that provide a positive arbitrage. If spreads on the bonds issued by CDOs widen or if demand for these liabilities ceases to exist, then our ability to execute future CDO financings will be severely restricted.

Interest rate changes may also impact our net book value as our investments in debt securities are marked-to-market each quarter with changes in fair value reflected in other comprehensive income (a separate component of owners' equity). Generally, as interest rates increase, the value of fixed rate securities within the CDO, such as CMBS, decreases and as interest rates decrease, the value of these securities will increase. These swings in value have a corresponding impact on the value of our investment in the CDO. Within the CDO, we seek to hedge against changes in cash flows attributable to changes in interest rates by entering into interest rate swaps/caps and other derivative instruments as allowed by our predecessor's risk management policy. Such derivatives are designated as cash flow hedge relationships according to SFAS No. 133.

During the warehouse period for CDOs, the market value of the securities in the warehouse is hedged, typically by short selling U.S. agency-sponsored (Federal National Mortgage Association or Federal Home Loan Mortgage Corp.) debentures or U.S. Treasury securities in the warehouse. Movements in interest rates are expected to result in a price movement for the hedge position that is opposite to and offsets the price movement of the fixed rate securities in the warehouse.

Debt Securities Held for Trading

Subsequent to the closing of our IPO, we temporarily invested a portion of the net proceeds of our IPO in primarily AAA-rated, short-term, floating rate commercial and residential mortgage-backed securities which are subject to fluctuations in market value. These securities are financed with leverage of up to 97% which may magnify this price volatility. If the market value of these securities were to decline, we would need to post additional collateral or liquidate a portion of these securities, possibly at a loss. The short-term securities that we have temporarily invested in have been selected to mitigate this risk to the extent possible. Their floating rate coupon, short duration, and high credit ratings all serve to maximize liquidity and to minimize the price volatility of these securities. Nevertheless, even a small decline in the price of these securities may be magnified by the leverage and result in a loss to us when the assets are liquidated. Unrealized losses may also occur even if the assets are not liquidated because these securities are held for trading purposes.

Net Lease Properties

Our ability to manage the interest rate risk and credit risk associated with the assets we acquire is integral to the success of our net lease properties investment strategy. Although we may, in special situations, finance our purchase of net lease assets with floating rate debt, our general policy will be to mitigate our exposure to rising interest rates by financing our purchases with fixed rate mortgages. We seek to match the term of fixed rate mortgages to our expected holding period for the underlying asset. Factors we consider to assess the expected holding period include, among others, the primary term of the lease as well as any extension options that may exist.

We expect the credit profiles of our tenants will primarily be unrated and below investment grade. In order to ensure that we have as complete an understanding as possible of a tenant's ability to satisfy its obligations under its lease, we expect to undertake a rigorous credit evaluation of each tenant prior to executing sale/leaseback or net lease asset acquisitions. This analysis will include an extensive due diligence investigation of the tenant's business as well as an assessment of the strategic importance of the underlying real estate to the tenant's core business operations. Where appropriate, we may seek to augment the tenant's commitment to the facility by structuring various protection mechanisms into the underlying leases. These mechanisms could include security deposit requirements or affiliate guarantees from entities we deem to be creditworthy.

Derivatives and Hedging Activities

To limit the exposure to the variable LIBOR rate on the corporate debt, we entered into various swap agreements to fix the LIBOR rate on a portion of our variable rate debt. The fixed LIBOR rates ranges from 4.18% to 5.03%. The following table summarizes the notional amounts and fair (carrying) values of our derivative financial instruments as of September 30, 2005 (in thousands):

	Notional Amount	Fair Value	Range of Maturity
Interest rate swaps, treated as hedges	$39,912	$248	December 2010 - November 2018

BUSINESS

Overview

We are an internally-managed real estate finance company that makes investments in real estate debt, real estate securities and net lease properties. We conduct our operations so as to qualify as a REIT for federal income tax purposes. We invest in those areas of commercial real estate finance that enable us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures.

We are focused on the following three core businesses:

•	Real Estate Debt: We acquire, originate and structure senior and subordinate debt investments secured primarily by commercial and multi-family real estate properties.

•	Real Estate Securities: We invest in commercial real estate debt securities including CMBS, REIT unsecured debt, and credit tenant loans.

•	Net Lease Properties: We acquire properties that are primarily net leased to corporate tenants.

We believe that these businesses are complementary due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitization to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments, primarily by issuing CDOs. We allocate capital to these businesses in such a way as to diversify our credit risk and to optimize our returns.

Our Business Strategy

Our primary objectives are to make real estate related investments that produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders. Our strategy is to target sectors that combine characteristics of both real estate and fixed income investments. We believe we derive a competitive advantage from the combination of our real estate and capital markets expertise, which enables us to manage credit risk across all three business lines as well as to structure and finance our assets efficiently.

We believe our complementary core businesses provide us with the following synergies that enhance our competitive position:

Sourcing Investments.    CMBS, real estate debt and net leased properties are often sourced from the same originators. We can offer a single source of financing by purchasing or originating a rated senior interest for our real estate securities portfolio and an unrated junior interest for our real estate debt portfolio.

Credit Analysis.    Real estate debt interests are usually marketed to investors prior to the issuance of CMBS backed by rated senior interests secured by the same property. By participating in both sectors, we can utilize our underwriting resources more efficiently and enhance our ability to underwrite the securitized debt.

CDO Financing.    Our experience and reputation as a CDO manager enables us to access low cost, match funded financing for all of our real estate securities and real estate debt investments.

Capital Allocation.    Through our participation in these three businesses, we benefit from market information that enables us to make more informed decisions with regard to the relative valuation of financial assets and capital allocation.

Our Corporate History

We were formed as a Maryland corporation in October 2003 in order to continue and expand the subordinate real estate debt, real estate securities and net lease businesses begun by our management at NorthStar Capital. We commenced operations upon the closing of our IPO in October 2004 and conduct substantially all of our operations and investing activities through our operating partnership and its subsidiaries.

Concurrently with the closing of our IPO, three subsidiaries of NorthStar Capital contributed our initial investments to our operating partnership and the persons employed in NorthStar Capital's real estate securities and real estate debt businesses became our employees. In exchange for the contribution of the initial investments, the three contributing subsidiaries of NorthStar Capital received an aggregate of approximately 4.7 million units of limited partnership interest in our operating partnership, or operating partnership units, each of which may be redeemed for cash or, at our election, one share of our common stock beginning October 29, 2006. Since completing our IPO, we have continued to expand our business and have made approximately $1.5 billion of investments, consisting of: approximately $559 million in real estate debt, approximately $744 million in real estate securities and approximately $147 million in net lease properties. At September 30, 2005, our total assets under management were approximately $2.6 billion.

We also entered into a one-year shared facilities and services agreement with NorthStar Capital pursuant to which NorthStar Capital provides us with office space at NorthStar Capital's corporate headquarters; accounting support and treasury functions; tax planning and REIT compliance advisory services; and other administrative services for an initial annual fee of approximately $1.57 million. This agreement was terminated on October 29, 2005 and we entered into a more limited sublease agreement with NorthStar Capital. See "Related Party Transactions—Sublease Agreement." In addition, we entered into a non-competition agreement with NorthStar Capital and NorthStar Partnership pursuant to which NorthStar Capital and NorthStar Partnership each agreed not to engage in the subordinate real estate debt, real estate securities and net lease properties businesses, or make investments in or acquire entities engaged in these businesses, for a period of three years following the consummation of our IPO.

Our Ownership Structure

The following chart illustrates our ownership structure:

(1)	Each of our executive officers and certain of our other employees and co-employees of us and NorthStar Capital own an aggregate of 822,619 LTIP units, either directly or through a limited liability company, in NorthStar Realty Finance Limited Partnership, our operating partnership. These LTIP units, and the interests in the limited liability company to which certain of these LTIP units are issued, are a form of long-term equity-based compensation granted pursuant to our stock incentive plan and vest as to one-twelfth of the total amount granted as of the end of each of the quarters ending on January 29, April 29, July 29 and October 29 of each year for the three-year vesting period of the grant.

(2)	NorthStar Partnership currently owns approximately 13.40% of the limited partnership interests of NorthStar Realty Finance Limited Partnership. Messrs. Hamamoto and Scheetz each own approximately 10.9% of the outstanding common stock of NorthStar Capital and 6.6% of the outstanding partnership interests of NorthStar Partnership which are redeemable for cash or, at NorthStar Capital's election, shares of common stock of NorthStar Capital. Assuming redemption of all outstanding partnership interests of NorthStar Partnership for shares of common stock of NorthStar Capital, each of Messrs. Hamamoto and Scheetz would own approximately 14.6% of the common stock of NorthStar Capital. Mr. Wasterlain, our chief investment officer, currently owns 0.80% of the limited partnership interests of our operating partnership. Unrelated investors currently own 3.4% of the limited partnership interests of our operating partnership.

(3)	In order for NRFC Sub-REIT Corp., our private REIT, to qualify as a REIT under the Internal Revenue Code for the taxable year ending December 31, 2004, it was required to have at least 100 stockholders by January 30, 2005. Accordingly, our private REIT issued 125 shares of preferred stock to approximately 125 outside investors for $1,000 per share on January 3, 2005.

(4)	We hold substantially all of our investments, other than the 83% equity interest in NS CDO Holdings I, LLC, the issuer of our first CDO, through NRFC Sub-REIT Corp., our private REIT.

Our Business Lines

Real Estate Debt Investments

Overview

We acquire, originate and structure senior and subordinate debt investments in income-producing commercial and multifamily properties, including first lien mortgage loans, which are also referred to as senior mortgage loans, junior participations in first lien mortgage loans, second lien mortgage loans, mezzanine loans, and preferred equity interests in borrowers who own such properties. While our primary focus is directed at investing in and originating loans secured by income-producing assets, we may on occasion make investments in real estate-related loans secured by properties that require stabilization during the initial leasing of the property or involve repositioning or are under development, such as residential condominium conversions. We seek to make real estate debt investments that offer the most attractive risk-adjusted returns and evaluate the risk based upon our underwriting criteria and the pricing of comparable investments.

NorthStar Capital commenced its business of investing in subordinate real estate debt in 2001 through the NSF venture. NorthStar Capital contributed its interests in the NSF venture to our operating partnership upon consummation of our IPO. We source investments through mortgage loan originators, such as the securitization operations of large commercial and investment banks, mortgage loan brokers, as well as directly from borrowers.

Targeted Investments

Our investments typically have the following characteristics:

•	terms of 2 to 10 years and in some cases, such terms are inclusive of extension options;

•	collateral in the form of a first mortgage or a subordinate interest in a first mortgage on real property, a pledge of ownership interests in a real estate owning entity or a preferred equity investment in a real estate owning entity;

•	investments secured by income-producing commercial or multi-family properties;

•	investment amounts of $5 million to $50 million;

•	floating interest rates priced at a spread over LIBOR or fixed interest rate;

•	investments in which the borrower purchases an interest rate cap or other hedge to protect against interest rate volatility in the case of floating rate investments; and

•	an intercreditor agreement that outlines our rights relative to investors with more senior positions in the capital structure of the transaction and that typically provides us with a right to cure any defaults to the lender of those tranches senior to us and, under certain circumstances, to purchase senior tranches.

Underwriting Factors for Real Estate Debt

We employ a standardized underwriting process that focuses on a number of factors, including:

•	fundamental real estate analysis of the underlying real estate collateral, including tenant rosters, lease terms and the asset's overall competitive position in its market;

•	market factors that may influence the economic performance of the collateral;

•	the operating expertise and financial strength of the sponsor or borrower;

•	the overall structure of the investment and the lenders' rights in the loan documentation;

•	real estate and leasing market conditions affecting the asset;

•	macroeconomic conditions that may influence operating performance;

•	the ability to liquidate an investment through a sale or refinancing of the collateral;

•	the cash flow coverage in place and projected to be in place over the term of the loan;

•	a valuation of the property and our investment basis relative to its value;

•	review of third-party reports including appraisals, engineering and environmental reports; and

•	physical inspections of properties and markets.

We monitor property-level performance of the collateral underlying our debt investments. We regularly review updated information such as operating statements, rent rolls, major tenant lease signings, renewals, expirations and modifications; changes in property management and management fees; changes in operating expenses; borrower's and sponsor's financial condition; distributions from leasing reserves and capital accounts; real estate market conditions; sales of comparable and competitive properties; occupancy and asking rents at competitive properties; and financial performance of major tenants.

Prior to June 30, 2005, we were primarily focused on the acquisition or origination of subordinate debt investments secured primarily by real estate properties. We have recently been placing more emphasis on the acquisition and origination of senior mortgage loans as such loans allow us a greater degree of control in loan structuring, provide us the opportunity to create subordinate interests in the loan, if desired, that meet our risk-return objectives, and allow us to maintain a more direct relationship with our borrowers. As a result, we have made total commitments of approximately $184.7 million in senior mortgage loans since from July 1, 2005 through November 10, 2005, $114.9 million of which we retained as investments.

We currently expect to continue to expand our acquisition and origination of senior mortgage loans as a complement to our core real estate debt investment business. To that end, in October 2005, we entered into an agreement with Allied Capital to acquire Timarron, which will provide us with a nationwide commercial mortgage loan origination platform.

Our Investments in Real Estate Debt

At September 30, 2005 we held the following real estate debt investments:

	Carrying Value(1) (in thousands)	Allocation by Investment Type	Average Spread Over LIBOR	Number of Investments
Whole loans, floating rate	$88,670	16.9%	2.77%	4
Subordinate mortgage interests, floating rate	273,899	52.2%	4.65%	18
Mezzanine loans, floating rate	162,147	30.9%	4.69%	8
Total / Average	$524,716	100.0%	4.34%	30

(1)	At September 30, 2005, approximately $327 million of these investments serve as collateral for the CDO bonds of our fourth CDO issuance, CDO IV, and the balance are financed under either our Wachovia facility or under other repurchase agreements.

We made the following additional real estate debt investments during the period September 30, 2005 through November 10, 2005:

	Carrying Value (in thousands)	Allocation by Investment Type	Average Fixed Rate	Average Spread Over LIBOR	Number of Investments
Whole loans, floating rate	$12,849	31.1%	—	3.25%	1
Whole loans, fixed rate	13,367	32.4%	5.27%	—	3
Mezzanine loan, floating rate	15,000	36.3%	—	6.00%	1
Mezzanine loans, fixed rate	95	0.2%	15.00%		1
Total / Average	$41,311	100.0%	5.33%	4.73%	6

As of November 10, 2005, all real estate debt investments were performing in accordance with the terms of the underlying loan agreements.

Financing

CDO IV.    In June 2005, we closed CDO IV and retained all of the below investment grade securities and income notes, as listed below, of approximately $100 million. The CDO IV issuer issued $300 million face amount of the CDO bonds and sold them in a private placement to third parties. At closing, the proceeds of the issuance and sale of the CDO notes were used to repay the entire outstanding principal balance of $233.6 million under the DBAG facility.

The table below lists the classes of CDO bonds issued by CDO IV and their respective ratings, principal amounts and interest rates.

Class	Moody's/ S&P Ratings	Principal Amount	Interest Rate
A	Aaa/AAA	$185,000,000	LIBOR + 0.35%
B	Aa2/AA	32,600,000	LIBOR + 0.45%
C	A2/A	31,800,000	LIBOR + 0.75%
D	Baa2/BBB	38,600,000	LIBOR + 1.60%
E	Baa3/BBB–	12,000,000	LIBOR + 1.75%
	Total	$300,000,000

The weighted average spread above LIBOR is 0.62%, excluding costs for the CDO bonds issued by CDO IV.

The CDO IV issuer sold the Class A through Class E notes in a private placement. We retained the Class F and Class G notes from the CDO IV issuer and one of our subsidiaries purchased the income notes, all of which are eliminated in consolidation under U.S. GAAP. The CDO IV debt securities and income notes are expected to mature in 2013, but their contractual maturity date is July 2040.

The CDO IV issuer entered into a collateral management agreement with NS Advisors LLC, one of our subsidiaries, pursuant to which NS Advisors LLC has agreed to advise the CDO IV issuer on certain matters regarding the collateral interests and other eligible investments securing the Class A through Class F notes and supporting the Class G notes and income notes in exchange for a fee which is payable on a monthly basis in accordance with the priority of payments set forth in the indenture for the CDO IV debt securities. NS Advisors LLC's aggregate fee is equal to 0.34875% per annum of the net outstanding portfolio balance, which is equal to the sum of (1) the aggregate principal balance of the collateral interests, excluding any impaired interests or written down interests and (2) cash and eligible investments held in certain accounts pledged as security for payment for the Class A through Class F notes. In addition, NS Advisors LLC receives a fee equal to 0.00125% of the outstanding principal balance of Class A and Class B notes as advancing agent.

Wachovia Facility.    On July 13, 2005, our wholly owned subsidiary NRFC WA entered into the Wachovia facility. The Wachovia facility was amended in September 2005 and currently NRFC WA may borrow up to $350 million under this credit facility in order to finance the acquisition of primarily subordinate real estate debt and other real estate loans and securities. The additional capacity and flexibility under the amendment will allow us to accumulate sufficient collateral for a contemplated real estate debt CDO, or CDO VI, and to continue to finance other investments.

Advance rates under the Wachovia facility range from 55% to 95% (subject to increase under certain circumstances) of the value of the assets for which the advance is made. Amounts borrowed under the Wachovia facility bear interest at one-month LIBOR plus a spread which ranges from 0.20% to 3.00%, depending on the type of asset for which the amount is borrowed. The Wachovia facility has an initial maturity date of July 12, 2008, except that certain advances under the Wachovia facility are required to be repaid by February 24, 2006. If a securitization transaction is not consummated by March 30, 2006, certain advances under the facility will be subject to commitment and unused facility fees. We have agreed to a limited guarantee for the amounts borrowed by NRFC WA under the Wachovia facility.

NRFC WA may extend the term of the Wachovia facility for one year if it is not in default and must pay an extension fee of 0.25% of the aggregate amount then outstanding under the facility. If NRFC WA extends the facility's term, it will be required to retire 25% of the aggregate amount then outstanding under the facility during each quarter of the remaining year of the term.

The debt outstanding under the Wachovia facility is subject to a number of terms, conditions and restrictions including, without limitation, scheduled interest payments and the maintenance of certain margin percentages on amounts outstanding under the facility. If the market value of an asset securing outstanding debt declines, NRFC WA may be required to satisfy a margin call by paying cash or providing additional collateral. Failure to meet any margin call could result in an event of default which would enable Wachovia to exercise various rights and remedies including acceleration of the maturity date of the debt outstanding under the facility and the sale of the collateral. Following September 30, 2005, an affiliate of NRFC WA was added as borrower under the Wachovia facility.

As of September 30, 2005, NRFC WA had $192.8 million of borrowings outstanding under this facility.

DBAG Facility.    On December 21, 2004, NRFC DB Holdings entered into the DBAG facility with Deutsche Bank AG, Cayman Islands Branch. In order to finance the acquisition of primarily subordinate real estate debt and other real estate loans and securities, on March 21, 2005, this facility was amended and restated to allow NRFC DB Holdings to borrow up to $300 million. The additional capacity and flexibility under the restatement of the DBAG facility allowed us to accumulate sufficient collateral for our subordinate real estate debt CDO, and to continue to finance other investments. When CDO IV closed in June 2005, the availability under the DBAG facility was reduced to $150 million.

Under the terms of the DBAG facility, NRFC DB Holdings is able to finance the acquisition of mortgage loans secured by first liens on commercial or multifamily properties, junior participation interests in mortgage loans secured by first or second liens on commercial or multifamily properties, mezzanine loans secured by a pledge of the entire ownership interest in a commercial or multifamily property, B− or higher rated CMBS and BB or higher rated real estate CDOs, debt securities issued by a REIT and syndicated bank loans.

The DBAG facility has an initial three-year term, which may be extended for one additional year, subject to certain conditions and the payment of an extension fee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Obligations — DBAG Facility and CDO Bonds Payable" for a description of such extension terms and fees and the advance amounts and rates for the financing of the acquisition of assets pursuant to the DBAG facility.

As of September 30, 2005, no amounts were outstanding under the DBAG facility.

NSF Venture

NorthStar Capital contributed its interests in the NSF venture to our operating partnership upon consummation of our IPO. One of our subsidiaries, NorthStar Funding Managing Member LLC, is the managing member and holder of 50% of the outstanding membership interests in NorthStar Funding Management LLC, which is the managing member of the NSF venture. NorthStar Funding Management LLC is responsible for the origination, underwriting and structuring of all investments made by the NSF venture. Another of our subsidiaries, NorthStar Funding Investor Member LLC, owns a five percent equity interest in the NSF venture and the NSF venture investor owns the remaining 95%.

We receive an advisory fee of 1% of contributed capital per annum as compensation for NorthStar Funding Management LLC's management of the NSF venture's investments. We are also entitled to a profit participation equal to 10% of the profit after a minimum return on the NSF venture's capital and a return of capital based upon the performance of the NSF venture's investments.

While NorthStar Funding Management LLC is responsible for making investments on behalf of the NSF venture, the NSF venture investor has the right to approve all investments that NorthStar

Funding Management LLC proposes to make on behalf of the NSF venture. In addition, if we intend to make any investment of $5 million or greater through any of our subsidiaries, the terms of the NSF venture require us to give the NSF venture investor a right of first offer to make any such investment through the NSF venture. The NSF venture investor must exercise its right to accept the offer within 20 days of the offer.

To date, the NSF venture has focused exclusively on loan investments in office and multi-family properties. At September 30, 2005 the NSF venture held approximately $45.8 million of subordinate real estate debt. The NSF venture has $200 million of committed capital, of which $135.2 million has been invested through September 30, 2005. NorthStar Funding Investor Member LLC has invested 5% of the total capital, which has a book value of $2.2 million as of September 30, 2005, and the NSF venture investor funds the remaining investment of 95%. Our remaining unfunded commitment is $3.2 million and the NSF venture investor's remaining unfunded commitment is $61.6 million as of September 30, 2005.

The NSF venture investor has acquired a senior participation or sub-participation interests in certain subordinate debt investments acquired by the NSF venture. Through September 30, 2005, the NSF venture investor has acquired approximately $142 million of senior participation interests in the NSF venture investments, of which $40 million remain outstanding as of September 30, 2005. These interests are senior in priority to the interests held by the NSF venture and therefore earn a lower return than do the interests held by the NSF venture. We currently earn an investment advisory fee equal to 0.20% per annum on certain of these senior participation or sub-participation interests pursuant to advisory agreements.

The NSF venture is required to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and therefore, we have agreed to cooperate with the NSF venture investor with respect to the management responsibility of the NSF venture in order to comply with ERISA requirements.

The following table describes the terms of the investments in the NSF venture portfolio as of September 30, 2005.

Loan Name	Loan Type	Principal Amount (in thousands)	Participations Sold(1) (in thousands)	NSF venture Participation (in thousands)	Maturity (Extension Options)	Interest Rate	Interest Rate at 9/30/05
Chicago Office Building	Mezzanine Loan	$64,789	$40,000	$24,789	3/9/2006 (two 1-year extensions)	LIBOR plus 10.06%	13.83%
Connecticut Office Building	Mezzanine Loan	$21,000	$—	$21,000	4/11/2014 (no extensions)	9.84%	9.84%
		$85,789	$40,000	$45,789

(1)	All participations have been sold to the NSF venture investor.

As of September 30, 2005, these loans were current in payments and, to our knowledge, no event of default currently exists or has existed under the loan agreements relating to the NSF venture's investments. The floating rate loan includes a minimum level for LIBOR of 2.0%, for purposes of calculating the applicable interest rate.

Real Estate Securities Investments

Overview

We create and manage portfolios of primarily investment grade commercial real estate securities, which we finance by issuing CDOs. These securities include CMBS, fixed income securities issued by REITs, credit tenant loans and CDOs backed primarily by real estate securities. These securities are primarily investment grade and generally are not insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured. In addition to these securities, our investment grade CDOs may also include real estate whole loans or subordinate debt investments such as B-Notes and mezzanine loans. By financing these securities with long-term debt through the issuance of CDOs, we expect to generate attractive risk-adjusted equity returns and to match the term of our assets and liabilities.

CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of securities. Cash flow from the portfolio of securities is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of "AAA" through "BBB−" and therefore can be issued at yields that are lower than the average yield of the securities backing the CDO. On each investment grade CDO we issue, we intend to retain the equity and the junior CDO debt securities and earn a spread between the yield on our assets and the yield on the CDO debt we issue. The equity and the junior CDO debt securities that we intend to retain are the most junior securities in the CDO's capital structure and are unrated or rated below investment grade. We also earn ongoing management fees for our management of the CDO collateral. A portion of these management fees is senior to the "AAA" rated debt securities of each CDO. We leverage our real estate securities investments approximately 93% with the CDO debt we issue. In addition, we may also finance the junior CDO securities that we retain. The leverage level of our investment grade CDOs may vary depending on the composition of the portfolio and market conditions at the time of the issuance of each CDO. We may increase or decrease leverage on our investment grade CDOs upward or downward to improve returns or to manage credit risk. We may also use other capital markets techniques in addition to CDOs to finance our real estate securities portfolio.

Prior to a new CDO issuance, there is a period during which real estate securities are identified and acquired for inclusion in a CDO. During this warehouse accumulation period, we direct the acquisition of securities by a financial institution, or the warehouse provider, that will be the lead manager of the CDO under a warehouse facility. In the warehouse arrangements we have utilized to date, the warehouse provider purchases the securities and holds them on its balance sheet. We contribute cash and other collateral which is held in escrow by the warehouse provider to back our commitment to purchase equity in the CDO and to cover our share of losses should securities need to be liquidated.

We expect to produce a stable income stream from our investments in real estate securities by carefully managing credit risk and interest rate risk. Securities are selected based on their long-term earnings potential and credit quality. Our primary objective is to derive earnings from interest income rather than trading gains. We use the real estate expertise of our management team to analyze the loans and properties backing these securities and to anticipate trends in the real estate markets.

NS Advisors LLC

One of our subsidiaries, NS Advisors LLC, manages our investment grade CDOs that have been issued and will manage our future investment grade CDOs. NS Advisors LLC earns 0.35% of the outstanding principal balance of the assets backing each of these CDO issuances as an annual management fee. NS Advisors also manages CDO IV, our subordinate real estate CDO, as discussed above. A summary of the collateral and the capital structure for each of our investment grade CDOs at September 30, 2005 is provided below.

Investment Grade CDO Issuances

    CDO I

In August 2003, NorthStar Capital completed its first investment grade CDO issuance through N-Star Real Estate CDO I Ltd., or CDO I. NS CDO Holdings I, LLC, acquired approximately 83% of the equity of CDO I, which has a liquidation preference of approximately $15.8 million, for $10 million. This equity interest has a residual interest in the net cash flow of CDO I and therefore bears the first risk of loss. Upon the consummation of our IPO, NorthStar Capital contributed its 100% equity interest in NS CDO I Holdings, LLC to our operating partnership.

The following table lists the CDO bonds payable to third parties for CDO I as of September 30, 2005 (in thousands).

Class	Original Note Balance	Principal Repayments	Note Balance	Interest Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$250,000	$(46,224)	$203,776	LIBOR + 0.42%	8/1/2038	Aaa/AAA/AAA
A-2A	45,000	—	45,000	LIBOR + 0.95%	8/1/2038	Aa2/AAA/AAA
A-2B	15,000	—	15,000	5.68%	8/1/2038	Aa2/AAA/AAA
B-1	15,000	—	15,000	LIBOR + 1.675%	8/1/2038	NR/A+/A+
B-2	10,000	—	10,000	LIBOR + 1.80%	8/1/2038	A3/A/A
C-1A	5,000	—	5,000	LIBOR + 3.00%	8/1/2038	Baa3/A–/BBB+
C-1B	5,000	—	5,000	7.70%	8/1/2038	Baa3/A–/BBB+
C-2	24,000	—	24,000	7.01%	8/1/2038	NR/BBB/BBB
D-1A	10,000	—	10,000	LIBOR + 2.30%	8/1/2038	NR/BB+/BB+
D-1B	4,000	—	4,000	7.01%	8/1/2038	NR/BB+/BB+
	$383,000	$(46,224)	$336,776

The weighted average interest rate for the CDO I bonds payable was 6.05% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

The following table lists the type of real estate securities held by CDO I as of September 30, 2005.

			Weighted Average
	Principal (in thousands)	Percentage of Principal	Rating	Coupon	Term (Years)
CMBS	$223,046	63.4%	BBB/BBB–	6.59%	6.21
Unsecured REIT Debt	111,020	31.5%	BBB−	7.46%	6.86
Real Estate CDO	18,000	5.1%	BBB/BBB−	7.74%	7.26
Total	$352,066	100.0%	BBB/BBB−	6.60%	6.47

As of September 30, 2005, there had been no losses on such securities, and none of such securities were delinquent.

    CDO II

In July 2004, NorthStar Capital completed its second investment grade CDO issuance through N-Star Real Estate CDO II Ltd., or CDO II. NS CDO Holdings II, LLC purchased $15.0 million principal amount of the BB-rated Class D Notes and $20 million face amount of the unrated Class E Subordinate Income Notes, each as described below, for $27.4 million. The Class D Notes and the Subordinate Class E Income Notes have a residual interest in the net cash flow of CDO II and therefore bear the first risk of loss. Upon consummation of our IPO, NorthStar Capital contributed its 100% equity interest in NS CDO II Holdings, LLC to our operating partnership.

The following table lists the CDO bonds payable to third parties for CDO II as of September 30, 2005 (in thousands).

Class	Original Note Balance	Principal Repayments	Note Balance	Interest Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$236,000	$(7,917)	$228,083	LIBOR + 0.35%	6/1/2039	Aaa/AAA/AAA
A-2A	42,000	—	42,000	LIBOR + 0.55%	6/1/2039	NR/AAA/AAA
A-2B	15,000	—	15,000	5.55%	6/1/2039	NR/AAA/AAA
B-1	12,000	—	12,000	LIBOR + 0.8%	6/1/2039	A2/A/A+
B-2	14,000	—	14,000	LIBOR + 1.05%	6/1/2039	A3/A–/A
C-1	24,000	—	24,000	LIBOR + 2.00%	6/1/2039	Baa3/BBB+/A–
C-2a	6,000	—	6,000	LIBOR + 2.35%	6/1/2039	NR/BBB/BBB+
C-2b	16,000	—	16,000	6.591%	6/1/2039	NR/BBB/BBB+
	$365,000	$(7,917)	$357,083

The weighted average interest rate for the CDO II bonds payable was 5.49% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

The following table lists the type of the real estate securities held by CDO II as of September 30, 2005.

			Weighted Average
	Principal (in thousands)	Percentage of Principal	Rating	Coupon	Term (Years)
CMBS	$280,578	71.31%	BBB	6.49%	7.02
Unsecured REIT Debt	92,615	23.53%	BBB−	5.29%	7.71
Real Estate CDO	20,292	5.16%	BBB−	6.73%	8.56
Total	$393,485	100.00%	BBB/BBB−	6.22%	7.26

As of September 30, 2005, there had been no losses on such securities, and none of such securities were delinquent.

    CDO III

In March 2005, we completed our third investment grade CDO issuance through N-Star Real Estate CDO III Ltd., or CDO III. Upon the closing, we purchased the $16.0 million principal amount of BB-rated Class D Notes for $14.1 million. We also purchased the unrated Class E Subordinate Income Notes, with a face amount of $23.0 million, for $17.5 million by using a portion of the total cash deposits that we had pledged under the warehouse agreement.

The following table lists the CDO bonds payable to third parties for CDO III as of September 30, 2005 (in thousands).

Class	Original Note Balance	Principal Repayments	Note Balance	Interest Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$294,000	$—	$294,000	LIBOR + 0.28%	6/1/2040	AAA/AAA
A-2A	15,000	—	15,000	LIBOR + 0.50%	6/1/2040	AA/AA
A-2B	5,000	—	5,000	5.042%	6/1/2040	AA/AA
B	17,000	—	17,000	LIBOR + 0.85%	6/1/2040	A−/A−
C-1a	10,000	—	10,000	LIBOR + 1.25%	6/1/2040	BBB+/BBB+
C-1a	6,000	—	6,000	5.804%	6/1/2040	BBB+/BBB+
C-2a	12,000	—	12,000	LIBOR + 1.55%	6/1/2040	BBB/BBB
C-2b	2,000	—	2,000	6.135%	6/1/2040	BBB/BBB
	$361,000	$—	$361,000

The weighted average interest rate for the CDO III bonds payable was 5.40% at September 30, 2005.

The following lists the type of real estate securities held by CDO III as of September 30, 2005.

			Weighted Average
	Principal (in thousands)	Percentage of Principal	Rating	Coupon	Term (Years)
CMBS	$284,083	70.7%	BBB−/BB+	6.21%	6.26
Unsecured REIT Debt	61,580	15.3%	BBB−	5.81%	8.30
Other Real Estate Interests	28,536	7.1%	A−	6.80%	7.58
Real Estate CDO	27,730	6.9%	BBB	6.30%	7.34
Total	$401,929	100.00%	BBB−	6.20%	6.74

As of September 30, 2005, there had been no losses on such securities, and none of such securities were delinquent.

CDO V

On September 22, 2005, we closed our fourth investment grade CDO, or CDO V. CDO V issued $500 million of bonds which were collateralized by a portfolio of real estate securities of approximately $500 million. Upon the closing of CDO V, we purchased the BB rated Class F Notes, with a face amount of approximately $12.8 million, at par, the BBB- rated Class E Notes, with a face amount of $5.0 million at par, and the unrated Income Notes, with a face amount of $20.8 million for $25.5 million.

The following table lists the CDO bonds payable to third parties for CDO V as of September 30, 2005 (in thousands):

Class	Original Note Balance	Principal Repayments	Note Balance	Interest Rate	Stated Maturity Date	Ratings (S&P/Fitch)
A-1	$339,735	$—	$339,735	LIBOR+0.265%	3/1/2014	AAA/AAA
A-2	47,000	—	47,000	LIBOR+0.350%	7/1/2015	AAA/AAA
B	41,400	—	41,400	LIBOR+0.450%	5/1/2016	AA/AA
C	18,125	—	18,125	5.311%	1/1/2017	A/A
D	15,240	—	15,240	6.205%	8/1/2017	BBB/BBB
	$461,500	$—	$461,500

The weighted average interest rate for the CDO V bonds payable was 2.89% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

The following lists the type of real estate securities held by CDO V as of September 30, 2005.

			Weighted Average
	Principal (in thousands)	Percentage of Principal	Ratings (S&P/Fitch)	Coupon	Term (Years)
CMBS	$320,023	65.19%	BBB	5.75%	8.87
Unsecured REIT Debt	112,256	22.86%	BBB	6.01%	9.90
Other Real Estate Interests	33,700	6.86%	AAA	5.33%	0.25
Real Estate CDO	25,000	5.09%	BBB–	6.75%	9.01
Total	$490,979	100.00%	BBB	5.84%	8.52

As of September 30, 2005, there had been no losses on such securities, and none of such securities were delinquent.

Warehouse Agreement for CDO VII

On September 27, 2005, we entered into a warehouse arrangement with a major commercial bank whereby the bank has agreed to purchase up to $400 million of CMBS and other real estate debt securities under our direction, with the expectation of selling such securities to our fifth investment grade CDO issuances or CDO VII. As of September 30, 2005, we have deposited $2.5 million as security for the purpose of covering a portion of any losses or costs associated with the accumulation of these securities under the warehouse agreement and will be required to deposit additional equity based on accumulations of securities that will be made under the warehouse agreement. The bank had accumulated no real estate securities under the terms of the warehouse agreement as of September 30, 2005. From September 30, 2005 through November 10, 2005, the warehouse provider has acquired approximately $108.8 million in CMBS and REIT debt securities. The CDO VII warehouse agreement also provides for our notional participation in the income that the assets generate after deducting a notional debt cost.

Types of Real Estate Securities Collateralizing our Investment Grade CDOs

The various types of securities backed by real estate assets that we invest in, including CMBS, fixed income securities issued by REITs and real estate CDOs, are described in more detail below.

CMBS.    CMBS are backed by one or more loans secured by income-producing commercial and multifamily properties. These properties primarily consist of office buildings, retail properties, apartment buildings, industrial properties, health care properties and hotels. The properties are primarily located in the United States, although CMBS backed by properties located in Europe, Asia and other countries are a growing segment of the market. We have not yet invested in CMBS backed primarily by properties outside of the United States, but we may do so in the future. The loans are held in a trust that issues securities in the form of various classes of debt secured by the cash flows from the underlying loans. The securities issued by the trust have varying levels of priority in the allocation of cash flows from the pooled loans and are rated by one or more nationally recognized statistical rating agencies. These ratings reflect the risk characteristics of each class of CMBS and range from "AAA" to "CCC". Any losses realized on defaulted loans are absorbed first by the most junior, lowest-rated bond classes. Typically, all principal received on the loans is allocated first to the most senior outstanding class of bonds and then to the next class in order of seniority. The majority of our long-term investments in CDO I, CDO II and CDO III have ratings ranging from "A" to "BB" and are in the middle of the capital structure.

The portfolios of our three investment grade CDO issuances include different types of CMBS, including:

Conduit CMBS:    Conduit CMBS are backed by large pools of loans secured by first mortgages on properties owned by separate borrowers. Typically, the pool includes over 100 loans and the largest five loans together account for less than 20% of the total pool balance. The loans are also diversified by property type and location. Most loans have initial maturities of ten years, bear a fixed interest rate, and are subject to prepayment penalties or a prohibition against prepayment.

Fusion CMBS:    Fusion CMBS are similar to conduit CMBS, but have a higher percentage of the pool concentrated in one or more large loans. These large loans often have characteristics consistent with investment-grade rated securities.

Large Loan CMBS:    Large loan CMBS are typically backed by up to 20 large loans secured by first mortgages on properties owned by separate borrowers. It is typical for these individual loans to each have credit characteristics consistent with investment-grade rated securities.

Credit Tenant Lease CMBS:    These CMBS are backed by a series of loans secured by single-tenant properties. Retail property is the most prevalent asset class securing these types of loans. However, office properties and non-traditional asset classes are not uncommon in credit tenant lease CMBS.

Single Borrower Portfolio CMBS:    These CMBS are backed by one or more cross-collateralized pools of assets owned by a single borrower. The borrowers for these types of transactions are typically of institutional quality and these securities are typically rated investment-grade.

Single Property CMBS:    This can be either an entire CMBS pool backed by a single property, or a tranche of a larger CMBS pool which is backed by a specific loan. The properties securing these loans are typically of very high quality.

Other Real Estate Securities.

REIT Fixed Income Securities:    REIT fixed income securities include both secured and unsecured debt issued by REITs. REITs own a variety of property types with a large number of companies focused on the office, retail, multifamily, industrial, healthcare and hotel sectors. In addition, several REITs focus on the ownership of self-storage properties and triple net lease properties. Certain REITs are more diversified in nature, owning properties across various asset classes. Both REIT secured and unsecured debt are typically rated by one or more nationally recognized statistical rating agencies. Currently, the majority of such notes issued by REITs are rated investment-grade. The majority of our long-term investments in REIT fixed income securities will be in REIT unsecured debt. We may also utilize credit derivatives, such as default swaps, to enhance returns or to manage our portfolio.

REIT unsecured debt is an unsecured general obligation of the issuing company and ranks equally with all existing and future unsecured and unsubordinated debt of the issuer. These notes typically pay a fixed interest rate semi-annually over their stated lives which typically range from 5 to 10 years.

Commercial Real Estate CDOs:    Commercial real estate CDOs, or CRE CDOs, are debt obligations typically collateralized by a combination of CMBS and REIT unsecured debt. CRE CDOs may also include real estate whole loans and other asset-backed securities as part of their underlying collateral, although this is not as common. A CRE CDO is a special-purpose vehicle that finances the purchase of CMBS, REIT debt and other assets by issuing rated liabilities and equity in private securities offerings.

CMBS Re-REMICS:    These securities are backed by a discrete pool of CMBS securities. These transactions are similar to CDOs, but have no interest coverage or principal coverage tests and are not managed. These pools are tranched with any losses to the underlying CMBS securities first absorbed by the lowest-rated bond classes. Principal received is typically allocated to bond classes based on their level of seniority.

Financing Strategy for Real Estate Securities

As part of our financing strategy, we issue CDOs to finance discrete pools of real estate securities, matching the terms of our assets and liabilities. In a CDO, the cash flow received from a portfolio of securities is applied to repaying several classes of bonds. Principal and interest payments are made sequentially starting with the most senior class of bonds. Principal payments received from the securities in the underlying pool are passed through to the CDO bonds when received, thereby creating a close match between the maturities of the assets and the CDO bonds. CDOs provide low cost financing because the most senior bond classes are rated "AAA" by the rating agencies. Approximately 81%, 77%, 78% and 77% of the bonds issued by CDO I, CDO II, CDO III and CDO V, respectively, were rated "AAA" by at least two rating agencies at the time of the initial issuance.

We may also utilize other securitization structures to provide long-term financing for our assets or we may issue CDOs that include subordinate debt or real estate debt secured by net lease properties.

Hedging Strategy for Real Estate Securities

We use hedging techniques such as interest rate swaps, interest rate caps, short sales of securities and mortgage derivatives to manage our real estate securities portfolio's interest rate risk and to preserve a steady income stream regardless of movements in interest rates. We hedge fixed rate assets that are funded with floating rate liabilities to mitigate the potential impact of rising interest rates. The floating rate portions of the issuances of debt securities by our investment grade CDOs are each hedged with an interest rate swap for this purpose. Securities held by a bank pursuant to a warehouse agreement, which we participate in on a derivative basis, are hedged to mitigate the impact of interest rate fluctuations prior to the issuance of a CDO.

Underwriting Process for Real Estate Securities

Our underwriting process for real estate securities is focused on evaluating both the real estate risk of the underlying assets and the structural protections available to the particular class of securities in which we are investing. We believe that even when a security such as a CMBS or a REIT bond is backed by a diverse pool of properties, risk cannot be evaluated purely by statistical or quantitative means. Properties backing loans with identical debt service coverage ratios or loan-to-value ratios can have very different risk characteristics depending on their location, lease structure and physical condition. Our underwriting process seeks to identify those factors that may lead to an increase or decrease in credit quality over time.

Our underwriting process for the acquisition of real estate securities backed by a single loan or a small pool of large loans includes: (1) review of the rent roll and historical operating statements in order to evaluate the stability of the underlying property's cash flow; (2) utilization of our network of relationships with real estate investors and other professionals to identify market and sub-market trends in order to assess the property's competitive position within its market; and (3) evaluation of the loan's structural protections and intercreditor rights.

When evaluating a CMBS pool backed by large number of loans, we combine real estate analysis on individual loans with stress testing of the portfolio under various sets of default and loss assumptions. First, we identify a sample of loans in the pool which are subject to individual analysis. This sample typically includes the largest ten to fifteen loans in the pool, loans selected for risk characteristics such as low debt service coverage ratios, unusual property type or location in a weak market, and a random sample of small to medium sized loans in the pool. The loans in the sample are analyzed based on the available information, as well as any additional market or property level information that we are able to obtain. Each loan in the sample is assigned a risk rating, which affects the default assumptions for that loan in our stress test. A loan with the lowest risk rating is assumed to default and suffer a loss whereas loans with better risk ratings are assigned a lower probability of default. The stress tests we run allow us to determine whether the bond class in which we are investing would suffer a loss under the stressed assumptions. We invest only in securities in which we expect to recover our invested capital even if the underlying loans experience significant stress.

REIT securities are evaluated based on the quality, type and location of the property portfolio, the capital structure and financial ratios of the company, and management's track record, operating expertise and strategy. We also evaluate the REIT's debt covenants. Our investment decision is based on the REIT's ability to withstand financial stress, as well as more subjective criteria related to the quality of management and of the property portfolio.

Net Lease Investments

Overview

Our strategy is to invest primarily in office, industrial and retail properties across the United States that are net leased to corporate tenants. Net lease properties are typically leased to a single tenant who agrees to pay basic rent, plus all taxes, insurance and operating expenses arising from the use of the leased property. We may also invest in properties that are leased to government tenants, for which we are responsible for some or all of the operating expenses. We target properties within two subsectors of the net lease market: (1) properties leased to unrated or below investment-grade corporate tenants; and (2) investments with lease terms of less than 15 years.

We generally target properties that are located in primary or secondary markets with strong demand fundamentals, and that have a property design and location that make them suitable and attractive for alternative tenants.

We believe that most investors are primarily focused on assets leased to investment-grade tenants under leases with terms of 15 years or longer. In our experience, there is a more limited universe of acquirers with the real estate and capital markets expertise necessary to underwrite net lease assets with valuations that are more closely linked to real estate fundamentals than to tenant credit. We believe that well-located, general purpose real estate with flexible design characteristics can maintain or increase in value when re-leasing opportunities arise. By leveraging our relationships and employing our combination of skills to identify and execute asset acquisitions in sectors of the net lease market where less liquidity exists, we expect to generate risk-adjusted returns superior to those arising from more traditional net lease investment strategies. We originate net lease property investments through sellers or intermediaries structuring sale leaseback transactions and our proprietary network of property owners, corporate tenants and tenant representative brokers.

New York Property Portfolio

Upon consummation of our IPO, NorthStar Capital contributed its 97.5% equity interest in ALGM and we purchased the remaining 2.5% managing equity interest in ALGM. ALGM owns the New York property portfolio. The New York property portfolio is managed by Emmes, pursuant to an asset management agreement for a fee equal to 3.5% of gross collections from tenants of the properties subject to a maximum of $350,000 and a minimum of $300,000 per year, which fee is reduced upon the sale of any of the ALGM properties.

The New York portfolio consists of one net leased fee property in Times Square and six leasehold properties in midtown Manhattan, approximately 64% of which are used for retail space with the remainder primarily used as office space. This portfolio of well-located, general use properties was acquired at a substantial discount due to a loan default by the previous owner, NRMI. ALGM purchased the portfolio and proceeded to upgrade, reconfigure and reposition the assets, which at the time of purchase were leased to tenants at below market rents. The properties have since attracted new, higher-paying tenants, increasing the value of ALGM's interests in the properties. This process of turning around these undervalued properties is consistent with our overall net lease acquisition strategy we will pursue going forward.

The properties in the New York property portfolio have a total of 76,476 net rentable square feet that were 91% leased as of September 30, 2005. The seven assets, which vary in size from 4,200 square feet to 21,140 square feet. On June 30, 2005, we sold one of our net leased fee properties in Times Square, comprised of an ownership interest of 19,618 square feet in a retail condominium unit at 729 Seventh Avenue in New York City for $29.0 million, or $1,478 per square foot, to an affiliate of NRMI and Himmel + Meringoff Properties. In connection with the sale, 729 7th Realty Corp., an affiliate of NRMI agreed to discontinue the legal action that it had brought against us, settling our only material pending legal action. The New York property portfolio is encumbered by a $43 million cross-collateralized first mortgage loan provided by Greenwich Capital Financial Products, Inc. that originally matured in January 2005. The loan was extended for one year and now matures in January 2006. The loan may be extended, at ALGM's option, for two additional one-year extension periods, subject to ALGM satisfying certain conditions provided for under the loan, including payment of a fee equal to 0.75% of the loan balance as a condition to exercising the second and third extension options. The mortgage loan carries a floating interest rate equal to 3.6% plus the greater of 30-day LIBOR or 2%. As of September 30, 2005, the principal amount was approximately $14.5 million. The mortgage also provides for a monthly amortization payment based upon an amortization schedule of 200 months and an assumed interest rate of 8.5%. Upon 30 days prior written notice, we may prepay all or any portion of the unpaid principal on any monthly payment date, provided that the prepayment is accompanied by the applicable premium and exit fee. Each property is further described below.

1552 Broadway Sales Contract.    On October 25, 2005 we entered into a definitive agreement to sell our fee interest in the property at 1552 Broadway in New York City to NRMI, for a purchase price of $48 million, or $3,970 per square foot. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in Times Square. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

Leasehold Assets.    The New York property portfolio includes leasehold interests in six portfolio properties, all of which contain a street-level retail component and some of which have additional commercial or retail space below ground or on upper floors. The leaseholds total 64,405 square feet. Four of the leaseholds are located in the Times Square and the Penn Station/Garment Center sub-markets, one, 991 Third Avenue, is located in Manhattan's East Side directly across from Bloomingdale's, and one, 987 Eighth Avenue, is located at the corner of 58th Street and Eighth Avenue across from the Time Warner building. Each of these sub-markets has experienced significant retail rental growth over the past several years, and we believe that this trend will continue.

The leaseholds are subleased to a variety of credit and national tenants operating businesses such as Duane Reade, Aerosoles, Payless Shoe Source and Sbarro, as well as local tenants that operate delicatessens, restaurants and other retail and commercial operations from their space. The leasehold space was 93% subleased as of September 30, 2005, with individual leasehold occupancies ranging from 76% to 100%. The remaining terms of the leaseholds range from one to 67 years, including extensions, with an average remaining lease term of approximately 18 years. A total of 57,105 square feet, or 89% of the leaseholds, have a remaining lease term of at least five years.

The following table sets forth information relating to the properties in the New York property portfolio as of September 30, 2005:

New York Property Portfolio: Property Information
Property Address	Square Feet	Ownership Interest	Leasehold Expiration Date	Major Tenants	Percent of Total Square Feet Leased		Lease Type	Lease/ Sublease Expiration Date
1552 Broadway	12,091	Fee Simple	N/A	1552-TGI Inc. (d/b/a TGI Fridays)	100.0%		Net	Feb. 2024
				Clear Channel / Spectacolor	N/A		License(1)	Apr. 2012
					100.0%

25-27 West 34th Street(2)	21,140	Leasehold	12/30/2009	Payless Shoes (d/b/a Parade of Shoes)	13.2%		Gross	Dec. 2009
				Sleepy's	14.2%		Gross	Dec. 2009
				Solstice	4.0%		Gross	Dec. 2009
				Su & Su	23.6%		Gross	Dec. 2009
				Orion Technology	21.3%		Gross	Dec. 2009
				AT&T Wireless	0.0	%(3)	Gross	Nov. 2009
					76.3%

36 West 34th Street	17,665	Leasehold	7/31/2015(4)	Aerosoles	12.5%		Gross	June 2012
				Active Temporaries	18.1%		Gross	May 2014
				233-70 Restaurant Corp.	18.1%		Gross	Aug. 2014
				Montes Food	9.1%		Gross	Sep. 2013
				Mother's Work	11.1%		Gross	July 2016
				TLP LLC (d/b/a Curves)	11.1%		Gross	July 2006
				Wolfe Doyle Advertising	9.1%		Gross	June 2011
					89.1%

701 Seventh Avenue	7,500	Leasehold	12/30/2012	Sbarro, Inc.	100.0%		Modified Net(5)	Dec. 2012

987 Eighth Avenue	10,800	Leasehold	4/30/2008(6)	Duane Reade	100.0%		Gross	June 2017

1372 Broadway	4,200	Leasehold	6/30/2006	Merel Foods	19.0%		Gross	June 2006
				Leather Villa	14.3%		Gross	June 2006
				1372 Photo Corp.	19.0%		Gross	June 2006
				O-Dett Enterprises	47.7%		Gross	June 2006
					100.0%

991 Third Avenue(2)	3,100	Leasehold	12/31/2005	NY Mattress Showcase (Dial-A- Mattress)	51.6%		Gross	Dec. 2005
				71000 Corp. (Dunkin Donuts)	9.7%		Gross	Dec. 2005
				Many News	12.9%		Gross	Dec. 2005
				59th Operating Corp. (d/b/a PAX Foods)	25.8%		Gross	Dec. 2005
					100.0%
Total Net Rentable Space	80,596
Unleasable Space	4,100
Total square feet	76,496

(1)	Tenant pays percentage rent and no taxes.

(2)	The master landlord of these properties is an entity in which NorthStar Capital has an indirect 18% beneficial interest. We intend to allow the leases with the master landlord and with the tenants of this property to lapse and do not intend to renew such leases.

(3)	Tenant leases space on the roof of the building for a cellular antenna.

(4)	The leasehold on 36 West 34th Street includes two 21-year extension options and one 15-year extension option. Upon extension, the leasehold would expire in 2072.

(5)	Tenant pays all real estate taxes and rent based on a percentage of tenant's sales.

(6)	The leasehold on 987 Eighth Avenue includes a 21-year extension option. Upon extension, the leasehold would expire in 2029.

(7)	In addition to the basic rent, percentage rent equal to 15% of all rent collected by ALGM is payable monthly.

Chatsworth Properties Portfolio

In January 2005, we acquired a portfolio of three net leased office properties, totaling 257,336 square feet of rentable space in Chatsworth, California for $63.5 million. The properties are 100% net leased to Washington Mutual Bank under two leases that expire in June 2015. The total annual rent for the period ending September 2006 is $5,335,000 and is subject to a rent increase every five lease years based on the Consumer Price Index. One lease has a rent reset date of December 1, 2005 and the other lease has a reset date of October 1, 2005, 5 years thereafter for each lease. One of the properties is subject to a ground lease that has an initial remaining term of 35 years and two five-year extension options. The ground lease also provides for periodic increases in base rent based on the change in the Consumer Price Index. The annual rent expense for the period ending September 2006 is $386,952 and the lease provides for periodic increases in base rent based on the change in the Consumer Price Index.

The properties have been fully leased for each of the last five years. The average effective annual contractual base rent per square foot was $20.73 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. Annual real estate taxes for the Los Angeles County fiscal year ended June 30, 2006 were $475,000 ($1 per $100 of assessed value). Our tax basis and book value for the properties is approximately $64,079,000 and $63,674,000, respectively, at September 30, 2005 and depreciated on the straight-line basis over a 39-year life.

Salt Lake City Property

In August 2005, we acquired a 117,553 square foot office building in Salt Lake City, Utah for approximately $22.0 million. This property is 100% leased to the General Services Administration under a lease that expires in April 2012 and was financed with a 5.16% fixed rate, seven year non-recourse first mortgage loan of $17 million. We paid for the balance of the purchase price in cash.

The property has been fully leased for each of the last five years. The average effective annual contractual base rent per square foot was $19.70 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. Annual real estate taxes for the Salt Lake County calendar year ended December 31, 2005 were $180,000 ($1.50 per $100 of assessed value). Our tax basis and book value for the property is approximately $22,335,000 and $22,260,000, respectively, at September 30, 2005 and depreciated on the straight-line basis over a 39-year life.

EDS Portfolio

On September 30, 2005, we acquired a portfolio of four office buildings with 387,842 square feet of rentable space for $61.4 million. The four buildings comprising the EDS portfolio, which are located in Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania, were leased to EDS under leases expiring in 2015. The first year rent is approximately $5.0 million, with rent increases of 10.0% at the beginning of the third lease year, 10.0% at the beginning of the sixth lease year and 2.5% at the beginning of the ninth lease year. We financed the acquisition with a $49.1 million non-recourse mortgage with a fixed rate of 5.373% which matures in 2015. In connection with the acquisition, Koll Development Company, an affiliate of NorthStar Capital, received a brokerage commission of $921,000. The acquisition and the associated brokerage fees payable to Koll Development Company were approved in advance by all of the independent members of our board of directors.

The average effective annual contractual base rent per square foot was $14.67. Annual real estate taxes for the year 2004 were $725,914. Our tax basis and book value for the properties is approximately $62,702,000 and $62,698,000, respectively, at September 30, 2005 and depreciated on the straight-line basis over a 39-year life.

Underwriting Process for Net Lease Investments

Our ability to maximize the risk-adjusted returns available from investing capital in net lease properties will depend, in part, on our ability to underwrite and monitor tenant credit and real estate market and property fundamentals. We believe a thorough investment analysis is important to assessing the particular merits of a given investment.

We target investments in the net lease market that require particular focus on tenant credit and property-level fundamentals. We conduct detailed tenant credit analyses to assess, among other things, the potential for credit deterioration and lease default risk. This analysis is also employed to measure the adequacy of landlord protection mechanisms incorporated into the underlying lease.

Our underwriting process includes sub-market and property-level due diligence in order to understand downside investment risks, including quantifying the costs associated with tenant defaults and releasing scenarios. We model stress scenarios to understand the adequacy of important refinancing assumptions.

We incorporate the information obtained through the due diligence process into an investment memorandum, which includes base case and downside financial models to support the investment recommendations. Approval by our investment committee is required prior to funding any proposed investment.

Financing Strategy for our Net Lease Properties

We expect to finance the majority of our net lease investments at approximately 70% to 80% of the aggregate asset value of our net lease investments on a stabilized basis. The financing typically will be non-recourse. We will seek to match the term of the financing with the term of the lease where possible.

Regulatory Aspects of Our Investment Strategy

We conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we are a holding company that conducts its businesses through subsidiaries, this means that the securities issued by our subsidiaries that rely on the exception from the definition of "investment company" in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

A majority of our subsidiaries rely on exceptions and exemptions from the Investment Company Act. These exceptions and exemptions limit the types of assets these subsidiaries may purchase. For instance, CDO II, CDO III and CDO V rely on the exemption from the Investment Company Act provided by Rule 3a-7 thereunder, which is available for certain structured financing vehicles. This exemption limits the ability of these CDOs to sell their assets and reinvest the proceeds from asset sales, limits the type of assets that these CDOs may own to debt-like securities and limits the types of persons that may purchase certain classes of securities issued by these CDOs. Our subsidiary that invests in net lease properties and certain other subsidiaries rely on the exception from the definition of "investment company" provided by Sections 3(c)(6) and 3(c)(5)(C) of the Investment Company Act, which except companies that primarily invest in real estate, mortgages and certain other qualifying real estate assets. These exceptions limit the ability of these entities to invest in many types of real estate related assets and their holding companies. We believe our operating partnership and private REIT are not investment companies because they satisfy the 40% test of Section 3(a)(1)(C). We must monitor their holdings to ensure that the value of their investment securities does not exceed 40% of their respective total assets (exclusive of government securities and cash items) on an unconsolidated basis. Our subsidiaries that engage in operating businesses are not subject to the Investment Company Act.

If the combined value of the investment securities issued by our subsidiaries that rely on the exception provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Government Regulations

Many laws and governmental regulations are applicable to our investments and changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Americans with Disabilities Act

Under the ADA all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers, and noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we believe that our properties are substantially in compliance with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of additional federal, state and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that such costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at such property. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect our ability to rent or sell the property or to borrow using such property as collateral and may expose us to liability resulting from any release of or exposure to such substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

We believe that each of our properties is in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. We have not been notified by any governmental authority, or is otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of these properties. We are not aware of any environmental liabilities relating to our properties that would have a material adverse effect on our financial condition or results of operations taken as a whole, nor are we aware of any such material environmental liability. However, it is possible that there are material environmental liabilities of which we are unaware. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability or the current environmental condition of the properties will not be affected by tenants, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks) or by third parties unrelated to us. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds our budgets for such items, our ability to make expected distributions to stockholders could be adversely affected.

Other Regulations

Our properties are also subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that the properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition. Except as described in this prospectus, we are not aware of any other laws or regulations that have a material effect on our operations, other than state and local laws affecting the development and operation of real property, such as zoning laws.

Competition

We are subject to significant competition in seeking real estate investments. We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. In addition, there are other REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms.

Employees

We currently have 22 full-time employees.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Our Investment, Credit and Monitoring Process

Our investment process combines intensive underwriting with a disciplined decision-making process. We apply fundamental real estate analysis to credit decisions in each of our business lines. Our real estate analysis is supplemented by financial modeling and stress testing to assess the performance of each specific investment under adverse conditions.

All investment opportunities are evaluated based on the impact on aggregate portfolio composition and aggregate exposure, real estate market and economic conditions affecting the underlying properties, stability of the underlying property, cash flow and ability to cover debt service and/or expenses, attractiveness compared to alternative investment opportunities, and ability to finance the asset with term funding and to minimize interest rate risk. If the investment is deemed to be appropriate, the specialists for the relevant business line proceed with asset-level analysis, documentation review and financial modeling. They are encouraged to seek input with respect to market information and pricing from their counterparts in other business lines.

The results of our analysis are summarized in a memorandum and provided to an investment committee. Our chief executive officer, Mr. Hamamoto, is the chairman of the investment committee. The chairman of our board of directors, Mr. Scheetz, our chief investment officer, Mr. Wasterlain, our chief financial officer, Mr. Chertok, our general counsel and secretary, Mr. McCready, and one of our executive vice presidents, Mr. Gilbert, are members of the investment committee. All members of the investment committee review prospective investments and may provide input into the investment decision. The specific approval level that is required depends upon the size and type of the investment being made. After an investment is made, it is monitored through our surveillance process. Our objective is to anticipate credit changes so that steps can be taken to protect our position or to liquidate investments prior to significant credit deterioration. Asset-level performance information is updated regularly on our portfolio management system, which incorporates both proprietary and third-party databases. Overall portfolio composition is monitored to manage exposure to particular markets, sectors or credits. Each business line produces a quarterly surveillance report that is reviewed by the investment committee. If necessary, the committee may meet more frequently to discuss emerging issues within the portfolio and authorize specific actions.

Investment Policies

Investment Objectives

Our investment objective is to make real estate investments that produce attractive risk-adjusted returns and predictable cash flow for distribution to our stockholders. We pursue our investment objectives primarily through the ownership by our operating partnership of interests in real estate-related assets. We currently intend to pursue diverse real estate investments that have the potential to generate favorable risk-adjusted returns, consistent with the maintenance of our status as a REIT for federal income tax purposes.

Investment Guidelines

Our board of directors has adopted general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made which would cause us to fail to qualify as a REIT;

•	no investment shall be made which would cause us to be regulated as an investment company; and

•	no more than 20% of our equity, determined as of the date of such investment, shall be invested in any single real estate asset or security.

These investment guidelines may be changed by our board of directors without the approval of our stockholders.

Investment in Real Estate or Interests in Real Estate

We intend to diversify our investments in properties in terms of property locations, size and market. Our board of directors has adopted certain investment guidelines that restrict our investment without prior approval of the board of directors in any single asset to no more than 20% of our equity. We primarily purchase or lease income-producing commercial properties, but we may also acquire other types of properties for long-term investment and sell properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other forms of co-ownership. These investments may permit us to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring our portfolio. We will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet our investment policies. Equity investments may be subject to existing mortgage financing and other indebtedness or other financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

Investments in Real Estate Mortgages

We invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under these mortgages and that the collateral securing them may not be sufficient to enable us to recoup our full investment. As of September 30, 2005, we held an approximately 5% interest in the NSF venture, which held approximately $45.8 million of interests in real estate mortgages and mezzanine loans as of September 30, 2005.

Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations, asset tests and gross income tests necessary for REIT qualification, we may invest in equity or debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We invest in various types of securities of or interests in persons primarily engaged in real estate activities, including CMBS, fixed income securities issued by REITs and real estate CDOs.

Financing Policies

Our investment guidelines do not restrict the amount of indebtedness that we may incur. We intend to use leverage in order to enhance our overall investment returns, while maintaining appropriate levels of leverage relative to our asset base and the cost and structure of available financing. We finance assets such as rated CMBS, which are relatively secure and highly liquid, with higher levels of leverage than we use to finance subordinate real estate debt and other less liquid real estate investments. We also seek, where possible, to match the terms and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities. We intend to limit our funded recourse liabilities to an amount no greater than the sum of the market value all investments securing such recourse liabilities and our capital base, each measured as of the date of incurrence of such debt. For this purpose, our capital base is the sum of the market value of our equity, on a fully diluted basis, including, without limitation, all units of limited partnership interest in our operating partnership.

On an aggregate, stabilized basis, we intend to finance approximately 60% to 80% of the value of our consolidated assets as follows:

•	approximately 50% to 80% leverage against the aggregate value of our subordinate real estate debt assets;

•	approximately 70% to 80% leverage against the aggregate value of our net lease properties; and

•	up to 95% leverage against investment grade real estate securities and senior mortgage loans.

We generally intend to finance our investment grade real estate securities in non-recourse, off-balance sheet CDOs. Initially, we direct a financial institution to acquire a pool of investment grade real estate securities under a warehouse facility. Then, we transfer such investments to a newly-formed subsidiary which issues non-recourse, off-balance sheet CDOs. Our investment grade CDO issuers generally issue debt securities representing up to 95% of the value of their investment grade real estate securities portfolios. If at any point we were required to consolidate our investment grade CDOs, we anticipate that our overall leverage would not exceed 90% of the value of our assets.

We generally intend to finance our real estate debt investments and senior mortgage loans primarily through non-recourse CDOs which we anticipate will be consolidated on our balance sheet. The acquisition of these investments is generally financed under a limited recourse credit facility. When sufficient real estate debt assets have been accumulated, we transfer such investments to a newly-formed subsidiary which issues non-recourse, off-balance sheet CDOs, as in the case of CDO IV. The subordinate real estate debt investments held by the NSF venture are not presently subject to any financing, but we may use leverage in the future.

We generally intend to finance our net lease properties utilizing non-recourse mortgage and/or mezzanine debt. The properties in the New York property portfolio are financed with a floating rate mortgage loan. These properties currently produce stable cash flow after debt service. The impact of changes in interest rates is mitigated through the use of interest rate cap agreements. The Chatsworth properties, the Salt Lake City property and the EDS portfolio are financed with long-term fixed rate non-recourse financing that matches the term of the tenant leases in place for each of the properties which provides stable cash flow after debt service. We intend to make additional investments in net lease properties that produce stable cash flow and finance such investments on a long-term, non-recourse basis.

We anticipate that the process of raising, temporarily investing, and deploying equity capital will give rise to short-term fluctuations in the levels of leverage within each of our business lines and on an overall basis. Our objectives in utilizing leverage are to improve risk-adjusted returns and, where possible, to lock in, on a long-term non-recourse basis, a spread between the yield on our assets and the cost of their financing. For further information regarding our financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Obligations."

Hedging Policies

We use hedging transactions in order to protect the value of our real estate securities portfolio prior to the execution of long-term financing transactions such as the issuance of a CDO. We may also use hedging transactions to manage the risk of interest rate fluctuations with respect to liabilities. We may use interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded income for purposes of calculating the REIT 95% gross income test if specified requirements are met, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test.

Conflicts of Interest Policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. Our board of directors has established investment guidelines, and a majority of our independent directors has approved these investment guidelines. Pursuant to our policies, investments and borrowings (including co-investments) with NorthStar Capital and its affiliates must be approved by a majority of our independent directors. The independent directors will review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent directors will rely primarily on information provided by our executive officers. For further information regarding these conflicts, see "Risk Factors — Risks Related to Our Company."

In addition, our board of directors is subject to a policy, in accordance with provisions of Maryland law, which are also designed to eliminate or minimize conflicts, including the requirement that all transactions in which directors or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested directors. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director, Officer and Employee Transactions

We have adopted a policy that, unless such action is approved by a majority of the disinterested directors and is not otherwise prohibited by law, we will not:

•	acquire from or sell to any of our directors, officers or employees, or any entity in which one of our directors, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	engage in any other transaction with any of the foregoing persons.

Notwithstanding the foregoing, we will not make loans to any such persons if such loans are prohibited by law.

Our bylaws do not prohibit any of our directors, officers, employees or agents, in his personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between a company and a director or between us and any other corporation or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof if (1) the material facts relating to the common directorship or interest and as to the transaction are disclosed to the board of directors or a committee of the board, and the board or committee in good faith authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest of the transaction are disclosed to the stockholders entitled to vote thereon, and the transaction is approved in good faith by vote of the stockholders, or (3) the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have the authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We expect, but are not obligated, to issue shares of common stock to holders of operating partnership units in the operating partnership upon exercise of their redemption rights. We may issue preferred stock from time to time, in one or more series, as authorized by the board of directors without the need for stockholder approval. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the operating partnership and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. Except as described in this report, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. We also intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year. Our policies with respect to such activities may be reviewed and modified or amended from time to time by our board of directors without a vote of the stockholders.

MANAGEMENT

Our Directors and Executive Officers

The following table lists the names, ages and positions of the persons who are our executive officers and directors as of November 23, 2005:

Name	Age	Position
David T. Hamamoto	46	President, Chief Executive Officer and Director
W. Edward Scheetz	40	Chairman of the Board of Directors
Mark E. Chertok	49	Chief Financial Officer and Treasurer
Jean-Michel Wasterlain	48	Chief Investment Officer and Executive Vice President
Daniel R. Gilbert	36	Executive Vice President
Richard J. McCready	47	General Counsel and Secretary
William V. Adamski	48	Director
Preston Butcher	66	Director
Judith A. Hannaway	53	Director
Wesley D. Minami	49	Director
Frank V. Sica	54	Director

Directors are elected by the stockholders for one-year terms and until their successors are duly elected and qualify upon the expiration of their current terms. All officers serve at the discretion of our board of directors. We have a seven person board of directors, a majority of whom are independent directors. We have three qualified audit committee members on our audit committee. Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor more than 15.

Biographical information for each of the persons who are our directors and executive officers is set forth below.

David T. Hamamoto.    Mr. Hamamoto has been one of our directors and our president and chief executive officer since October 2003. Mr. Hamamoto co-founded NorthStar Capital with W. Edward Scheetz in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto currently serves as co-chairman of the board of directors and a co-chief executive officer of NorthStar Capital. Mr. Hamamoto also serves as the President of the Board of Trustees of The Brearley School in New York City. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

W. Edward Scheetz.    Mr. Scheetz has been the chairman of our board of directors since April 2004. In July 1997, Mr. Scheetz co-founded NorthStar Capital and became one of its co-chief executive officers. Mr. Scheetz serves on the investment committee of NS Advisors LLC. Mr. Scheetz currently serves as a co-chairman of the board of directors and co-chief executive officer of NorthStar Capital. Prior to founding NorthStar Capital, Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm's opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

Mark E. Chertok.    Mr. Chertok has been our chief financial officer and treasurer since January 2004. From January 2004 until October 2004, Mr. Chertok also served as the chief financial officer of NorthStar Capital. From April 2003 until December 2003, Mr. Chertok was an independent consultant to NorthStar Capital, Emmes & Company LLC and an unaffiliated third party. From April 1998 until March 31, 2003, Mr. Chertok was the chief financial officer and a principal of Emmes & Company LLC, Emmes Asset Management Co. LLC and their affiliates. Previously, Mr. Chertok was a partner at Margolin, Winer & Evens LLP and was involved in all aspects of client service including accounting, tax and management advisory services, with a specialization in providing services to the real estate industry. Mr. Chertok started his career at Laventhol and Horwath in 1978. Mr. Chertok is a Certified Public Accountant in New York and is also a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Chertok graduated from New York University and holds a B.S. in Accounting.

Jean-Michel (Mitch) Wasterlain.    Mr. Wasterlain has been our chief investment officer and one of our executive vice presidents since our IPO in October 2004. Mr. Wasterlain has primary responsibility for our real estate securities business. From July 2002 until October 2004, Mr. Wasterlain served as a vice president of NorthStar Capital. He is also the president of NS Advisors LLC, where he is responsible for all real estate securities investments made by NS Advisors LLC. Mr. Wasterlain serves on the investment committee of NS Advisors LLC and manages the structuring and issuance of CDOs and other securitization vehicles. Prior to joining NorthStar Capital in 2002, Mr. Wasterlain co-founded in November 1996 and was a managing director of CGA Investment Management and was responsible for all of the firm's real estate business. Prior to joining CGA Investment Management, Mr. Wasterlain managed a real estate lending and securitization business at ING Barings and worked in real estate investment banking at Lehman Brothers. Mr. Wasterlain graduated from Stanford University and holds an M.B.A. from the Wharton School of the University of Pennsylvania.

Daniel R. Gilbert.    Mr. Gilbert has been one of our executive vice presidents since our IPO in October 2004. Mr. Gilbert has primary responsibility for our real estate debt business. From July 2004 until October 2004, Mr. Gilbert served as an executive vice president and managing director of mezzanine lending of NorthStar Capital, which included responsibility for the oversight of the NSF venture. From 1994 to 2004, Mr. Gilbert held a number of positions with Merrill Lynch & Co., in its Global Principal Investments and Commercial Real Estate department. Most recently, Mr. Gilbert managed a group with global responsibility for Merrill Lynch's relationships with its top tier real estate investor clients and engaging in strategic principal investments in real estate opportunity funds. For the prior six years, he was responsible for originating principal investments in mortgage loans, subordinated notes, mezzanine loans, preferred equity, distressed debt and related CMBS. Mr. Gilbert's early work at Merrill Lynch focused on CMBS transactions and the acquisition of distressed mortgage loan portfolios. In 1996, Mr. Gilbert left Merrill Lynch for a brief time to work for a management consulting firm, where he advised senior management and directors on shareholder value creation. Prior to 1994, he held accounting and legal-related roles at Prudential Securities Incorporated. Mr. Gilbert graduated from Union College with degrees in Political Science and Anthropology.

Richard J. McCready.    Mr. McCready has been our general counsel and secretary since October 2004. Mr. McCready has served as the chief operating officer and secretary of NorthStar Capital since 1998 and its president and chief operating officer since October 2005 and is a member of NorthStar Capital's board of directors. Prior to joining NorthStar Capital, Mr. McCready had been the president, chief operating officer and a director of First Winthrop Corporation, a manager of commercial properties. Prior to joining First Winthrop in 1990, he was in the Corporate and Real Estate Finance group at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mr. McCready graduated from the University of New Hampshire and holds a Juris Doctorate from Boston College Law School.

William V. Adamski.    Mr. Adamski has been one of our directors since September 2004. Since March 2005, he has been a managing member of NY Credit Advisors. From April 2000 to February 2005, he was the president of BRK Management, LLC, specializing in real estate debt and equities investments. From December 1995 to March 2000, Mr. Adamski was a Managing Director at Credit Suisse First Boston where he led the real estate finance effort. Under Mr. Andrew Stone, Mr. Adamski was responsible for the origination and structuring of all real estate products. From 1990 to 1995, Mr. Adamski was senior vice president at Lazard Freres & Co., responsible for corporate and other real estate transactions. Mr. Adamski currently sits on the Cornell Real Estate Advisory Board that invests the university endowment in real estate. He is also the chairman of the Board of

Governors of Mercy Medical Center. Mr. Adamski has a degree in Mathematics from Cornell University and an M.B.A. in Finance from the New York University Leonard N. Stern School of Business.

Preston Butcher.    Mr. Butcher has been one of our directors since September 2004. Since 1998, he has been Chairman and Chief Executive Officer of Legacy Partners (formerly known as Lincoln Property Company N.C., Inc.), a real estate and development and management firm, in Foster City, California. Legacy Partners develops and manages income property in the western United States. From 1967 to 1998, Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. Mr. Butcher co-founded, formerly served as Chairman of the Board of Directors, and presently serves on the Executive Committee of the National Multi Housing Council, a national trade association whose members are the major apartment owners and managers throughout the United States. He also co-founded and currently serves as a Director of the California Housing Council. He is a director of the Charles Schwab Corp., a securities brokerage and related financial services firm. He received his B.S. in Electrical Engineering from the University of Texas at Austin.

Judith A. Hannaway.    Ms. Hannaway has been one of our directors since September 2004. Ms. Hannaway was most recently employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed end funds, off shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real-Estate Product Manager. Ms. Hannaway received her B.A. from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management.

Wesley D. Minami.    Mr. Minami has been one of our directors since September 2004. Since 2003, he has been President of Billy Casper Golf Management, Inc. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the New York Stock Exchange. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith, an apartment company listed on the New York Stock Exchange. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami has served as a director of Ashford Hospitality Trust since completion of its initial public offering in August 2003. Mr. Minami earned his M.B.A. in Finance from the University of Chicago in 1980 and his B.A. degree in Economics, with honors, from Grinnell College in 1978.

Frank V. Sica.    Mr. Sica has been one of our directors since September 2004. He is currently a Senior Advisor for Soros Fund Management, LLC. From 2000 to 2003, Mr. Sica was Managing Partner of Soros Private Funds Management LLC, the management company for the Private Equity and Real Estate activities of Soros Fund Management, LLC. From 1998 to 2000, Mr. Sica was Managing Director of Soros Fund Management LLC responsible for Private Equity and Real Estate investment activities. He is a Director of CSG Systems, Inc., Emmis Communications, JetBlue Airways and Kohl's Corporation. From 1988 to 1998, Mr. Sica was in the Merchant Banking Group of Morgan Stanley Dean Witter & Co. From 1981 to 1988, Mr. Sica was a Managing Director in the Mergers and Acquisitions Group at Morgan Stanley Dean Witter & Co. Mr. Sica is also a Trustee of the Village of Bronxville, a Trustee of Wesleyan University, a member of the Board of Overseers for the Amos Tuck School of Business at Dartmouth College and board member of the Cancer Research Institute.

Biographical information for our other key professional is set forth below.

Andrew L. Solomon.    Mr. Solomon has been one of our vice presidents since our IPO in October 2004. From July 2004 to October 2004, Mr. Solomon was a vice president of NS Advisors LLC where he was primarily responsible for the day-to-day management and structuring of CDOs. From March 2003 to July 2004, Mr. Solomon had been an associate at NS Advisors LLC. From June 2001 to March 2003, Mr. Solomon was an associate in the Real Estate Investment Banking Group at CIBC World Markets. From 1995 to 1999, he held various positions with Arthur Andersen LLP., where he was promoted to Audit Manager in 1999. Mr. Solomon is a Certified Public Accountant. He graduated from Washington University in St. Louis and received an M.B.A. from the University of Chicago.

Board Committees

Our board of directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the New York Stock Exchange. Moreover, the Compensation Committee is composed exclusively of individuals referred to as "non-employee directors" in Rule 16b-3 of the Securities Exchange Act, and "outside directors" in section 162(m) of the Internal Revenue Code.

Audit Committee

Our board of directors has established an Audit Committee, which consists of Messrs. Adamski and Minami and Ms. Hannaway, each of whom is an independent director. Mr. Minami chairs our Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the SEC. The Audit Committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our board of directors has established a Compensation Committee, which consists of Messrs. Adamski and Sica and Ms. Hannaway, each of whom is an independent director. Mr. Adamski chairs our Compensation Committee. The Compensation Committee is responsible for recommending compensation for our executive officers, administering our stock incentive plan, producing an annual report on executive compensation for inclusion in our annual meeting proxy statement and publishing an annual committee report for our stockholders.

Nominating and Corporate Governance Committee

Our board of directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Minami and Adamski and Ms. Hannaway, each of whom is an independent director. Ms. Hannaway chairs our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to the board of directors for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Adamski and Sica and Ms. Hannaway, each of whom is an independent director. Mr. Adamski chairs our Compensation Committee. There are no Compensation Committee interlocks or employee participation on the Compensation Committee that require disclosure.

Director Compensation

Chairman of the Board

The chairman of our board of directors is paid an annual fee of $35,000. Our Compensation Committee granted Mr. Scheetz 11,111 shares of restricted stock upon the closing of our IPO on October 29, 2004 pursuant to our stock incentive plan. Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $35,000 to the chairman each year. This annual automatic grant will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date. We granted Mr. Scheetz 3,324 shares of our common stock subsequent to our 2005 annual stockholders' meeting.

In consideration of his future services to us as the chairman of our board of directors, our Compensation Committee has indirectly granted Mr. Scheetz 225,916 LTIP units. In connection with the closing of our IPO on October 29, 2004 and the exercise of the underwriters' overallotment option on November 19, 2004, our Compensation Committee granted an aggregate of 751,444 LTIP units directly to NRF Employee, LLC, or the employee LLC LTIP units, pursuant to our stock incentive plan. One-twelfth of the employee LLC LTIP units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Mr. Scheetz has a membership interest in NRF Employee, LLC which entitles him to beneficial ownership of 225,916 of the employee LLC LTIP units. One-twelfth of Mr. Scheetz's membership interests in NRF Employee, LLC vest as of the end of each of the 12 quarters during the three-year vesting period beginning October 29, 2004. Once a portion of such membership interests is vested, Mr. Scheetz may redeem the vested portion for an equivalent number of LTIP units. The fair market value of such LTIP units as of the date of grant and at December 31, 2004 was $1,986,684 and $2,586,738, respectively. See the table on executive compensation for the post-IPO period for a further description of this equity compensation award to Mr. Scheetz.

See "— Incentive Bonus Plan" below for a description of the award that may be granted to Mr. Scheetz under the incentive bonus plan if the performance hurdles established by the Compensation Committee are met during certain performance periods.

Other Non-Employee Directors

Each of our non-employee directors is paid an annual director's fee of $25,000. The non-employee director who serves as our Audit Committee chairperson is paid an additional fee of $10,000 per year. Each of the non-employee directors who serve as the chairpersons of our Compensation Committee and our Nominating and Corporate Governance Committee is paid an additional fee of $5,000 per year. Each non-employee director is also paid $1,500 per board meeting attended and $1,000 per board committee meeting attended. Directors who are our officers or employees do not receive compensation as directors. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Pursuant to our stock incentive plan, we automatically grant to each of our non-employee directors shares of restricted common stock. We granted 5,555 shares of restricted common stock to each Messrs. Adamski, Butcher, Minami and Sica and Ms. Hannaway, each of whom are non-employee directors, in connection with the closing of our IPO on October 29, 2004 pursuant to our stock incentive plan. We will automatically grant to any person who becomes a non-employee director shares of restricted common stock having a value of approximately $50,000 on the date such non-employee director attends his or her first meeting of our board of directors. The actual number of shares of restricted common stock that have been granted and will automatically grant will be determined: (1) for those grants that occurred upon the consummation of our IPO on October 29, 2004, by dividing the fixed value of the grant by the price per share in our IPO; and (2) for those grants that occur after our IPO, by dividing the fixed value of the grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date. Restrictions on each of the initial grants of restricted common stock will lapse as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $25,000 to each of our non-employee directors, including a non-employee chairman, each year. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date. We granted our non-employee directors a total of 15,194 shares of our common stock subsequent to our 2005 annual stockholders' meeting.

Executive Compensation

The table below sets forth the compensation that we paid to our chief executive officer and our four other most highly compensated officers, who we refer to as the named executive officers, for the period from October 29, 2004, the date of the closing of our IPO and the commencement of our operations, to December 31, 2004, or the post-IPO period. We did not pay any of our named executive officers or other employees prior to October 29, 2004. Therefore, the amounts included in the "Salary" column for each named executive officer represent one-sixth of the amount of the base salary pursuant to the respective executive employment agreements of each of the named executive officers.

	Annual Compensation					Long-Term Compensation Awards(1)
Name and Principal Position	Salary ($)		Bonus ($)		Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARS (#)	All Other Compen- sation ($)
David T. Hamamoto, President and Chief Executive Officer	66,667		0	(2)		1,986,684	(3)	—	—
Mark E. Chertok, Chief Financial Officer and Treasurer	41,667		125,000	(4)		494,604	(3)	—	—
Jean-Michel Wasterlain, Chief Investment Officer and Executive Vice President	41,667		125,000	(5)		459,657	(3)	—	—
Daniel R. Gilbert, Executive Vice President	41,667		83,333	(6)		781,435	(3)	—	—
Richard J. McCready, General Counsel and Secretary	10,000	(7)	0	(7)		494,604	(3)	—	—

(1)	See "— Incentive Bonus Plan" below for a description of the awards that may be granted to our named executive officers under the incentive bonus plan if the performance hurdles are met during the performance periods, each established by the Compensation Committee of our board of directors.

(2)	The Compensation Committee of our board of directors authorized the grant to Mr. Hamamoto of a cash bonus of $116,667 for service as our chief executive officer and president for the post-IPO period. However, Mr. Hamamoto waived receipt of this bonus and requested that the $116,667 be granted as a bonus to certain of our non-executive employees and certain employees of NorthStar Capital who provide services to us through the shared facilities and services agreement. The Compensation Committee delegated to Mr. Hamamoto the authority to designate such employees and divide this amount amongst them.

(3)	The amounts listed under the "Restricted Stock Awards" column for each named executive officer represent the fair market value as of the date of grant of the LTIP units indirectly granted to each named executive officer. LTIP units are common units of limited partnership interest in our operating partnership which are structured as profits interests. Upon the occurrence of specified events, an LTIP unit may over time achieve full parity with such common units for all purposes. If such parity is reached, vested LTIP units may be converted into an equal number of common units of limited partnership interest in our operating partnership. Holders of common units of limited partnership interest in our operating partnership may elect to redeem such common units for cash or, at our election, an equivalent number of shares of our common stock, at any time beginning on October 29, 2005. Until and unless such parity is reached, the value that a holder of an LTIP unit will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock. Distributions are payable on LTIP units to the same extent and on the same date that distributions are paid on common units of partnership interest in our operating partnership. In accordance with Item 402 of Regulation S-K of the General Rules and Regulations under the Securities Act, the fair market value of the LTIP units indirectly granted to our named executive officers has been computed with reference to the closing price of our common stock on the date of grant of such LTIP units.

In connection with the closing of our IPO on October 29, 2004 and the exercise of the underwriters' over allotment option on November 19, 2004, our Compensation Committee granted an aggregate of 751,444 employee LLC LTIP units, pursuant to our stock incentive plan. One-twelfth of the employee LLC LTIP units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Each of the named executive officers has a membership interest in NRF Employee, LLC, or the employee LLC interest, which entitles each of them to beneficial ownership of the amount of the employee LLC LTIP units set forth opposite their names: Mr. Hamamoto—225,916; Mr. Chertok—56,244; Mr. Wasterlain—52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. One-twelfth of the employee LLC interests vest as of the end of each of the 12 quarters during the three-year vesting period beginning October 29, 2004. Once a portion of such employee LLC interest is vested, each of the named executive officers may redeem the vested portion for an equivalent number of LTIP units. Upon the receipt of distributions from our operating partnership, NRF Employee, LLC will distribute such distributions to its members on a pro rata basis. The following table lists the number of employee LLC LTIP units that each named executive officers has beneficial ownership of through their respective employee LLC interests and the date of the grant of such LTIP units.

Named Executive Officer	Number of LTIP Units Granted
	On October 29, 2004	On November 19, 2004
Mr. Hamamoto	216,100	9,816
Mr. Chertok	53,800	2,444
Mr. Wasterlain	50,000	2,270
Mr. Gilbert	85,000	3,861
Mr. McCready	53,800	2,444

The fair market value at December 31, 2004 of the unvested LTIP units beneficially owned by each of the named executive officers, which constitutes all of the LTIP units beneficially owned by such persons, is set forth opposite their names: Mr. Hamamoto—$2,586,738; Mr. Chertok— $643,994; Mr. Wasterlain—$598,492; Mr. Gilbert—$1,017,458; and Mr. McCready—$643,994.

(4)	Consists of (a) a $100,000 cash bonus paid to Mr. Chertok in November 2004 in connection with the closing of our IPO in October 2004 pursuant to his executive employment agreement and (b) a $25,000 cash bonus which represents one-sixth of the initial target bonus amount in Mr. Chertok's executive employment agreement and was awarded for services rendered to us during the post-IPO period.

(5)	Represents one-half of the initial target bonus amount in Mr. Wasterlain's executive employment agreement and was awarded for services rendered (a) to NS Advisors LLC from July 1, 2004 to the closing our IPO on October 29, 2004 and (b) to us for the post-IPO period. NS Advisors LLC accrued five-sixths of this amount as of the contribution of 100% of the membership interests of NS Advisors LLC to our operating partnership on October 29, 2004.

(6)	Represents one-third of the initial target bonus amount in Mr. Gilbert's executive employment agreement and was awarded for services rendered to us for the post-IPO period.

(7)	Pursuant to our shared facilities and services agreement with NorthStar Capital as described under "Certain Relationships and Related Party Transactions — Formation Transactions — Shared Facilities and Services Agreement," the annual facilities and services fee payable to NorthStar Capital thereunder is reduced by the amount of any base salary that we pay directly to any co-employees of NorthStar Capital and us, including Mr. McCready. Mr. McCready also receives a salary directly from NorthStar Capital.

Employment Agreements

Our chief executive officer, chief financial officer and two executive vice presidents, one of which is also our chief investment officer, have entered into employment agreements with us. For the purposes of this description, we refer to these individuals as the "executives." The agreements have three-year initial terms. Following the initial terms, the agreements automatically will extend on an annual basis for one additional year, unless notice not to renew an agreement is given 90 days prior to the expiration of its term.

The agreements provide that Mr. Hamamoto will receive an initial annual base salary of $400,000 per annum and that Messrs. Chertok, Wasterlain and Gilbert will each receive an initial annual base salary of $250,000 per annum. In subsequent years during the term, the base salary under each of the executive employment agreements will be subject to annual review and adjustment from time to time by the Compensation Committee of our board of directors. The agreements also provide that the executives will participate in an annual cash bonus plan. The annual cash bonus plan allows for a maximum bonus amount to be established by the Compensation Committee for each of our executive officers. The target amount of the bonus for the first year of the three year term of the employment for Mr. Hamamoto will be 175% of his base salary and the initial target amount of the bonus for each of the bonuses for Messrs. Chertok, Wasterlain and Gilbert will be 100% of their respective base salaries. The bonuses are determined based on individual and company performance with performance criteria that take into consideration our: (1) earnings per share; (2) net earnings; (3) net sales growth; (4) net income (before taxes); (5) net operating profit; (6) return measures (including, but not limited to, return on assets, capital, equity or sales); (7) cash flow (including, but not limited to, operating cash flow and free cash flow); (8) earnings before or after taxes, interest, depreciation, and/or amortization; (9) productivity ratios; (10) share price (including, but not limited to, growth measures and total stockholder return); (11) expense targets; (12) operating efficiency; (13) working capital targets; (14) any combination of, or a specified increase in, any of the foregoing; and (15) the formation of joint ventures or the completion of other corporate transactions. Pursuant to his employment agreement, Mr. Chertok received a bonus of $100,000 upon consummation of our IPO.

Payments made under the annual cash bonus plan should not fail to be deductible under Section 162(m) of the Internal Revenue Code for a period of time. Section 162(m) generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. Certain performance-based compensation, however, is specifically exempt from the deduction limit pursuant to Section 162(m).

The agreements provide that each of the executives will receive severance payments in the event of termination of their employment by us (other than a termination for "cause," as defined in the agreements) or by the executives with "good reason" (also as defined in the agreements). These severance payments include continuation of annual base salary for two years following the date of termination of employment. In addition, the executives would receive a pro-rata bonus for the year in which such termination occurred.

If payments made to any of the executives under the agreements (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Internal Revenue Code, the agreements provide that we will pay such executive an additional amount such that the amount retained by such executive would equal the net amount of payments which would have been received by him absent application of the excise tax.

Pursuant to the agreements, the executives agreed that, during their employment with us and for a period of one year following the termination of their employment, they will not solicit, directly or indirectly, any of our employees, officers, consultants or joint venture partners to terminate their employment or other relationships with us.

The agreements also provide that the executives may participate in our incentive bonus plan and stock incentive plan, each as described below.

Incentive Bonus Plan

The incentive bonus plan was approved by our board of directors and our sole stockholder prior to the consummation of our IPO. Our board of directors has adopted this program in order to retain and incentivize our officers, certain of our key employees, co-employees of us and NorthStar Capital and certain employees of NorthStar Capital who provide services to us pursuant to the shared facilities and services agreement with NorthStar Capital, whom we refer to as the eligible participants. An aggregate of 698,142 shares of our common stock have been reserved and authorized for issuance under the incentive bonus plan, subject to equitable adjustment upon the occurrence of certain corporate events. Awards under the incentive bonus plan may be granted in cash, shares of our common stock, LTIP units or other share-based form.

Our board of directors has delegated to the Compensation Committee the authority to administer the incentive bonus plan. Pursuant to this delegated authority, the Compensation Committee has:

•	established performance periods and return hurdles that we must meet during such performance periods in order for awards to be granted to eligible participants under the incentive bonus plan, and

•	selected eligible participants and reserved amounts under the incentive bonus plan that such selected eligible participants would be entitled to receive if the established return hurdles are met during the established performance periods.

Our Compensation Committee has established the following performance periods:

•	one-year period beginning October 1, 2005;

•	one-year period beginning October 1, 2006; and

•	two-year period beginning October 1, 2005.

Our Compensation Committee has established the return hurdle for these performance periods as an annual return on paid in capital (as described below) equal to or greater than 12.5%.

The incentive bonus plan defines return on paid in capital as: (1) our funds from operations, or FFO (using the definition established by NAREIT), adjusted to exclude any non-cash items, on a fully diluted per share basis, calculated in a manner consistent with our calculation of diluted earnings or loss per share, divided by (2) the average daily paid in capital per share (as described below) during the applicable performance period.

The incentive bonus plan defines paid in capital per share with respect to any date as: (1) the sum of (a) the number of shares of common stock on a fully diluted basis plus the number of operating partnership units, outstanding immediately after the consummation of our IPO, multiplied by the IPO price, (b) for any acquisitions or offerings for common stock or operating partnership units after our IPO, the number of shares of common stock or operating partnership units issued in such acquisition or offering multiplied by the fair market value of one share of common stock on the date of such acquisition or offering, and (c) for any shares of common stock or operating partnership units issued in exchange for any assets contributed to us after our IPO, the number of shares of common stock or operating partnership units issued multiplied by the average fair market value of our common stock of the ten trading days immediately prior to the date of such contribution, divided by (2) the number of shares of common stock on a fully diluted basis, including the operating partnership units outstanding on the relevant date.

As of September  30, 2005, our Compensation Committee had allocated an aggregate of 679,003 of the shares of our common stock reserved under the incentive bonus plan to eligible participants selected by the Compensation Committee, or the selected participants, and delivered a notification to each selected participant stating the number of shares of our common stock that have been reserved for issuance to such selected participant, or the total reserved amount, if we meet the return hurdle during the applicable performance periods. Such notifications denominate the total reserved amount in shares of our common stock, but the Compensation Committee has the discretion to grant awards to the selected participants in cash, shares of our common stock, LTIP units or other share-based form, upon the achievement of the return hurdle in the performance periods.

Each of the selected participants will be entitled to receive half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning October 1, 2005 and such selected participant is employed through the end of this first performance period. Each of the selected participants will be entitled to the other half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning on October 1, 2006 and such selected participant is employed through the end of this second performance period. Alternatively, if we do not meet the return hurdle for the one-year period beginning October 1, 2005, but we do meet the return hurdle for the two-year period beginning October 1, 2005 and a selected participant is employed through the end of this two-year period, such selected participant will be entitled to receive his or her total reserved amount.

For purposes of the financial statements included in this prospectus, our management made its best estimate of our performance during the performance periods, based on the facts and information available and assumptions regarding the returns on our investments at September 30, 2005, our management does not estimate that we will meet the return hurdle in either of these performance periods. If we do not meet the return hurdle during the performance periods, we will not grant any awards under this program to members of our management, other of our employees and the employees of NorthStar Capital who provide services to us.

The Compensation Committee allocated a number of shares of common stock to Messrs, Hamamoto, Scheetz, Chertok, Gilbert and McCready (as well as other eligible participants) upon the closing of our IPO in October 2004, which allocation was increased upon the exercise of the underwriters' overallotment option in November 2004. The table below indicates the amounts that such persons would be entitled to receive if the return hurdle described above is met in the two one-year performance periods described above. Although the threshold, target and maximum estimated future payouts listed below are denominated in a number of shares of our common stock, the awards may be granted in the form of cash, shares, LTIP units or other share-based form.

Long-Term Incentive Plan – Awards in Last Fiscal Year
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout(1)	Estimated Future Payouts Under Non-Stock Price Based Plans
			Threshold (#)(2)	Target (#)	Maximum (#)
David T. Hamamoto	100,352.5	10/01/2005-09/30/2006	100,352.5	100,352.5	100,352.5
	100,352.5	10/01/2006-09/30/2007	100,352.5	100,352.5	100,352.5
W. Edward Scheetz	100,352.5	10/01/2005-09/30/2006	100,352.5	100,352.5	100,352.5
	100,352.5	10/01/2006-09/30/2007	100,352.5	100,352.5	100,352.5
Mark E. Chertok	25,140	10/01/2005-09/30/2006	25,140	25,140	25,140
	25,140	10/01/2006-09/30/2007	25,140	25,140	25,140
Daniel R. Gilbert	39,200	10/01/2005-09/30/2006	39,200	39,200	39,200
	39,200	10/01/2006-09/30/2007	39,200	39,200	39,200
Richard J. McCready	25,140	10/01/2005-09/30/2006	25,140	25,140	25,140
	25,140	10/01/2006-09/30/2007	25,140	25,140	25,140

(1)	If the return hurdle is not achieved in the one-year period beginning October 1, 2005 but is achieved in the two-year period beginning October 1, 2005 then each of the persons listed below will be entitled to receive the following threshold, target and maximum amounts, each of which is denominated in a number of shares of our common stock but is payable in cash, shares of common stock, LTIP units or other share-based form, set forth opposite their name:

Name	Total Threshold/Target/ Maximum Amount
Mr. Hamamoto	200,705
Mr. Scheetz	200,705
Mr. Chertok	50,280
Mr. Gilbert	78,400
Mr. McCready	50,280

(2)	The persons listed above will not receive the threshold amount or any grant under the incentive bonus plan unless we meet the return hurdle described above in the relevant performance period listed in the table above.

If a change in control (as defined in the incentive bonus plan) occurs before a performance period has ended, the return hurdle described above will no longer be the measure of whether a selected participant would be entitled to receive the portion of the total reserved amount that may be granted for such performance period. Instead, it will be based on the value of our common stock on the date of the change in control. If the total return on one share of our common stock on the date of the change in control reflects an internal rate of return of 12.5% or more per year over the IPO price per share of common stock in this offering, each selected participant will be entitled to the portion of the total reserved amount that has not yet been granted to such selected participant. Total return is comprised of (1) the deemed value of one share of our common stock on the date of the change in control plus (2) the value of all dividends and distributions paid with respect to one share of our common stock from the closing of this offering until the date of the change in control. If a change in control occurs and this total return hurdle is not met, then the selected participants will not be entitled to receive any further amounts.

Mr. Wasterlain's Outperformance Bonus Plan

Mr. Wasterlain is eligible to receive incentive compensation, which may be payable in common stock or LTIP units, equal to 15% of the net profits from our real estate securities business in excess of a 12% return on invested capital, which we refer to as the bonus participation amount. We have the option of terminating this outperformance bonus plan at any time after October 29, 2007 by paying Mr. Wasterlain an amount based on the bonus participation amount at the time we exercise this plan termination election. If Mr. Wasterlain voluntarily terminates his employment with us prior to any exercise of our plan termination election, he will be eligible to continue to receive a portion of the bonus participation amount determined by applying a specified percentage to the then-current real estate securities fee streams and investments.

Beginning upon the earlier to occur of (1) October 29, 2007 or (2) the date of Mr. Wasterlain's termination of his employment with us without "good reason" (as defined in the outperformance bonus plan), we will have the right to terminate this outperformance bonus plan within 45 days after the end of any fiscal quarter after such date or within 45 days after the date of Mr. Wasterlain's termination. Upon the date of our termination of this plan, Mr. Wasterlain shall be entitled to receive from us a payment equal to annualized net earnings from the real estate securities portfolio for the fiscal quarter preceding the plan termination election multiplied by the average of the FFO trading multiple (the ratio of the fair market value of common equivalent shares as of the end of the relevant fiscal quarter to the adjusted FFO per share for the relevant fiscal quarter) for the four fiscal quarters preceding the plan termination election multiplied by 15%.

Following our exercise of the plan termination, the plan termination payment will vest over a term of three years following such exercise, subject to Mr. Wasterlain's continued employment with us after such exercise, and be payable in equal installments over such term as described below. The initial installment, representing 25% of the plan termination payment will be paid upon exercise of our plan termination and an additional 25% will be payable on the first, second and third anniversaries of such exercise, subject to Mr. Wasterlain's continued employment with us at the date of the relevant anniversary. If either a change of control occurs or we terminate Mr. Wasterlain for any reason other than for cause at any time following the exercise of our plan termination, any installments of the plan termination payment due but not yet paid to Mr. Wasterlain will become fully vested, but will continue to be paid over the three-year period following the exercise of our plan termination, as though Mr. Wasterlain continued to be employed by us.

See "Certain Relationships and Related Party Transactions" for a description of Mr. Wasterlain's incentive compensation arrangement in NorthStar Capital's real estate securities business prior to its contribution to us.

Stock Incentive Plan

Our stock incentive plan, has been adopted by our board of directors and approved by our sole stockholder prior to the consummation of our IPO. The stock incentive plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, stock, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the stock incentive plan include our directors, officers, employees and co-employees of us and NorthStar Capital and employees of NorthStar Capital who provide services to us pursuant to the shared facilities and services agreement. An aggregate of 1,433,038 shares of our common stock have been authorized and reserved for issuance under our stock incentive plan. Of this amount, an aggregate of 54,080 shares and 822,619 LTIP units have been issued under our stock incentive plan and an aggregate of 556,339 shares have been reserved with respect to shares that may be issued relating to the number of LTIP units issued under our stock incentive plan. The number of shares reserved under our stock incentive plan is also subject to equitable adjustment upon the occurrence of certain corporate events.

The stock incentive plan may be administered by either our board of directors or any committee appointed by our board of directors in accordance with the requirements of Section 162(m) of the Internal Revenue Code (but only to the extent necessary and desirable to satisfy the requirements of Section 162(m) of the Internal Revenue Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act, the board or committee being referred to as the "plan administrator." Our board of directors has delegated authority to the Compensation Committee to act as the plan administrator. The plan administrator may interpret the stock incentive plan and may enact, amend and rescind rules, make all other determinations necessary or desirable for the administration of the stock incentive plan and generally determine the terms and conditions of awards granted under the stock incentive plan.

We may issue incentive stock options or non-qualified stock options under the stock incentive plan. The incentive stock options granted under the stock incentive plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The option price of each stock option granted under the stock incentive plan will be determined by the plan administrator and must be at least equal to the par value of a share of common stock on the date the stock option is granted and, in the case of an incentive stock option, may be no less than the fair market value of the stock underlying the option as of the date the incentive stock option is granted.

Stock appreciation rights may be granted under the stock incentive plan either alone or in conjunction with all or part of any stock option granted under the stock incentive plan. A stock appreciation right granted under the stock incentive plan entitles its holder to receive per share, at the time of exercise, an amount in cash or stock (or a combination of cash and stock) equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator, with the plan administrator determining the form of payment.

Restricted common stock may be granted under the stock incentive plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted common stock. Participants with restricted common stock generally have all of the rights of a stockholder. If the performance goals or other restrictions are not attained, the participant will forfeit his or her shares of restricted common stock.

Other equity-based awards under the stock incentive plan include grants of units of limited partnership interest in our operating partnership, which are structured as profits interests, or LTIP units. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under our stock incentive plan. Each LTIP unit award will reduce the amount of our shares of common stock available for other equity awards on a one-for-one basis. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of LTIP units. If the performance goals or other restrictions are not attained, the participant will forfeit his or her LTIP units.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of partnership interest in our operating partnership, which equal per share distributions on our common stock. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units will be allocated specific items of our operating partnership's income and gain and may over time achieve full parity with common units of limited partnership interest in our operating partnership for all purposes, and therefore accrete to an economic value equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership. Holders of common units of limited partnership interest in the operating partnership may elect to redeem their operating partnership units for cash or, at our election, an equivalent number of shares of our common stock, at any time beginning one year after the consummation of our IPO. There are circumstances under which the LTIP units will not achieve full parity with common units of limited partnership interest. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The stock incentive plan provides for automatic annual grants of common stock to each of our non-employee directors of a number of shares having a value of approximately $25,000, and to our chairman of the board of a number of shares having a value of approximately $35,000. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders. The stock incentive plan also provides that, subject to the procedures, terms and conditions established by the plan administrator, the non-employee directors may elect to receive other awards, including awards of LTIP units, with equivalent values in lieu of the annual and initial grants of common stock and restricted common stock. The annual grants will be fully vested on the date of grant, and the initial grants will vest as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

The terms of the stock incentive plan provide that the plan administrator may amend, suspend or terminate the stock incentive plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The stock incentive plan will terminate on the tenth anniversary of the effectiveness of the registration statement of which this prospectus is a part.

Liability and Indemnification of Officers and Directors

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify any present or former director or officer or any individual who, while our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

Additionally, we have entered into indemnification agreements with each of our directors and executive officers which require that we indemnify our directors and executive officers to the maximum extent permitted by Maryland law, and pay their expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Conflicts of Interest

Messrs. Scheetz and Hamamoto, the chairman of our board of directors and our chief executive officer, respectively, also serve as co-chief executive officers and co-chairmen of the board of directors of NorthStar Capital. Mr. McCready, our general counsel and secretary, also serves as a director and the president and chief operating officer of NorthStar Capital. Mr. Hamamoto devotes not less than the majority of his time and efforts to managing our affairs, but he also devotes significant time to the management of NorthStar Capital's business operations and he may engage in other business ventures. The majority of Mr. Scheetz's time and efforts is focused on NorthStar Capital. While Mr. McCready continues to devote a significant amount of his time to the business of NorthStar Capital, he devotes the majority of his time and efforts to our business affairs.

At the time of the approval of the formation transactions, including the NorthStar Capital contributing subsidiaries' contribution of the initial investments to us and our negotiation of the shared facilities and services agreement and non-competition agreement with NorthStar Capital, NorthStar Capital was our sole stockholder and our executive officers also served as officers of NorthStar Capital. Messrs. Hamamoto and Scheetz each own approximately 7.3% of the outstanding common stock of NorthStar Capital on a fully-diluted basis. As a result, these matters were not negotiated at arm's length and the terms of the contribution may be less favorable than if we were an unaffiliated party due to possible conflicts of interest.

We have adopted a policy that any investments and borrowings (including co-investments) with NorthStar Capital and its affiliates will be approved by a majority of our independent directors. In the future, we may enter into additional transactions with NorthStar Capital with the approval of the independent members of our board. Although Maryland law addresses certain conflicts of interest situations and our board has adopted certain policies relating to conflicts of interest requiring, among other things, that all transactions in which directors or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested directors, there can be no assurance that our policies or Maryland law requirements will be successful in eliminating the influence of such conflicts.

The board of directors has established investment guidelines, and a majority of our independent directors has approved these investment guidelines relating to any investments and borrowings, including co-investments with NorthStar Capital, Messrs. Hamamoto and Scheetz or their respective affiliates. The independent directors review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent directors, however, rely primarily on information provided by our executive officers. For further information regarding these conflicts, see "Risk Factors — Risks Related to Our Company."

We, as the general partner of our operating partnership, have fiduciary obligations to the limited partners of our operating partnership, including NorthStar Capital, Mr. Wasterlain, certain of our employees and co-employees of NorthStar Capital and us who hold LTIP units as well as unrelated third parties. The discharge of these fiduciary obligations may conflict with the interests of our stockholders, and may result in decisions made that are not as favorable to our stockholders as decisions made if there were no competing fiduciary obligations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

The chairman of our board of directors, Mr. Scheetz and our chief executive officer and president, Mr. Hamamoto also serve as co-chief executive officers of NorthStar Capital. Mr. McCready, our general counsel and secretary, also serves as president and chief operating officer of NorthStar Capital. Our other executive officers served as officers of NorthStar Capital until the closing of our IPO. At the time of the approval of the formation transactions described below, NorthStar Partnership was our sole stockholder. As a result of the relationships described above, the formation transactions were not negotiated at arm's length, and their terms may not be as favorable to us as if they were negotiated with an unaffiliated third party.

    Contribution Agreements

Upon the closing of our IPO in October 2004, certain subsidiaries of NorthStar Capital contributed their interests in NorthStar Capital's subordinate real estate debt, real estate securities and net lease businesses, which we refer to as the initial investments, to our operating partnership, NorthStar Realty Finance Limited Partnership, pursuant to several contribution agreements. In exchange for the contribution of the initial investments, our operating partnership:

•	issued an aggregate of approximately 4.71 million operating partnership units to the contributing subsidiaries of NorthStar Capital, valued at $42.4 million, representing an approximately 18.4% limited partnership interest in our operating partnership;

•	distributed approximately $36.1 million in cash to NorthStar Partnership; and

•	paid $959,000 for transfer taxes in connection with the contribution of initial investments relating to the New York property portfolio described below.

The contribution agreements contain representations and warranties concerning the ownership and terms of the initial investments to be contributed, including a representation that, to the contributor's knowledge, the initial investments are not subject to any material liabilities other than those that are disclosed in the contribution agreement, indemnification provisions and other customary matters. Each of the contributors and Presidio Capital Investment Company, LLC, the parent of the subsidiary of NorthStar Capital that contributed the initial investments in NorthStar Capital's real estate securities business, agreed to indemnify us and our operating partnership against any and all losses asserted against, imposed upon, resulting to or incurred by us, our operating partnership and our respective affiliates resulting from breaches of representations and warranties of the contributor occurring within 12 months of the contribution if written notice of a claim for indemnification is made within such 12-month period.

    ALGM Purchase and Sale Agreement

One of the initial investments contributed to our operating partnership upon the closing of our IPO was 97.5% of the membership interests in ALGM. ALGM is the holder of certain fee and leasehold interests in the New York property portfolio. We purchased the remaining 2.5% managing membership interest in ALGM from ALGM I Equity LLC, an affiliate of NorthStar Capital, with approximately $1.6 million of the net proceeds of our IPO. The agreement with ALGM I Equity LLC for the acquisition of this interest contains representations and warranties concerning the ownership and terms of the managing membership interest contributed, including a representation that, to the contributor's knowledge, the initial investments relating to the New York property portfolio are not subject to any material liabilities other than those that are disclosed in the contribution agreement, indemnification provisions and other customary matters.

Mr. Chertok, our chief financial officer, owned 4.82% of the 2.5% managing membership interest in ALGM, or 0.12% of the total equity of ALGM I Equity LLC. In connection with the purchase of this outstanding interest, he received approximately $77,000 of the net proceeds of our IPO.

    Registration Rights Agreement

Beginning on October 29, 2005, each of the 4,705,915 operating partnership units issued in exchange for the contribution of the initial investments on October 29, 2004 will be redeemable, at the option of the holder at any time, for cash or, at our election, shares of our common stock, generally on a one-for-one basis. We have agreed to file a shelf registration statement providing for the resale of the shares that may be issued upon redemption of these operating partnership units. Pursuant to the registration rights agreement, we have agreed to use our reasonable best efforts to:

•	file a shelf registration statement providing for the resale of the registrable shares with the SEC within 60 days after the date that we become eligible to file a Registration Statement on Form S-3 under the Securities Act;

•	have such shelf registration statement declared effective by the SEC; and

•	maintain the effectiveness of such shelf registration statement until the later of the completion of the distribution of the registrable shares pursuant to the shelf registration statement or a piggyback registration as described below, or the date upon which the registrable shares become eligible for resale pursuant to Rule 144 or saleable, without restriction, pursuant to an available exemption from registration under the Securities Act.

The methods of resale by the holders of the registrable shares may include underwritten offerings. We have agreed to cooperate with the holders and the underwriters of one such offering of at least $10 million.

For a period of one year beginning on the effective date of the shelf registration statement, the holders will also have incidental or "piggyback" registration rights with respect to any registrable shares, subject to any volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised.

We will bear the expenses in connection with the registration of the registrable shares, except for the expenses of legal counsel to the persons exercising the registration rights and any underwriting commissions or transfer taxes relating to the sale of the registrable shares.

    Sublease Agreement

We entered into a shared facilities and sublease agreement with NorthStar Capital pursuant to which NorthStar Capital agreed to provide us, directly or through its subsidiaries, use of facilities and various services. The initial term of the agreement was for one year, with an option to renew for additional one-year periods upon the mutual agreement of NorthStar Capital and us, including a vote of the majority of our independent directors. We terminated the agreement on October 29, 2005.

Since our IPO, we have hired additional accounting, legal and administrative personnel and have obtained separate office space sufficient to temporarily accommodate most of our business operations. Accordingly, following the initial one-year term of the shared facilities and sublease agreement, we terminated the agreement and entered into a more limited sublease agreement with NorthStar Capital. Under the new sublease, we will rent on a month-to-month basis the NorthStar Capital office space currently used by our accounting, legal and administrative personnel (currently 7 people). The sublease rent is calculated as a per person monthly charge, based on a "turn key" office arrangement (computer, network, telephone and furniture supplied) for each person utilizing the NorthStar Capital facilities. We may increase or decrease the number of people needing such accommodations and expect that the sublease rental payment would increase or decrease accordingly. Rent under the sublease is $30,001 per month, commencing November 1, 2005. The sublease agreement has been approved by a majority of the independent board members of both our board of directors and the board of directors of NorthStar Capital.

For additional information regarding the shared facilities and services agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — Shared Facilities and Services Agreement."

    Non-Competition Agreement

We and our operating partnership have entered into a non-competition agreement with NorthStar Capital and NorthStar Partnership pursuant to which NorthStar Capital and NorthStar Partnership have each agreed not to engage in the businesses of investing in net lease properties, subordinate real estate debt or real estate securities businesses or make significant investments in entities primarily engaged in these businesses, subject to specified exceptions, including an exception for all investments by Koll Development Company, during the term of the agreement. NorthStar Capital has also agreed not to solicit our executive officers to do anything in violation of NorthStar Capital's non-competition covenant or to terminate their employment with us or become employed by NorthStar Capital, if they are not already so employed, during the term of the agreement. The agreement may be terminated upon (1) mutual agreement of all parties thereto, (2) upon a merger of NorthStar Capital or NorthStar Partnership with another entity which results in (a) NorthStar Capital or NorthStar Partnership's equity owners holding less than 50% of the voting power of the surviving entity; (b) a change in the majority of the board of directors of NorthStar Capital, NorthStar Partnership or the surviving entity, as the case may be; (c) Messrs. Hamamoto and Scheetz cease to serve as the co-chief executive officers of NorthStar Capital; and (d) Mr. Hamamoto is no longer a senior executive officer of the entity surviving the merger; or (3) the later to occur of the date three years from the date of the agreement or the date that David Hamamoto is no longer a senior executive officer employed by both us and NorthStar Capital.

Transactions with Directors, Officers and Affiliates

    Distribution of Operating Partnership Units to Officers

On January 19, 2005, Mr. Wasterlain received 206,850 operating partnership units as part of NS Advisors Holdings LLC's pro rata distribution to its members of the 2,967,032 operating partnership units it received in exchange for its contribution of interests in NorthStar Capital's real estate securities business, including 100% of the membership interests in NS Advisors LLC, to our operating partnership on October 29, 2004. In July 2002, Mr. Wasterlain was granted a 15% profit sharing interest in NS Advisors LLC which vested ratably over a three-year period from the date of grant. Immediately prior to the contribution of interests in NS Advisors LLC to our operating partnership, Mr. Wasterlain agreed to exchange his 15% profit sharing interest in NS Advisors LLC for a membership interest in NS Advisors Holdings LLC that entitled him to 206,850 of the operating partnership units issued to NS Advisors Holdings LLC in exchange for its contribution, subject to the same vesting terms of his profit sharing interest in NS Advisors LLC. Therefore, two-thirds of the 206,850 operating partnership units distributed to Mr. Wasterlain were vested as of the date of the distribution and the remaining one-third vested in July 2005. The 206,850 operating partnership units had a fair market value of $2,231,912 as of such date.

On October 29, 2004, our operating partnership issued an aggregate of 564,617 operating partnership units to NorthStar Funding Managing Member Holdings LLC in exchange for its contribution of interests in NorthStar Capital's subordinate real estate debt business to our operating partnership. Immediately prior to this contribution, Peter W. Ahl and David G. King, Jr., each of whom are former employees of NorthStar Capital, agreed to exchange their respective profits interests in this business for membership interests in NorthStar Funding Managing Member Holdings LLC that entitled Mr. Ahl and Mr. King to 73,128 and 100,000, respectively, of the 564,617 operating partnership units issued to NorthStar Funding Managing Member Holdings LLC. On December 31, 2004, NorthStar Funding Managing Member Holdings LLC made a pro rata distribution of the 564,617 operating partnership units to its members and Messrs. Ahl and King received 73,128 and 100,000, respectively, of the operating partnership units.

    Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers which will require us to indemnify our directors and executive officers to the maximum extent permitted by Maryland law and pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Legacy Fund

On September 1, 2005, we entered into a loan agreement, as lender, with a subsidiary of Legacy Partners Realty Fund I, LLC, which we refer to as the Legacy Fund, as borrowers, in the original principal amount of $66.6 million, secured by a first-priority mortgage lien on an office property located in San Jose, California. At the closing of this loan we funded $60.9 million of the original principal amount and have an additional $5.7 million of future funding commitments. Simultaneously with the closing of this loan, we entered into a participation and servicing agreement with a major financial institution pursuant to which we sold a 50% participation in this loan and the future funding commitments.

Additionally, on September 8, 2005, we entered into a loan agreement with another subsidiary of the Legacy Fund in the original principal amount of $47.4 million, secured by a first-priority mortgage lien on an office property located in San Jose, California. We funded $32.6 million at closing and have an additional $14.8 million of future funding commitments. Simultaneously with the closing of this loan, we entered into a participation and servicing agreement with a major financial institution pursuant to which we sold a 50% participation in this loan and the future funding commitments.

One of our directors, Preston Butcher, is the chairman of the board of directors and chief executive officer and owns a significant interest in Legacy Partners Commercial, LLC, which indirectly owns an equity interest in, and owns the manager of, the Legacy Fund. The disinterested members of our board of directors have approved this transaction.

EDS Portfolio

In connection with the acquisition of the EDS portfolio on September 30, 2005, Koll Development Company, an affiliate of NorthStar Capital, received a brokerage commission of $921,000. The acquisition and the associated brokerage fees payable to Koll Development Company were approved in advance by all the independent members of our board of directors.

Management and Advisory Fees

    Emmes Fees

NorthStar Capital owns 49.94% of Emmes. Emmes manages the retail and commercial properties in the New York property portfolio pursuant to an asset management agreement with ALGM. The asset management agreement in effect until December 28, 2004 provided that ALGM pay Emmes an annual fee equal to 1.5% of the sum of: (1) the aggregate capital contributed by members of ALGM and (2) the principal indebtedness from borrowed funds, less any dispositions of property. This fee was payable quarterly in advance. In the event that available cash was insufficient to pay the asset management fee in full, ALGM agreed that from time to time it would cause the members to contribute additional capital. The asset management agreement was terminable by ALGM upon 10 days notice. On December 28, 2004, ALGM terminated this agreement with Emmes and paid a contractual termination payment equal to two quarters of payments of the annual fee of approximately $760,000, or $380,000. Total fees incurred under the prior asset management agreement for the post-IPO period were $516,000, including a termination payment of $385,000.

On December 28, 2004, ALGM and Emmes entered into a new asset management agreement which is cancelable on 30 days notice by ALGM. The annual fee thereunder is equal to 3.5% of gross collections from tenants of the properties owned by ALGM not to exceed $350,000 or be less than $300,000 per year, except that in the event the assets under management are decreased the fee shall not have a minimum.

Total fees and expense reimbursements paid by ALGM to Emmes amounted to $1,253,000, $834,000 and $904,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

    NorthStar Funding LLC Fees

In 2001, our predecessor entered into an advisory agreement with the NSF venture, pursuant to which it receives as compensation for its management of investments of the NSF venture an advisory fee equal to 1% per annum of the capital invested by the NSF venture. Additionally, NorthStar Funding Managing Member LLC is entitled to an incentive profit participation equal to 10% of the profit after a minimum required return on the NSF venture's capital and a return of and on capital based upon the operating performance of the NSF venture's investments. Prior to the contribution of the initial investments to our operating partnership and the related IPO transactions, NorthStar Funding Managing Member LLC received 75% of this incentive profit participation equal to 10% of the profit after a minimum required return on NSF venture's capital and a return of and on capital based on the operating performance of the NSF venture's investments. We and our predecessor earned and recognized advisory fees from the NSF venture of approximately $192,000, $876,000, $522,000 and $8,000 for the periods October 29 to December 31, 2004 and January 1 to October 28, 2004, respectively, and the years ended December 31, 2003 and 2002, respectively. We and our predecessor earned and recognized advisory fees from the NSF venture of approximately $408,000 and $744,000 for the nine months ended September 30, 2005 and 2004, respectively. We and our predecessor received combined profit participation distributions of $227,000 during the year ended December 31, 2004. We and our predecessor received combined profit participation distributions of $925,000 and $120,000 during the nine months ended September 30, 2005 and 2004, respectively. Because such distributions may have to be refunded, no profit participation distributions were recognized as income pursuant to Method 1 of Emerging Issues Task Force Topic D-96.

    CDO Advisory Fees

In August 2003, NorthStar Capital completed its first investment grade CDO issuance through N-Star Real Estate CDO I Ltd., or CDO I. In July 2004, NorthStar Capital completed its second investment grade CDO issuance through N-Star Real Estate CDO II Ltd., or CDO II. In August 2003 and July 2004, CDO I and CDO II, respectively, entered into agreements with NS Advisors LLC to perform certain advisory services. Subsidiaries of NorthStar Capital contributed 83% of the equity of CDO I and 100% of the equity of CDO II and NS Advisors LLC to our operating partnership upon the closing of our IPO. NS Advisors LLC earned total fees of approximately $471,000 and $1,595,000 for the post-IPO period and January 1 to October 28, 2004, respectively. NS Advisors LLC also earned advisory fees of $504,000 for the year ended December 31, 2003. In addition, NS Advisors LLC earned structuring fees of $500,000 in connection with the closing of CDO I and CDO II for the year ended December 31, 2004 and 2003, respectively. In March and September 2005, we completed our third and fourth investment grade CDO issuances CDO III and CDO V, respectively. NS Advisors LLC earned a structuring fee of $500,000 in connection with the closing of CDO III. No such fee was earned in connection with the closing of CDO V. We and our predecessor earned total fees of approximately $2,825,000 and $1,390,000 for the nine months ended September 30, 2005 and 2004, respectively.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 23, 2005, the total number and the percentage of shares of our common stock beneficially owned before and after this offering (assuming that the underwriters do not exercise their over-allotment option) by:

•	each of our directors and each nominee for director;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The following table also sets forth how many shares of our common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person's filing of a Schedule 13D or Schedule 13G with the SEC.

The information set forth below assumes that:

•	all of the conditions required for all LTIP units to be convertible into an equal number of operating partnership units have been satisfied and the LTIP units have been so converted; and

•	all operating partnership units, including operating partnership units issuable upon conversion of LTIP units, held by the persons described above are redeemed for shares of our common stock.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number (1)		Percentage (1)
			Before Offering	After Offering
Principal Stockholders:
NorthStar Capital Investment Corp.	3,608,615	(2)	14.5%	11.0%
OppenheimerFunds, Inc.	2,247,000	(3)	10.6%	7.7%
Scott A. Bommer	2,118,500	(4)	10.0%	7.2%
Wasatch Advisors, Inc.	1,489,145	(5)	7.0%	5.1%
Directors and Executive Officers(6):
David T. Hamamoto	1,307,796	(7)(8)(9)(10)	5.9%	4.4%
W. Edward Scheetz	912,502	(7)(8)(9)(10)	4.1%	3.0%
Mark E. Chertok	61,244	(8)(10)	*	*
Jean-Michel Wasterlain	259,120	(10)(11)	1.2%	*
Daniel R. Gilbert	88,861	(10)	*	*
Richard J. McCready	58,744	(8)(10)	*	*
William V. Adamski	7,929		*	*
Preston Butcher	7,929		*	*
Judith A. Hannaway	7,929		*	*
Wesley D. Minami	12,929		*	*
Frank V. Sica	57,929		*	*
All directors and officers as a group (11 persons)	2,782,907		12.0%	8.9%

* Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. In addition, we have assumed that any operating partnership units and LTIP units (irrespective of whether they are currently redeemable or redeemable within 60 days of the date hereof), beneficially owned by any of the persons listed in the table above have been redeemed for an equivalent number shares of our common stock and therefore have deemed such number of shares as outstanding for purposes of presenting the number and computing the percentage of shares of our common stock beneficially owned by such persons.

(2)	Includes 100 shares of our common stock and 3,608,515 operating partnership units, each of which are held by the NorthStar Partnership. NorthStar Capital is the managing partner and the owner of approximately 77% of the outstanding partnership interests of NorthStar Partnership. Since the 3,608,615 shares reported as beneficially owned consist of operating partnership units which are not redeemable for shares of common stock within 60 days of the date hereof, NorthStar Capital is not a greater than five percent beneficial owner of our common stock for purposes of Rule 13d-3 under the Securities Exchange Act and, therefore, has not yet filed a Schedule 13G. The beneficial ownership by Messrs. Hamamoto and Scheetz of a certain amount of securities beneficially owned by NorthStar Capital through their positions as co-chief executive officers of NorthStar Capital is discussed in footnote (6) below. Quantum Realty NS Holdings LLC has designated two members of the seven-person board of directors of NorthStar Capital and owns approximately 4.7% of the outstanding common stock of NorthStar Capital. Other than Messrs. Hamamoto and Scheetz and Quantum Realty NS Holdings L.L.C., NorthStar Capital has approximately 140 stockholders. None of these other stockholders has any controlling block of shares of common stock, any shareholder or voting agreements with NorthStar Capital or any right to designate members of the board of directors of NorthStar Capital. The address of NorthStar Capital is 527 Madison Avenue, New York, NY 10022.

(3)	Based on information included in the Schedule 13G filed jointly by OppenheimerFunds, Inc. and Oppenheimer Small Cap Value Fund on February 15, 2005. OppenheimerFunds has no sole voting power, no sole dispositive power and has shared dispositive power over 2,247,000 shares of common stock, over which it disclaims beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. Oppenheimer Small Cap Value Fund is the beneficial owner of 2,000,000 shares of common stock and it has sole voting power and shared dispositive power over 2,000,000 of the 2,247,000 shares of common stock. Oppenheimer Small Cap Value Fund has no shared voting or sole dispositive power over such shares. The address of Oppenheimer Small Cap Value Fund is 6803 South Tucson Way, Centennial, CO 80112-3924.

(4)	Based on information included in the Schedule 13G and Form 4 filed by SAB Capital Partners, L.P., SAB Capital Partners II, L.P., SAB Capital Advisors, L.L.C., SAB Overseas Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer on November 5, 2004 and June 28, 2005, respectively. Mr. Scott A. Bommer serves as the managing member of: (1) SAB Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), the general partner of SAB Capital Partners, L.P., a Delaware limited partnership ("SAB"), and SAB Capital Partners II, L.P., a Delaware limited partnership ("SAB II"); and (2) SAB Capital Management, L.L.C., a Delaware limited liability company (the "IMGP"), the general partner of SAB Overseas Capital Management, L.P., a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to, and has investment discretion over the securities held by SAB Overseas Fund, Ltd., a Cayman Islands exempted company ("SAB Overseas"). Mr. Bommer is the beneficial owner of 2,118,500 shares of common stock and has shared voting power and shared dispositive power over 2,118,500 shares of common stock. Mr. Bommer has no sole voting power and no sole dispositive power over such shares. The General Partner is the beneficial owner of 963,825 shares of common stock and has shared voting power and shared dispositive power over 963,825 shares of common stock. The General Partner has no sole voting power and no sole dispositive power over such shares. SAB I is the beneficial owner of 944,905 shares of common stock and has shared voting power and shared dispositive power over 944,905 shares of common stock. SAB has no sole voting power and no sole dispositive power over such shares. SAB II is the beneficial owner of 18,920 shares of common stock and has shared voting power and shared dispositive power over 18,920 shares of common stock. SAB II has no sole voting power and no sole dispositive power over such shares. Each of IMGP and the Investment Manager is the beneficial owner of 1,154,675 shares of common stock and has shared voting power and shared dispositive power over 1,154,675 shares of common stock. Each of IMGP and the Investment Manager has no sole voting power and no sole dispositive power over such shares. The address of all of the above persons is 712 Fifth Avenue, 42nd Floor, New York, NY 10019.

(5)	Based on information included in the Schedule 13G filed by Wasatch Advisors, Inc. on February 14, 2005 Wasatch has sole voting power and sole dispositive power over 1,489,145 shares of common stock. The address of Wasatch is 150 Social Hall Avenue, Salt Lake City, UT 84111. Wasatch is the beneficial owner of 1,489,145 shares of common stock.

(6)	The address of each of the directors and executive officers is 527 Madison Avenue, New York, NY 10022.

(7)	Mr. Hamamoto and Mr. Scheetz are co-chief executive officers and members of the board of directors of NorthStar Capital and each owns approximately 10.9% of the outstanding common stock of NorthStar Capital. Each of Messrs. Hamamoto and Scheetz owns approximately 6.6% of the outstanding partnership interests of NorthStar Partnership. Assuming redemption of all outstanding partnership interests of NorthStar Partnership for shares of common stock of NorthStar Capital, each of them would own approximately 14.6% of the common stock of NorthStar Capital. By virtue of their positions as co-chief executive officers of NorthStar Capital, each of Messrs. Hamamoto and Scheetz may be deemed to have voting and/or investment power over the 3,608,515 operating partnerships units and 100 shares of common stock, each currently held by the NorthStar Partnership and beneficially owned by NorthStar Capital. Each of Messrs. Hamamoto and Scheetz disclaims beneficial ownership of these operating partnership units, except to the extent of their indirect ownership interest in 526,476 and 526,203 of such operating partnership units, respectively, and 15 shares of our common stock as a result of their fully-diluted ownership interest in NorthStar Capital.

(8)	Includes the following number of shares of common stock held directly by the following individuals: Mr. Hamamoto—201,067; Mr. Scheetz—131,296; Mr. Chertok—5,000; and Mr. McCready—2,500.

(9)	Includes shares of common stock indirectly beneficially owned: Mr. Hamamoto—242,222; and Mr. Scheetz—29,022.

(10)	Includes the following number of LTIP units held directly by NRF Employee, LLC: Mr. Hamamoto—225,916; Mr. Scheetz—225,916; Mr. Chertok—56,244; Mr. Wasterlain—52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. Our Compensation Committee has granted an aggregate of 751,444 LTIP units directly to NRF Employee, LLC (the "Employee LLC LTIP Units") pursuant to our stock incentive plan. One-twelfth of the Employee LLC LTIP Units vest as of the end of each of the 12 quarters during the three-year vesting period beginning on October 29, 2004. Each of the above-named persons has a membership interest in NRF Employee, LLC (the "Employee LLC Interest") which entitles each of them to beneficial ownership of the amount of the Employee LLC LTIP Units set forth opposite their names: Mr. Hamamoto— 225,916; Mr. Scheetz—225,916; Mr. Chertok—56,244; Mr. Wasterlain —52,270; Mr. Gilbert—88,861; and Mr. McCready—56,244. One-twelfth of the Employee LLC Interests vest as of the end of each of the 12 quarters during the three-year vesting period beginning October 29, 2004. Once a portion of such Employee LLC Interest is vested, each of the above-named persons may redeem the vested portion for an equivalent number of LTIP units.

(11)	Includes 206,850 operating partnership units.

DESCRIPTION OF STOCK

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 250,000,000 shares of preferred stock, $0.01 par value per share. In addition, our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. Upon completion of this offering, 29,264,930 shares of common stock and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters (other than certain amendments to the provisions of our charter relating to the removal of directors and amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our charter authorizes our board of directors to increase the number of authorized shares of common or preferred stock, issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Dividend Reinvestment Plan

We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

Transfer Restrictions

For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Internal Revenue Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. Following the consummation of this offering, no person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% of the aggregate value of the outstanding shares of any class or series of our stock unless they receive an exemption from our board of directors. In addition, no person, including entities, may acquire or hold directly or indirectly our common stock in excess of 9.8% (in value or number, whatever is more restrictive) of the outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine.

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust, for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. The shares transferred to the trust will generally be selected so as to minimize the aggregate value of shares transferred to the trust. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Our charter further provides that, prior to the date the common stock qualifies as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(a)(2)) or we qualify under another exemption to Department of Labor Section 2510.3, any transfers to plan investors that would increase the beneficial ownership by one or more plan investors of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to plan investors occurs which, if effective, would result in plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such plan investors to violate such limitations shall be automatically transferred to the trust (as defined above) to be held, subject to certain adjustments, in accordance with the provisions detailed above.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock is required, upon our demand within 30 days after the end of each taxable year, to give us written notice stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales in the public markets of substantial amounts of common stock could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.

As of the date of this prospectus, 21,264,930 shares of our common stock are issued and outstanding.

In addition, 5,528,534 shares of common stock are authorized for issuance upon redemption of all operating partnership units, including 4,705,915 operating partnership units and 822,619 LTIP units issued pursuant to our stock incentive plan. We have agreed to use our reasonable best efforts to file a shelf registration statement providing for the resale of our shares issued upon the redemption of such 4,705,915 operating partnership units within 60 days after the date that we become eligible to file a registration statement on Form S-3 under the Securities Act.

All of the 8,000,000 shares of common stock sold in this offering will be freely transferable without restriction (except for the transfer restrictions described under the heading "Description of Stock") or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act.

The shares of common stock beneficially owned by NorthStar Capital and our officers and directors are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock, issued and issuable subsequent to the date of this prospectus, under our stock incentive plan. Such Form S-8 registration statement automatically became effective upon filing. Accordingly, shares of common stock registered under such registration statement will be available for sale in the open market, unless such shares of common stock are subject to restrictions on transfer imposed by us or the lock-up restrictions described in this prospectus.

Beginning on October 29, 2005, the 4,705,915 operating partnership units issued in exchange for the contribution of the inital investments on October 29, 2004, including 3,608,515 operating partnership units beneficially owned by NorthStar Capital, may be redeemed by the holder thereof for cash or, at our election, an equivalent number of shares of our common stock. If NorthStar Capital chooses to redeem its operating partnership units and we elect to issue shares of our common stock in lieu of cash and NorthStar Capital subsequently distributes these shares to its stockholders, these shares (other than shares distributed to our affiliates) would be freely tradable upon distribution if, among other things, the distribution to NorthStar Capital's stockholders is made pro rata for no consideration.

Lock-up Agreements

NorthStar Capital and each of our executive officers and directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by them, including any interests in our operating partnership, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC. We have also agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the SEC (except for a registration statement on Form S-3 relating to the resale of shares of our common stock that may be issued upon redemption of any of the 4,705,915 operating partnership units issued in exchange for the contribution of the initial investments, a registration statement on Form S-8 relating to our stock incentive plan and long-term incentive bonus plan, a registration statement on Form S-3 relating to a proposed dividend reinvestment plan or employee stock purchase plan and a universal shelf registration statement on Form S-3 and/or Form S-4, provided that no take-downs off of such shelf registration statement will be permitted during such 90-day period), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC, except that we may (1) grant options, shares of our common stock or other stock-based awards under our stock incentive plan and incentive bonus plan and issue shares upon exercise of such options or redemption of such stock-based awards, and (2) issue shares of our common stock upon redemption of such 4,705,915 operating partnership units. However, Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

Friedman, Billings Ramsey & Co., Inc. and Banc of America Securities LLC have advised us that a release from any lock-up agreement will be considered on a case-by-case basis. Factors in deciding whether to release shares from any lock-up agreement may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions and the trading price of our common stock. Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC have further advised us that they do not at this time have any intention of releasing any of the shares subject to the lock-up agreements prior to the expiration of the respective lock-up periods.

Rule 144

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least one year, including the holding period of any holder who was not an affiliate, would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding, which will equal 292,649 shares upon consummation of this offering; or

•	the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner which was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of us during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of us to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144. Our operating partnership has issued 822,619 LTIP units in reliance on Rule 701 and Rule 506 of Regulation D under the Securities Act.

IMPORTANT PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

The following description of the terms of certain provisions of Maryland law and our charter and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Our Charter and Bylaws

We were incorporated in the State of Maryland on October 7, 2003. Our current effective charter was filed with the State of Maryland on October 20, 2004. Our bylaws were adopted on November 4, 2003 and amended on April 21, 2005.

Our Board of Directors

Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the Maryland General Corporation Laws (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

Our charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provisions in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations (a) between us and NorthStar Capital or any of its affiliates and (b) between us and any person, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Amendment to Our Charter

Our charter, except its provisions relating to removal of directors and certain amendments related thereto, may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Dissolution

The dissolution of the company must be declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and fill vacancies on the board and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. Our charter prohibits us from classifying our board through an election under subtitle 8 of Title 3 of the Maryland General Corporation Law.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors, or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter relating to removal of directors and filling vacancies on our board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

OUR OPERATING PARTNERSHIP AND PRIVATE REIT

Our Operating Partnership

NorthStar Realty Finance Limited Partnership has been organized as a Delaware limited partnership. We are the general partner. The purpose of our operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, except that the partnership agreement of our operating partnership requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under federal tax laws. The following summary of material provisions of our operating partnership agreement is subject to, and is qualified in its entirety by reference to, all the provisions of our operating partnership agreement and applicable provisions of the DRULPA. We have incorporated by reference the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

Pursuant to the operating partnership agreement, the general partner, as the sole general partner of our operating partnership, has full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. The limited partners of the operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the general partner, control the assets and business of our operating partnership. However, any amendment to the operating partnership agreement that would (1) affect the redemption rights, (2) adversely affect the limited partners' rights to receive cash distributions, (3) convert a limited partner interest into a general partner interest, or (4) modify the limited liability of a limited partner, will require the consent of each partner adversely affected thereby or else shall be effective against only those partners who shall have consented thereto.

Operations

The operating partnership agreement requires that our operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code, and to ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by our operating partnership, it is anticipated that our operating partnership will pay all of our administrative costs and expenses and our expenses will be treated as expenses of our operating partnership. Our expenses generally will include (1) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the operating partnership, (2) compensation of our officers and employees, including, without limitation, payments under our future compensation plans that may provide for stock units, or phantom stock, pursuant to which our employees will receive payments based upon dividends on or the value of our shares of common stock, (3) fees and expenses of our directors, and (4) all costs and expenses of us being a public company, including costs of filings with the SEC reports and other distributions to our stockholders.

Distributions

The operating partnership agreement provides that our operating partnership shall distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership's property in connection with the liquidation of our operating partnership) on a quarterly (or, at the election of the general partner, more frequent) basis, in amounts determined by the general partner in its sole discretion, to the partners in accordance with their respective percentage interests in our operating partnership. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the general partner has a negative balance in its capital account following a liquidation of our operating partnership, it will be obligated to contribute cash to our operating partnership equal to the negative balance in its capital account.

Allocations

It is anticipated that income, gain and loss of our operating partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in our operating partnership, subject to compliance with the provisions of Internal Revenue Code sections 704(b) and 704(c) and Treasury regulations promulgated thereunder.

Capital Contributions and Borrowings

We will contribute to our operating partnership all the net proceeds of this offering in exchange for 8,000,000 common units of limited partnership interest, representing approximately a 23.0% limited partnership interest.

The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our common stock as additional capital to the operating partnership.

Issuance of Additional Limited Partnership Interests

We are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to the limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then we must (1) issue additional shares of common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

The operating partnership may issue units of limited partnership interest that are common units or LTIP units. The operating partnership also has the authority to issue additional units of limited partnership interest that are preferred as to distributions and upon liquidation to the operating partnership units which we refer to as preferred operating partnership units.

Redemption Rights

Pursuant to our operating partnership agreement, the limited partners have the right to cause our operating partnership to redeem their operating partnership units for cash or, at the election of the general partner, shares of our common stock on a one-for-one basis beginning one year after the consummation of this offering. We expect, but are not obligated, to issue shares of common stock to holders of operating partnership units in the operating partnership upon exercise of their redemption rights. The redemption price will be paid in cash in our discretion or in the event that the issuance of shares of common stock to the redeeming limited partner would (1) result in any person owning, directly or indirectly, shares of common stock in excess of the 9.8% ownership limitation, (2) result in shares of our securities being owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) result in our being "closely held" within the meaning of section 856(h) of the Internal Revenue Code, (4) cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our or our operating partnership's real property, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares of common stock by such redeeming limited partner to be "integrated" with any other distribution of shares of common stock for purposes of complying with the Securities Act. Specifically, the partnership agreement prohibits all limited partners from redeeming their operating partnership units for a period of one year from the date of the consummation of this offering.

No Removal of the General Partner

We may not be removed as general partner by the partners with or without cause, except with the consent of the general partner.

Withdrawal of General Partner; Transfer of General Partner's Interests

The general partner may not withdraw from our operating partnership or transfer or assign its interest in our operating partnership unless (1) the interests are transferred to a qualified REIT subsidiary, (2) the limited partners holding a majority of the outstanding partnership interests held by all limited partners consent, or (3) the general partner merges with another entity and, immediately after such merger, the surviving entity contributes substantially all of its assets, other than the general partner's interests in our operating partnership, to our operating partnership in exchange for operating partnership units.

Restrictions on Transfer of Operating Partnership Units by Limited Partners

The operating partnership agreement imposes certain restrictions on the transfer of units. The operating partnership agreement provides that no limited partner shall transfer all or any portion of its partnership interest to any transferee prior to the one-year anniversary following the consummation of the IPO without the consent of the general partner, which consent may be withheld in its sole and absolute discretion; provided, however, that any limited partner may, at any time without the consent of the general partner, (1) transfer all or part of its partnership interest to any family member, any controlled entity or any affiliate, provided that the transferee is, in any such case, a qualified transferee, or (2) pledge all or any portion of its partnership interest to a lending institution, that is not an affiliate of such limited partner, as collateral or security for a bona fide loan or other extension of credit, and transfer such partnership interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit. After the one-year anniversary of the consummation of the IPO, each limited partner, and each transferee of partnership interests or assignee pursuant to a permitted transfer, shall have the right to transfer all or any portion of its partnership interest to any person, subject to the provisions of our operating partnership agreement.

No limited partner shall have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the general partner which consent may be given or withheld by the general partner in its sole and absolute discretion.

Term

Our operating partnership commenced on December 4, 2003 and shall continue until terminated as provided in our operating partnership agreement or by operation of law.

Tax Matters

Pursuant to our operating partnership agreement, the general partner is the tax matters partner of our operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of our operating partnership.

Our Private REIT

In connection with our IPO, we caused our operating partnership to contribute all of the initial investments (other than our equity interest in CDO I), to a newly-formed privately-held corporation in exchange for shares of common stock of such corporation. We intend to operate this corporation in such a manner as to allow it to qualify as a REIT under the Internal Revenue Code. Our operating partnership holds 100% of the shares of common stock of this subsidiary, which we refer to as our private REIT. In order to comply with the federal income tax law requirement that a REIT have at least 100 stockholders, our private REIT issued 125 shares of preferred stock to outside investors for $1,000 per share. We do not expect our private REIT or the issuance of the preferred shares by the private REIT to have more than a de minimus economic impact on our stockholders. The 125 investors in the preferred stock of our private REIT collectively own approximately 0.0008% of our total equity, and are only entitled to a limited preferential distribution of $125 per share of preferred stock, or an aggregate of approximately $12,500 per year. The preferred stockholders of the private REIT will not otherwise share in distributions by the private REIT to its sole common shareholder, which is our operating partnership. Subject to the distribution of the limited preferred dividend to the preferred stockholders of our private REIT, there will be no material restrictions on the ability of our private REIT to distribute its assets to our operating partnership or our operating partnership to distribute its assets us. Our private REIT will distribute at least 90% of its annual taxable income to its stockholders. To the extent that distributions are income (as opposed to tax-free returns of capital), such distributions will constitute qualifying income for purpose of both of the REIT gross income requirements applicable to us. See "Federal Income Tax Considerations—Taxation of NorthStar Realty." In turn, we will distribute at least 90% of our taxable income to our stockholders. See "Distribution Policy."

The equity investment in CDO I is the sole initial investment that we hold directly through our operating partnership and not indirectly through our private REIT. We have made a taxable REIT subsidiary election with respect to CDO I. See "Federal Income Tax Considerations—Taxation of NorthStar Realty—Effect of Subsidiary Entities—Taxable Subsidiaries." We hold our investment in CDO I through our operating partnership to maintain flexibility in structuring our investments and meeting the REIT gross income and asset tests. See "Federal Income Tax Considerations—Taxation of NorthStar Realty."

In general, we expect to own 100% of the entities through which we make our investments in future CDO issuers. Those entities will be held through our private REIT so that, if they constitute taxable mortgage pools, they will not be subject to corporate-level tax. See "Federal Income Tax Considerations—Taxation of NorthStar Realty—Taxable Mortgage Pools." We may hold our other future investments through our operating partnership or through our private REIT, depending on the facts and circumstances of each investment and our business needs at the time of investment.

Preferred Stock of Our Private REIT

The holders of the shares of preferred stock of our private REIT are not entitled to vote on any matters. The preferred shares are not convertible into shares of any other class or series of the capital stock of our private REIT or our operating partnership or our capital stock. Dividends on each share of preferred stock accrue daily at the rate of approximately 12.5% per annum of the sum of the liquidation preference (as defined below) thereof, plus all accumulated and unpaid dividends, and will be cumulative.

The preferred stock of our private REIT is subject to redemption at the election of our private REIT at any time for a price equal to 100% of such share's liquidation preference, plus all accrued and unpaid dividends (and any interest thereon) to the date of redemption, plus an expected redemption premium of $200 until December 31, 2006, $150 from January 1, 2007 to December 31, 2007, $100 from January 1, 2008 to December 31, 2008, $50 from January 1, 2009 to December 31, 2009, and no redemption premium thereafter.

The shares of preferred stock of our private REIT are entitled to a liquidation preference of $1,000 per share. With respect to distributions, the preferred stock of our private REIT are senior to all other classes and series of capital stock of our private REIT to the extent of the aggregate liquidation preference and all accrued but unpaid dividends and any redemption premium on the preferred stock of our private REIT that has not been added previously to the liquidation preference in the manner described below. Holders of the shares of preferred stock of our private REIT will not, however, participate in any appreciation in the value of our private REIT. In the event of any dissolution, liquidation, or winding up, the holders of the shares of preferred stock will be entitled to receive pro rata in cash out of the available assets of our private REIT an amount equal to the liquidation preference, plus any cumulative dividends (and any interest on such dividends) and any redemption premium before any distribution of the assets may be made to the holders of shares of common stock of our private REIT.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our common stock. For purposes of this summary, references to NorthStar Realty mean only NorthStar Realty Finance Corp. and not our operating partnership or other subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, or the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of NorthStar Realty Finance Corp., and of its subsidiaries and other lower-tier and affiliated entities, will each be in accordance with its applicable organizational documents or partnership agreement. This summary of the material federal income tax consequences of an investment in our common stock does not purport to discuss all aspects of federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive NorthStar Realty common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding NorthStar Realty common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold our common stock as capital assets, which generally means as property held for investment.

The federal income tax treatment of holders of NorthStar Realty common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding NorthStar Realty common stock to any particular investor will depend on the investor's particular tax circumstances. You should consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you, in light of your particular investment or tax circumstances, of acquiring, holding, exchanging, or otherwise disposing of NorthStar Realty common stock.

Taxation of NorthStar Realty

Each of NorthStar Realty and the private REIT described in "Our Operating Partnership and Private REIT — Our Private REIT" has elected to be taxed as a REIT, commencing with its taxable year ending December 31, 2004, upon the filing of its federal income tax return for that year. We believe that each of NorthStar Realty and the private REIT was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation. We expect to receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that each of NorthStar Realty and the private REIT has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and the proposed method of operation of each will enable each of them to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for its initial taxable year ending December 31, 2004 and for subsequent taxable years. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be filed with the SEC prior to the registration statement of which this prospectus is a part being declared effective. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is conditioned upon factual representations and covenants made by the management of NorthStar Realty and affiliated entities regarding its organization, assets and the past, present and future conduct of its business operations. While each of NorthStar Realty and the private REIT intends to operate so that each of them will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of NorthStar Realty, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP, NorthStar Realty or the private REIT that each of NorthStar Realty and the private REIT will so qualify for any particular year. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, is expressed as of the date issued, and does not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise NorthStar Realty or the holders of NorthStar Realty common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on the ability of each of NorthStar Realty and the private REIT to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on an ongoing basis. In addition, each of NorthStar Realty's and the private REIT's ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, which could include affiliates that have made elections to be taxed as REITs, the status of which may not have been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Furthermore, if the private REIT fails to qualify as a REIT, it is likely that NorthStar Realty would also not qualify as a REIT. Each of NorthStar Realty's and the private REIT's ability to qualify as a REIT also requires that it satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by NorthStar Realty. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of each of NorthStar Realty's and the private REIT's operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon the ability of NorthStar Realty and our private REIT to meet, on a continuing basis various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "— Requirements for Qualification — General." While each of NorthStar Realty and our private REIT intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its or our private REIT's qualification, or that either will be able to operate in accordance with the REIT requirements in the future. See "Federal Income Tax Considerations — Failure to Qualify" below. Unless otherwise noted, the discussion of the REIT qualification rules below applies both to NorthStar Realty and our private REIT.

Provided that NorthStar Realty qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that historically has resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act"), which was enacted in 2003, generally lowered the rate at which individual stockholders are taxed on corporate dividends, from a maximum of 38.6% under prior law to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from NorthStar Realty or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "Federal Income Tax Considerations — Taxation of Stockholders."

If NorthStar Realty qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

•	NorthStar Realty will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains;

•	NorthStar Realty may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses;

•	If NorthStar Realty has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "Federal Income Tax Considerations — Prohibited Transactions" and "Federal Income Tax Considerations — Foreclosure Property" below;

•	If NorthStar Realty elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

•	If NorthStar Realty fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its intended qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect the profitability of such gross income;

•	Pursuant to provisions in legislation that took effect in 2005, if NorthStar Realty should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintains its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, NorthStar Realty may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

•	If NorthStar Realty fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, NorthStar Realty will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed, plus (2) retained amounts on which income tax is paid at the corporate level;

•	NorthStar Realty may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "— Requirements for Qualification — General";

•	A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm's length pricing standard;

•	If NorthStar Realty acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code), in a transaction in which the adjusted tax basis of the assets in the hands of NorthStar Realty is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, NorthStar Realty will be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of the assets to the REIT as a deemed sale;

•	NorthStar Realty may form subsidiaries or acquire interests in other lower-tier entities that are subchapter C corporations, the earnings of which would be subject to federal corporate income tax; or

•	NorthStar Realty may be taxable at the highest applicable corporate tax rate (currently 35%) on the "excess inclusion income" of certain of its tax-exempt stockholders not subject to unrelated business income tax (such as government entities), as described below in "—Asset Tests" and "—Taxable Mortgage Pools."

In addition, NorthStar Realty and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. NorthStar Realty could also be subject to tax in situations and on transactions not presently contemplated.

        Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)    that is managed by one or more trustees or directors;

(2)    the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)    which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)    that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)    the beneficial ownership of which is held by 100 or more persons;

(6)    in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities); and

(7)    which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. NorthStar Realty's charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist NorthStar Realty in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. NorthStar Realty is not required to satisfy conditions (5) and (6) for its taxable year ending December 31, 2004.

To monitor compliance with the share ownership requirements, NorthStar Realty is generally required to maintain records regarding the actual ownership of its shares. To do so, NorthStar Realty must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by NorthStar Realty). A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of NorthStar Realty. Failure by NorthStar Realty to comply with these record keeping requirements could subject it to monetary penalties. If NorthStar Realty satisfies these requirements and has no reason to know that condition (6) is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

NorthStar Realty's ability to satisfy the share ownership requirements of condition (6) depends in part on the relative values of our common stock, voting preferred stock that we may issue, and any other classes of stock that might be issued in the future. Although NorthStar Realty believes that the stockholder ownership limitations contained in its charter will enable it to meet such requirements, the relative values of its classes of stock have not been determined by independent appraisal, and no assurance can be given that, despite compliance with the charter limitations, the relative values of the classes of stock would not be successfully challenged by the IRS so as to cause NorthStar Realty to fail condition (6).

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. NorthStar Realty satisfies this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under "— Income Tests," in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the American Jobs Creation Act of 2004 (the "2004 Act") includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see "— Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. These provisions of the 2004 Act became effective beginning with the 2005 tax year. If NorthStar Realty were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.

        Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, NorthStar Realty's proportionate share of the assets and items of income of partnerships in which it owns an equity interest (including its interest in the operating partnership and any preferred equity interests in lower-tier partnerships) are treated as assets and items of income of NorthStar Realty for purposes of applying the REIT requirements. NorthStar Realty's proportionate share is generally determined, for these purposes, based upon its percentage interest in the partnership's equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by us. Consequently, to the extent that NorthStar Realty directly or indirectly holds a preferred or other equity interest in a partnership, the partnership's assets and operations may affect NorthStar Realty's ability to qualify as a REIT, even though NorthStar Realty may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of Investments in Partnerships."

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by NorthStar Realty, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which NorthStar Realty holds an equity interest, are sometimes referred to in this prospectus as "pass-through subsidiaries."

In the event that a disregarded subsidiary of NorthStar Realty ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than NorthStar Realty or another disregarded subsidiary of NorthStar Realty — the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect NorthStar Realty's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Asset Tests" and "Federal Income Tax Considerations — Taxation of NorthStar Realty — Income Tests."

Taxable Subsidiaries.    A REIT may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by NorthStar Realty and its subsidiaries in the aggregate, and hence NorthStar Realty's ability to make distributions to its stockholders.

We made a TRS election with respect to CDO I, the issuer of our equity interest in the first CDO issuance. The Internal Revenue Code and Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. CDO I, a Cayman Islands company, intends to rely on such exemption, and does not intend to operate so as to be subject to U.S. federal income tax on its net income. Therefore, despite CDO I's anticipated status as a TRS, it generally would not be subject to U.S. federal corporate income tax on its earnings.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

        Income Tests

In order to maintain its intended qualification as a REIT, NorthStar Realty annually must satisfy two gross income requirements. First, at least 75% of NorthStar Realty's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions", must be derived from investments relating to real property or mortgages on real property, including

"rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of NorthStar Realty's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by NorthStar Realty will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. NorthStar Realty and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, NorthStar Realty and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT's direct cost of providing the service. To the extent a TRS provides such non-customary services to NorthStar Realty's tenants, NorthStar Realty must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm's-length transactions between a REIT and a TRS. Also, rental income will qualify as rents from real property only to the extent that NorthStar Realty does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If NorthStar Realty receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that NorthStar Realty has a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and NorthStar Realty's income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

Among the assets held by NorthStar Realty and its subsidiaries are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS recently issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. While NorthStar Realty and its advisors believe, on the basis of relevant regulations and IRS rulings, that its (and its subsidiaries') mezzanine loans qualify as real estate assets and give rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise do not adversely affect its status as a REIT, such loans do not meet all of the requirements for reliance on the safe harbor, and there can be no assurance that the IRS will not challenge the tax treatment of these loans.

NorthStar Realty and its subsidiaries also hold certain participation interests, or "B-Notes," in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant's investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. NorthStar Realty believes that its (and its subsidiaries') participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge NorthStar Realty's or its subsidiaries' treatment of their participation interests.

NorthStar Realty may receive distributions from TRSs or other corporations that are not REITs or pass-through subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by NorthStar Realty from a REIT will be qualifying income in NorthStar Realty's hands for purposes of both the 95% and 75% gross income tests.

Any income or gain derived by NorthStar Realty or its pass-through subsidiaries from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as income for purposes of calculating the 95% gross income test, provided that specified requirements are met. Such requirements include that the instrument hedges risks associated with indebtedness issued by NorthStar Realty or its pass-through subsidiaries that is incurred to acquire or carry "real estate assets" (as described below under "— Asset Tests"), and, effective beginning in 2005, the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Generally, hedging income will constitute non-qualifying income for purposes of the 75% gross income test.

If NorthStar Realty fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of NorthStar Realty to meet these tests was due to reasonable cause and not due to willful neglect, NorthStar Realty attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether NorthStar Realty would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving NorthStar Realty, NorthStar Realty will not qualify as a REIT. As discussed above under "— Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which NorthStar Realty fails to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.

        Asset Tests

At the close of each calendar quarter NorthStar Realty must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of NorthStar Realty must be represented by some combination of "real estate assets," cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans and, under some circumstances, stock or debt instruments purchased with new capital. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer's securities owned by NorthStar Realty may not exceed 5% of the value of NorthStar Realty's total assets. Third, NorthStar Realty may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to "straight debt" having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets. Northstar Realty does not currently hold any securities that would cause it to fail the 5%, 10% or 20% asset tests.

Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt." Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by NorthStar Realty that is issued by another REIT will not so qualify.

The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset test requirements, or to maintain REIT qualification notwithstanding certain violations of the asset test and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute "straight debt," which now has an expanded definition, and includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as "straight debt" where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership's income is such that the partnership would satisfy the 75% gross income test described above under "— Income Tests." The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in that partnership. The changes described in this paragraph that were made by the 2004 Act generally have retroactive effect to taxable years beginning after December 31, 2000.

Any interests held by NorthStar Realty in a real estate mortgage investment conduit, or "REMIC," are generally treated as qualifying real estate assets, and income derived by NorthStar Realty from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of NorthStar Realty's interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a "residual interest" in a REMIC from which it derives "excess inclusion income," the REIT will be required to either distribute the excess inclusion income or pay a tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate of 30% (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders. See " Federal Income Tax Considerations — Taxation of Stockholders."

NorthStar Realty believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Independent appraisals have not been obtained, however, to support NorthStar Realty's conclusions as to the value of its assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that NorthStar Realty's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

        Annual Distribution Requirements

In order to qualify as a REIT, NorthStar Realty is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(a)    the sum of:

(1)    90% of the "REIT taxable income" of NorthStar Realty (computed without regard to the deduction for dividends paid and net capital gains of NorthStar Realty), and

(2)    90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

(b)    the sum of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before NorthStar Realty timely files its tax return for the year and if paid on or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by NorthStar Realty, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that NorthStar Realty distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at the regular corporate tax rates on the retained portion. NorthStar Realty may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, NorthStar Realty could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by NorthStar Realty. Stockholders of NorthStar Realty would then increase the adjusted basis of their NorthStar Realty common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Taxable U.S. Stockholders."

If NorthStar Realty fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, NorthStar Realty would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. NorthStar Realty intends to make timely distributions so that it is not subject to the 4% excise tax.

It is possible that NorthStar Realty, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by NorthStar Realty for federal income tax purposes. See, for example, the discussion below of excess inclusion income under "Federal Income Tax Considerations — Taxation of NorthStar Realty — Taxable Mortgage Pools." Other potential sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the CDO structure (as described above under "Business — Our Business Lines — Real Estate Securities"), which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements, or to pay dividends in the form of taxable in-kind distributions of property.

NorthStar Realty may be able to cure a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in NorthStar Realty's deduction for dividends paid for the earlier year. In this case, NorthStar Realty may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, NorthStar Realty will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

        Failure to Qualify

If NorthStar Realty fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NorthStar Realty will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which NorthStar Realty is not a REIT would not be deductible by NorthStar Realty, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to individual stockholders will generally be taxable at preferential rates pursuant to the 2003 Act and, subject to limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless NorthStar Realty is entitled to relief under specific statutory provisions, NorthStar Realty will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, NorthStar Realty will be entitled to this statutory relief. The private REIT described in "Our Operating Partnership and Private REIT — Our Private REIT," like NorthStar Realty, must meet all of the REIT qualification tests under the Internal Revenue Code set forth in "Federal Income Tax Considerations — Taxation of NorthStar Realty". If the private REIT did not so qualify as a REIT, it is likely that NorthStar Realty would also not qualify as a REIT.

        Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. NorthStar Realty intends to conduct its operations so that no asset owned by NorthStar Realty or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of NorthStar Realty's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which NorthStar Realty holds a direct or indirect interest will not be treated as property held for sale to customers, or that NorthStar Realty can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

        Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. NorthStar Realty does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if NorthStar Realty does receive any such income, it intends to make an election to treat the related property as foreclosure property.

        Foreign Investments

To the extent that NorthStar Realty and its subsidiaries hold or acquire investments in foreign countries, taxes paid by NorthStar Realty in foreign jurisdictions may not be passed through to, or used by, its stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as nonqualifying income for purposes of the 95% and 75% gross income tests, except that if certain technical requirements are met, foreign currency gains will be excluded from gross income for purposes of the 95% income test. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by NorthStar Realty directly or through pass-through subsidiaries, or that any such gains will not adversely affect NorthStar Realty's ability to satisfy the REIT qualification requirements.

        Derivatives and Hedging Transactions

NorthStar Realty and its subsidiaries have, from time to time, and may in the future enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that NorthStar Realty or a pass-through subsidiary enters into such a contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be excluded from income for purposes of calculating the REIT 95% gross income test if specified requirements are met. Effective beginning in 2005, such requirements include that the instrument is properly identified as a hedge, along with the risk it hedges, within prescribed time periods. To the extent that NorthStar Realty hedges with other types of financial instruments or in other situations, the resultant income will generally be treated as income that does not qualify under the 95% gross income test. Hedging income is not excluded and is not qualifying income for purposes of calculating the REIT 75% gross income test. NorthStar Realty intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. NorthStar Realty may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that NorthStar Realty's hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that it will not adversely affect NorthStar Realty's ability to satisfy the REIT qualification requirements.

        Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Financing arrangements entered into, directly or indirectly, by NorthStar Realty could give rise to TMPs, with the consequences described in the next paragraph.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, in the case of a TMP that is a REIT, a portion of a REIT, or a disregarded subsidiary of a REIT. In that event, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. Although the Treasury Department has not yet issued regulations to govern the treatment of stockholders, a portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income". This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Annual Distribution Requirements." Moreover, the REIT's excess inclusion income would be allocated among its stockholders. A stockholder's share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders. See "Federal Income Tax Considerations — Taxation of Stockholders." To the extent that excess inclusion income were allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and should consult their tax advisors.

If a subsidiary partnership of NorthStar Realty (not wholly-owned by NorthStar Realty directly or indirectly through one or more disregarded entities such as the operating partnership) were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter NorthStar Realty's REIT income and asset test calculations, and could adversely affect its compliance with those requirements. NorthStar Realty intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

In general, and except for CDO I, we currently own and expect to own 100% of the entities through which we make our equity investments. Such entities are and will be held through our private REIT described in "Our Operating Partnership and Private REIT — Our Private REIT," so that they are qualified REIT subsidiaries of the private REIT, and their assets and liabilities are treated as assets and liabilities of our private REIT. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described above could apply.

        Tax Aspects of Investments in Partnerships

NorthStar Realty may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. NorthStar Realty will include in its income its proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, NorthStar Realty will include its proportionate share of assets held by subsidiary partnerships. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Effect of Subsidiary Entities — Ownership of Partnership Interests." Consequently, to the extent that NorthStar Realty holds a preferred or other equity interest in a partnership, the partnership's assets and operations may affect NorthStar Realty's ability to qualify as a REIT, even though NorthStar Realty may have no control, or only limited influence, over the partnership.

        Entity Classification

The investment by NorthStar Realty in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of NorthStar Realty's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP).

See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Taxable Mortgage Pools." If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of NorthStar Realty and items of gross income of NorthStar Realty would change and could preclude NorthStar Realty from satisfying the REIT asset tests or the gross income tests as discussed in "Taxation of NorthStar Realty — Asset Tests" and "— Income Tests," and in turn could prevent NorthStar Realty from qualifying as a REIT. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Failure to Qualify," above, for a discussion of the effect of the failure of NorthStar Realty to meet these tests for a taxable year. In addition, any change in the status of any of NorthStar Realty's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case NorthStar Realty could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

        Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership of NorthStar Realty acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. These rules may apply to the contribution by NorthStar Realty to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, NorthStar Realty could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause NorthStar Realty to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect NorthStar Realty's ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

        Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a holder of common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity or arrangement treated as a partnership for U.S. federal income purposes, holds common stock issued by NorthStar Realty, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of common stock.

Distributions.    Provided that NorthStar Realty qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income but will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act. Under an exception, however, individual stockholders are taxed at such rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (2) dividends received by the REIT from taxable corporations or (3) income from sales of appreciated property acquired from C corporations in carryover basis transactions.

In addition, distributions from NorthStar Realty that are designated as capital gain dividends will be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of NorthStar Realty for the taxable year, without regard to the period for which the stockholder has held its stock. Similar treatment will apply to long-term capital gains retained by NorthStar Realty, to the extent that NorthStar Realty elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than one year are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of NorthStar Realty's current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by NorthStar Realty in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by NorthStar Realty and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by NorthStar Realty before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor do they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

If excess inclusion income from a REMIC residual interest or TMP is allocated to any NorthStar Realty stockholder, that income would be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Taxable Mortgage Pools."

Dispositions of NorthStar Realty Stock.    In general, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of NorthStar Realty stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% for taxable years through 2008, if the NorthStar Realty stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the NorthStar Realty stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of NorthStar Realty stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of NorthStar Realty stock by a stockholder who has held the shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions received from NorthStar Realty that are required to be treated by the stockholder as long-term capital gain.

If a stockholder recognizes a loss upon a disposition of NorthStar Realty stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could require the stockholder to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, the 2004 Act imposes significant penalties for failure to comply with these requirements. You should consult your tax advisers concerning any possible disclosure obligation with respect to the receipt or disposition of NorthStar Realty stock, or transactions that might be undertaken directly or indirectly by NorthStar Realty. Moreover, you should be aware that NorthStar Realty and other participants in transactions involving NorthStar Realty (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Taxation of Non-U.S. Stockholders

The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of NorthStar Realty stock applicable to non-U.S. holders of NorthStar Realty stock. A non-U.S. stockholder is a stockholder other than a U.S. stockholder. The discussion is based on current law and is for general information only. The discussion addresses only selective aspects of United States federal income and estate taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. holders payable out of the earnings and profits of NorthStar Realty which are not attributable to capital gains of NorthStar Realty and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty. Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to the foreign stockholder. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Taxable Mortgage Pools."

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of NorthStar Realty common stock. In cases where the dividend income from a non-U.S. holder's investment in NorthStar Realty stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-dividend Distributions.    Unless NorthStar Realty stock constitutes a U.S. real property interest (a "USRPI"), distributions by NorthStar Realty which are not dividends out of the earnings and profits of NorthStar Realty generally will not be subject to U.S. income tax. The conditions under which the stock of NorthStar Realty would constitute a USRPI are described below under "— Dispositions of NorthStar Realty Stock." If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of NorthStar Realty's current and accumulated earnings and profits. If NorthStar Realty stock constitutes a USRPI, as described below, distributions by NorthStar Realty in excess of the sum of its earnings and profits plus the stockholder's basis in its NorthStar Realty stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of NorthStar Realty's earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution made by NorthStar Realty to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by NorthStar Realty directly or through pass-through subsidiaries ("USRPI capital gains"), will be treated in the same manner as ordinary income dividends, subject to applicable withholding tax as described above, provided that (1) the capital gain dividends are received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividends are received. If such requirements are not met, such distributions will be treated as effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, NorthStar Realty will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends are deemed to constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if NorthStar Realty held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income or withholding tax.

Dispositions of NorthStar Realty Stock.    Unless NorthStar Realty stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. tax. The stock will not be treated as a USRPI if less than 50% of NorthStar Realty's business assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, NorthStar Realty stock nonetheless will not constitute a USRPI if NorthStar Realty is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. NorthStar Realty believes that beginning in 2004 and in future years that it will be a domestically-controlled REIT and, therefore, the sale of NorthStar Realty stock should not be subject to taxation under FIRPTA. Because NorthStar Realty common stock will be publicly traded, however, no assurance can be given that NorthStar Realty will be a domestically-controlled REIT.

In the event that NorthStar Realty does not constitute a domestically-controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock is "regularly traded," as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. holder held 5% or less of NorthStar Realty's outstanding stock at all times during a specified testing period. Although NorthStar Realty's common stock initially will be regularly traded on an established securities market, no assurance can be given that it will continue to be regularly traded.

If gain on the sale of stock of NorthStar Realty were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS if the class of shares is not publicly traded on an established securities market.

Gain from the sale of NorthStar Realty stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the NorthStar Realty stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on such gain.

Estate Tax.    NorthStar Realty stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its NorthStar Realty common stock as "debt-financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the stock is financed through a borrowing by the tax-exempt stockholder), and (2) the NorthStar Realty common stock is not otherwise used in an unrelated trade or business, distributions from NorthStar Realty and gain from the sale of the NorthStar Realty common stock should not give rise to UBTI to a tax-exempt stockholder. To the extent, however, that NorthStar Realty (or a part of NorthStar Realty, or a disregarded subsidiary of NorthStar Realty) is a TMP, or if NorthStar Realty holds residual interests in a REMIC, a portion of the distributions made to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Taxable Mortgage Pools."

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from NorthStar Realty as UBTI.

If NorthStar Realty is a "pension-held REIT," a pension trust that owns more than 10% of NorthStar Realty's stock could be required to treat a percentage of the dividends from NorthStar Realty as UBTI. NorthStar Realty will not be a pension-held REIT unless NorthStar Realty would not satisfy the ownership tests described above in "— Requirements for Qualification — General" if pension trusts were treated as individuals and either (A) one pension trust owns more than 25% of the value of NorthStar Realty's stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of NorthStar Realty's stock, collectively owns more than 50% of the value of the stock. Certain restrictions on ownership and transfer of NorthStar Realty's stock as discussed above should generally prevent a tax-exempt entity from owning more than 10% of the value of NorthStar Realty's stock and prevent NorthStar Realty from becoming a pension-held REIT.

Tax-exempt stockholders should consult their tax advisors regarding the federal, state, local and foreign tax consequences of an investment in NorthStar Realty.

Other Tax Considerations

        Dividend Reinvestment Plan

To the extent that a stockholder receives shares of NorthStar Realty stock pursuant to a dividend reinvestment plan, the federal income tax treatment of the stockholder and NorthStar Realty will generally be the same as if the distribution had been made in cash. See "Federal Income Tax Considerations — Taxation of Stockholders" and "Federal Income Tax Considerations — Taxation of NorthStar Realty — Annual Distribution Requirements."

        Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. No assurance can be given as to whether, or in what form, any future legislative proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in NorthStar Realty.

The 2004 Act modified the tax treatment of capital gain dividends distributed by REITs to non-U.S. stockholders. See "Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Non-U.S. Stockholders — Capital Gain Dividends." Another provision modified the effect of specified types of hedging income on the REIT 95% gross income requirement. See "Federal Income Tax Considerations — Taxation of NorthStar Realty — Derivatives and Hedging Transactions." A variety of other provisions generally relax certain of the tax limitations imposed on REITs. These proposals generally apply to taxable years beginning after 2004.

        State, Local and Foreign Taxes

NorthStar Realty and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. NorthStar Realty owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of NorthStar Realty and its stockholders may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by NorthStar Realty would not pass through to stockholders against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in NorthStar Realty common stock.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc., Banc of America Securities LLC and JMP Securities LLC are acting as the representatives of the underwriters. The offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus in the amount set forth below:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Banc of America Securities LLC
JMP Securities LLC
Total	8,000,000

Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 1,200,000 additional shares of our common stock to cover over-allotments.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering to be paid by us, not including the underwriting discount, will be approximately $590,000.

Other than the underwriting discounts and commissions, there are no other items of compensation being received by the underwriters or related persons in this offering.

NorthStar Capital and each of our executive officers and directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by them, including any interests in our operating partnership, without the prior written consent of Friedman, Billings, Ramsey, & Co., Inc. and Banc of America Securities LLC. We have also agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock (except for a registration statement on Form S-3 relating to the resale of shares of our common stock that may be issued upon redemption of any of the 4,705,915 operating partnership units issued in exchange for the contribution of the initial investments, a registration statement on Form S-8 relating to our stock incentive plan and long-term incentive bonus plan, a registration statement on Form S-3 relating to a proposed dividend reinvestment plan or employee stock purchase plan and a universal shelf registration statement on Form S-3 and/or Form S-4, provided that no take-downs off of such shelf registration statement will be permitted during such 90-day period), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC, except that we may (1) grant options, shares of our common stock or other stock-based awards under our stock incentive plan and incentive bonus plan and issue shares upon exercise of such options or redemption of such stock-based awards, and (2) issue shares of our common stock upon redemption of such 4,705,915 operating partnership units. However, Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The underwriters propose to offer our common stock directly to the public at $         per share and to certain dealers at this price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $        per share to certain other dealers.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriter's over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol "NRF."

The underwriters and their affiliates may provide us with investment banking, financial advisory or commercial banking services in the future, for which they may receive customary compensation. In this regard, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the lender under our Bank of America facility and the warehouse agreement for CDO VII. In addition, Friedman, Billings, Ramsey & Co., Inc. received a customary referral fee in connection with each of our private placements of trust preferred securities.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters (or their affiliates) and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP, Baltimore, Maryland, and for the underwriters by King & Spalding LLP.

CHANGES IN ACCOUNTANTS

On May 19, 2005, acting on the approval of our audit committee, we dismissed Ernst & Young LLP as our principal accountants. Also, on May 19, 2005, our audit committee appointed Grant Thornton LLP as our principal accountants to audit our consolidated financial statements for fiscal year 2005.

Ernst & Young LLP was the independent registered public accounting firm engaged as the principal accountant to audit (1) our consolidated financial statements for the period October 29, 2004 to December 31, 2004, (2) the combined financial statements of our predecessor for the two years ended December 31, 2003 and for the period January 1, 2004 to October 28, 2004, (3) the consolidated financial statements of ALGM, our current majority-owned subsidiary and a former majority-owned subsidiary of our predecessor, for the three years ended December 31, 2004, and (4) the financial statements of Northstar Funding LLC, our current unconsolidated venture and a former uncombined venture of our predecessor, for the three years ended December 31, 2004.

The reports of Ernst & Young LLP on our financial statements and the financial statements of our predecessor, ALGM, and NS Funding LLC for the periods described in the paragraph above did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods described above of each of us, our predecessor, ALGM and NS Funding LLC and from January 1, 2005 through May 19, 2005, the date of Ernst & Young LLP's dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in connection with their report on our financial statements, or the financial statements of our predecessor, ALGM or NS Funding LLC for such years or interim period.

During the periods described above of each of us, our predecessor, ALGM and NS Funding LLC and from January 1, 2005 through May 19, 2005, there have been no "reportable events," as such term is defined in Item 304(a)(1)(v) of Regulation S-K of the General Rules and Regulations under the Securities Act, except that: (1) during the course of its review in December 2004 of the financial statements to be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, Ernst & Young LLP (a) provided a management letter to our management and Audit Committee which indicated that we had certain significant deficiencies in our internal controls, and (b) orally advised us that when these significant deficiencies were considered in combination, they constituted a material weakness in internal controls, and (2) in connection with its audit of our financial statements for the year ended December 31, 2004, Ernst & Young LLP issued a management letter to us, dated as of March 30, 2005 and presented to our audit committee on April 21, 2005, reiterating that, as of December 31, 2004, it had noted certain matters involving internal controls that it considered significant deficiencies and that the combination of these significant deficiencies constituted a material weakness in internal controls. Management identified certain deficiencies in our predecessor's internal controls over financial reporting during the course of management's review in December 2004 of the financial statements of our predecessor that were to be included in our Form 10-Q for the quarter ended September 30, 2004. Based upon further investigation, we discovered certain errors in the accounting for transactions entered into during June and the third quarter of 2004 in connection with our predecessor's CDO II and in the reporting of allocated general and administrative expenses. These errors required us to adjust our predecessor's financial statements for the six months ended June 30, 2004, as described in note 2 to the financial statements included in the September 30, 2004 Form 10-Q, and to make certain adjustments to our predecessor's financial statements for the three and nine months ended September 30, 2004. The deficiencies identified by management in December 2004 included (1) the communication between business unit personnel and financial reporting personnel with respect to the accounting for certain transactions associated with our predecessor's CDO investments and other company activity, (2) the level of training of accounting and financial reporting personnel, and (3) the level of detailed, quality control review of our predecessor's financial statements. Taken together, management concluded that these deficiencies rose to the level of a material weakness in our predecessor's internal controls over financial reporting for the three months ended September 30, 2004. We have authorized Ernst & Young LLP to discuss the matters described in this paragraph with Grant Thornton LLP.

We requested that Ernst & Young LLP furnish us with a letter, addressed to the SEC, stating whether it agrees with the above statements which were also included in the Form 8-K filed by us with the SEC on May 24, 2005 in order to report this change in principal accountants, and, if not, stating the respects in which it does not agree. Ernst & Young LLP furnished us with a letter, dated May 24, 2005, addressed to the SEC stating that it agrees with the statements made by us in such Form 8-K. A copy of this letter was filed as an exhibit to such Form 8-K.

On May 19, 2005, our audit committee appointed Grant Thornton LLP our principal accountants to audit our consolidated financial statements for the year ending December 31, 2005. Grant Thornton LLP reviewed our consolidated financial statements for the quarters ended June 30, 2005 and September 30, 2005.

During the periods described above of each of us, our predecessors, ALGM and NS Funding LLC and from January 1, 2005 through May 19, 2005, none of us, our predecessor or any of their respective subsidiaries consulted with Grant Thornton LLP with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on us, our predecessor or any of their respective subsidiaries' financial statements, or (b) any matter that was the subject of a "disagreement" or a "reportable event", as each such term is used in Item 304(a).

EXPERTS

The consolidated financial statements and financial statement schedules of NorthStar Realty Finance Corp. and Subsidiaries (the Company) as of December 31, 2004 and for the period from October 29, 2004 through December 31, 2004; the combined balance sheet of NorthStar Realty Finance Corp. Predecessor (the Predecessor) as of December 31, 2003 and related combined statement of operations, owners' equity, and cash flows of the Predecessor for the period from January 1, 2004 through October 28, 2004 and for each of the two years in the period ended December 31, 2003; the consolidated financial statements and schedules of ALGM I Owners LLC and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004; the financial statements and schedule of NorthStar Funding LLC as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, all appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11, of which this prospectus is a part, with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to or incorporated by reference in the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York, 10022, Attention: Richard J. McCready, Telephone: 212-319-8801.

We are subject to the informational requirements of the Securities Exchange Act, and, in accordance with such Act, we file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above.

INDEX TO FINANCIAL STATEMENTS

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES AND

NORTHSTAR REALTY FINANCE CORP. PREDECESSOR

Condensed Consolidated and Condensed Combined Financial Statements (unaudited)	Page
Condensed Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004	F-2
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2005 (unaudited) and Condensed Combined Statements of Operations for the three and nine months ended September 30, 2004 (unaudited)	F-3
Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2005 (unaudited) and Condensed Combined Statement of Cash Flows for the nine months ended September 30, 2004 (unaudited)	F-4
Notes to Condensed Consolidated and Condensed Combined Financial Statements (unaudited)	F-5

Consolidated and Combined Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-26
Consolidated and Combined Balance Sheets as of December 31, 2004 and 2003	F-27
Consolidated and Combined Statements of Operations for the Period October 29, 2004 to December 31, 2004, for the Period from January 1, 2004 to October 28, 2004, and the Years Ended December 31, 2003 and 2002	F-28
Consolidated Statement of Stockholders' Equity for the Period of October 29, 2004 to December 31, 2004	F-29
Combined Statement of Owners' Equity for the Period of January 1, 2004 to October 28, 2004 and the Years Ended December 31, 2003 and 2002	F-30
Consolidated and Combined Statements of Cash Flows for the Period October 29, 2004 to December 31, 2004, for the Period of January 1, 2004 to October 28, 2004 and for the Years Ended December 31, 2003 and 2002	F-31
Notes to Consolidated and Combined Financial Statements	F-33
Schedule II—Valuation and Qualifying Accounts as of December 31, 2004	F-62
Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2004	F-63
Schedule IV—Loans and other Lending Investments as of December 31, 2004	F-64

ALGM I OWNERS LLC AND SUBSIDIARIES

NORTHSTAR FUNDING LLC

Northstar Realty Finance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents	$20,524,000	$47,733,000
Restricted cash	10,250,000	2,713,000
Debt securities held for trading	33,022,000	826,611,000
Operating real estate — net	138,504,000	43,544,000
Debt securities available for sale	179,933,000	37,692,000
CDO deposit and warehouse agreements	2,500,000	2,988,000
Collateral held by broker	26,878,000	24,831,000
Real estate debt investments	524,716,000	70,841,000
Investments in and advances to unconsolidated ventures	4,232,000	5,363,000
Receivables, net of allowance of $23,000 and $1,000 in 2005 and 2004	3,892,000	1,926,000
Unbilled rents receivable, net of allowance of $0 and $4,137,000 in 2005 and 2004	1,277,000	5,567,000
Due from affiliates	219,000	176,000
Deferred costs and intangible assets, net	31,470,000	4,233,000
Assets held for sale	21,040,000	—
Other assets	3,468,000	4,132,000
Total assets	$1,001,925,000	$1,078,350,000
Liabilities and Stockholders' Equity:
Liabilities:
Mortgage notes and loans payable	$137,400,000	$40,557,000
Liability to subsidiary trusts issuing preferred securities	67,020,000	—
CDO bonds payable	300,000,000	—
Credit facilities	204,804,000	27,821,000
Repurchase obligations	58,302,000	800,418,000
Securities sold, not yet purchased	24,790,000	24,114,000
Obligations under capital leases	3,356,000	3,303,000
Accounts payable and accrued expenses	7,029,000	5,603,000
Due to affiliates	70,000	250,000
Other liabilities	2,637,000	528,000
Total liabilities	805,408,000	902,594,000

Minority interest	38,462,000	32,447,000
Commitments and contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 21,264,930 and 21,249,736 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	213,000	212,000
Additional paid-in capital	139,565,000	145,697,000
Retained earnings (deficit)	13,055,000	(2,439,000)
Accumulated other comprehensive income	5,222,000	(161,000)
Total stockholders' equity	158,055,000	143,309,000
Total liabilities and stockholders' equity	$1,001,925,000	$1,078,350,000

See accompanying notes to the condensed consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Condensed Consolidated and Condensed Combined Statements of Operations
(Unaudited)

	The Company (consolidated)	The Predecessor (combined)	The Company (consolidated)	The Predecessor (combined)
	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Revenues and other income:
Rental and escalation income	$2,983,000	$—	$7,857,000	$—
Advisory and management fee income	21,000	57,000	92,000	165,000
Advisory and management fee income – related parties	1,162,000	952,000	3,233,000	2,134,000
Interest income	11,657,000	22,000	26,770,000	22,000
Interest income- related parties	1,824,000	906,000	5,128,000	1,469,000
Other revenue	2,000	—	7,000	—
Total revenues	17,649,000	1,937,000	43,087,000	3,790,000
Expenses:
Real estate properties – operating expenses	586,000	—	1,722,000	—
Interest expense	8,812,000	201,000	21,126,000	201,000
Management fees – related party	24,000	—	67,000	—
General and administrative:
Direct:
Salaries and other compensation	1,395,000	238,000	3,934,000	838,000
Shared services – related party	344,000	—	1,030,000	—
Equity based compensation	740,000	—	2,499,000	—
Insurance	257,000	—	687,000	—
Accounting and auditing fees	133,000	—	1,362,000	—
Other general and administrative	735,000	46,000	2,665,000	147,000
Allocated:
Salaries and other compensation	—	1,520,000	—	2,764,000
Insurance	—	90,000	—	285,000
Other general and administrative	—	323,000	—	845,000
Total general and administrative	3,604,000	2,217,000	12,177,000	4,879,000
Depreciation and amortization	1,080,000	—	2,833,000	—
Total expenses	14,106,000	2,418,000	37,925,000	5,080,000
Income (loss) from operations	3,543,000	(481,000)	5,162,000	(1,290,000)
Equity in earnings of unconsolidated/uncombined ventures	61,000	487,000	167,000	1,351,000
Unrealized gain (loss) on investments and other	414,000	(292,000)	963,000	425,000
Realized gain (loss) on investments and other	1,661,000	636,000	2,162,000	636,000
Net income before minority interest	5,679,000	350,000	8,454,000	1,122,000
Minority interest	(1,171,000)	—	(1,743,000)	—
Net income from continuing operations	$4,508,000	$350,000	$6,711,000	$1,122,000
Income from discontinued operations, net of minority interest	108,000	—	153,000	—
Gain on sale from discontinued operations, net of minority interest	—	—	8,630,000	—
Net income	$4,616,000	$350,000	$15,494,000	$1,122,000
Other comprehensive income:
Unrealized gain on debt securities available for sale and derivatives	1,671,000	655,000	5,383,000	1,131,000
Comprehensive income	$6,287,000	$1,005,000	$20,877,000	$2,253,000
Net income per share from continuing operations	$0.21		$0.32
Income from discontinued operations	0.01		0.01
Gain on sale of discontinued operations	—		0.41
Net income available to common shareholders	$0.22		$0.74
Weighted average number of shares of common stock:
Basic	21,264,930		21,255,190
Diluted	26,790,161		26,774,300

See accompanying notes to the condensed consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Condensed Consolidated and Condensed Combined Statements of Cash Flows
(Unaudited)

	The Company (consolidated)	The Predecessor (combined)
	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004
Net cash provided by operating activities	$807,021,000 (1)	$2,368,000
Cash flows from investing activities:
Return of investments in debt securities	—	818,000
Additions to operating real estate, net	(150,289,000)	—
Net proceeds from disposition of operating real estate	27,988,000	—
Purchase of debt securities available for sale	(139,154,000)	(27,499,000)
Purchases of real estate debt investments	(453,268,000)	—
Increase in CDO warehouse deposits	(2,500,000)	(3,034,000)
Proceeds from disposition of debt securities available for sale	9,186,000	—
Proceeds from CDO warehouse	988,000	9,500,000
Restricted cash (CDO IV)	(6,654,000)	—
Contributions to unconsolidated/uncombined ventures	(2,026,000)	(1,048,000)
Distributions from unconsolidated/uncombined ventures	3,134,000	1,319,000
Net cash used in investing activities	(712,595,000)	(19,944,000)

Cash flows from financing activities:
Settlement of short sale obligation	(24,148,000)	—
Collateral held by broker	(2,047,000)	(12,933,000)
Capital contributions by owners of the Predecessor	—	9,392,000
Mortgage principal repayments	(25,980,000)	—
Mortgage notes and loan borrowings	122,823,000	17,517,000
Liability to subsidiary trusts issuing preferred securities	67,020,000	—
Deferred financing costs.	(10,495,000)	—
Proceeds from credit facilities	410,572,000	—
Repayment of credit facilities	(233,589,000)	—
Repurchase obligation repayments	(742,116,000)	—
Proceeds from securities sold, not yet purchased	24,671,000	12,585,000
Proceeds from issuance of CDO bonds	300,000,000	—
Receivable from affiliates	—	(1,125,000)
Dividends and distributions	(8,037,000)	(6,809,000)
Settlement of derivative	(309,000)	—
Net cash (used in) provided by financing activities	(121,635,000)	18,627,000
Net (decrease) increase in cash & cash equivalents	(27,209,000)	1,051,000
Cash & cash equivalents — beginning of period	47,733,000	1,013,000
Cash & cash equivalents — end of period	$20,524,000	$2,064,000
Supplemental disclosure of cash flow information:
Cash paid for interest	$19,837,000	$—
Supplemental disclosure of non-cash operating and investing activities:
Reclassification of CDO deposit to debt securities available for sale	$2,690,000	$—
Write off of deferred cost and straight-line rents in connection with disposition of operating real estate	$2,715,000	$—
Reclassification to Assets held for sale:
Operating real estate, net	$18,854,000	—
Unbilled rent receivable	2,065,000	—
Deferred costs and intangibles, net	121,000	—
Total reclassification to Assets held for sale	$21,040,000	—
FASB 141 purchase price allocation:
Deferred costs and intangibles, net	$18,370,000	—
Other assets	1,288,000	—
Other liabilities	(54,000)	—
Total reclassification from Operating real estate, net	$19,604,000	—

(1)	Includes $793.6 million of proceeds from sales of debt securities held for trading.

See accompanying notes to the condensed consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

1.    Formation and Organization

NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT"), which was formed in October 2003 in order to continue and expand the subordinate real estate debt, real estate securities and net lease businesses conducted by NorthStar Capital Investment Corp. ("NCIC"). The Company's assets are held by, and it conducts its operations through, NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and the operating partnership of the Company (the "Operating Partnership"). On October 29, 2004, the Company closed its initial public offering (the "IPO") pursuant to which it issued 20,000,000 shares of common stock, with proceeds to the Company of approximately $160.1 million, net of issuance costs of $19.9 million. On November 19, 2004, the Company issued an additional 1,160,750 shares of common stock pursuant to the exercise of the overallotment option by the underwriters of the IPO, with proceeds to the Company of $9.7 million, net of issuance costs of $0.7 million. In connection with the IPO, the Company also issued 50,000 shares of common stock, as partial compensation for underwriting services, to the lead underwriter of the IPO. In addition, 38,886 shares of restricted common stock were granted to the Company's non-employee directors. Simultaneously with the closing of the IPO on October 29, 2004, three majority-owned subsidiaries of NCIC (the "NCIC Contributing Subsidiaries") contributed certain controlling and non-controlling interests in entities through which NCIC conducted its subordinate real estate debt, real estate securities and net lease businesses (collectively the "Initial Investments") to the Operating Partnership in exchange for an aggregate of 4,705,915 units of limited partnership interest in the Operating Partnership (the "OP Units"), approximately $36.1 million in cash (the "Contribution Transactions") and an agreement to pay certain related transfer taxes on behalf of NCIC in the amount of approximately $1.0 million. From their inception through October 29, 2004, neither the Company nor the Operating Partnership had any operations.

The combination of the Initial Investments contributed to the Operating Partnership represents the predecessor of the Company (the "Predecessor"). The Company succeeded to the business of the Predecessor upon the consummation of the IPO and the contribution of the initial investments on October 29, 2004. The ultimate owners of the entities which comprise the Predecessor were NCIC and certain other persons who held minority ownership interests in such entities.

2.    Basis of Quarterly Presentation

The accompanying condensed consolidated and condensed combined financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with the Company's December 31, 2004 consolidated and combined financial statements and notes thereto included in the Company's annual report on Form 10-K, which was filed with the Securities and Exchange Commission. Capitalized terms used herein, and not otherwise defined, are defined in the Company's December 31, 2004 consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Principles of Consolidation and Combination

The Company

The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and variable interest entities where the Company is the primary beneficiary. All significant intercompany balances have been eliminated in consolidation.

The Predecessor

The combined and uncombined interests in entities contributed to the Operating Partnership have been aggregated to form the Predecessor. The interests in entities contributed to the Operating Partnership, which were controlled by NCIC, and variable interest entities where the Predecessor is deemed the primary beneficiary are reflected in the Predecessor on a combined basis. All intercompany accounts have been eliminated in combination.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncement

In December 2004, the FASB issued SFAS No. 123, (revised 2004) Share-Based Payment, or SFAS No. 123 (R), which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees and its related implementation guidance. SFAS No. 123 (R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123 (R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) is effective for fiscal years beginning after June 15, 2005. The impact of adopting SFAS No. 123 (R) is not expected to have a material adverse impact on our financial condition or results of operations.

3.    Property

Acquisitions

Chatsworth, California

On January 14, 2005, the Company closed the acquisition of a portfolio of three net-leased office properties, totaling 257,336 square feet of rentable space in Chatsworth, CA (the "Chatsworth properties"), for $63.5 million. The properties are net leased to Washington Mutual Bank under leases that expire in September 2015. The Company financed the acquisition with a $44 million first mortgage, and a $13 million mezzanine loan which was funded by the warehouse provider under the warehouse agreement for CDO III. This mezzanine loan currently constitutes a portion of the portfolio of securities owned by CDO III. One of the properties is subject to a ground lease. The ground lease has an initial remaining term of 35 years and two five-year extension options. The ground lease also provides for periodic increases in base rent based on the change in the Consumer Price Index.

Salt Lake City Property

On August 2, 2005, the Company closed a $22.0 million acquisition of a 117,553 square foot office building in Salt Lake City, Utah, (the "Salt Lake City property") which is 100% leased to the General Services Administration ("Salt Lake City") under a lease that expires in April 2012. The property is financed with a 5.16% fixed rate, seven year non-recourse first mortgage loan of $17 million.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

EDS Portfolio

On September 30, 2005, the Company acquired a portfolio of four office buildings with 387,842 square feet of rentable space located in Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania for $61.4 million. The four office properties are net leased to Electronic Data Systems Corp., (the "EDS Portfolio"), under leases expiring in 2015. The Company financed the acquisition with a $49.1 million non-recourse mortgage with a fixed rate of 5.37% which matures in 2015.

The Company has made a preliminary allocation of the purchase price to property components pending receipt of the final appraisals of the office properties.

Operating Real Estate Dispositions

729 Seventh Avenue

The Company sold its interest in a 19,618 square foot retail condominium unit at 729 Seventh Avenue ("729") in New York City for $29.0 million. The transaction closed on June 30, 2005. The gain on sale was approximately $8.6 million, net of minority interest, for the three and nine months ended September 30, 2005.

The proceeds of the sale were used to pay down approximately $25.1 million of an existing mortgage and the remaining balance was reinvested into a similar property acquisition to effectuate a Section 1031-tax free exchange under the Internal Revenue Code.

In connection with the sale, 729 7th Realty Corp., an affiliate of the Riese Organization's National Restaurant Management Inc., agreed to discontinue the legal action that it had brought against the Company, settling the Company's only material pending legal action. See Note 13.

1552 Broadway

The Company formally initiated an effort to market one of its operating real estate properties located at 1552 Broadway ("1552") and on July 28, 2005, obtained board of directors approval for the sale. The Company has met the held for sale criteria in accordance with FASB Statement No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets". The property was classified as held for sale in the condensed consolidated balance sheets at September 30, 2005 and its operations classified as discontinued operations in the condensed consolidated statements of operations for the three and nine months ended September 30, 2005.

The following table summarizes income from discontinued operations, net of minority interest and related gain on sale of discontinued operations, net of minority interest, for the three and nine months ended September 30, 2005, for 729 and 1552 (in thousands):

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2005	2005
Revenue:
Rental and escalation income	$615	$3,394
Interest and other	99	275
Total revenue	714	3,669
Operating Expenses:
Real estate property operating expenses	235	949
General and administrative	6	159
Interest expense	337	2,052
Depreciation and amortization	—	316
Total expenses	578	3,476
Income from discontinued operations	136	193
Gain on disposition of discontinued operations	—	10,871
Income from discontinued operations before minority interest	136	11,064
Minority interest	(28)	(2,281)
Income from discontinued operations, net of minority interest	$108	$8,783

729 and 1552 were held as equity investments by our Predecessor; accordingly there are no corresponding discontinued operations in the condensed combined statements of operations for the three and nine months ending September 30, 2004.

4.    Debt Securities Available for Sale

The Company accounts for its investments in CDO I, CDO II, CDO III and CDO V (collectively "Investment Grade CDO Investments") as debt securities available for sale pursuant to Emerging Issues Task Force ("EITF") 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." The Company's potential loss is limited to its investment grade CDO Investments of approximately $107.0 million as of September 30, 2005. As of that date, the Company also has $72.9 million of commercial mortgage backed securities ("CMBS") investments which are recorded at fair market value, net of premium and discount. For the three and nine months ended September 30, 2005, the Company recognized an unrealized gain of approximately $1.7 million and $5.4 million related to the change in fair value of these investments, respectively.

The Investment Grade CDO Investments are variable interest entities; however, neither the Company nor the Predecessor are the primary beneficiary under FASB Interpretation No 46R ("FIN 46R"), "Consolidation of Variable Interest Entities," and has not consolidated these variable interest entities.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

CDO I

The following is a summary of the real estate securities which were held by CDO I on
September 30, 2005 (in thousands):

			Weighted Average
	Principal	Percentage of Principal	Rating (S&P/Fitch)	Coupon	Term (Years)
CMBS	$223,046	63.4%	BBB/BBB–	6.59%	6.21
Unsecured REIT Debt	111,020	31.5%	BBB–	7.46%	6.86
Real Estate CDO	18,000	5.1%	BBB/BBB–	7.74%	7.26
Total	$352,066	100.0%	BBB/BBB–	6.60%	6.47

The following table lists the CDO bonds payable to third parties for CDO I at September 30, 2005 (in thousands):

Class	Original Note Balance	Principal Repayments	Note Balance At 9/30/05	Interest Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$250,000	$(46,224)	$203,776	LIBOR + 0.42%	8/1/2038	Aaa/AAA/AAA
A-2A	45,000	—	45,000	LIBOR + 0.95%	8/1/2038	Aa2/AAA/AAA
A-2B	15,000	—	15,000	5.68%	8/1/2038	Aa2/AAA/AAA
B-1	15,000	—	15,000	LIBOR + 1.675%	8/1/2038	NR/A+/A+
B-2	10,000	—	10,000	LIBOR + 1.80%	8/1/2038	A3/A/A
C-1A	5,000	—	5,000	LIBOR + 3.00%	8/1/2038	Baa3/A–/BBB+
C-1B	5,000	—	5,000	7.70%	8/1/2038	Baa3/A–/BBB+
C-2	24,000	—	24,000	7.01%	8/1/2038	NR/BBB/BBB
D-1A	10,000	—	10,000	LIBOR + 2.30%	8/1/2038	NR/BB+/BB+
D-1B	4,000	—	4,000	7.01%	8/1/2038	NR/BB+/BB+
	$383,000	$(46,224)	$336,776

The weighted average interest rate for the CDO I bonds payable was 6.05% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

CDO II

The following is a summary of the real estate securities, which were held by CDO II at September 30, 2005 (in thousands):

			Weighted Average
	Principal	Percentage of Principal	Ratings (S&P/Fitch)	Coupon	Term (Years)
CMBS	$280,578	71.31%	BBB	6.49%	7.02
Unsecured REIT Debt	92,615	23.53%	BBB–	5.29%	7.71
Real Estate CDO	20,292	5.16%	BBB–	6.73%	8.56
Total	$393,485	100.00%	BBB/BBB–	6.22%	7.26

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

The following table lists the CDO bonds payable to third parties for CDO II at September 30, 2005 (in thousands):

Class	Original Note Balance	Principal Repayment	Note Balance At 9/30/05	Interest Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$236,000	$(7,917)	$228,083	LIBOR + 0.35%	6/1/2039	Aaa/AAA/AAA
A-2A	42,000	—	42,000	LIBOR + 0.55%	6/1/2039	NR/AAA/AAA
A-2B	15,000	—	15,000	5.55%	6/1/2039	NR/AAA/AAA
B-1	12,000	—	12,000	LIBOR + 0.8%	6/1/2039	A2/A/A+
B-2	14,000	—	14,000	LIBOR + 1.05%	6/1/2039	A3/A–/A
C-1	24,000	—	24,000	LIBOR + 2.00%	6/1/2039	Baa3/BBB+/A–
C-2a	6,000	—	6,000	LIBOR + 2.35%	6/1/2039	NR/BBB/BBB+
C-2b	16,000	—	16,000	6.591%	6/1/2039	NR/BBB/BBB+
	$365,000	$(7,917)	$357,083

The weighted average interest rate for the CDO II bonds payable was 5.49% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

CDO III

In March 2005, the Company closed its third CDO issuance ("CDO III") and acquired all of the unrated income notes of CDO III for $17.5 million with a face amount of $23 million and also purchased the BB-rated Class D Notes, with a face amount of $16.0 million, for $14.1 million.

The following is a summary of the real estate securities, which were held by CDO III at September 30, 2005 (in thousands):

			Weighted Average
	Principal	Percentage of Principal	Ratings (S&P/Fitch)	Coupon	Term (Years)
CMBS	$284,083	70.7%	BBB–/BB+	6.21%	6.26
Unsecured REIT Debt	61,580	15.3%	BBB–	5.81%	8.30
Other Real Estate Interests	28,536	7.1%	A–	6.80%	7.58
Real Estate CDO	27,730	6.9%	BBB	6.30%	7.34
Total	$401,929	100.0%	BBB–	6.20%	6.74

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

The following table lists the CDO bonds payable to third parties for CDO III at September 30, 2005 (in thousands):

Class	Original Note Balance	Principal Repayments	Note Balance At 9/30/05	Interest Rate	Stated Maturity Date	Ratings (S&P/Fitch)
A-1	$294,000	$—	$294,000	LIBOR + 0.28%	6/1/2040	AAA/AAA
A-2A	15,000	—	15,000	LIBOR + 0.50%	6/1/2040	AA/AA
A-2B	5,000	—	5,000	5.042%	6/1/2040	AA/AA
B	17,000	—	17,000	LIBOR + 0.85%	6/1/2040	A–/A–
C-1a	10,000	—	10,000	LIBOR + 1.25%	6/1/2040	BBB+/BBB+
C-1b	6,000	—	6,000	5.804%	6/1/2040	BBB+/BBB+
C-2a	12,000	—	12,000	LIBOR + 1.55%	6/1/2040	BBB/BBB
C-2b	2,000	—	2,000	6.135%	6/1/2040	BBB/BBB
	$361,000	$—	$361,000

The weighted average interest rate for the CDO III bonds payable was 5.40% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

CDO V

In September 2005, the Company closed its fourth investment grade CDO issuance ("CDO V"). CDO V issued $500 million of bonds which were collateralized by a portfolio of real estate securities of approximately $500 million. Upon the closing of CDO V, the Company purchased the BB rated Class F Notes, with a face amount of approximately $12.8 million, at par, the BBB- rated Class E Notes, with a face amount of $5.0 million at par, and the unrated Income Notes, with a face amount of $20.8 million for $25.5 million.

The Company has recorded a realized and unrealized gain of $0.6 million and $0.5 million, respectively, for the three and nine months ended September 30, 2005 related to the change in fair value of the warehouse agreement for CDO V. The realized gain represents the net interest earned during the warehouse period on the securities that were accumulated and the unrealized gain represents the change in the fair value of the accumulated securities during the warehouse period.

In addition, the Company has recorded a realized gain of $0.8 million for the three and nine months ended September 30, 2005 on the sale of a portion of the Class D BB rated securities of CDO II held by the Company to CDO V.

The following is a summary of the real estate securities, which were held by CDO V at September 30, 2005 (in thousands):

			Weighted Average
	Principal	Percentage of Principal	Ratings (S&P/Fitch)	Coupon	Term (Years)
CMBS	$320,023	65.19%	BBB	5.75%	8.87
Unsecured REIT Debt	112,256	22.86%	BBB	6.01%	9.90
Other Real Estate Interests	33,700	6.86%	AAA	5.33%	0.25
Real Estate CDO	25,000	5.09%	BBB–	6.75%	9.01
Total	$490,979	100.00%	BBB	5.84%	8.52

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

The following table lists the CDO bonds payable to third parties for CDO V at September 30, 2005 (in thousands):

Class	Original Note Balance	Principal Repayments	Note Balance At 9/30/05	Interest Rate	Stated Maturity Date	Ratings (S&P/Fitch)
A-1	$339,735	$—	$339,735	LIBOR+0.265%	3/1/2014	AAA/AAA
A-2	47,000	—	47,000	LIBOR+0.350%	7/1/2015	AAA/AAA
B	41,400	—	41,400	LIBOR+0.450%	5/1/2016	AA/AA
C	18,125	—	18,125	5.311%	1/1/2017	A/A
D	15,240	—	15,240	6.205%	8/1/2017	BBB/BBB
	$461,500	$—	$461,500

The weighted average interest rate for the CDO V bonds payable was 2.89% at September 30, 2005, including the effect of the interest rate swap held by the CDO.

5.    CDO Deposit and Warehouse Agreements

Warehouse Agreement for CDO VII

On September 27, 2005, the Company entered into a warehouse arrangement with a major commercial bank whereby the bank has agreed to purchase up to $400 million of CMBS and other real estate debt securities under the Company's direction, with the expectation of selling such securities to the Company's fifth investment grade CDO issuance ("CDO VII"). As of September 30, 2005, the Company has deposited $2.5 million as security for the purpose of covering a portion of any losses or costs associated with the accumulation of these securities under the warehouse agreement and will be required to deposit additional equity based on accumulations of securities that will be made under the warehouse agreement. The bank had accumulated no real estate securities under the terms of the warehouse agreement as of September 30, 2005. The CDO VII warehouse agreement also provides for the Company's notional participation in the income that the assets generate after deducting a notional debt cost. The agreement is being treated as a non-hedge derivative for accounting purposes and is marked-to-market through income. The Company recorded no gain or loss for the three and nine months ended September 30, 2005 related to the change in fair value of the warehouse agreement.

6.    Debt Securities Held for Trading

As of September 30, 2005, the Company's debt securities held for trading had a market value of $33.0 million and the remaining obligations under the related repurchase agreements amounted to $31.3 million. The Company portfolio consists of three issuers which represent 54%, 24%, and 22%, respectively, of the total market value of the debt securities held for trading at September 30, 2005. The Company recorded an unrealized gain of $13,000 and an unrealized loss of $89,000 related to the change in fair value of these securities and a realized gain of $33,000 and a realized loss $157,000 related to the sales of debt securities for the three and nine months ended September 30, 2005, respectively.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

7.     Real Estate Debt Investments

At September 30, 2005 the Company held the following real estate debt investments:

	Carrying Value(1) (in thousands)	Allocation by Investment Type	Average Spread Over LIBOR
Whole loans, floating rate	$88,670	16.9%	2.77%
Subordinate mortgage interests, floating rate	273,899	52.2%	4.65%
Mezzanine loans, floating rate	162,147	30.9%	4.69%
Total / Average	$524,716	100.0%	4.34%

As of September 30, 2005, all real estate debt investments were performing in accordance with the terms of the underlying loan agreements.

(1)	At September 30, 2005, approximately $327 million of these investments serve as collateral for the CDO bonds of CDO IV (as defined in Note 8) and the balance are financed under either the Wachovia Facility (as defined in Note 8) or other Repurchase Agreements.

8.    Borrowings

The following is a table of the Company's outstanding borrowings as of September 30, 2005 and December 31, 2004:

	Stated Maturity	Interest Rate	Balance 9/30/05 (in thousands)	Balance 12/31/04 (in thousands)
Mortgage notes payable (non-recourse)
ALGM (1)	1/01/2006	The greater of LIBOR or 2% + 3.60%	$14,464	$40,557
Chatsworth	5/1/2015	5.65%	43,844	—
Salt Lake City	9/1/2012	5.16%	16,972	—
EDS	10/8/2015	5.37%	49,120	—
Mezzanine loan payable (Chatsworth) (non-recourse)	5/1/2014	6.64%	13,000	—
Repurchase obligations	See Repurchase Obligations below	LIBOR + 0.05% to 0.07%	58,302	800,418
DBAG facility	12/21/2007	LIBOR + 0.75% to 2.25%	—	27,821
Wachovia credit facility	7/12/2008	LIBOR + 0.20% to 3.00%	192,804	—
Bank of America credit facility	9/27/2006	LIBOR + 3.25%	12,000	—
CDO bonds payable – CDO IV	7/1/2040	LIBOR + 0.62% (average spread)	300,000	—
Liability to subsidiary trusts issuing preferred securities Trust I	3/30/2035	8.15%	41,240	—
Trust II	6/30/2035	7.74%	25,780	—
			$767,526	$868,796

(1)	Related to assets held for sale on the condensed consolidated balance sheets.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Mortgage Notes Payable

Chatsworth Mortgage

In connection with the acquisition of the Chatsworth Properties, a subsidiary of the Company entered into a loan agreement (the "Chatsworth Mortgage") with German American Capital Corporation for a non-recourse mortgage in the principal amount of $44.0 million (the "Loan"). The Loan is secured by first mortgage liens and security interests on the Chatsworth Properties, including two fee owned properties and the leasehold interest in the other property, including assignments of leases and rents.

The Chatsworth Mortgage matures on May 1, 2015 and bears interest at a fixed rate of 5.65%. The Loan requires monthly payments of $230,906 representing interest in arrears and principal sufficient to amortize the loan to a balance of approximately $40.5 million at maturity, as well as monthly escrow deposits for ground lease payments required under the ground lease for the leasehold property. Commencing on the 112th payment date all excess cash flow, as defined in the Chatsworth Mortgage, is required to be deposited into a cash sweep reserve until $3.0 million has been deposited, through maturity of the mortgage. The Chatsworth Mortgage is not prepayable prior to maturity, but is subject to yield maintenance for any unscheduled principal prepayments prior to maturity.

The Company and its subsidiaries have agreed to comply with environmental laws and have indemnified the Lender against all liabilities and expenses related thereto.

Salt Lake City Mortgage

In connection with the acquisition of the Salt Lake City property, a subsidiary of the Company entered into a loan agreement (the "Salt Lake City Mortgage") with CBIC, Inc. for a non-recourse mortgage in the principal amount of $17.0 million. The Salt Lake City Mortgage matures on September 1, 2012 and bears interest at a fixed rate of 5.16%. The loan requires monthly payments of $100,971 representing interest in arrears and principal sufficient to amortize the loan to a balance of approximately $14.3 million at maturity, as well as monthly escrow deposits for real estate taxes.

EDS Mortgage

In connection with the acquisition of the EDS portfolio, a subsidiary of the Company entered into a loan agreement with Countrywide Commercial Real Esate Finance, Inc. for a non-recourse mortgage in the principal amount of $49.1 million. The mortgage matures on October 8, 2015 and bears interest at a fixed rate of 5.37%. The loan requires monthly payments of $274,997 representing interest in arrears and principal sufficient to amortize the loan to a balance of approximately $41.91 million at maturity, as well as monthly escrow deposits for real estate taxes.

Mezzanine Loan Payable

In connection with the acquisition of the Chatsworth Properties, a subsidiary of the Company entered into a non-recourse mezzanine loan agreement (the "Chatsworth Mezzanine Loan") which was assigned to, then funded by, the warehouse provider for CDO III (the "Chatsworth Mezzanine Lender") for a mezzanine loan in the principal amount of $13.0 million. The Chatsworth Mezzanine Loan bears interest at a fixed rate of 6.64%, and requires monthly payments of interest only of $71,955 for the period February 1, 2005 through February 1, 2006. Principal and interest payments of $170,914 are due thereafter, which will fully amortize the Chatsworth Mezzanine Loan by maturity, May 1, 2014. The Chatsworth Mezzanine Loan is secured by a pledge of our equity interest in an affiliate under the borrower of the Chatsworth Mortgage. The Chatsworth Mezzanine Loan currently constitutes a portion of the portfolio of securities owned by CDO III.

CDO Bonds Payable

In June 2005, the Company closed its fourth CDO issuance ("CDO IV") and the Company acquired all of the below investment grade securities and income notes. The CDO IV issuer issued

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

$300 million face amount of the CDO bonds and sold them in a private placement to third parties. The proceeds of the CDO issuance were used to repay the entire outstanding principal balance of the DBAG Facility (as defined below) of $233.6 million at closing. The CDO bonds are collateralized by $327 million of real estate debt investments, consisting of junior participations, mezzanine loans and whole loans, $60.2 million of CMBS and CDO bonds. Approximately $6.3 million of cash is available to complete the ramp-up of CDO IV, which is included in the condensed consolidated balance sheet in restricted cash at September 30, 2005. For accounting purposes, CDO IV is consolidated in the Company's condensed consolidated financial statements.

Repurchase Obligations

The Company has $58.3 million of repurchase agreements with three counterparties. These repurchase agreements are used to finance the Company's AAA-rated, short term, floating rate securities, backed by commercial or residential mortgage loans, and other investments, generally prior to obtaining permanent financing. These repurchase obligations mature in less than thirty days, with interest rates of LIBOR plus 0.05% to 0.07%. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets.

Wachovia Credit Facility

On July 13, 2005, a subsidiary of the Company, entered into a master repurchase agreement with Wachovia Bank, National Association (the "Wachovia Facility"). The Wachovia Facility was amended in September 2005 and currently the Company may borrow up to $350 million under this credit facility in order to finance the acquisition of primarily real estate debt and other real estate loans and securities. The additional capacity and flexibility under the amendment will allow the Company to accumulate sufficient collateral for a contemplated subordinate debt CDO ("CDO VI") and to continue to finance other investments.

Advance rates under the Wachovia Facility range from 55% to 95% (subject to increase under certain circumstances) of the value of the assets for which the advance is made. Amounts borrowed under the Wachovia Facility bear interest at one-month LIBOR plus a spread which ranges from 0.20% to 3.00%, depending on the type of asset for which the amount is borrowed. The Wachovia Facility has an initial term of three years, except that certain advances under the Wachovia Facility are required to be repaid by February 24, 2006. If a securitization transaction is not consummated by March 30, 2006, advances under the facility in excess of $150 million will be subject to a 0.48% commitment fee and a 0.25% unused facility fee. The Wachovia Facility has an initial maturity date of July 12, 2008 and, in addition, the Company must pay an unused facility fee equal to 0.25% of the unused portion of the Wachovia Facility up to $150 million (subject to the preceding sentence), commencing 120 days after July 13, 2005, payable quarterly in arrears. The Company may extend the term of the Wachovia Facility for one year if it is not in default and must pay an extension fee of 0.25% of the aggregate amount then outstanding under the facility. If the Company extends the facility's term, it will be required to retire 25% of the aggregate amount then outstanding under the facility during each quarter of the remaining year of the term. The Company paid Wachovia a $750,000 structuring fee in connection with the execution of the Wachovia Facility.

The debt outstanding under the Wachovia Facility is subject to a number of terms, conditions and restrictions including, without limitation, scheduled interest payments and the maintenance of certain margin percentages on amounts outstanding under the facility. If the market value of an asset securing outstanding debt declines, the Company may be required to satisfy a margin call by paying cash or providing additional collateral. Failure to meet any margin call could result in an event of default which would enable Wachovia to exercise various rights and remedies including acceleration of the maturity date of the debt outstanding under the facility and the sale of the collateral.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Bank of America Facility

On September 28, 2005, the Company entered into a master loan, guarantee and security agreement with Bank of America, N.A., the Operating Partnership and NS Advisors LLC (the "BOA Master Loan Agreement"). The BOA Master Loan Agreement provides for an unsecured, $50 million revolving credit facility. The term of the unsecured facility is one year, with up to two one-year extensions at the discretion of Bank of America. If the unsecured facilty is not extended by Bank of America, the Company has the option in lieu of immediate repayment to amortize the outstanding principal balance of the unsecured facility in equal quarterly installments over twelve months, upon payment of a quarterly 12.5 basis point fee on the outstanding balance under the unsecured facility at September 27, 2006 and each quarter thereafter. The interest rate on the unsecured facility is LIBOR, plus 325 basis points. In connection with the facility the Company paid a origination fee of 0.50% and, in addition, must pay an unused facility fee equal to 0.50% of the unused portion of the facility.

The BOA Master Loan Agreement contains certain covenants, including, among other things, financial covenants requiring minimum cash liquidity, minimum tangible net worth, maximum debt to tangible net worth and minimum debt service coverage. The BOA Master Loan Agreement also contains certain customary representations and warranties and events of default. The obligations of the Operating Partnership, which is the borrower under the unsecured facility, are guaranteed by the Company, NS Advisors LLC and any subsidiary of the Operating Partnership whose assets are included in the borrowing base for the unsecured facility. As of September 30, 2005, the Company has drawn $12 million of borrowings under the unsecured facility.

DBAG Credit Facility

On December 21, 2004, the Company entered into a $150 million master repurchase agreement with Deutsche Bank AG, Cayman Islands Branch (as amended, the "DBAG Facility"). On March 21, 2005, this facility was amended and restated (as amended, the "DBAG Facility") to allow the Company to borrow up to $300 million in order to finance the acquisition of primarily subordinate real estate debt and other real estate loans and securities. The additional capacity and flexibility under the amendment of the DBAG Facility allowed the Company to accumulate sufficient collateral for CDO IV, and to continue to finance other investments. Pursuant to the terms of the DBAG Facility, the availability under the DBAG Facility was reduced to $150 million upon closing of CDO IV on June 14, 2005.

The DBAG Facility has an initial three-year term, which may be extended for one additional year if the Company is not in default and pays an extension fee of 0.25% of the aggregate outstanding amount under the facility. If the Company extends the term of the facility, it will be required to retire 25% of the aggregate outstanding amount each quarter during the remaining year of the term.

Under the terms of the DBAG Facility, the Company is able to finance the acquisition of mortgage loans secured by first liens on commercial or multifamily properties, junior participation interests in mortgage loans secured by first or second liens on commercial or multifamily properties, mezzanine loans secured by a pledge of the entire ownership interest in a commercial or multifamily property, B– or higher rated commercial mortgage backed securities and BB or higher rated real estate CDOs, debt securities issued by a REIT and syndicated bank loans.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Advances under the DBAG Facility from December 31, 2004 through March 20, 2005 bore interest at one-month LIBOR, which is reset monthly, plus a spread ranging from 0.75% to 2.25%. During the period from March 21, 2005 until the close of CDO IV (the "CDO Ramp-Up Period"), amounts advanced under the DBAG Facility in order to finance the acquisition of assets to be included in CDO IV bore interest at one-month LIBOR plus a spread of 1.00% and amounts advanced for all other assets bore interest at one-month LIBOR plus a spread which ranges from 0.75% to 2.25%. After the CDO Ramp-Up Period, all amounts advanced under the amended DBAG Facility bear interest at a rate of one-month LIBOR plus the spread which ranges from 0.75% to 2.25%.

During the CDO Ramp-Up Period and thereafter, assets were financed at advance rates ranging from 40% to 92.5% of the value of the assets as applicable to the asset category.

Effective April 1, 2005, the covenants under the DBAG Facility require the Company to remain at a certain minimum tangible net worth, a certain minimum debt service coverage ratio, a certain range of ratios of recourse indebtedness to net worth and certain minimum amounts of cash or marketable securities based on our ratio of recourse indebtedness to net worth.

The debt that may be outstanding under the DBAG Facility is subject to a number of terms, conditions and restrictions including, without limitation, the maintenance of certain margin percentages on amounts outstanding under the DBAG Facility. If the market value of an asset securing the outstanding debt declines, cash flow due the Company may be suspended and if market value continues to decline, the Company may be required to satisfy a margin call by paying cash or providing additional collateral. Failure to meet any margin call could result in an event of default which would enable Deutsche Bank AG to exercise various rights and remedies including acceleration of the maturity date of the debt outstanding under the DBAG Facility or the sale of the assets financed thereunder.

Prior to June 14, 2005, the Company had financed the acquisition of securities for CDO IV through borrowings under the DBAG Facility. The Company used a portion of the proceeds from the sale of the transferred assets to repay approximately $234 million of the amount outstanding under the DBAG Facility. As of September 30, 2005 there are no outstanding borrowings under the DBAG facility.

Liability to Subsidiary Trusts Issuing Preferred Securities

On April 12, 2005 and May 25, 2005, NorthStar Realty Finance Trust and NorthStar Realty Finance Trust II, (the "Trusts") sold, in two private placements, trust preferred securities for an aggregate amount of $40 million and $25 million, respectively. The Company owns all of the common stock of the Trusts. The Trusts used the proceeds to purchase the Company's junior subordinated notes which mature on March 30, 2035 and September 30, 2035, respectively. These notes represent all of the Trusts' assets. The terms of the junior subordinated notes are substantially the same as the terms of the trust preferred securities. The trust preferred securities have a fixed interest rate of 8.15% and 7.74% per annum, respectively, during the first ten years, after which the interest rate will float and reset quarterly at the three-month LIBOR rate plus 3.25% per annum.

Under the provisions FIN 46R, the Company determined that the holders of the trust preferred securities were the primary beneficiaries of the Trusts. As a result, the Company did not consolidate the Trusts and has reflected the obligation to the Trusts under the caption "Liability to subsidiary trusts issuing preferred securities" in the condensed consolidated balance sheet and will account for the investment in the common stock of the Trusts, which is reflected in Investments in and advances to unconsolidated ventures in the condensed consolidated balance sheet, under the equity method of accounting.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

The Company may redeem the notes, in whole or in part, for cash, at par, after March 30, 2010 and September 30, 2010, respectively. To the extent the Company redeems notes, the Trusts are required to redeem a corresponding amount of trust preferred securities. On September 16, 2005, we amended the trust agreements and indentures to modify some of the payment dates for a portion of the junior subordinated notes.

The ability of the Trusts to pay dividends depends on the receipt of interest payments on the notes. The Company has the right, pursuant to certain qualifications and covenants, to defer payments of interest on the notes for up to six consecutive quarters. If payment of interest on the notes is deferred, the Trust will defer the quarterly distributions on the trust preferred securities for a corresponding period. Additional interest accrues on deferred payments at the annual rate payable on the notes, compounded quarterly.

The indenture for NorthStar Realty Finance Trust II has certain covenants that are substantially similar to those under the DBAG Facility, Wachovia Facility and the unsecured facility with Bank of America and certain restrictions on issuing any additional trust preferred securities and other subordinate unsecured debt.

Scheduled principal payment requirements on the Company's borrowings are as follows as of September 30, 2005 (in thousands):

	Total	Mortgage and Mezzanine Loans	Credit Facilities		Liability to Subsidiary Trusts Issuing Preferred Securities	Repurchase Obligations	CDO Bonds Payable(2)
2005	$58,559	$257	$—		$—	$58,302	$—
2006	19,050	16,050	3,000	(1)	—	—	—
2007	11,580	2,580	9,000	(1)	—	—	—
2008	195,526	2,722	192,804		—	—	—
2009	2,910	2,910	—		—	—	—
Thereafter	479,901	112,881	—		67,020	—	300,000
Total	$767,526	$137,400	$204,804		$67,020	$58,302	$300,000

(1)	Assumes the unsecured facility with Bank of America is not extended and assumes the payment of a quarterly 12.5 basis point fee on the outstanding balance under the unsecured facility at September 27, 2006 and each quarter thereafter.

(2)	Based on scheduled repayment date of related CDO collateral, stated maturity is 7/1/2040.

At September 30, 2005, the Company was in compliance with all covenants under its Borrowings.

9.    Related Party Transactions

Shared Facilities and Services Agreement

Total fees and expenses incurred by the Company under the shared facilities and services agreement amounted to $0.3 million and $1.0 million for the three and nine months ended September 30, 2005. No amounts were payable to NCIC at September 30, 2005.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Advisory and Management Fee Income

NS Advisors LLC

CDO I, CDO II, CDO III and CDO V entered into agreements with the Predecessor and the Company, through NS Advisors LLC, a subsidiary, to perform certain advisory services.

The Company earned total fees of approximately $1,054,000 and $2,825,000 for the three and nine months ended September 30, 2005. The Predecessor earned total fees of $701,000 and $1,390,000 for the three and nine months ended September 30, 2004. Unpaid advisory fees of $223,000 and $82,000 are included in due from affiliates in the Company's condensed consolidated balance sheets as of September 30, 2005 and December 31, 2004, respectively.

The Company also earned a structuring fee of $500,000 in connection with the closing of CDO III in March 2005, which was used to reduce its investment in CDO III which is included in debt securities available for sale in the condensed consolidated balance sheet.

NSF venture

The Company earned and recognized advisory fees of approximately $108,000 and $408,000 for the three and nine months ended September 30, 2005. The Predecessor earned and recognized $251,000 and $744,000 for the three and nine months ended September 30, 2004.

Management Fees

On December 28, 2004, ALGM terminated its existing asset management agreement with Emmes Asset Management Co. LLC ("Emmes"), an affiliate of NCIC. Pursuant to the termination provisions of the agreement, ALGM paid Emmes a contractual termination payment of approximately $385,000, which is equal to two quarters of payments of the annual existing fee. In addition, ALGM and Emmes entered into a new asset management agreement, which is cancelable on 30 days notice. The annual asset management fee under the new agreement is equal to 3.5% of gross collections from tenants of the properties not to exceed $350,000 or be less than $300,000 per year, except that in the event the assets under management are decreased the fee shall not have a minimum. Total fees incurred under this agreement amounted to $64,000 and $239,000 for the three and nine months ended September 30, 2005, of which $40,000 and $172,000, respectively, was included in discontinued operations for the three and nine months ended September 30, 2005.

Legacy Fund

On September 1, 2005, the Company entered into a loan agreement, as lender, with a subsidiary of Legacy Partners Realty Fund I, LLC, (the "Legacy Fund"), as borrowers, in the original principal amount of $66.6 million, secured by a first-priority mortgage lien on an office property located in San Jose, California. At the closing of this loan the Company funded $60.9 million of the original principal amount and has an additional $5.7 million of future funding commitments. Simultaneously with the closing of this loan, the Company entered into a participation and servicing agreement with a major financial institution pursuant to which the Company sold a 50% participation in this loan and the future funding commitments.

Additionally, on September 8, 2005, the Company entered into a loan agreement with another subsidiary of the Legacy Fund in the original principal amount of $47.4 million, secured by a first-priority mortgage lien on an office property located in San Jose, California. The Company funded $32.6 million at closing and has an additional $14.8 million of future funding commitments. Simultaneously with the closing of this loan, the Company entered into a participation and servicing agreement with a major financial institution pursuant to which the Company sold a 50% participation in this loan and the future funding commitments.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

One of the Company's directors, Preston Butcher, is the chairman of the board of directors and chief executive officer and owns a significant interest in Legacy Partners Commercial, LLC, which indirectly owns an equity interest in, and owns the manager of, the Legacy Fund. The disinterested members of the Company's board of directors have approved this transaction.

EDS Portfolio

In connection with the acquisition of the EDS Portfolio on September 30, 2005, Koll Development Company, an affiliate of NCIC, received a brokerage commission of $921,000. The acquisition and the associated brokerage fees payable to Koll Development Company were approved in advance by all the independent members of our board of directors.

10.    Derivatives and Hedging Activities

To limit the exposure to the variable LIBOR interest rate, the Company entered into various swap agreements to fix the LIBOR rate on a portion of the Company's variable rate debt. The fixed LIBOR rate ranges from 4.18% to 5.03%. The following table summarizes the notional amounts and fair (carrying) values of the Company's derivative financial instruments as of September 30, 2005 (in thousands):

	Notional Amount	Fair Value	Range of Maturity
Interest rate swaps, treated as hedges (a)	$39,912	$248	December 2010 - November 2018

(a)	Included in Other assets.

11.    Stockholders' Equity

Common Stock

On June 24, 2005, the Company granted a total of 15,194 shares to the members of its Board of Directors as part of their annual grants.

Dividends

On April 21, 2005, the Company declared a cash dividend of $0.15 per share of common stock. The dividend was paid on May 16, 2005 to the shareholders of record as of the close of business on May 2, 2005.

On July 28, 2005, the Company declared a cash dividend of $0.15 per share of common stock. The dividend was paid on August 15, 2005 to the shareholders of record as of the close of business on August 8, 2005.

12.    Earnings Per Share

The Company's basic earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. For purposes of calculating earnings per share, the Company considered all unvested restricted stock which participate in the dividends of the Company to be outstanding. The computation of diluted EPS considers the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock, where such exercise or conversion would result in a lower EPS amount. This also includes units of limited partnership interest in the Operating Partnership which are considered convertible securities. The operating partnership units are

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

exchangeable for common shares on a one for one basis. Additionally, income is allocated to all unit holders including the Company on a prorata basis. The conversion of these units to common shares are not dilutive to earnings per share.

13.    Contingency

On August 21, 2003, an action was filed against ALGM in New York State Supreme Court, New York County (the "Complaint"). The Complaint was brought by 729 7th Realty Corp. (the "Tenant"), a subsidiary of the net lessee of the Condominium, to enforce certain rights it claims to have under its net lease with ALGM (the "Net Lease").

In connection with the sale of 729, the Tenant agreed to discontinue the legal action that it had brought against the Company, settling the Company's only material pending legal action, at no cost to the Company.

14.    Equity Based Compensation

Long Term Incentive Bonus Plan

The Company has granted certain restricted awards to certain employees and co-employees of the Company and NCIC employees who provide services to the Company pursuant to a shared services agreement. These restricted awards are subject to both employment and the Company attaining certain performance hurdles. At September 30, 2005, management has made its best estimate of the Company's performance during the performance periods, based on the facts and information currently available and assumptions regarding the returns on the Company's investments at September 30, 2005. On the basis of the foregoing, management has estimated that the Company would not meet the return hurdle in either of these performance periods. If the Company does not meet the return hurdle during the performance periods, the Company will not grant any awards under this program to members of management, other of its employees and the employees of NCIC who provide services to the Company. Accordingly, no compensation expense, with respect to provisional awards under the 2004 Long Term Incentive Bonus Plan, has been recognized in the condensed consolidated financial statements for the three or nine months ended September 30, 2005.

Employee Outperformance Plan

In connection with the employment agreement of the Company's chief investment officer, he is eligible to receive incentive compensation equal to 15% of the annual net profits from the Company's real estate securities business in excess of a 12% return on invested capital (the annual bonus participation amount). The Company will have the option of terminating this incentive compensation arrangement at any time after the third anniversary of the date of its IPO by paying the Company's chief investment officer an amount based on a multiple of the estimated annual bonus participation amount, at the time it exercises this buyout option. If the Company exercises this buyout option, the fixed amount due for terminating this arrangement will vest ratably and be paid in four installments over a three-year period with 25% paid on termination. If the Company's chief investment officer voluntarily terminates his employment with the Company prior to any exercise of the Company's buyout option, he will be eligible to receive a portion of the future annual payments otherwise payable to him while employed based on a reverse vesting formula. The portion of the annual benefit to which the chief investment officer is eligible after voluntary termination ranges from 20% of what he would otherwise receive for most recently created income streams to 100% of eligible income streams that are five or more years old. Approximately $25,000 of compensation has been earned by the Company's chief investment officer under this plan for the three and nine months ended September 30, 2005.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Omnibus Stock Incentive Plan

On January 30, 2005 and August 1, 2005, the Operating Partnership granted an aggregate of 22,500 and 10,250 LTIP units, resepectively, which are operating partnership units that are structured as profits interests, to certain employees of the Company pursuant to the 2004 Omnibus Stock Incentive Plan. The LTIP units vest to the individual recipient at a rate of one-twelfth of the total amount granted as of the end of each quarter beginning with the quarter ended April 29, 2005 and October 29, 2005, respectively. In addition, the LTIP unit holders are entitled to dividends on the entire grant.

16.    Segment Reporting

The Predecessor and the Company have three reportable segments: (i) real estate debt, (ii) real estate securities and (iii) Operating real estate investments. The Company evaluates performance primarily based on its proportionate share of the earnings of such investments. General and administrative expenses were not allocated by management to various segments and therefore are included in unallocated. The reportable segments are managed separately due to the differing nature of the business operations. The following tables set forth certain segment information for the Company on a consolidated basis and for the Predecessor on a combined basis, as of and for the three and nine months ended September 30, 2005 and 2004 (in thousands):

	Operating Real Estate	Real Estate Debt	Investment Grade Real Estate Securities	Unallocated(1)	Consolidated Total
Total revenues for the three months ended
September 30, 2005	$3,001	$9,858	$2,962	$1,828	$17,649
September 30, 2004	—	308	1,629	—	1,937

Net income before minority interest for the three months ended
September 30, 2005	110	5,377	4,260	(4,068)	5,679
September 30, 2004	343	452	1,488	(1,933)	350

Total revenues for the nine months ended
September 30, 2005	7,881	18,865	7,882	8,459	43,087
September 30, 2004	—	908	2,882	—	3,790

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

	Operating Real Estate	Real Estate Debt	Investment Grade Real Estate Securities	Unallocated(1)	Consolidated Total
Net income before minority interest for the nine months ended
September 30, 2005	346	10,907	9,204	(12,003)	8,454
September 30, 2004	943	1,316	2,757	(3,894)	1,122

Total assets	$191,107	$638,891	$83,527	$88,400	$1,001,925

(1)	Unallocated includes interest income and interest expense related to our temporary investments and also includes corporate level general & administrative expenses.

17.    Pro Forma Financial Information

As discussed in Note 3, the Company acquired and disposed of interests in certain operating real estate properties during the nine months ended September 30, 2005. The pro forma financial information set forth below is based upon the Company's historical condensed consolidated statements of operations for the nine months ended September 30, 2005 and 2004, adjusted to give effect of these transactions as of January 1, 2004.

The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the tranactions occurred January 1, 2004, nor does it purport to represent the results of future operations.

(In thousands, except per share amounts)	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Pro forma revenues	$48,728	$9,431
Pro forma net income	15,758	1,217
Pro forma net income per common share – basic	$0.74	—
Pro forma net income per common share - diluted	$0.73	—

18.    Subsequent Events

Dividends

On October 6, 2005, the Company declared a dividend of $0.23 per share of common stock, payable with respect to the quarter ended September 30, 2005 to stockholders of record as October 14, 2005. The Company made this payment on October 21, 2005.

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

Real Estate Debt Investments

The following summarizes real estate debt investments acquired subsequent to September 30, 2005:

	Carrying Value (in thousands)	Allocation by Investment Type	Average Fixed Rate	Average Spread Over LIBOR
Whole loans, floating rate	$12,849	31.1%	—	3.25%
Whole loans, fixed rate	13,367	32.4%	5.27%	—
Mezzanine loan, floating rate	15,000	36.3%	—	6.00%
Mezzanine loans, fixed rate	95	0.2%	15.00%	—
Total / Average	$41,311	100.0%	5.33%	4.73%

Timarron Acquisition

On October 20, 2005, the Company entered into a definitive purchase agreement with Allied Capital Corporation ("Allied Capital") to acquire Timarron Capital, Inc. ("Timarron"). Timarron, based in Dallas, Texas, was organized by former senior executives of Principal Financial and other leading financial institutions to develop a nationwide commercial mortgage loan origination platform. The closing of the acquisition is expected to occur in January 2006. Allied Capital has agreed to continue to provide Timarron with warehouse financing to fund its origination activities through the closing. The purchase price will be between $2.0 million and $2.6 million, depending upon whether certain performance hurdles are achieved by Timarron prior to the closing. Following the closing of the acquisition, Timarron will be renamed NorthStar Mortgage Capital LP. NorthStar Mortgage Capital LP will originate commercial mortgage loans for the Company's commercial real estate debt portfolio.

1552 Broadway Sale Contract

On October 25, 2005, the Company entered into a definitive agreement to sell our fee interest in the property at 1552 to The Riese Organization's Restaurant Division, National Restaurants Management Inc., for a purchase price of $48 million, or $3,970 per square foot. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in Times Square, New York City. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005. The net book value of 1552 is approximately $22.0 million at September 30, 2005.

Sublease Agreement

The shared services agreement expired on October 29, 2005 and the Company terminated the agreement and entered into a more limited sub-lease agreement with NCIC. Under the new sublease the Company will rent on a month-to-month basis the NCIC office space currently used by the Company's accounting, legal and administrative personnel. The sublease rent is calculated as a per person monthly charge, based on a "turn key" office arrangement (computer, network, telephone and furniture supplied) for each person utilizing the NCIC facilities. The Company may increase or decrease the number of people needing such accommodations and the sublease rental payment will increase or decrease accordingly. Rent under the sublease agreement is $30,001 per month commencing, November 1, 2005. The sublease agreement has been approved by a majority of the independent board members of both the Company's board of directors and the board of directors of NCIC.

Trust Preferred Private Placement

On November 22, 2005 the Company completed a private placement of $40 million of trust preferred securities through its subsidiary, NorthStar Realty Finance Trust III. The proceeds were used to repay $32 million of short term debt and to fund new investments. These trust preferred

Northstar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Condensed Consolidated and Condensed Combined Financial Statements

(Unaudited)

securities have a 30-year term, ending January 30, 2036. They bear interest at a fixed rate of 7.81% for the first ten years, ending January 2016, whereupon the rate floats at three-month LIBOR plus 2.83%. These securities are redeemable at par beginning on January 30, 2011.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
NorthStar Realty Finance Corp.

We have audited the accompanying consolidated balance sheet of NorthStar Realty Finance Corp. and Subsidiaries ("the Company") and the combined balance sheet of NorthStar Realty Finance Corp. Predecessor, as defined in Note 1, as of December 31, 2004 and 2003, respectively, the related consolidated statements of operations, stockholders' equity and cash flows of NorthStar Realty Finance Corp. and Subsidiaries for the period from October 29, 2004 (commencement of operations) through December 31, 2004 and the related combined statement of operations, owners' equity and cash flows of NorthStar Realty Finance Corp. Predecessor for the period from January 1, 2004 through October 28, 2004 and for each of the two years in the period ended December 31, 2003. Our audits also included the financial statement Schedules II, III, and IV. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NorthStar Realty Finance Corp. and Subsidiaries and the combined financial position of NorthStar Realty Finance Corp. Predecessor at December 31, 2004 and 2003, respectively, the consolidated results of operations and cash flows of NorthStar Realty Finance Corp. and Subsidiaries for the period from October 29, 2004 (commencement of operations) through December 31, 2004, and the combined results of operations and cash flows of NorthStar Realty Finance Corp. Predecessor for the period from January 1, 2004 through October 28, 2004 and for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

New York, New York
March 30, 2005,
except for Note 22, as to which the date is
November 10, 2005

Northstar Realty Finance Corp. and Subsidiaries and
Northstar Realty Finance Corp. Predecessor
Consolidated and Combined Balance Sheets

	The Company (consolidated) December 31, 2004	The Predecessor (combined) December 31, 2003
Assets:
Cash and cash equivalents	$47,733,000	$1,013,000
Restricted cash	2,713,000	—
Debt securities held for trading	826,611,000	—
Operating real estate — net	43,544,000	—
Debt securities available for sale	37,692,000	9,187,000
CDO deposit and warehouse agreements	2,988,000	5,967,000
Collateral held by broker	24,831,000	—
Subordinate real estate debt investments	70,841,000	—
Investments in and advances to unconsolidated/uncombined ventures ..	5,363,000	15,537,000
Receivables, net of allowance of $1,000 in 2004	1,926,000	—
Unbilled Rents Receivable, net of allowance $4,137,000 in 2004	5,567,000	—
Due from affiliates	176,000	1,088,000
Deferred costs and intangible assets, net	4,233,000	—
Other assets	4,132,000	23,000
Total assets	$1,078,350,000	$32,815,000
Liabilities and Stockholders' and Owners' Equity:
Liabilities:
Mortgage notes payable	$40,557,000	$—
Credit Facility	27,821,000	—
Repurchase obligations	800,418,000	—
Securities sold, not yet purchased	24,114,000	—
Obligations under capital leases	3,303,000	—
Accounts payable and accrued expenses	5,603,000	322,000
Due to affiliates	250,000	—
Other liabilities	528,000	—
Total liabilities	902,594,000	322,000
Minority interest	32,447,000	—
Commitments and contingencies
Stockholders' and Owners' Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 21,249,736 and -0- shares issued and outstanding at December 31, 2004 and 2003, respectively	212,000	—
Additional paid-in capital	145,697,000	—
Retained earnings (deficit)	(2,439,000)	—
Accumulated other comprehensive income	(161,000)	—
Combined owners' equity	—	32,493,000
Total stockholders' and owners' equity	143,309,000	32,493,000
Total liabilities and stockholders' and owners' equity	$1,078,350,000	$32,815,000

See accompanying notes to the consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and
Northstar Realty Finance Corp. Predecessor
Consolidated and Combined Statements of Operations

	The Company (consolidated)	The Predecessor (combined)
	Period October 29, 2004 to December 31,	Period January 1, 2004 to October 28,	Years Ended December 31,
	2004	2004	2003	2002
Revenues and other income:
Rental and escalation income	$783,000	$—	$—	$—
Advisory and management fee income	38,000	185,000	64,000	—
Advisory and management fee income — related parties	665,000	2,437,000	1,026,000	8,000
Interest income	4,717,000	1,859,000	502,000	—
Total revenues	6,203,000	4,481,000	1,592,000	8,000
Expenses:
Real estate properties — operating expenses	251,000	—	—	—
Interest expense	3,352,000	285,000	—	—
Management fees — related parties	128,000	—	—	—
General and administrative:
Direct:
Salaries and other compensation	797,000	953,000	1,289,000	206,000
Shared services—related party	231,000	—	—	—
Equity based compensation	2,991,000	—	—	—
Insurance	148,000	—	—	—
Formation and organization costs	517,000	—	—	—
Other general and administrative	1,168,000	181,000	203,000	27,000
Allocated:
Salaries and other compensation	—	3,060,000	2,146,000	806,000
Insurance	—	318,000	252,000	10,000
Other general and administrative	—	925,000	1,098,000	135,000
Total general and administrative	5,852,000	5,437,000	4,988,000	1,184,000
Depreciation and amortization	272,000	—	—	—
Total expenses	9,855,000	5,722,000	4,988,000	1,184,000
Loss from operations	(3,652,000)	(1,241,000)	(3,396,000)	(1,176,000)
Equity in earnings of unconsolidated/uncombined ventures	83,000	1,520,000	2,048,000	1,369,000
Unrealized gain on investments and other	200,000	279,000	1,219,000	—
Realized gain on investments and other	293,000	636,000	1,866,000	—
Net income (loss) before minority interest	(3,076,000)	1,194,000	1,737,000	193,000
Minority interest	(632,000)	—	—	—
Net income (loss) from continuing operations	$(2,444,000)	1,194,000	1,737,000	193,000
Income from discontinued operations, net of minority interest	5,000	—	—	—
Net income (loss)	$(2,439,000)	$1,194,000	$1,737,000	$193,000
Other comprehensive (loss) income
Unrealized gain (loss) on debt securities available for sale	(161,000)	2,004,000	(55,000)	—
Comprehensive income (loss)	$(2,600,000)	$3,198,000	$1,682,000	$193,000
Net loss per share from continuing operations:
Basic	$(0.12)
Loss per share from discontinued operations	—
Net loss per share to common shareholders	$(0.12)
Weighted average number of shares of common stock:
Basic	20,868,865

See accompanying notes to the consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries
Consolidated Statement of Stockholders' Equity

	Shares of Common Stock	Common Stock at par	Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Retained Earnings	Total
Balance at October 29, 2004	—	—	—	—	—	—
Net proceeds from IPO of common stock	20,050,100	$200,000	$159,904,000	$—	$—	$160,104,000
Issuance of shares of common stock, net of expense (underwriter's over-allotment)	1,160,750	12,000	9,703,000	—	—	9,715,000
Adjustment to rebalance minority interests in operating partnership	—	—	(23,930,000)	—	—	(23,930,000)
Comprehensive loss — unrealized loss on debt securities available for sale	—	—	—	(161,000)	—	(161,000)
Issuance of restricted shares of common stock	38,886	—	—	—	—	—
Amortization of equity based compensation	—	—	20,000	—	—	20,000
Net loss	—	—	—	—	(2,439,000)	(2,439,000)
Balance at December 31, 2004	21,249,736	$212,000	$145,697,000	$(161,000)	$(2,439,000)	$143,309,000

See accompanying notes to the consolidated and combined financial statements.

Northstar Realty Finance Corp. Predecessor
Combined Statements of Owners' Equity

Balance January 1, 2002	$16,883,000
Contributions	15,093,000
Distributions	(7,807,000)
Allocated general and administrative expenses, net of fee income	942,000
Net income	193,000
Balance December 31, 2002	25,304,000
Contributions	5,431,000
Distributions	(2,834,000)
Allocated general and administrative expenses, net of fee income	2,910,000
Other comprehensive loss — unrealized loss on debt securities available for sale	(55,000)
Net income	1,737,000
Balance December 31, 2003	32,493,000
Contributions	9,392,000
Distributions	(6,853,000)
Other comprehensive income — unrealized gain on debt securities available for sale	2,004,000
Allocated general and administrative expenses, net of fee income	3,651,000
Net income	1,194,000
Balance October 28, 2004 (contribution to Operating Partnership)	$41,881,000

See accompanying notes to the consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and
Northstar Realty Finance Corp. Predecessor
Consolidated and Combined Statements of Cash Flows

	The Company (consolidated)	The Predecessor (combined)	The Predecessor (combined)	The Predecessor (combined)
	Period October 29, 2004 to December 31, 2004	Period January 1, 2004 to October 28, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Cash flows from operating activities:
Net income (loss)	$(2,439,000)	$1,194,000	$1,737,000	$193,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) of unconsolidated/uncombined ventures	(83,000)	(1,520,000)	(2,048,000)	(1,369,000)
Depreciation and amortization	411,000	—	—	—
Amortization of deferred financing costs	147,000	—	—	—
Minority interest	(632,000)	—	—	—
Equity based compensation	2,991,000	—	—	—
Unrealized gain on investments and other	(200,000)	(279,000)	(1,219,000)	—
Realized gain on sale of investments and other	(293,000)	(636,000)	—	—
Amortization of premium on securities held for trading	433,000	—	—	—
Amortization of bond discount	(28,000)	(55,000)	—	—
Allocated general and administrative expenses	—	4,302,000	3,496,000	950,000
Allocated advisory fee	—	(651,000)	(586,000)	(8,000)
Unbilled rents receivable	(91,000)	—	—	—
Other	(18,000)	—	—	—
Changes in assets and liabilities:
Restricted cash	234,000	—	—	—
Receivables	(1,575,000)	(187,000)	(16,000)	—
Debt securities held for trading	(826,814,000)	—	—	—
Deferred costs and intangible assets	(864,000)	—	—	—
Other assets	(3,753,000)	—	—	—
Due to affiliates	141,000	—	(397,000)	234,000
Accounts payable and accrued expenses	3,994,000	92,000	322,000	—
Other liabilities	(344,000)	180,000	—	—
Net cash provided by (used in) operating activities	(828,783,000)	2,440,000	1,289,000	—
Cash flows from investing activities:
Additions to operating real estate, net	(1,507,000)	—	—	—
Purchase of initial investments	(37,078,000)	—	—	—
Purchase of debt securities available for sale	—	(26,863,000)	(9,500,000)	—
CDO warehouse deposits	(2,500,000)	(3,034,000)	(10,766,000)	(5,000,000)
Subordinate real estate debt investments	(70,841,000)	—	—	—
Proceeds from CDO warehouse	—	9,500,000	10,000,000	—
Cash receipts from CDO issuer	—	884,000	1,275,000	—
Cash recorded on initial consolidation of ALGM	3,012,000	—	—	—
Contributions to unconsolidated/uncombined ventures	—	(1,048,000)	(3,673,000)	(2,205,000)
Distributions of capital from unconsolidated/uncombined ventures	882,000	1,364,000	2,834,000	7,800,000
Net cash (used in) provided by investing activities	(108,032,000)	(19,197,000)	(9,830,000)	595,000

See accompanying notes to the consolidated and combined financial statements.

Northstar Realty Finance Corp. and Subsidiaries and
Northstar Realty Finance Corp. Predecessor
Consolidated and Combined Statements of Cash Flows — (continued)

	The Company (consolidated) Period October 29, 2004 to December 31, 2004	The Predecessor (combined) Period January 1, 2004 to October 28, 2004	The Predecessor (combined) Year Ended December 31, 2003	The Predecessor (combined) Year Ended December 31, 2002
Cash flows from financing activities:
Proceeds from securities sold, not yet purchased	$11,377,000	$12,336,000	$—	$—
Collateral held by broker	(11,725,000)	(13,106,000)	—	—
Due from affiliates	2,134,000	(1,094,000)	6,957,000	(7,888,000)
Capital contributions by owners of the Predecessor	—	9,392,000	5,431,000	15,093,000
Mortgage principal repayments	(228,000)	—	—	—
Credit Facility	27,821,000	—	—	—
Repurchase obligation borrowings	1,253,557,000	17,694,000	—	—
Repurchase obligation repayments	(470,833,000)	—	—	—
Proceeds from IPO	190,447,000	—	—	—
Payment of offering costs	(20,627,000)	—	—	—
Distributions to owners of the Predecessor	—	(6,853,000)	(2,834,000)	(7,800,000)
Net cash provided by (used in) financing activities	981,923,000	18,369,000	9,554,000	(595,000)
Net increase in cash & cash equivalents	45,108,000	1,612,000	1,013,000	—
Cash & cash equivalents — beginning of period	2,625,000	1,013,000	—	—
Cash & cash equivalents — end of period	47,733,000	$2,625,000	$1,013,000	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,913,000	$130,000	—	—
Supplementary disclosure of non-cash investing and financing activities:
Consolidation of the accounts of ALGM I Owners LLC ("ALGM") as a result of purchasing controlling interest:
Investment in uncombined entities prior to consolidation:	$(10,578,000)	—	—	—
Operating real estate, net	43,855,000	—	—	—
Restricted cash	2,947,000	—	—	—
Receivables	217,000	—	—	—
Unbilled rents receivable	5,476,000	—	—	—
Deferred costs, net	2,195,000	—	—	—
Other assets	326,000	—	—	—
Mortgage loan	(40,785,000)	—	—	—
Obligations under capital leases	(3,292,000)	—	—	—
Accounts payable and accrued expenses	(1,081,000)	—	—	—
Other liabilities	(692,000)	—	—	—
Net cash received in purchase transaction(1)	1,412,000	—	—	—
Reclassification of Predecessor's equity to minority interest in connection with contribution of Initial Investments	$41,881,000	—	—	—

(1)	Represents ALGM cash consolidated of $3,012,000 less the purchase price of remaining equity in ALGM of $1,600,000.

See accompanying notes to the consolidated and combined financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
AS OF DECEMBER 31, 2004

Description	Balance at October 29, 2004	Charged to Costs and Expenses	Additions/ Charges to Other Accounts	Deductions	Balance at End of Period
For the Period October 29, 2004 through December 31, 2004
Provision for loan losses	$—	$—	$—	$—	$—
Allowance for doubtful accounts — SL(1)	4,050,000	87,000	—	—	4,137,000
Allowance for doubtful accounts(1)	5,000	(4,000)	—	—	1,000
	$4,055,000	$83,000	$—	$—	$4,138,000

Explanatory Notes:

(1)	See Note 2 to the Company's Consolidated Financial Statements.

F-62

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2004

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F	Column G	Column H	Column I
Description(1)	Encumbrances	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
1552 Broadway		$4,318,000	$17,261,000	$—	$—	$4,318,000	$17,261,000	$21,579,000	$2,502,000		Mar-99	Various
729 Seventh Avenue		3,279,000	13,107,000	—	—	3,279,000	13,107,000	16,386,000	1,899,000		Mar-99	Various
987 Eighth Avenue		—	2,645,000	—	—	—	2,645,000	2,645,000	727,000		Mar-99	Various
36 West 34 Street		—	4,410,000	—	7,000	—	4,417,000	4,417,000	391,000		Mar-99	Various
1372 Broadway(2)		—	462,000	—	—	—	462,000	462,000	367,000		Mar-99	Various
991 Third Avenue(2)		—	1,703,000	—	—	—	1,703,000	1,703,000	1,443,000		Mar-99	Various
27 West 34 Street(2)		—	3,760,000	—	—	—	3,760,000	3,760,000	1,982,000		Mar-99	Various
701 Seventh Avenue(2)		—	3,246,000	—	—	—	3,246,000	3,246,000	1,342,000		Mar-99	Various
		$7,597,000	$46,594,000	$—	$7,000	$7,597,000	$46,601,000	$54,198,000	$10,654,000

(1)	All properties are located in New York, NY

(2)	Represents a leasehold interest amortized over the life of the underlying lease.

The changes in real estate for the for the period October 29, 2004 through December 31, 2004, are as follows:

Balance at beginning of period	$54,191,000
Property acquisitions	—
Improvements	7,000
Retirements/disposals	—
Balance at end of period	$54,198,000

The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos and furniture and fixtures, for the period October 29, 2004 through December 31, 2004, are as follows:

Balance at beginning of period	$10,292,000
Depreciation for the period	362,000
Retirements/disposals	—
Balance at end of period	$10,654,000

F-63

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
SCHEDULE IV — LOANS AND OTHER LENDING INVESTMENTS
DECEMBER 31, 2004

Type of Loan/Borrowers	Description/ Locations	Interest Accrual Rates	Interest Payment Rates	Final Maturity Date	Periodic Payment Terms(1)		Prior Liens	Principal Amounts	Carrying Amount of Loans
Junior Participation Interest in First Mortgage Loan	New York Office Building	LIBOR plus 3.75%	LIBOR plus 3.75%	8/9/2006	I/O		—	$24,000,000	$24,000,000
Mezzanine Loan	Hotel Portfolio/Various	LIBOR plus 4.75%	LIBOR plus 4.75%	7/9/2006	I/O		—	$22,000,000	$22,000,000
Junior Participation Interest in First Mortgage Loan	Florida Residential Condominium Conversion	LIBOR plus 5.60%(2)	LIBOR plus 5.60%(2)	10/9/2006	P&I	(3)	—	$24,841,000	$24,841,000
Subtotal							—	$70,841,000	$70,841,000
Provision for losses							—	—	—
Total							$—	$70,841,000	$70,841,000

(1)	Interest only or I/O; Principal and Interest or P&I.

(2)	The interest rate on this loan decreases to LIBOR plus 4.40% upon certain repayments of principal by the borrower.

(3)	Principal payable from proceeds of condominium sales.

F-64

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements

1.    Formation and Organization

NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT"), which was formed in October 2003 in order to continue and expand the subordinate real estate debt, real estate securities and net lease businesses conducted by NorthStar Capital Investment Corp. ("NCIC"). Substantially all of the Company's assets are held by, and it conducts its operations through, NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and the operating partnership of the Company (the "Operating Partnership"). On October 29, 2004, the Company closed its initial public offering (the "IPO") pursuant to which it issued 20,000,000 shares of common stock, with proceeds to the Company of approximately $160.1 million, net of issuance costs of $19.9 million. On November 19, 2004, the Company issued an additional 1,160,750 shares of common stock pursuant to the exercise of the overallotment option by the underwriters of the IPO, with proceeds to the Company of $9.7 million, net of issuance costs of $0.7 million. In connection with the IPO, the Company also issued 50,000 shares of common stock, as partial compensation for underwriting services, to the lead underwriter of the IPO. In addition, 38,886 shares of restricted common stock were granted to the Company's non-employee directors. Simultaneously with the closing of the IPO on October 29, 2004, three majority-owned subsidiaries of NCIC (the "NCIC Contributing Subsidiaries") contributed certain controlling and non-controlling interests in entities through which NCIC conducted its subordinate real estate debt, real estate securities and net lease businesses (collectively the "Initial Investments") to the Operating Partnership in exchange for an aggregate of 4,705,915 units of limited partnership interest in the Operating Partnership (the "OP Units") and approximately $36.1 million in cash (the "Contribution Transactions") and an agreement to pay certain related transfer taxes on behalf of NCIC in the amount of approximately $1.0 million. From their inception through October 29, 2004, neither the Company nor the Operating Partnership had any operations.

The combination of the Initial Investments contributed to the Operating Partnership represents the predecessor of the Company (the "Predecessor"). The Company succeeded to the business of the Predecessor upon the consummation of the IPO and the contribution of the initial investments on October 29, 2004. The ultimate owners of the entities which comprise the Predecessor were NCIC and certain other persons who held minority ownership interests in such entities (collectively, the "Participants").

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

The following table lists the entities that comprise the Predecessor, the Predecessor's ownership and voting interests in and control of such entities and the accounting basis for the inclusion of such entities in the combined financial statements of the Predecessor.

Entity	Predecessor's Ownership and Voting Interest	Control	Predecessor Accounting Basis(1)	Ownership Interest Type
Real Estate Securities Business:
NS Advisors LLC ("NSA")	100%	Yes	Combined	Managing Member
NS CDO Holdings I, LLC	100%	Yes	Combined	Managing Member
NS CDO Holdings II, LLC	100%	Yes	Combined	Managing Member
Subordinate Real Estate Debt Business:
NorthStar Funding Managing Member LLC ("NFMM")	75%	Yes	Combined	Managing Member
NorthStar Funding Management LLC(2)	37.5%	No	Uncombined	Co-Managing Member
NorthStar Funding Investor Member LLC	100%	Yes	Combined	Managing Member
NorthStar Funding LLC (the "NSF Venture")	4.995%	No	Uncombined	Member
Net Lease Business: ALGM I Owners LLC ("ALGM")	97.50%	No	Uncombined	Member

(1)	The uncombined equity interests are held either directly or indirectly by the Predecessor and are accounted for under the equity method as further described in Note 2.

(2)	Owns 0.01% of NorthStar Funding LLC, the joint venture through which NCIC conducted its subordinate real estate debt business.

Prior to October 29, 2004, the Company and the Operating Partnership were majority-owned and controlled subsidiaries of NCIC and therefore the contribution of the Initial Investments by the NCIC Contributing Subsidiaries to the Operating Partnership for cash and OP Units was accounted for at NCIC's historical cost basis as reflected in the accompanying combined financial statements of the Predecessor, with the exception of certain minority interests.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

A summary of the Contribution Transactions and the accounting treatment by the Company for the minority interests in the Operating Partnership on consummation of the Contribution Transactions is as follows:

	Percentage Ownership Contributed by the Participants(d)	Percentage Ownership of Controlled Subsidiaries Owned by Third Parties and Participating in the Contribution Transactions		Percentage of Contributed Subsidiaries Acquired from Employee Prior to the Contribution Transactions		Basis at which Participants/ Employees Interest were Contributed
Real Estate Securities Business:
NSA	100%	23	%(a)	—	%(b)	Fair Value
NS CDO I Holding, LLC	100%	23	%(a)			Fair Value
NS CDO II Holding, LLC	100%	23	%(a)			Fair Value
Subordinate Real Estate Debt Business:
NFMM	100%	0	%(c)	25	%(c)	Fair Value
NorthStar Funding Investor Member LLC	100%	0%				N/A
Net Lease Business:
ALGM	97.50%	0%				N/A

(a)	Represents minority interest in Presidio Capital Investment Company LLC, a majority-owned and controlled subsidiary of NorthStar Partnership, L.P. ("NPLP") which directly owned and controlled the real estate securities business of NCIC.

(b)	An employee of NCIC held a 15% profit sharing right in NSA, which was acquired by an NCIC majority-owned and controlled subsidiary immediately prior to the Contribution Transactions. This profit sharing right was a compensation arrangement and does not represent legal ownership, or a minority interest.

(c)	A 25% profits interest in NFMM was held by two employees of NCIC and was acquired by an NCIC majority-owned and controlled subsidiary immediately prior to the Contribution Transactions.

(d)	NPLP has a minority ownership interest of approximately 26.7%. However, such interest did not directly participate in the Contribution Transactions with the NCIC Contributing Subsidiaries, the Company and the Operating Partnership. Accordingly, such minority interest, together with all of the interests of NCIC Contributing Subsidiaries, were contributed to the Operating Partnership on a historical cost basis, except as described above.

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated and combined financial statements of the Company and the Predecessor, respectively, are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation and Combination

The Company

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

The Predecessor

The combined and uncombined interests in entities contributed to the Operating Partnership have been aggregated to form the Predecessor. The interests in entities contributed to the Operating Partnership, which were controlled by NCIC, are reflected in the Predecessor on a combined basis. All intercompany accounts have been eliminated in combination.

In December 2003, the Financial Accounting Standards Board ("FASB") issued interpretation No 46R ("FIN 46R") "Consolidation of Variable Interest Entities" to replace Interpretation No 46 ("FIN 46"), which was issued in January 2003. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) has not been capitalized with sufficient financial resources for the entity to support its activities or (b) has equity investors with disproportionate rights and substantially all of the entity's activities are conducted on behalf of an investor with disproportionately few voting rights. FIN 46R requires a variable interest entity to be consolidated by the primary beneficiary, which is the entity subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. The Company and the Predecessor have adopted FIN 46R and analyzed the applicability of this interpretation. The Company and the Predecessor have interests in two variable interest entities, however neither the Company nor the Predecessor are the primary beneficiary and in accordance with FIN 46R have not consolidated the variable interest entities. See Note 5 for a description of the variable interest entities.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates.

Operating Real Estate

Operating real estate is carried at historical cost less accumulated depreciation and any write-downs for impairment.

Buildings are being depreciated by the straight-line method over 39 years. Leasehold interests and leasehold improvements are being depreciated by the straight-line method over the term of the respective master leases, which range from approximately 1 to 25 years.

The Company is the lessee of two retail locations under capital leases expiring in 2029 and 2072, respectively. The assets and liabilities under capital leases are recorded at the present value of the future minimum lease payments. The assets are being depreciated by the straight-line method over the shorter of their related lease terms or their estimated useful lives of 40 years.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Upon determination that an impairment exists, the related asset is written down to its estimated fair value. No impairment reserves have been recorded in the accompanying consolidated financial statements.

Investments in and Advances to Unconsolidated/Uncombined Ventures

The Company and the Predecessor have various investments in unconsolidated/uncombined ventures. In circumstances where the Company and the Predecessor have a non-controlling interest but are deemed to be able to exert influence over the affairs of the enterprise (generally, holding above 3% of the total equity of the venture), the Company and the Predecessor utilize the equity method of accounting. Under the equity method of accounting, the initial investment each period is increased for additional capital contributions and a proportionate share of the entity's earnings and decreased for cash distributions and a proportionate share of the entity's losses.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

Management periodically reviews its investments for impairment based on projected cash flows from the venture over the holding period. When any impairment is identified, the investments are written down to recoverable amounts.

Debt Securities Available for Sale

The Company and the Predecessor have designated their investments in CDO I and CDO II (described in Note 5) as available for sale securities as they meet the definition of a debt instrument due to their redemption provisions. Debt securities available for sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss) in stockholders' equity. The Company's investments in CDO I and CDO II are relatively illiquid, and their value must be estimated by management. Fair value is based primarily upon broker quotes or management's estimates. These estimated values are subject to significant variability based on market conditions, such as interest rates and current spreads. Changes in the valuations do not affect either the Company's or the Predecessor's reported income or cash flows, but impact stockholders' equity and owners' equity, respectively.

Management must also assess whether unrealized losses on securities reflect a decline in value which is other than temporary, and, accordingly, write the impaired securities down through earnings to their fair values. Significant judgment of management is required in this analysis, which includes, but is not limited to, making assumptions regarding the collectibility of the principal and interest, net of related expenses, on the underlying loans.

Pursuant to Emerging Issues Task Force ("EITF") 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," the Company and the Predecessor (prior to the IPO) recognize interest income from its purchased beneficial interests in securitized financial interests on an estimated effective yield to maturity basis. Accordingly, on a quarterly basis, the Company calculates a revised yield on the current amortized cost of the investment and a current estimate of cash flows based upon actual and estimated prepayment and credit loss experience. The revised yield is then applied prospectively to recognize interest income.

Debt Securities Held-for-Trading

The Company has designated certain securities as assets held-for-trading because the Company intends to hold them for short periods of time. Securities held-for-trading are carried at estimated fair value with net unrealized gains or losses included in the consolidated statement of operations.

Subordinate Real Estate Debt Investments

Investments in unsecuritized loans, either direct or participating interests, are recorded at their purchased cost. Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method.

Interest income from the Company's unsecuritized loan investments is recognized on an accrual basis over the life of the investment using the effective interest method. Additional interest to be collected at payoff is recognized over the term of the loan as an adjustment to yield.

Allowances for loan investment losses are established based upon a periodic review of the loan investments. Income recognition is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the suspended loan becomes contractually current and performance is demonstrated to be resumed. In performing this review, management considers the estimated net recoverable value of the loan as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the loan investments may differ materially from the carrying value at the balance sheet date.

The Company defers costs incurred related to the acquisition or underwriting of loan investments, as well as an origination fees received. The net balance of costs/fees is amortized using the effective interest method over the life of the related unsecuritized loan investment. The amortization is reflected as a component of interest income. As of December 31, 2004, the Company has recorded deferred loan origination fees and deferred acquisition costs of ($347,000) and $75,000, respectively, which are included net in other liabilities in the consolidated balance sheet.

Cash and Cash Equivalents

The Company and the Predecessor consider all highly liquid investments that have remaining maturity dates of three months or less when purchased to be cash equivalents. Cash, including amounts restricted, exceeded the Federal Deposit Insurance Corporation deposit insurance limit of $100,000 per institution at December 31, 2004. The Company and the Predecessor mitigate their risk by placing cash and cash equivalents and restricted cash with high quality financial institutions.

Restricted Cash

Restricted cash consists of escrows for taxes, insurance, leasing costs, capital expenditures, tenant security deposits and payments required under certain leases.

Deferred Costs and Intangible Assets, Net

Deferred lease costs consist of fees incurred to initiate and renew operating leases. Lease costs are being amortized by the straight-line method over the terms of the respective leases.

Financing costs represent commitment fees, legal and other third party costs associated with obtaining financing. These costs are amortized over the term of the financing. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period the financing transaction was terminated.

The Company has recorded purchased intangible assets related to the acquisition of minority interests in NFMM and NSA, which are being amortized over the life of the revenue stream giving rise to the valuation of these interests, 3.2 and 7.7 years, respectively. See Note 9.

Short Sales

The Company may sell securities that it does not own ("short sales"). Short sales are typically entered into by the Company as a hedge to offset a future liability or changes in the market value of an asset resulting from changes in interest rates. To complete a short sale, the Company will arrange through a broker to borrow the securities to be delivered to the buyer. The proceeds received by the Company from the short sale are retained by the broker until the Company replaces the borrowed securities. In borrowing the securities to be delivered to the buyer, the Company becomes obligated to replace the securities borrowed at their market price at the time of the replacement, whatever that price may be. A gain, limited to the price at which the Company sold the security short, or a loss, unlimited as to dollar amount, will be realized upon the termination of a short sale if the market price is less than or greater than the proceeds originally received. The Company's liability under the short sales is recorded at fair value, which is the market price of the security to be acquired to effect repayment. Unrealized gains or losses on such short sale obligations are included in unrealized loss on investments in the consolidated statement of operations. The Company is exposed to credit loss in the

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

event of nonperformance by the broker that holds a deposit as collateral for securities borrowed. However, the Company does not anticipate nonperformance by the broker. The Company has $24.1 million in short sales which are recorded in securities sold not yet purchased on the consolidated balance sheet at December 31, 2004.

Minority Interest

Minority interest represents the aggregate limited partnership interests or OP Units in the Operating Partnership held by limited partners (the "'Unit Holders"). Income allocated to the minority interest is based on the Unit Holders ownership percentage of the Operating Partnership. The ownership percentage is determined by dividing the numbers of OP Units held by the Unit Holders by the total OP Units outstanding. The issuance of additional shares of beneficial interest (the "Common" Shares" or "Share") or OP Units changes the percentage ownership of both the Unit Holders and the Company. Since a unit is generally redeemable for cash or Shares at the option of the Company, it is deemed to be equivalent to a Share. Therefore, such transactions are treated as capital transactions and result in an allocation between shareholders' equity and minority interest in the accompanying consolidated balance sheet to account for the change in the ownership of the underlying equity in the Operating Partnership.

Minority interest at December 31, 2004 represents 18.2% of all vested Unit Holders. In conjunction with the formation of the Company, certain persons and entities contributing ownership interests in the Predecessor to the Operating Partnership received OP Units. Upon consummation of the IPO, 19.0% of the carrying value of the net assets of the Operating Partnership was allocated to minority interest. As a result of the exercise of the underwriters' over-allotment option of 1,160,750 shares on November 19, 2004, the minority interests were reduced to 18.2%.

Under their respective contribution agreements, NCIC and affiliates directly and/or indirectly received 4,705,915 OP Units.

Underwriting Commissions and Costs

Underwriting commissions and costs incurred in connection with the Company's IPO are reflected as a reduction of additional paid-in-capital.

Revenue Recognition

Rental income from leases is recognized on a straight-line basis over the noncancelable term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable in the accompanying consolidated balance sheet.

Tenant reimbursement income is recognized in the period in which the related expense is incurred. Rental revenue, which is based upon a percentage of the sales recorded by the Company's tenants is recognized in the period such sales were earned by the respective tenants.

The Company provides an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rent and other payments as due. Additionally, the Company establishes, on a current basis, an allowance for future tenant credit losses on billed and unbilled rents receivable based upon an evaluation of the collectibility of such amounts.

Interest income from debt securities available for sale and held for trading is recognized on the accrual basis of accounting over the life of the investment on a yield-to-maturity basis.

Advisory fee income from both third parties and affiliates are recognized on the accrual basis as services are rendered and the fee income is contractually earned in accordance with the respective agreements. Fees from affiliated ventures accounted for under the equity method, such as from the NSF Venture, are partially eliminated against the related equity in earnings in such affiliated ventures to the extent of the Company's ownership.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

The Company earns incentive income related to the performance of the NSF Venture through NFMM, who, as the managing member of the NSF Venture, is entitled to a promoted interest (i.e., the distribution of a disproportionate allocation of cash flow) after other members have obtained a specified return threshold and return of capital. The Company follows Method 1 of Emerging Issues Task Force ("EITF") Topic D-96 for recording such incentive income. Under Method 1 of EITF Topic D-96, no incentive income is recorded until all contingencies have been eliminated. Incentive income distributions received by NFMM, which are subject to refund to the NSF Venture if certain return thresholds are not met, are recorded as unearned income (a liability) on the consolidated balance sheet. In 2004, the Predecessor and Company, through NFMM, received incentive income distributions from the NSF Venture in the amount of approximately $180,000 and $47,000 in the periods January 1, 2004 through October 28, 2004 and October 29, 2004 through December 31, 2004, respectively, which are included in Other liabilities in the accompanying consolidated balance sheet. The Predecessor received no such distributions in 2003 or 2002.

Rent Expense

Rent expense, which is included in real estate properties operating expenses in the consolidated statement of operations, is recorded on a straight-line basis over the term of the respective leases. The excess of rent expense incurred on a straight-line basis over rent expense, as it becomes payable according to the terms of the lease, is recorded as rent payable and is included in other liabilities in the consolidated balance sheet at December 31, 2004.

Risks and Uncertainties

In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company's securities, loans, leases, and derivatives that result from a borrower's, lessee's or derivative counterparty's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities, loans and real estate, or in derivatives, such as the CDO Deposit and Warehouse Agreement (described in Note 4) and the Company's investment in the CDO Issuers, due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying loans and securities and the valuation of real estate held by the Company. Management believes that the carrying values of its investments are fairly stated, taking into consideration these risks along with estimated collateral values, payment histories and other market information.

Income Taxes

The Company will elect to be treated as a REIT under Internal Revenue Code Sections 856 through 859 and intends to remain so qualified. As a REIT, the Company generally is not subject to Federal income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, Federal income and excise taxes may be due on its undistributed taxable income.

Pursuant to amendments to the Code that became effective January 1, 2001, the Company has elected or may elect to treat certain of its existing or newly created corporate subsidiaries as taxable REIT subsidiaries (each a "TRS"). In general, a TRS of the Company may perform non-customary services for tenants of the Company, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is generally subject to regular corporate income tax. However, the Company has established its TRS in a jurisdiction for which no taxes are assessed on corporate earnings.

The Predecessor's combined entities were limited liability companies and as such, the income of such entities was reportable in the income tax returns of the members. Accordingly, no income tax provision is recorded in the accompanying combined financial statements of the Predecessor.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

Derivatives and Hedging Activities

The Company accounts for its derivatives and hedging activities in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the Company to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments of each period will affect the consolidated financial statements of the Company differently depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge or a fair value hedge.

Generally, all derivatives entered into by the Company are intended to qualify as hedges under accounting principals generally accepted in the United States, unless specifically stated otherwise. Toward this end, the terms of hedges are matched closely to the terms of hedged items.

With respect to derivative instruments that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such derivatives are recognized currently in income. The Company's CDO Deposit and Warehouse Agreements have been designated as non-hedge derivatives.

The Company's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored.

Comprehensive Income

Comprehensive income or (loss) is recorded in accordance with the provisions of SFAS No. 130, "Reporting Comprehensive income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income (loss), is comprised of net income, as presented in the consolidated statements of operations, adjusted for changes in unrealized gains or losses on debt securities available for sale and changes in the fair value of derivative financial instruments accounted for as cash flow hedges.

Stock Based Compensation

The Company has adopted the fair value method of accounting prescribed in SFAS No. 123 "Accounting for Stock Based Compensation" ("SFAS 123") (as amended by SFAS No. 148) for its equity based compensation awards. SFAS 123 requires an estimate of the fair value of the equity award at the time of grant rather than the intrinsic value method. All fixed equity based awards to employees and directors, which have no vesting conditions other than time of service, will be amortized to compensation expense over the award's vesting period based on the fair value of the award at the date of grant.

In December 2004, FASB issued SFAS No. 123R, "Share-Based Payments." This statement is a revision to SFAS 123, and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide services, the requisite service period (usually the vesting period), in exchange for the award. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company will adopt SFAS No. 123R during the year ended December 31, 2005. The Company does not believe that the adoption of this statement will have a material impact on the Company's consolidated financial statements.

Earnings Per Share

The Company's basic earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. For purposes of calculating earnings per share, the Company considered all unvested restricted stock which participate in the dividends of the Company to be outstanding. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock, where such exercise or conversion would result in a lower EPS amount.

This also includes units of limited partnership interest in the Operating Partnership. The dilutive effects of units of limited partnership interest and their equivalents are computed using the "treasury stock" method. For the period of October 29, 2004 through December 31, 2004, the Company did not present diluted EPS as a result of a net loss available to common share holders for the period.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.    Operating Real Estate

At December 31, 2004, the New York property portfolio consists of two fee and six leasehold interests in retail and commercial properties in the Times Square and midtown Manhattan area of New York City (the "ALGM Properties"). Two of these properties are recorded as capital leases. Two additional leasehold interests were held for a portion of 2003 until the expiration of their lease terms. The Company leases and subleases space in its properties to various retail and commercial third party tenants.

Operating real estate at December 31, 2004 is summarized as follows (in thousands):

	Total	Fee Owned	Leasehold Interests	Capital Leases
Land	$7,597	$7,597	$—	$—
Buildings	33,396	30,368	—	3,028
Leasehold interests	12,518	—	12,518	—
Improvements	687	—	143	544
	54,198	37,965	12,661	3,572
Less accumulated depreciation	10,654	4,401	5,133	1,120
Operating real estate, net	$43,544	$33,564	$7,528	$2,452

During 2003 and until the IPO in 2004, the Predecessor's interest in ALGM was uncombined. With the proceeds of the IPO, the Company acquired the managing members' interest in ALGM and thereafter, as a wholly owned subsidiary, was consolidated by the Company. The excess of the purchase price over the book value of equity acquired was allocated to the assets of ALGM as a step up in basis based on the relative fair value of the assets. Depreciation expense was $362,000 for the period October 29, 2004 through December 31, 2004.

4.    CDO Deposit and Warehouse Agreement

In September 2004, the Predecessor entered into a warehouse arrangement with a major commercial bank whereby the bank has agreed to purchase up to $400 million of CMBS and other

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Notes to Consolidated and Combined Financial Statements (Continued)

real estate debt securities under the Predecessor's direction, with the expectation of selling such securities to the Predecessor's third CDO issuer ("CDO III"). The Predecessor was required to pledge up to $10 million as security for the purpose of covering a portion of any losses or costs associated with the accumulation of these securities under the warehouse agreement. This security was in the form of a pledge of the Predecessor's preferred shares of CDO I for acquisitions of securities up to $150 million and cash deposits of up to $5.7 million to cover the accumulation of securities from $150 million to the maximum of $400 million. In November 2004, the Company made a $2.5 million cash deposit as required under this warehouse agreement. The bank has accumulated approximately $226 million of real estate securities under the terms of the warehouse agreement as of December 31, 2004. The CDO III warehouse agreement also provides for the Predecessor's and the Company's notional participation in the income that the assets generate after deducting a notional debt cost. An unrealized gain on the warehouse agreement for CDO III of $0.3 million was recognized for the period January 1, 2004 through October 28, 2004 by the Predecessor and $0.2 million was recognized for the period October 29, 2004 to December 31, 2004, by the Company, which is shown in the combined and consolidated statements of operations.

In January 2005, the pledge of the Company's approximately 83% equity interest in CDO I was replaced with an additional cash deposit of $15.0 million, for a total cash deposit of $17.5 million, which represented the purchase price for the $23 million face amount of unrated Class E Subordinate Income Notes of CDO III which the Company acquired at the closing on March 10, 2005. The Company also purchased the BB-rated Class D Notes, with a face amount of $16.0 million, for $14.1 million. The Company partially financed the acquisition of the Class D Notes with a $9.1 million advance from its DBAG Facility, defined herein.

5.    Debt Securities Available for Sale

CDO I

On August 21, 2003, the first CDO Offering was completed by the Predecessor through its majority-owned subsidiaries, N-Star Real Estate CDO I Ltd. and N-Star Real Estate CDO I Corp., the issuer and co-issuer, respectively (collectively "CDO I"). CDO I purchased all of the securities accumulated under the CDO Deposit and Warehouse Agreement and financed the purchase through the issuance of collateralized debt obligations and the issuance of certain equity securities. The Predecessor, through NS CDO Holdings I LLC, acquired 15,833 preferred shares of CDO I with a liquidation preference of $15.8 million for $10 million. These preferred shares represent 83.33% of the preferred equity of CDO I. Unlike the other participants in CDO I, who are debt holders, the Predecessor and the other preferred equity holders have residual interests in the net cash flow of CDO I, and therefore bear the first risk of loss. Based on an analysis of the Predecessor's interest in CDO I as a variable interest entity under FIN 46R, management considered the impact of all cash flows from the Predecessor's equity interest in CDO I and all collateral management fees to be received by the Predecessor from CDO I. The Predecessor's variable interest in these cash flows was compared to the other variable interests, including the minority preferred equity holder, the swap counterparty, the senior classes of CDO debt and the Class D CDO debt. Based on management's analysis, no single variable interest holder absorbs a majority of the expected losses or is entitled to a majority of the expected residual returns. Accordingly, CDO I's financial statements were not consolidated into the Company's financial statements as of December 31, 2004 or the Predecessor's financial statements as of December 31, 2003 because neither the Company nor the Predecessor is the primary beneficiary. The Company's and the Predecessor's interest in CDO I is accounted for as a debt security available for sale pursuant to EITF 99-20. The Predecessor has recorded an unrealized gain of approximately $2.0 million for the period of January 1, 2004 through October 28, 2004 and the Company recognized an unrealized loss of $0.1 million for the period of October 29, 2004 through December 31, 2004, which was recorded as a component of other comprehensive income in owners' equity and stockholders' equity, respectively. The Company's potential loss in CDO I is limited to its

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Notes to Consolidated and Combined Financial Statements (Continued)

investment in CDO I of approximately $10.4 million, which is included in the Company's consolidated balance sheet at December 31, 2004.

The following is a summary of the real estate securities, which are held by CDO I at December 31, 2004 (dollars in thousands):

				Weighted Average
	Principal	Percentage of Principal	Carrying Value	Rating	Coupon	Term (Years)
CMBS	$227,363	63%	$237,069	BBB–	6.53%	6.92
Unsecured REIT Debt	115,520	33%	124,041	BBB/BBB–	6.49%	7.43
Real Estate CDO	18,000	4%	18,899	BBB/BBB–	7.75%	8.02
Total	$360,883	100.00%	$380,009	BBB–	6.58%	7.14

The following table lists the CDO bonds payable for CDO I at December 31, 2004 (dollars in thousands):

Class	Original Note Balance	Principal Repayments	Unamortized Bond Discount	Carrying Value At 12/31/04	Note Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$250,000	$(41,327)	—	$208,673	LIBOR + 0.42%	8/1/2038	Aaa/AAA/AAA
A-2A	45,000	—	—	45,000	LIBOR + 0.95%	8/1/2038	Aa2/AAA/AAA
A-2B	15,000	—	—	15,000	5.68%	8/1/2038	Aa2/AAA/AAA
B-1	15,000	—	—	15,000	LIBOR + 1.675%	8/1/2038	NR/A/A
B-2	10,000	—	—	10,000	LIBOR + 1.80%	8/1/2038	A3/A–/A–
C-1A	5,000	—	—	5,000	LIBOR + 3.00%	8/1/2038	Baa3/BBB+/BBB+
C-1B	5,000	—	—	5,000	7.70%	8/1/2038	Baa3/BBB+/BBB+
C-2	24,000	—	$(2,189)	21,811	7.01%	8/1/2038	NR/BBB/BBB
D-1A	10,000	—	(1,879)	8,121	LIBOR + 2.30%	8/1/2038	NR/BB+/BB+
D-1B	4,000	—	(749)	3,251	7.01%	8/1/2038	NR/BB+/BB+
	$383,000	$(41,327)	$(4,817)	$336,856

The weighted average interest rate for the CDO bonds payable was 3.61% at December 31, 2004.

CDO II

In July 2004, the Predecessor completed its second CDO issuance through a majority-owned subsidiary, NS CDO II, Ltd., the issuer of the CDO ("CDO II"). CDO II acquired approximately $400 million of securities accumulated by a major commercial bank under the CDO II warehouse agreement and financed the purchase through the issuance of collateralized debt securities and unrated income notes. The Predecessor purchased $35.0 million of subordinated securities of this CDO issuance at a price of $27.4 million. This investment was recorded at $27.5 million as it includes the rollover of the Predecessor's share of the unrealized gains on the warehouse agreement accumulated during the warehouse period. These securities consist of the "BB" rated junior classes of debt securities and the unrated income notes, which effectively represent the residual interest in CDO II. The warehouse facility was terminated upon closing of CDO II in July 2004. The Predecessor's deposit was applied to the purchase price, $17.4 million was borrowed under a short-term facility with the warehouse bank and the balance of the purchase price was paid from working capital and an additional capital contribution by NSA. The Predecessor has recorded an unrealized loss of approximately $0.2 million for the period of January 1, 2004 through October 28, 2004 and the Company has recorded an unrealized gain of $0.1 million for the period of October 29, 2004 through December 31, 2004, related to the change in the fair value of CDO II's residual equity and the BB notes, which has been recorded as a component of other comprehensive income in owners equity and stockholders' equity, respectively.

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Notes to Consolidated and Combined Financial Statements (Continued)

Based on an analysis of the Predecessor's interest in CDO II as a variable interest entity under FIN 46R, management considered the impact of all cash flows from the Predecessor's equity interest in CDO II, the BB notes, and all collateral management fees to be received by the Predecessor from CDO II. The Predecessor's variable interest in these cash flows was compared to the other variable interests including the unrated income note holder, the swap counterparty, the senior classes of CDO debt and the Class D CDO debt. Based on management's analysis, no single variable interest holder absorbs a majority of the expected losses or is entitled to a majority of the expected residual returns. Accordingly, CDO II's financial statements were not consolidated into either the Predecessor's or the Company's financial statements as of December 31, 2004 and 2003, because neither the Predecessor nor the Company is the primary beneficiary. The Predecessor's and the Company's investment in the unrated income notes of CDO II is accounted for as a debt security available for sale pursuant to EITF 99-20. The Company's potential loss in CDO II is limited to its investment in CDO II of approximately $27.3 million, which is included in the consolidated balance sheet at December 31, 2004.

The following is a summary of the real estate securities, which are held by CDO II at December 31, 2004 (dollars in thousands):

				Weighted Average
	Principal	% of Principal	Carrying Value	Rating	Coupon	Term (Years)
CMBS	$284,029	72%	$286,587	BBB	6.39%	7.61
Unsecured REIT Debt	94,615	23%	93,008	BBB-	5.32%	8.40
Real Estate CDO	20,388	5%	21,013	BBB–	5.74%	9.31
Total	$399,032	100%	$400,608	BBB/BBB–	6.11%	7.88

The following table lists the CDO bonds payable for CDO II at December 31, 2004 (dollars in thousands):

Class	Original Note Balance	Principal Repayment	Unamortized Bond Discount	Carrying Value At 12/31/04	Note Rate	Stated Maturity Date	Ratings (Moody's/ S&P/Fitch)
A-1	$236,000	$(2,863)	—	$233,137	LIBOR + 0.35%	6/1/2039	Aaa/AAA/AAA
A-2A	42,000	—	—	42,000	LIBOR + 0.55%	6/1/2039	NR/AAA/AAA
A-2B	15,000	—	—	15,000	5.55%	6/1/2039	NR/AAA/AAA
B-1	12,000	—	—	12,000	LIBOR + 0.8%	6/1/2039	A2/A/A
B-2	14,000	—	—	14,000	LIBOR + 1.05%	6/1/2039	A3/A–/A–
C-1	24,000	—	$(122)	23,878	LIBOR + 2.00%	6/1/2039	Baa3/BBB+/BBB+
C-2a	6,000	—	—	6,000	LIBOR + 2.35%	6/1/2039	NR/BBB/BBB
C-2b	16,000	—	(982)	15,018	6.591%	6/1/2039	NR/BBB/BBB
D	15,000	—	(2,578)	12,422	6.820%	6/1/2039	NR/BB/BB
	$380,000	$(2,863)	$(3,682)	$373,455

The weighted average interest rate for the CDO bonds payable was 3.40% at December 31, 2004.

6.    Debt Securities Held-for-Trading

Subsequent to the IPO in October 2004, the Company made temporary investments in $1.31 billion of primarily AAA-rated, short-term, floating rate securities, which are backed by commercial or residential mortgage loans. These investments were financed through repurchase agreements with Citigroup Global Markets, Inc. and Greenwich Capital Markets, Inc. whereby the Company borrowed approximately $1.25 billion and funded the remaining balance of approximately $55 million in cash. The repurchase obligations generally mature and reinvest every thirty days with an interest rate of LIBOR plus 0.13% to 0.65% with a weighted average aggregate interest rate of 2.367% at December

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Notes to Consolidated and Combined Financial Statements (Continued)

31, 2004. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets. In December 2004, the Company sold $432.1 million of these temporary investments and repaid the associated repurchase obligations, recognizing a gain on the sale of approximately $0.3 million.

As of December 31, 2004, the Company's debt securities held for trading had a market value of $826.6 million and the remaining obligations under the related repurchase agreements amounted to $790.2 million. Two issuers of these debt securities represent 11% and 19%, respectively, of the total market value of the debt securities held for trading at December 31, 2004. For the period October 29, 2004 through December 31, 2004, the Company recorded an unrealized loss related to the change in fair value of these securities of $0.1 million, interest income of $3.1 million and interest expense in the amount of $3.0 million, related to the repurchase obligations.

The Company's temporary investment strategy was designed to generate sufficient qualifying income during the two-month period before the Company's December 31, 2004 fiscal year-end so that the Company would be able to meet all of the REIT compliance requirements in advance of deploying capital pursuant to the Company's long-term business plan. From January 1, 2005 through March 25, 2005, the Company sold $465.8 million of these temporary investments and repaid $442.5 million of the associated repurchase agreements. The Company expects to liquidate the balance of the portfolio as funding is required for new long term investments.

7.    Subordinate Real Estate Debt Investments

At December 31, 2004, the Company's investments in subordinate real estate debt investments are as follows (dollars in thousands):

Loan Name/Collateral	Loan Type	Principal Amount	Initial Maturity	Extension Options	Interest Rate Index and Spread	December 31, 2004 Interest Rate
New York Office Building	Junior Participation Interest in First Mortgage Loan	$24,000	8/9/2006	Three 1-year	LIBOR plus 3.75%	6.17%
Hotel Portfolio	Mezzanine Loan	22,000	7/9/2006	Three 1-year	LIBOR plus 4.75%	7.17%
Residential Condominium Conversion	Junior Participation Interest in First Mortgage Loan	24,841	10/9/2006	One 1-year for 0.25% fee	LIBOR plus 5.60%	8.03%
Total		$70,841

As of December 31, 2004, all loans were performing in accordance with the terms of the loan agreements.

8.    Investments in and Advances to Unconsolidated/Uncombined Ventures

The Company and Predecessor has a non-controlling, unconsolidated/uncombined ownership interest in entities that are accounted for using the equity method. Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated percentage interests, if any, in such entities as a result of preferred returns and allocation formulas as described in such agreements.

ALGM:

The Predecessor owned a 97.5% non-controlling interest in ALGM at December 31, 2003. ALGM owns leasehold interests in eight net leased retail properties and fee simple interests in two retail/office properties. Prior to the contribution of the Initial Investments, the Predecessor accounted

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Notes to Consolidated and Combined Financial Statements (Continued)

for its investment in ALGM under the equity method of accounting. At December 31, 2003, the Predecessor had an investment of approximately $9.8 million.

Concurrently with the contribution of the Initial Investments to the Operating Partnership and the IPO, the Company purchased the remaining 2.5% managing equity interest, which is also entitled to a special allocation of profits in ALGM, from ALGM I LLC, a related party, with $1.6 million of the proceeds of the IPO. As of October 29, 2004 ALGM is a wholly-owned subsidiary and accordingly has been consolidated in the Company's financial statements.

NSF Venture:

The NSF Venture was formed to acquire and originate subordinate debt instruments on real estate assets. The NSF Venture was determined to be a variable interest entity pursuant to FIN 46R. Neither the Predecessor nor the Company was determined to be the primary beneficiary. Accordingly, the NSF Venture is not consolidated into the Company's or Predecessor's financial statements and is accounted for under the equity method.

At December 31, 2004, the Company has an investment of approximately $5.4 million, which is included in investments in and advances to unconsolidated/uncombined ventures in the accompanying consolidated balance sheet. At December 31, 2003, the Predecessor had an investment of approximately $5.7 million. Through December 31, 2004, the NSF Venture has invested approximately $135.2 million of its total committed equity capital of $200 million, $6.8 million of which was funded by the Predecessor.

Reconciliation between the operating data for all unconsolidated/uncombined ventures and equity in earnings is as follows :

	The Company	The Predecessor
	For the period ended		For the year ended
	October 29, 2004 - December 31, 2004	January 1, 2004 - October 28, 2004	2003	2002
Net income	$2,136,000	$11,515,000	$7,854,000	$1,575,000
Other partners' share of income	(2,063,000)	(10,032,000)	(5,832,000)	(196,000)
Elimination entries	10,000	44,000	35,000	—
Step up costs	—	(7,000)	(9,000)	(10,000)
Earnings from unconsolidated/ uncombined ventures	$83,000	$1,520,000	$2,048,000	$1,369,000

Reconciliation between the Company's investment in unconsolidated entities as of December 31, 2004 and Predecessor's investments in uncombined entities as of December 31, 2003 and their portion of underlying equity is as follows:

	December 31, 2004	December 31, 2003
Company's/Predecessor's equity in uncombined entities	$5,274,000	$15,299,000
Elimination entry.	89,000	35,000
Purchase price basis difference	—	203,000
Investment in and advances to unconsolidated/uncombined ventures	$5,363,000	$15,537,000

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

9.    Deferred Costs and Intangible Assets, Net

Deferred costs and intangible assets consisted of the following:

	December 31, 2004	December 31, 2003
Deferred lease costs	$1,803,000	$—
Deferred loan costs	3,360,000	—
Intangible assets	1,396,000	—
Accumulated amortization	(2,326,000)	—
Deferred costs and intangible assets, net	$4,233,000	—

The intangible assets were recorded in connection with the acquisition of employee ownership interests in the subordinate real estate debt business and the minority interest in the real estate securities businesses as part of the Contribution Transactions. The Company purchased a 25% interest in NFMM from an employee and former employee of NCIC. The excess of the fair value of the employee interest over the historical book value was $558,000, which was recorded as a step-up in basis and recorded as an intangible asset. The intangible asset is being amortized on a straight line basis over the remaining life of the underlying assets giving rise to the revenue stream used in the valuation with an estimated life of 3.2 years. The Company also purchased a 23% minority interest in NSA. The excess of the fair value of the minority interest over the historical book value of $839,000, was recorded as a step-up in basis and allocated to an intangible asset. The intangible asset is being amortized on a straight line basis over the remaining life of the underlying assets giving rise to the revenue stream used in the valuation with an estimated life of 7.7 years. The Company recognized $48,000 as amortization expense, relating to both acquisitions, which is reflected in the consolidated statement of operations for the period of October 29, 2004 through December 31, 2004.

10.    Borrowings

Repurchase Agreements

On July 21, 2004, NS CDO Holdings II, LLC entered into a financing arrangement with Citigroup Global Markets Inc. ("Citigroup") and originally borrowed $17.4 million under a repurchase agreement that is being accounted for as a secured borrowing since the Company maintains effective control of the financed assets. This financing is secured by the "BB" rated junior classes of debt securities and unrated income notes of CDO II. The financing matures on July 21, 2005 and bears interest at LIBOR plus 125 basis points. On November 3, 2004, the Company repaid $7.3 million of its short-term loan payable to Citigroup, which was secured by the unrated income notes. The principal amount outstanding at December 31, 2004 is $10.2 million and the aggregate interest rate is 3.67% (LIBOR + 1.25%). The Predecessor and Company have incurred interest expense on these loans of approximately $0.3 million and $0.2 million, for the periods of January 1, 2004 through October 28, 2004 and from October 29, 2004 through December 31, 2004, respectively.

The Company's temporary investments, which are primarily AAA-rated, short-term, floating rate securities, backed by commercial or residential mortgage loans, were financed with repurchase agreements with Citigroup and Greenwich Capital Markets, Inc. The Company initially borrowed approximately $1.25 billion under repurchase agreements, of which $790.2 million was outstanding at December 31, 2004, approximately $754.3 million with Citigroup and $35.9 million with Greenwich. These repurchase obligations mature and reinvest every thirty days with an interest rate of LIBOR plus 0.13% to 0.65%, and carry a weighted average aggregate interest rate of 2.367% at December 31, 2004. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

Mortgage Notes Payable

On December 4, 2002, ALGM and its subsidiaries, as Borrowers, and NPLP, as guarantor, entered into a loan agreement (the "Loan") with Greenwich Capital Financial Products, Inc. (the "Lender") for a mortgage in the principal amount of $43.0 million. The Loan is secured by a first mortgage lien and security interests on the ALGM Properties, including the fee owned properties, six leasehold interests and all other property collateral therein, including assignments of leases and rents. Pursuant to the contribution agreement between NPLP and the Operating Partnership, the Operating Partnership provided full indemnification of any liability to NPLP under this limited guaranty. At December 31, 2004, NorthStar Partnership had a maximum exposure of $40.6 million under its "bad boy" guaranty to the Lender. NorthStar Partnership also provided the Lender with a limited repayment guaranty that may be triggered by the termination of a lease related to one of the ALGM Properties. The maximum exposure for such lease termination was equal to $2.5 million at December 31, 2004.

The Loan was scheduled to mature on January 1, 2005 and bears interest at the greater of 2%, or thirty-day LIBOR, adjusted monthly, plus 3.60%, which aggregate rate was 5.91% and 5.60% at December 31, 2004 and 2003, respectively. The Loan requires monthly payments of interest in arrears and principal sufficient to amortize the loan over a period of 200 months using an assumed interest rate of 8.50% per annum, as well as monthly escrow deposits for real estate taxes, insurance, capital expenses and tenant rollover reserves, as defined. The Loan had three one-year extension periods provided that ALGM meets certain conditions, as defined, and, for the second and third extension periods only, subject to a fee equal to 0.75% of the then current loan amount. ALGM exercised the first extension option for one year to January 1, 2006. The Loan is subject to an exit fee of 1%, as defined, which is due and payable upon any repayment or prepayment of principal. Should the maturity date be extended beyond January 1, 2006, the exit fee will be waived. Based upon management's intent, the exit fee has been accrued and included in deferred financing costs and is being amortized over the life of the loan using the effective interest method. ALGM was not permitted to make any prepayments on the loan prior to June 30, 2004 (the "Lockout Date"). Thereafter, prepayment of the Loan is permitted subject to a varying prepayment premium, as defined. Notwithstanding the preceding, there will be no prepayment premium if the loan is repaid after July 1, 2005.

In accordance with the terms of the Loan, ALGM purchased an interest rate cap on a notional amount of $43.0 million capping LIBOR at 5%. The cap expired on January 1, 2005. In connection with the extension of the Loan agreement to January 1, 2006, ALGM purchased a replacement interest rate cap on a notional amount of $43.0 million capping LIBOR at 5%. The interest rate cap is included in deferred financing costs at its estimated fair market value of $0.0 million at December 31, 2004 and 2003. In the event the loan is extended, ALGM has agreed to purchase an interest rate cap on a notional amount equal to the then outstanding Loan amount capping LIBOR at 5% during the extension periods referred to above.

The Loan includes various financial covenants and restrictions, the most restrictive of which is a debt service coverage ratio (as defined). The Loan requires ALGM to establish and maintain certain escrowed reserve accounts for, among other things, payment of real estate taxes, capital expenditures and tenant rollover costs. Upon the occurrence of certain events at two of ALGM's properties (a "Trigger Event") affecting either ALGM's leases or the sub-leases entered into by ALGM's tenant, ALGM is required to deposit agreed upon amounts into a leasing reserve account. Such funds will be made available to ALGM to pay for costs incurred to lease the vacant space. In the event ALGM's tenant pays such leasing costs, the funds will be released to ALGM. Required deposits to this reserve, under certain circumstances, may be accumulated over a six-month period. In 2003, a Trigger Event occurred when one of the sub-tenants vacated. On November 1, 2003, ALGM made the first of six monthly required payments of $100,000 into this reserve based upon the occurrence of this Trigger

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

Event. At December 31, 2004 the total of all escrow accounts amounted to $2.2 million and is included in restricted cash in the accompanying consolidated balance sheet.

ALGM and its subsidiaries have agreed to comply with environmental laws and have indemnified the Lender against all liabilities and expenses related thereto. The principal balance of the loan was $40.6 million at December 31, 2004. Interest expense incurred on this loan totaled $0.6 million for the period October 29, 2004 through December 31, 2004.

ALGM and the Lender have allocated the Loan to the ALGM Properties as agreed to and the allocated amounts will be the basis for the calculation of the mandatory prepayment amount (as defined) which would be required upon sale of any one or more of the ALGM Properties.

Credit Facility

On December 21, 2004, the Company entered into a $150 million master repurchase agreement with Deutsche Bank AG, Cayman Islands Branch (the "DBAG Facility") to finance its investment in first mortgage loans, B notes, mezzanine loans and rated real estate securities. The agreement has a three-year term and one one-year extension option. Advances under the agreement bear interest only at one month LIBOR, which is reset monthly, plus a spread ranging from 0.75% to 2.25%. The DBAG Facility contains certain covenants, the most restrictive of which, are requirements that the Company maintain a minimum tangible net worth, including the minority interest in the Operating Partnership, of no less than $125 million, and commencing on April 1, 2005, an interest rate coverage ratio in excess of 1.5 to 1, and a recourse debt to tangible net worth ratio of no more than 3.5 to 1. As of December 31, 2004, $27.8 million was outstanding under the DBAG Facility. The Company incurred interest expense of $20,000 for the period of October 29, 2004 through December 31, 2004. The DBAG Facility is collateralized by the Company's subordinate real estate debt investments.

Scheduled principal payment requirements on the Company's borrowings are as follows as of December 31, 2004:

Years ending December 31,	Total	Mortgage loan – ALGM	DBAG Facility	Repurchase agreements
2005	$800,418,000	$—	$—	$800,418,000
2006	40,557,000	40,557,000	—	—
2007	27,821,000	—	27,821,000	—
Total	$868,796,000	$40,557,000	$27,821,000	$800,418,000

11.    Obligations Under Capital Leases

ALGM is the lessee of two locations under capital leases. The following is a schedule of minimum future rentals under capital leases as of December 31, 2004:

Years ending December 31:
2005	$262,000
2006	262,000
2007	262,000
2008	342,000
2009	382,000
Thereafter	15,269,000
Total minimum lease payments	16,779,000
Less amounts representing interest	13,476,000
Present value of future minimum lease payments	$3,303,000

Interest on the above capital leases was imputed at ALGM's incremental borrowing rate of 10% at the acquisition date of each lease. Interest expense incurred on the above capital leases totaled $58,000 for the period October 29, 2004 to December 31, 2004.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

Under one of the capital leases, ALGM also pays rent equal to 15% of the minimum rental income received from ALGM's sub-tenant. The following is a schedule of minimum future rentals due to the lessor based on ALGM's existing sub-lease as of December 31, 2004.

Years ending December 31:
2005	$90,000
2006	90,000
2007	98,000
2008	105,000
2009	105,000
Thereafter	863,000
Total minimum lease payments	$1,351,000

12.    Commitments – Rent Under Operating Master Leases

At December 31, 2004, future minimum rental payments to be made by ALGM under operating leases for the leasehold interests are as follows:

Years ending December 31:
2005	$442,000
2006	245,000
2007	85,000
2008	85,000
2009	85,000
$942,000

ALGM's leasehold interests are generally pursuant to net leases whereby ALGM is responsible for its allocable share of real estate taxes, for all operating expenses and for the general maintenance of the premises subject to the lease. Rents under such leases aggregated $75,000, for the period from October 29, 2004 to December 31, 2004. The properties under the operating leases are in turn subleased to unrelated parties.

13.    Rental Income Under Operating Leases

Rental income from real estate is derived from the leasing and sub-leasing of space to commercial tenants. The leases are for fixed terms of varying length and provide for annual rentals and expense reimbursements to be paid in monthly installments.

A significant concentration of the Company's credit risk associated with its tenant leases is from National Restaurants Management, Inc. and affiliates ("NRMI"), which holds subleases at three of the Company's properties. NRMI rental income net of reserves comprised approximately 50% of rental income for the period October 29, 2004 to December 31, 2004 and 78% of future minimum rental income at December 31, 2004. Unbilled rents receivable from NRMI, net of reserves, comprised approximately 75% of all unbilled rents receivable at December 31, 2004. Due to outstanding litigation matters with NRMI, which brings into question the full realization of future rents (Note 16), for the period October 29, 2004 to December 31, 2004, a reserve of 50% of all unbilled rent recorded related to NRMI has been provided.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

The following is a schedule of future minimum rental income under non-cancelable leases at December 31, 2004:

Years ending December 31:
2004	$8,466,000
2005	7,866,000
2006	7,971,000
2007	8,234,000
2008	8,366,000
Thereafter	92,007,000
$132,910,000

Included in rental income is percentage rent of $411,000 for the period October 29, 2004 to December 31, 2004.

14.    Related Party Transactions

Shared Facilities and Services Agreement

Upon consummation of the IPO, the Company entered into a one-year agreement with NCIC pursuant to which NCIC will agree to provide the Company, directly or through its subsidiaries, with facilities and services as follows: 1) fully-furnished office space for the Company's employees at NCIC's corporate headquarters; 2) use of common facilities and office equipment, supplies and storage space at NCIC's corporate headquarters; 3) accounting support and treasury functions; 4) tax planning and REIT compliance advisory services; and 5) other administrative services, for an annual fee of $1.57 million, payable in monthly installments, plus additional charges for out-of-pocket expenses and taxes. This fee is subject to reduction by the amount that the Company pays certain employees of NCIC who became co-employees upon consummation of the IPO.

After the initial one-year term of the agreement, the Company may elect to discontinue receiving any of the facilities or services set forth above upon 90 days written notice by the Company to NCIC. NCIC may discontinue providing a particular service to the Company upon 90 days written notice to the Company stating that NCIC intends to discontinue permanently the provision of that service to its own internal organizations. NCIC may also discontinue providing office facilities to the Company upon 180 days written notice to the Company. In any of these cases, a reduction corresponding to the portion of the fee discussed above that relates to the discontinued facility or service will be made. The agreement is renewable for additional one-year periods upon the mutual agreement of NCIC and the Company, together with a vote of the majority of the Company's independent directors.

Total fees and expenses incurred by the Company under the shared facilities and services agreement amounted to $0.2 million for the period from October 29, 2004 to December 31, 2004. No amounts were payable to NCIC at December 31, 2004.

Advisory Fees — CDO I and II

NS Advisors LLC

In August 2003 and July 2004, CDO I and CDO II entered into agreements with the Predecessor, through NSA, to perform certain advisory services.

The Company and Predecessor earned total fees of approximately $471,000 and $1,595,000 for the periods October 29 to December 31, 2004 and January 1 to October 28, 2004 respectively and $504,000 for the year ended December 31, 2003, of which $82,000 and $117,000 is unpaid and included in the Company's and Predecessor's balance sheets as of December 31, 2004 and December 31, 2003, respectively, as due from affiliates.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

The Predecessor also earned structuring fees of $500,000 in connection with the closing of both CDO I and II in August 2003 and July 2004, respectively, which was used to reduce its investments in debt securities available for sale.

NSF Venture

In 2001, NCIC entered into an advisory agreement with the NSF Venture, whereby it receives as compensation for its management of the origination and underwriting of the investments of the NSF Venture, an advisory fee equal to 1% per annum of the capital invested by the NSF Venture. In November 2003, NCIC assigned the right to receive such fees to NFMM. For years prior to such assignment, the advisory fees have been reflected as part of the Predecessor with a corresponding decrease in contributed capital. The Company and Predecessor earned and recognized fees of approximately $192,000, $876,000, $522,000 and $8,000 for the periods October 29, 2004 to December 31, 2004, January 1 to October 28, 2004, and for the years ended December 31, 2003, and 2002, respectively. For the period prior to the IPO, the Predecessor recorded such fees as deemed distributions.

Due from Affiliates

Included in due from affiliates is a cash balance held in the bank account of an affiliate of the parent company of NSA. The Predecessor could draw on this cash account at any time. The account had a balance of $0.0 million and $0.9 million at December 31, 2004 and 2003, respectively.

Management Fees

On December 28, 2004, ALGM terminated its existing asset management agreement with Emmes Asset Management Co. LLC ("Emmes"), an affiliate of NCIC. Pursuant to the termination provisions of the agreement, ALGM paid Emmes a contractual termination payment of approximately $385,000, which is equal to two quarters of payments of the annual existing fee. In addition, ALGM and Emmes entered into a new asset management agreement, which is cancelable on 30 days notice. The annual asset management fee under the new agreement is equal to 3.5% of gross collections from tenants of the properties not to exceed $350,000 or be less than $300,000 per year, subject to certain provisions. Total fees incurred under this agreement amounted to $516,000, including the termination payment of $385,000, for the period from October 29, 2004 to December 31, 2004.

15.    Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash equivalents, accounts receivable, accounts payable, repurchase agreements with major banks and securities firms and the master repurchase agreement balances reasonably approximate their fair values due to the short-term maturities of these items. The CDO deposit and warehouse agreement and securities sold, not yet purchased are carried on the balance sheet at their estimated fair value. Due to their floating rate, mortgage notes payable are carried at amounts, which reasonably approximate their fair value as determined by the Company.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2004. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

16.    Contingency

On August 21, 2003, an action was filed against ALGM in New York State Supreme Court, New York County (the "Complaint"). The Complaint was brought by 729 7th Realty Corp. (the "Tenant"), a subsidiary of NRMI that is the net lessee of the Condominium, to enforce certain rights it claims to have under its net lease with ALGM (the "Net Lease").

In its Complaint, Tenant asserts two causes of action against ALGM. In the first cause of action, Tenant seeks specific performance of its alleged right to require ALGM to provide a subordination, non-disturbance and attornment agreement (an "SNDA") to a subtenant (the "Subtenant") so that in the event the Net Lease is terminated, the proposed sublease (the "Sublease") would remain in effect. The second cause of action seeks a judgment in the amount of approximately $600,000 for damages that the Tenant allegedly suffered by reason of ALGM's refusal to provide the Subtenant with SNDA protection. The fee owner moved to dismiss the plaintiff's claim for monetary damages and that motion was granted on March 29, 2004.

ALGM has refused to grant SNDA protection to the Subtenant on the grounds that the proposed Sublease is configured in such a way so as to extract the most economically desirable portion of the Condominium for the Subtenant (an affiliate of the Tenant) rendering the remaining space that would revert to ALGM upon a termination of the Net Lease unmarketable. Under the terms of the Net Lease, ALGM believes it has no obligation to provide SNDA protection to a proposed subtenant where, in ALGM's discretion, the remaining space would be rendered unmarketable.

In response to the Complaint, on September 24, 2003, ALGM moved to dismiss the second cause of action on the grounds that the Net Lease prohibits the recovery of monetary damages that may result from ALGM's refusal to provide proposed subtenants with SNDA protection (the "Motion"). ALGM's time to answer the first cause of action is stayed until a decision is rendered on the Motion. At that time, ALGM intends to vigorously oppose Tenant's claim that it has the right to obtain SNDA protection for its Subtenant under the current circumstances. ALGM and the Tenant are still in discovery, and as such, the ultimate outcome of this matter is uncertain.

17.    Equity Based Compensation

Employee Buy-Outs

NSA Advisors Profit Sharing Buy-Out

In connection with the Contribution Transactions, the Company agreed to buy-out the vested and unvested profit sharing arrangement of an employee of NSA for 206,850 OP Units and $88,000 in cash. The OP Units are subject to a vesting schedule identical to the one the employee had with the profit sharing arrangement (one third vested at July 31, 2003, and one third vests on each of the anniversaries following). The OP Units received were recorded as compensation expense in accordance with SFAS 123. The fair value of the award was $1,862,000 based upon the fair market value of the OP Units at the date of the buy-out. In connection with the buy-out, the Company recognized $1,572,000 in compensation expense for the period of October 29, 2004 through December 31, 2004 in the consolidated statement of operations. The remaining balance of $378,000 will be recognized into compensation expense ratably over the remaining vesting period.

NFMM Employee Ownership Interests Buy-Out

In connection with the Contribution Transactions, the Company agreed to acquire a 25% ownership interest in NFMM held by an employee of NCIC and a former employee of NCIC for 173,128 OP Units. The fair value of OP Units issued in excess of the fair value of the ownership interest received was recorded as compensation expense in accordance with SFAS 123. The fair value of the award was $1,558,000 and the estimated fair value of the ownership interest was $558,000, which resulted in $1,000,000 of compensation expense recorded in the consolidated statement of

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

operations for the period of October 29, 2004 through December 31, 2004. The fair value of the ownership interest acquired in excess of historical costs basis of the minority interest was recorded as a purchase adjustment, which was allocated to an intangible asset on the consolidated balance sheet.

Omnibus Stock Incentive Plan

On September 14, 2004, the board of directors of the Company adopted the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of the Company, including restricted shares, and other equity-based awards, including OP Units which are structured as profits interests ("LTIP Units") or any combination of the foregoing. The eligible participants in the Stock Incentive Plan include directors, officers and employees of the Company, co-employees of the Company and NCIC and employees of NCIC who will provide services to the Company pursuant to the shared facilities and services agreement. An aggregate of 1,433,038 shares of common stock of the Company are currently reserved and authorized for issuance under the Stock Incentive Plan, subject to equitable adjustment upon the occurrence of certain corporate events. On October 29, 2004, an aggregate of 38,886 shares of restricted common stock were granted to the Company's non-employee directors pursuant to the Stock Incentive Plan. In addition, an aggregate of 798,582 LTIP Units have been granted to the Company's officers, employees and co-employees of the Company and NCIC pursuant to the Stock Incentive Plan. LTIP Units vest to the individual recipient at a rate of one-twelfth of the total amount granted as of the end of each quarter, beginning with the quarter ended January 29, 2005, for the three-year vesting period so long as the recipient continues to be an eligible recipient. In addition, the LTIP Unit holders are entitled to dividends on the entire grant. Dividends or dividend equivalents paid on the portion of the grant that vested will be charged to retained earnings. Non forfeitable dividends or dividend equivalents paid on shares of stock that are not vested will be recognized as additional compensation cost. The Company has recognized compensation expense of $0.4 million related to the amortization of awards granted under this plan for the period October 29, 2004 through December 31, 2004.

Long-Term Incentive Bonus Plan

On September 14, 2004, the board of directors of the Company adopted the NorthStar Realty Finance Corp. 2004 Long-Term Incentive Bonus Plan (the "Incentive Bonus Plan"), in order to retain and incentivize officers and certain key employees of the Company, co-employees of the Company and NCIC and employees of NCIC who will provide services to the Company pursuant to the shared facilities and services agreement. Up to 2.5% of the Company's total capitalization as of consummation of the IPO is available to be paid under the Incentive Bonus Plan in cash, shares of common stock of the Company or other share-based form at the discretion of the compensation committee of the Company's board of directors, if certain return hurdles are met.

An aggregate of 698,142 shares of common stock of the Company are currently reserved and authorized for issuance under the Incentive Bonus Plan, subject to equitable adjustment upon the occurrence of certain corporate events. On November 19, 2004, an aggregate of 665,346 shares of common stock of the Company were allocated to officers, employees and co-employees of the Company and NCIC for awards under the Incentive Bonus Plan if the Company achieves the return hurdles established by the compensation committee. The Company's compensation committee has established the return hurdle for these performance periods as an annual return on paid in capital as defined in the plan, equal to or greater than 12.5%. If the Company achieves these return hurdles, the vested awards may be paid in cash, shares of common stock, LTIP Units or other share based form.

Each of the participants will be entitled to receive half of his or her total reserved amount if the Company meets the return hurdle for the one-year period beginning October 1, 2005 and such participant is employed through the end of this first performance period. Each of the participants will

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

be entitled to the other half of his or her total reserved amount if the Company meets the return hurdle for the one-year period beginning on October 1, 2006 and such participant is employed through the end of this second performance period. If the Company does not meet the performance hurdles for either period, the award amounts are generally forfeited, provided that, if the Company does not meet the return hurdle for the one-year period beginning October 1, 2005, but the Company meets the return hurdle for the two-year period beginning October 1, 2005 (determined by averaging the Company's performance over the 2-year period and a participant is employed through the end of this two-year period, such participant will be entitled to receive his or her total reserved amount.

At December 31, 2004, management has made its best estimate of the Company's performance during the performance periods, based on the facts and information currently available and assumptions regarding the investment of the remaining proceeds of the Company's IPO pursuant to its stated business strategy and returns on future investments. On the basis of the foregoing, management has estimated that the Company would not meet the return hurdle in either of these performance periods. If the Company does not meet the return hurdle during the performance periods, the Company will not grant any awards under this program to members of management, other of its employees and the employees of NCIC who provide services to the Company. Accordingly, no compensation expense, with respect to provisional awards under the 2004 Long-Term Incentive Bonus Plan, has been recognized in the consolidated financial statements of the Company for the period October 29, 2004 through December 31, 2004.

Employee Outperformance Plan

In connection with the employment agreement of the Company's chief investment officer, he is eligible to receive incentive compensation equal to 15% of the annual net profits from the Company's real estate securities business in excess of a 12% return on invested capital (the annual bonus participation amount). The Company will have the option of terminating this incentive compensation arrangement at any time after the third anniversary of the date of its IPO by paying the Company's chief investment officer an amount based a multiple of the estimated annual bonus participation amount, at the time it exercises this buyout option. If the Company exercises this buyout option, the fixed amount due for terminating this arrangement will vest ratably and be paid in four installments over a three-year period with 25% paid on termination. If the Company's chief investment officer voluntarily terminates his employment with the Company prior to any exercise of the Company's buyout option, he will be eligible to receive future annual payments based on the future real estate securities annual net profits in excess of the 12% return hurdle on invested capital. The portion of the annual benefit to which the chief investment officer is eligible after voluntary termination increases with each year of employment until the fifth anniversary, at which point the chief investment officer is 100% vested in the full amount of the payment that would be due related to the annual bonus participation amount on the real securities business income earned on, business initiated five years earlier, over the return hurdle. No compensation has been earned by the Company's chief investment officer under this plan for the period October 29, 2004 through December 31, 2004.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

18.    Quarterly Financial Information (unaudited)

The tables below reflect the Company's selected quarterly information for the Company and the Predecessor for the years ended December 31, 2004 and 2003.

Consolidated and Combined Statements of Operations Information
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2004(1)	2004	2004	2004
Total revenue	$8,272	$1,937	$945	$908
Income (loss) before minority interests	$2,999	$350	$(183)	$955
Net income (loss)	$(2,367)	$350	$(183)	$955
Net income/(loss) per share — basic(2)	$(0.12)
Weighted-average shares outstanding — basic	20,868

	Three Months Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Total revenue	$943	$512	$81	$56
Income (loss) before minority interests	$441	$651	$1,285	$(640)
Net income (loss)	$441	$651	$1,285	$(640)

(1)	Represents consolidated operating results for NorthStar Realty Finance Corp. for the period from October 29, 2004 to December 31, 2004 and the combined operating results for the Predecessor for the period from January 1, 2004 to October 28, 2004. The operating results for the quarter ended December 31, 2004 include certain non-recurring formation charges associated with the initial investments and IPO, which may impact comparability with the results in future periods.

(2)	The net income per share — basic is for the period from October 29, 2004 to December 31, 2004. This is not necessarily comparable to future net income (loss) per share since it is not for a full quarter and includes the effect of various IPO-related charges.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

19.    Segment Reporting

The Predecessor and the Company have three reportable segments: (i) subordinate real estate debt, (ii) real estate securities and (iii) net lease real estate investments. The Company evaluates performance primarily based on its proportionate share of the earnings of such investments. General and administrative expenses were not allocated by management to various segments and therefore are presented as unallocated. The reportable segments are managed separately due to the differing nature of the business operations. The following tables set forth certain segment information for the Company and Predecessor on a combined basis, as of and for the year ended December 31, 2004 (in thousands):

	Net Lease Investment ALGM	Subordinate Real Estate Debt	Real Estate Securities CDO	Unallocated (1)	Combined Total
Year Ended December 31, 2004
Rental revenue	$2,158	$—	$—	$—	$2,158
Advisory and management fees	—	1,258	2,067	—	3,325
Interest income	19	419	2,620	3,521	6,579
Equity in earnings of uncombined ventures	1,042	561	—	—	1,603
Gain (loss) in investment and other	—	—	1,177	231	1,408
Formation and organization costs	—	—	—	517	517
Interest expense	627	20	454	3,106	4,207
Other expenses	1,411	1	1,366	9,448	12,226
Minority interest	—	—	—	632	632
Net Income (loss)	$1,181	$2,217	$4,044	$(8,687)	$(1,245)
Total assets	$57,262	$78,630	$57,001	$885,457	$1,078,350

(1)	Unallocated interest income and interest expense relates to the Company's temporary investments, see Note 6.

The following tables set forth certain segment information for the Predecessor, as of and for the twelve months ended December 31, 2003 (in thousands):

	Net Lease Investment ALGM	Subordinate Real Estate Debt	Real Estate Securities CDO	Unallocated	Total
Year ended December 31, 2003
Total revenues	$—	$586	$1,006	$—	$1,592
Equity in earnings of uncombined ventures	1,626	422	—	—	2,048
Gains on warehouse agreements	—	—	3,085	—	3,085
Total expenses	—	—	1,492	3,496	4,988
Net Income (loss)	$1,626	$1,008	$2,599	$(3,496)	$1,737
Total assets	$9,786	$5,751	$17,278	$—	$32,815

20.    Recently Issued Pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. However, on October 29, 2003, the FASB deferred the provisions as they apply to certain mandatory redeemable financial instruments. The Company does not anticipate that the

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

adoption of FAS 150 will have a material impact on the Company's consolidated financial condition or results of operations taken as a whole.

21.    Subsequent Events

Amendment and Restatement of DBAG Facility

On March 21, 2005, the DBAG Facility was amended and restated to allow the Company to borrow up to $300 million in order to finance the acquisition of primarily subordinate real estate debt and other real estate loans and securities. The additional capacity and flexibility under the amendment of the DBAG Facility will allow the Company to accumulate sufficient collateral for a contemplated subordinate real estate debt CDO offering. If and when the subordinate real estate debt CDO closes, the availability under the DBAG Facility will be reduced to $150 million. In the event the subordinate real estate debt CDO closing does not occur prior to September 17, 2005, the availability under the DBAG Facility will remain at $300 million.

Under the terms of the DBAG Facility, the Company is able to finance the acquisition of mortgage loans secured by first liens on commercial or multifamily properties, junior participation interests in mortgage loans secured by first or second liens on commercial or multifamily properties, mezzanine loans secured by a pledge of the entire ownership interest in a commercial or multifamily property, B– or higher rated commercial mortgage backed securities and BB or higher rated real estate CDOs, debt securities issued by a REIT and syndicated bank loans.

The amended and restated DBAG Facility has an initial three-year term, which may be extended for one additional year, subject to certain conditions and the payment of an extension fee.

Net Lease Property Acquisitions

In November 2004, the Company entered into an agreement to purchase a portfolio of three net leased office properties, totaling 257,336 square feet of rentable space in Chatsworth, CA, for $63.5 million. The properties are net leased to Washington Mutual Bank under leases that expire in June 2015. The Company made a cash deposit of $1.5 million upon the execution of the agreement and closed this acquisition on January 14, 2005. The Company financed this acquisition with a $44 million first mortgage and a $13 million mezzanine loan which was funded by the warehouse provider under the warehouse agreement for CDO III. This mezzanine loan currently constitutes a portion of the portfolio of securities owned by CDO III. The Company paid the balance of the purchase price and closing costs in cash.

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

Subordinate Real Estate Debt:

The Company has made investments in unsecuritized loans subsequent to December 31, 2004 as follows, (dollars in thousands):

Loan Name	Date Acquired	Loan Type	Rating (Moody's/ S&P/Fitch)	Principal Balance at Acquisition	Initial Maturity	Extension Options	Current Interest Rate
Florida Multifamily	1/18/2005	Junior Participation	NA	$21,200	7/31/2006	Three 1-year 25 bps for second and third options	L + 5.50%
New York Hotel	2/1/2005	Junior Participation	NA	30,000	12/9/2006	Three 1-year 25 bps for second and third options	L + 5.55%
Boston Hotel	2/24/2005	Junior Participation	NA	13,000	4/1/2007	Two 1-year 25 bps per extension	L + 5.15%
Storage Portfolio	3/8/2005	Junior Participation	NA	7,820	11/1/2007	Three 1-year 50 bps for second and third options	L + 4.675%
Hotel Portfolio	3/24/2005	Junior Participation	NA	4,500	9/1/2006	Three 1-year 50 bps for second and third options	L + 6.90%
CMBS Bond 1	2/2/2005	CMBS	NAP/BB+/ NAP	6,200	12/18/2033	NAP	7.00% Fixed
CMBS Bond 2	2/8/2005	CMBS	B1/B+/NAP	5,500	10/12/2033	NAP	6.22% Fixed
CMBS Bond 3	2/22/2005	CMBS	NAP/B/NAP	1,110	2/15/2032	NAP	6.50% Fixed
CMBS Bond 4	2/22/2005	CMBS	NAP/NAP/ BB+	8,000	11/10/2033	NAP	6.53% Fixed
CMBS Bond 5	3/15/2005	CMBS	Ba3/BB–/NAP	4,273	1/12/2037	NAP	5.08% Fixed
CMBS Bond 6	3/15/2005	CMBS	B1/B+/NAP	1,406	12/12/2033	NAP	6.00% Fixed
CMBS Bond 7	3/17/2005	CMBS	Ba3/BBB–/NAP	3,691	11/15/2026	NAP	6.75% Fixed
CMBS Bond 8	3/22/2005	CMBS	NAP/BB+/BB+	7,133	9/11/2036	NAP	4.9% Fixed
CMBS Bond 9	3/22/2005	CMBS	NAP/BB–/BB–	2,000	9/11/2036	NAP	4.9% Fixed
CDO	3/10/2005	CDO	NAP/BB/BB	16,000	4/5/2040	NAP	6.46% Fixed
Total				$131,833

These assets were financed with approximately $83 million in proceeds of the DBAG Facility and the balance in cash.

22.    Discontinued Operations

729 Seventh Avenue

On June 30, 2005, the Company sold one of its net lease properties, located at 729 7th Avenue ("729") and in compliance with FASB 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("FAS 144"), the Company has reported revenue, expenses, and gain on sale from this property as income (loss) from discontinued operations in 2005. The Company revised its historical financials statements in connection with the application of FAS 144 to reflect 729 as discontinued operations. The revision did not have an impact on net income. The only impact was the presentation of this property's operations within the consolidated statements of operations.

1552 Broadway

The Company formally initiated an effort to market one of its operating real estate properties located at 1552 Broadway ("1552") and determined that the held for sale criteria in accordance with

NorthStar Realty Finance Corp. and Subsidiaries and Northstar Realty Finance Corp. Predecessor
Notes to Consolidated and Combined Financial Statements (Continued)

FASB Statement No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," have been met. The property is classified as held for sale and its operations are classified as discontinued operations in the consolidated statements of operations for the period of October 29, 2004 through December 31, 2004.

The assets held for sale were $39,235,000 at December 31, 2004.

The following table summarizes income (loss) from discontinued operations for the period of October 29, 2004 through December 31, 2004:

2004
Revenues:
Rental and escalation income	$1,375,000
Interest income and other	3,000
Total revenues	1,378,000
Expenses:
Operating expense	121,000
General and administrative	154,000
Interest expense	570,000
Asset management fee – affiliate	388,000
Depreciation and amortization	139,000
Total expenses	1,372,000
Net income from discontinued operations	$6,000

ALGM I Owners LLC and Subsidiaries

Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

To the Members of
ALGM I OWNERS LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of ALGM I OWNERS LLC and Subsidiaries ("the Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement Schedules II and III. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ALGM I OWNERS LLC and Subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

New York, New York
March 30, 2005,
except for Note 10, as to which the date is
November 10, 2005

ALGM I Owners LLC and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Real estate, at cost—net of accumulated depreciation	$43,543,933	$43,851,317
Cash and cash equivalents	2,342,819	1,697,404
Tenant receivables, net of allowance for doubtful accounts of $1,013 and $19,371 in 2004 and 2003, respectively	482,378	463,041
Prepaid expenses	469,407	435,167
Deferred leasing costs, net	1,182,084	1,327,243
Restricted deposits	2,239,133	1,901,232
Tenant security deposits	473,621	495,940
Deferred financing costs, net	846,660	1,658,853
Other assets	115,180	113,916
Unbilled rents receivable	5,566,850	5,004,212
Total assets	$57,262,065	$56,948,325
Liabilities and members' equity
Liabilities:
Mortgage payable	$40,557,280	$41,881,134
Obligations under capital leases	3,303,424	3,238,818
Accrued interest payable—mortgage payable	206,490	201,960
Accounts payable and accrued expenses including $28,378 (2004) and $98,178 (2003) to affiliates	1,006,703	1,289,257
Rent payable	29,158	48,599
Tenant security deposits	441,784	460,285
Total liabilities	45,544,839	47,120,053
Commitments and contingencies
Members' equity	11,717,226	9,828,272
Total liabilities and members' equity	$57,262,065	$56,948,325

See accompanying notes to consolidated financial statements.

ALGM I Owners LLC and Subsidiaries
Consolidated Statements of Income

	Year ended December 31,
	2004	2003	2002
Revenues:
Minimum and percentage rent	$4,042,140	$4,518,229	$4,464,236
Tenant reimbursements	241,566	326,269	170,646
Lease termination fees	—	2,954	204,000
Interest income and other	19,296	10,349	1,335
Total revenues	4,303,002	4,857,801	4,840,217
Expenses:
Rent—master leases	512,299	662,954	721,457
Real estate taxes	645,032	746,807	601,459
Operating expenses	259,666	251,984	247,660
Marketing, general and administrative including $18,073 (2004), $31,871 (2003), and $80,576 (2002) to affiliates	36,347	136,884	252,554
Interest expense	326,706	320,664	315,123
Asset management fee—affiliate	284,050	203,641	216,728
Depreciation and amortization	1,234,910	1,485,293	1,552,485
Total expenses	3,299,010	3,808,227	3,907,466
Income before discontinued operations	1,003,992	1,049,574	932,751
Income from discontinued operations	211,448	627,641	462,244
Net Income	1,215,440	$1,677,215	$1,394,995

See accompanying notes to consolidated financial statements.

ALGM I Owners LLC and Subsidiaries
Consolidated Statements of Members' Equity
Years ended December 31, 2004, 2003 and 2002

	Total Members' Equity	Managing Member	Other Members
Capital balances, December 31, 2001	$17,087,472	$427,188	$16,660,284
Capital contributions	200,000	5,000	195,000
Distributions	(8,000,000)	(200,000)	(7,800,000)
Net income	1,394,995	34,875	1,360,120
Capital balances, December 31, 2002	10,682,467	267,063	10,415,404
Distributions	(2,531,410)	(63,285)	(2,468,125)
Net income	1,677,215	41,930	1,635,285
Capital balances, December 31, 2003	9,828,272	245,708	9,582,564
Distributions	(856,411)	(606,411)	(250,000)
Net Income	1,215,440	166,067	1,049,373
Purchase of interest and push down of basis	1,529,925	11,911,862	(10,381,937)
Capital balances, December 31, 2004	$11,717,226	$11,717,226	$—

See accompanying notes to consolidated financial statements.

ALGM I Owners LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$1,215,440	$1,677,215	$1,394,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,011,114	2,260,073	2,312,531
Amortization of financing costs	822,038	812,553	479,546
Increase in obligation under capital lease	64,606	58,482	52,939
(Increase) decrease in operating assets:
Tenant receivables	(19,337)	(170,509)	(191,650)
Unbilled receivables	(562,638)	(654,463)	(1,062,321)
Prepaid expenses and other assets	(35,504)	(345,739)	47,814
Payments for leasing costs	(7,416)	(333,664)	(1,090,535)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	17,446	156,919	448,649
Rent payable	(19,441)	(19,438)	1,946
Accrued interest payable	4,530	201,960	(162,179)
Tenant security deposits—net	3,818	(28,405)	(7,250)
Net cash provided by operating activities	3,494,656	3,614,984	2,224,485
Cash flows from investing activities:
Purchases of building and leasehold improvements	(321,230)	(34,790)	(76,607)
Withdrawals from (deposits to) restricted deposits—net	(337,901)	(132,834)	(111,154)
Net cash used in investing activities	(659,131)	(167,624)	(187,761)

Cash flows from financing activities:
Payment of financing costs	(9,845)	(151,570)	(2,761,399)
Principal repayments of mortgage	(1,323,854)	(1,118,866)	(33,370,821)
Proceeds from mortgage refinancing	—	—	43,000,000
Contributions from members	—	—	200,000
Distributions to members	(856,411)	(2,531,410)	(8,000,000)
Net cash used in financing activities	(2,190,110)	(3,801,846)	(932,220)
Net increase (decrease) in cash and cash equivalents	645,415	(354,486)	1,104,504
Cash and cash equivalents—beginning of period	1,697,404	2,051,890	947,386
Cash and cash equivalents—end of period	$2,342,819	$1,697,404	$2,051,890
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2,350,432	$2,565,700	$3,055,360

See accompanying notes to consolidated financial statements.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements

1.    Organization and Nature of Business

ALGM I Owners LLC and its wholly-owned limited liability companies were organized under the laws of the State of Delaware (collectively, the "Company" or the "Companies"). On June 30, 1998, the Company acquired through a series of transactions a $151,505,000 loan (the "Acquired Loan") for $56,500,000 from a commercial bank which was made to the Riese Organization Inc., National Restaurants Management Inc. and their various subsidiaries and affiliates (collectively referred to as "NRMI").

The Acquired Loan was secured by, among other things, (i) a first mortgage on two fee interests in real property located at 729 Seventh Avenue ("729" or the "Condominium") and 1552 Broadway ("1552"), New York, New York. 729 is a 19,618 square foot retail condominium and 1552 is a 12,091 square foot free standing building, both located in New York City's Times Square area and (ii) twenty-four retail leasehold interests. Thirteen of these leaseholds were secured by recorded leasehold mortgages with the remainder secured by a recorded collateral assignment of rents.

The Company commenced foreclosure actions against NRMI in order to gain control of the collateral securing the Acquired Loan, and on February 28, 1999, a settlement agreement was reached whereby the Company received, among other things, deeds in lieu of foreclosure for 729 and 1552 and an assignment of eleven of the twenty-four leasehold interests.

The Company commenced operations on June 4, 1998 and is to continue until December 31, 2028, unless sooner terminated pursuant to the Operating Agreement or by law.

The original members of the Company were NorthStar Partnership, L.P. ("NorthStar") and ALGM Equity LLC ("Equity"), as managing member. On October 29, 2004 an affiliate of NorthStar, NorthStar Realty Finance Corp. ("NRFC"), acquired Equity's interest for $1.6 million. Contemporaneously, NorthStar transferred its member interest to NRFC and, as a result of these transactions, NRFC became the sole member of the Company. The $1,333,615 cost in excess of Equity's basis plus $196,310 of historical capitalized costs maintained on the books of NorthStar in excess of their member's equity account have been pushed down to the Company and have been allocated to land, buildings and leaseholds based on their relative fair values.

Profits are allocated to the members in accordance with their membership interests until the members receive distributions in an amount equal to their total capital contributions and a cumulative return of 10% compounded quarterly on each member's capital contribution ("Preferred Return"). After the members have received distributions equal to their respective capital contributions and Preferred Return, available cash and profits shall be distributed/allocated 10% to Managing Member and 90% to all members, including Managing Member, in accordance with their membership interests. Losses are allocated to the members until the capital accounts of all members have reached a zero balance and thereafter in accordance with their membership interests.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of ALGM I Owners LLC and all of its wholly-owned single member limited liability companies. Intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the noncancelable term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rents receivable in the accompanying consolidated balance sheets.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Tenant reimbursement income is recognized in the period in which the related expense is incurred. Rental revenue which is based upon a percentage of the sales recorded by the Company's tenants is recognized in the period such sales were earned by the respective tenants.

The Company provides an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rent and other payments as due. Additionally, the Company establishes, on a current basis, an allowance for future tenant credit losses on unbilled rents receivable based upon an evaluation of the collectibility of such amounts.

Real Estate

Real estate is carried at historical cost less accumulated depreciation and any write-downs for impairment.

Buildings are being depreciated by the straight-line method over 39 years. Leasehold interests and leasehold improvements are being depreciated by the straight-line method over the term of the respective master leases which range from approximately 1 to 25 years.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Upon determination that impairment exists, the related asset is written down to its estimated fair value. No impairment reserves have been recorded in the accompanying financial statements.

Property Under Capital Lease

The Company is the lessee of two retail locations under capital leases expiring in 2029 and 2072, respectively. The assets and liabilities under capital leases are recorded at the present value of the future minimum lease payments. The assets are being depreciated by the straight-line method over the shorter of their related lease terms or their estimated useful lives of 40 years. Depreciation of assets under capital leases is included in depreciation and amortization and totaled $85,420 in 2004, 2003 and 2002.

Leasing Costs

Leasing costs are being amortized by the straight-line method over the terms of the respective leases. Amortization of leasing costs was $152,575, $192,132 and $70,978 for the years ended December 31, 2004, 2003 and 2002, respectively. Leasing costs are shown net of accumulated amortization of $620,146 and $467,571 at December 31, 2004 and 2003, respectively.

Financing Costs

Financing costs related to the Salomon Loan, as defined in Note 4, were amortized using the straight-line method over the term of the loan, which approximated the effective interest rate method. Financing costs related to the Greenwich Capital Loan, as defined in Note 4, are being amortized over the life of the loan using the effective interest rate method. Amortization of financing costs, which is included in interest expense, was $822,038, $812,554 and $479,546 for the years ended December 31, 2004, 2003 and 2002, respectively. Financing costs are shown in the consolidated balance sheets net of accumulated amortization of $1,646,649 and $834,691 at December 31, 2004 and 2003, respectively.

Derivatives

The Company is party to certain interest rate cap agreements. These contracts are entered into as part of the Company's management of interest rate exposure and effectively limit the amount of interest rate risk on a portion of the Company's outstanding indebtedness. The interest rate cap agreements are included in deferred financing costs on the accompanying balance sheets at their estimated fair value. Changes in fair value are reflected as a component of interest expense each period.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Rent Expense

Rent expense is recorded on a straight-line basis over the noncancelable term of the respective leases. Rent payable represents the excess of rent expense incurred on a straight-line basis over rent expense as it becomes payable according to the terms of the lease.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with maturities of three months or less and money market funds to be cash equivalents.

Restricted Deposits

Restricted deposits consist of escrows for taxes, insurance, leasing costs, capital expenditures and payments required under certain leases.

Income Taxes

The Companies were organized as limited liability companies under the laws of the State of Delaware. Although limited liability companies are unincorporated associations, the entity is classified as a partnership for federal income tax purposes. Accordingly, the Companies are not subject to federal and state income taxes and make no provision for income taxes in their financial statements. The Companies' taxable income or loss is reportable by their members.

Deposit Insurance

Cash, including restricted and tenant security deposits, exceeded the Federal Deposit Insurance Corporation deposit insurance limit of $100,000 per financial institution by approximately $4,856,000 and $3,895,000, at December 31, 2004 and 2003, respectively.

Fair Value of Financial Instruments

Due to the variable rate nature of the mortgages payable, management believes that the carrying values of the mortgages approximate the fair values as of December 31, 2004 and 2003. Due to the short-term nature of all other financial instruments, management believes that carrying values of those financial instruments approximate fair values.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The accounting policies most effected by judgments, estimates and assumptions follows.

Management is required to make subjective estimates as to whether there are impairments in the value of the Company's real estate assets. Such assessments are based upon multiple factors including, local market conditions, current cost of capital and tenant quality, which are inherently uncertain.

Management is also required to make subjective assessments about the collectibility of the deferred rent receivable that in many cases will not be billed to tenants for many years from the balance sheet date. Management's determination is based upon an assessment of credit worthiness of private company tenants for which financial information is not readily available and as such is not subject to precise quantification.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

3.    Real Estate

On February 28, 1999, a settlement agreement was reached whereby the Company received deeds in lieu of foreclosure for 729 and 1552, and an assignment of leasehold interests in various retail and office properties located in New York City (the "Properties"). Two of the above mentioned leases were recorded as capital leases. The Company leases and subleases space in the Properties to various retail and commercial third party tenants.

In 2003, two of the leasehold interests expired, leaving six leasehold interests in the portfolio at December 31, 2004.

Real estate at December 31, 2004 is summarized as follows:

	Total	Fee Owned	Leasehold Interests	Capital Leases
Land	$7,597,099	$7,597,099	$—	$—
Buildings	33,395,796	30,367,662	—	3,028,134
Leasehold interests	12,517,646	—	12,517,646	—
Improvements	686,896	—	142,851	544,045
	54,197,437	37,964,761	12,660,497	3,572,179
Less accumulated depreciation	10,653,504	4,400,631	5,132,883	1,119,990
Net real estate	$43,543,933	$33,564,130	$7,527,614	$2,452,189

Real estate at December 31, 2003 is summarized as follows:

	Total	Fee Owned	Leasehold Interests	Capital Leases
Land	$7,348,063	$7,348,063	$—	$—
Buildings	32,420,388	29,392,254	—	3,028,134
Leasehold interests	12,212,165	—	12,212,165	—
Improvements	665,666	—	128,675	536,991
	52,646,282	36,740,317	12,340,840	3,565,125
Less accumulated depreciation	8,794,965	3,642,632	4,246,449	905,884
Net real estate	$43,851,317	$33,097,685	$8,094,391	$2,659,241

Depreciation expense totaled $1,858,539, $2,067,941 and $2,241,553 for the years ended December 31, 2004, 2003 and 2002, respectively.

4.    Mortgage Payable

Greenwich Capital Loan Payable

On December 4, 2002, the Company and its subsidiaries, as Borrowers, and NorthStar Partnership, L.P. ("NSLP") (an affiliate of the Company), as guarantor, entered into a loan agreement (the "Greenwich Capital Loan") with Greenwich Capital Financial Products, Inc. ("Greenwich Capital Lender") for a mortgage in the principal amount of $43,000,000. The loan is secured by a first mortgage lien and security interests on the Company's properties including the fee owned properties,

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

six leasehold interests and all other property collateral therein, including assignments of leases and rents. Pursuant to the contribution agreement between NorthStar and the Operating Partnership, the Operating Partnership provided full indemnification of any liability to NorthStar under this guaranty.

The Greenwich Capital Loan was scheduled to mature on January 1, 2005 and bears interest at the greater of 2%, or thirty-day LIBOR, adjusted monthly, plus 3.60%, which aggregate rate was 5.91% and 5.60% at December 31, 2004 and 2003, respectively. The Greenwich Capital Loan requires monthly payments of interest in arrears and principal sufficient to amortize the loan over a period of 200 months using an assumed interest rate of 8.50% per annum, as well as monthly escrow deposits for real estate taxes, insurance, capital expenses and tenant rollover reserves, as defined. The Greenwich Capital Loan has three one-year extension periods that may be exercised by the Company, provided that the Company meets certain conditions, as defined, and, with respect to the second and third extension periods only, pays a fee equal to 0.75% of the then current loan amount payable. The Company exercised the first extension option for one year to January 1, 2006. The Loan is subject to an exit fee of 1%, as defined, which is due and payable upon any repayment or prepayment of principal. However, payment of exit fees with respect to the required amortization payments will be deferred and payable at the maturity date, as extended. Should the maturity date be extended beyond January 1, 2006, the exit fee will be waived. Based upon management's intent, the exit fee has been accrued and included in deferred financing costs and is being amortized over the life of the loan using the effective interest method. The Company was not permitted to make any prepayments on the loan prior to June 30, 2004 (the "Lockout Date"). Thereafter, prepayment of the loan is permitted subject to a prepayment premium, as defined. Notwithstanding the preceding, there will be no prepayment premium if the loan is repaid after July 1, 2005.

In accordance with the terms of the loan agreement, the Company purchased an interest rate cap on a notional amount of $43,000,000, which limited LIBOR to a maximum of 5%. The cost of this interest rate cap was $85,000 and expired on January 1, 2005. In connection with the extension of the loan agreement to January 1, 2006, the Company purchased a replacement interest rate cap on a notional amount of $43,000,000, which limited LIBOR to a maximum of 5%. The interest rate cap is included in deferred financing costs at its estimated fair market value of $0 and $342 at December 31, 2004 and 2003 respectively. In the event the loan is extended, the Company has agreed to purchase an interest rate cap on a notional amount equal to the then outstanding loan amount which limits LIBOR to a maximum of 5% during the extension periods referred to above.

The loan agreement includes various financial covenants and restrictions, the most restrictive of which is a debt service coverage ratio (as defined). The loan agreement requires the Company to establish and maintain certain escrowed reserve accounts for, among other things, payment of real estate taxes, capital expenditures and tenant rollover costs. Upon the occurrence of certain events at two of the Company's properties (a "Trigger Event") affecting either the Company's leases or the sub-leases entered into by the Company's tenant, the Company is required to deposit agreed upon amounts into a leasing reserve account. Such funds will be made available to the Company to pay for costs incurred to release the space. In the event the Company's tenant pays such leasing costs, the funds will be released to the Company. Required deposits to this reserve, under certain circumstances, may be accumulated over a six-month period. In 2003, a Trigger Event occurred when one of the NRMI sub-tenants vacated. On November 1, 2003 the Company made the first of six required monthly payments of $100,000 into this reserve based upon the occurrence of this Trigger Event. At December 31, 2004 the total of all escrow accounts amounted to $2,239,133 and is included in restricted deposits.

The Company and its subsidiaries have agreed to comply with environmental laws and have indemnified the Greenwich Capital Lender against all liabilities and expenses related thereto. The principal balance of the Greenwich Capital Loan was $40,557,280 at December 31, 2004. Interest expense incurred on the Greenwich Capital Loan was $2,354,962, $2,409,900 and $187,290 for the years ended December 31, 2004, 2003 and 2002, respectively.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Scheduled principal payment requirements on the Greenwich Capital Loan as of December 31, 2004 are as follows:

Years ending December 31:
2005	$1,441,000
2006	39,116,280
$40,557,280

The Company and the Greenwich Capital Lender have allocated the Greenwich Capital Loan to the Properties as agreed to and the allocated amounts will be the basis for the calculation of the mandatory prepayment amount (as defined) required upon sale of any one or more of the Properties.

Salomon Loan

On January 7, 2000, the Company and its subsidiaries, as Borrowers, and NorthStar, as guarantor, entered into two separate cross-defaulted, cross-collateralized loan agreements (collectively, the "Salomon Loan") with Salomon Brothers Realty Corp. ("Salomon"). The Company received advances of $33,450,000 and $13,550,000, respectively. The Salomon Loan was secured by a first blanket mortgage lien on the fee owned properties, collateral assignments of certain master leases and security interests on all property and all other property collateral, including assignments of leases and rents. The Salomon Loan bore interest at 350 basis points over the thirty-day LIBOR rate, which was payable monthly in arrears.

On October 31, 2001, the Company entered into a loan modification and extension agreement with Salomon. The maturity date of the loan was extended until November 2, 2002 for a fee of $331,000. In October 2002, Salomon agreed to extend the loan, without fees, until the Company closed on the Greenwich Capital Loan. The loan was subject to an exit fee of 1%, which was included in interest expense. Prior to the 2001 loan modification, the exit fee was payable monthly based upon the current principal repayment. After the modification, exit fees on monthly principal payments were deferred until maturity. The Company was required to make an additional monthly principal payment of $45,454 commencing in January 2002.

Interest expense incurred on the Salomon Loan totaled $2,343,204 for the year ended December 31, 2002.

5.    Obligations Under Capital Leases

The Company is the lessee of two locations under capital leases. The following is a schedule of minimum future rentals under capital leases as of December 31, 2004:

Years ending December 31:
2005	$262,184
2006	262,184
2007	262,184
2008	342,184
2009	382,184
Thereafter	15,268,347
Total minimum lease payments	16,779,267
Less amounts representing interest	13,475,843
Present value of future minimum lease payments	$3,303,424

Interest on the above capital leases was imputed at the Company's incremental borrowing rate of 10% at the acquisition date of each lease. Interest expense incurred on the above capital leases totaled $326,790, $320,666 and $315,122 for the years ended December 31, 2004, 2003 and 2002, respectively.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Under one of the capital leases, the Company also pays rent equal to 15% of the minimum rental income received from the Company's sub-tenant. The following is a schedule of minimum future rentals due to the lessor based on the Company's existing sub-lease as of December 31, 2004.

Years ending December 31:
2005	$90,000
2006	90,000
2007	97,750
2008	105,000
2009	105,000
Thereafter	862,750
Total minimum lease payments	$1,350,500

6.    Related Party Transactions

The Company had an asset management agreement with Emmes Asset Management Company LLC ("EAMC"), an affiliate of NorthStar and the Company. The asset management agreement, which was terminated on December 28, 2004, provided for an annual fee equal to 1.5% of the sum of the aggregate capital contributed by members of the Company and principal indebtedness from borrowed funds, less any dispositions of property. A fee of $384,454 was paid in connection with the termination of this agreement. A replacement agreement was entered into on December 28, 2004, which provides for the Company to pay an annual fee equal to 3.5% of gross collections as defined. Notwithstanding this calculation, the fee shall not be less than $300,000 or greater than $350,000 for any given year, provided, however, in the event the assets under management are decreased in number or in size the fee shall not have a minimum. The asset management fee is payable quarterly in advance. In addition, the Company reimburses EAMC for expenses, as defined, incurred in the management of the properties. In the event that available cash is insufficient to pay the asset management fee in full, the Company has agreed that from time to time it will cause the members to contribute additional capital.

The Company has engaged Emmes Realty Services, LLC ("ERS"), an affiliate of NorthStar and the Company, as leasing broker for the properties. Under the terms of the brokerage agreement, the Company pays a commission to ERS for leases executed by the Company where ERS has acted as broker. Leasing commissions paid or payable to ERS totaled $-0- and $249,382 for the years ended December 31, 2004 and 2003 respectively, and are included in deferred leasing costs in the accompanying balance sheets.

Total fees, and expenses incurred by the Company under the asset management agreement amounted to $1,252,512, $833,501 and $904,285 in the years ended December 31, 2004, 2003 and 2002, respectively. Amounts payable to EAMC and ERS total $28,378 and $98,178 at December 31, 2004 and 2003.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

7.    Commitments—Rent Under Operating Master Leases

At December 31, 2004, future minimum rental payments to be made by the Company under operating leases for the leasehold interests are as follows:

Years ending December 31:
2005	$442,000
2006	245,000
2007	85,000
2008	85,000
2009	85,000
$942,000

The Company's leasehold interests are generally pursuant to net leases whereby the Company is responsible for its allocable share of real estate taxes, for all operating expenses and for the general maintenance of the premises subject to the lease. Rents under such leases aggregated $422,299, $572,954 and $676,457 for the years ended December 31, 2004, 2003 and 2002, respectively. The Properties under the operating leases are in turn subleased to unrelated parties.

8.    Rental Income Under Operating Leases

Rental income from real estate is derived from the leasing and sub-leasing of space to commercial tenants. The leases are for fixed terms of varying length and provide for annual rentals and expense reimbursements to be paid in monthly installments.

The Company's credit risk is primarily associated with its tenant leases. Revenues from NRMI, net of reserves, comprised approximately 50%, 47% and 50% of rental income for the years ended December 31, 2004, 2003 and 2002, respectively and 78% of future minimum rental income at December 31, 2004. Unbilled rents receivable from NRMI, net of reserves, comprised approximately 75% of all unbilled rents receivable at December 31, 2004 and 2003.

The following is a schedule of future minimum rental income under noncancelable leases at December 31, 2004:

Years ending December 31:
2005	$8,466,000
2006	7,866,000
2007	7,971,000
2008	8,234,000
2009	8,366,000
Thereafter	92,007,000
$132,910,000

In December 2001, the Company received notice from NRMI that it would be abandoning its master lease for 1552, thereby turning the property back to the Company subject to a sublease with its affiliate for a portion of the property. On analysis, management determined that it could not reasonably expect a recovery from NRMI of unbilled contractual rents if it were to bring suit, and as such decided to immediately accept the space NRMI was abandoning and lease it to other tenants. In connection with the abandonment of the lease in 2001, the Company wrote off all unbilled rents receivable related to the abandoned space. Additionally, management reevaluated the collectibility of all of its unbilled rent to NRMI and determined that an incremental reserve is required for all additional unbilled rent recorded related to NRMI. Accordingly, for the years ended December 31, 2004 and 2003, an incremental reserve is provided for 50% of all additional unbilled rent recorded related to NRMI.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Included in rental income is percentage rent of $868,000, $839,000 and $620,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

9.    Contingency

On August 21, 2003, an action was filed against the Company in New York State Supreme Court, New York County (the "Complaint"). The Complaint was brought by 729 7th Realty Corp. (the "Tenant"), a subsidiary of NRMI that is the net lessee of the Condominium, to enforce certain rights it claims to have under its net lease with the Company (the "Net Lease").

In its Complaint, Tenant asserts two causes of action against the Company. In the first cause of action, Tenant seeks specific performance of its alleged right to require the Company to provide a subordination, non-disturbance and attornment agreement (an "SNDA") to a subtenant (the "Subtenant") so that in the event the Net Lease is terminated, the proposed sublease (the "Sublease") would remain in effect. The second cause of action seeks a judgment in the amount of approximately $600,000 for damages Tenant allegedly suffered by reason of the Company's refusal to provide the Subtenant with SNDA protection.

The Company has refused to grant SNDA protection to the Subtenant on the grounds that the proposed Sublease is configured in such a way so as to extract the most economically desirable portion of the Condominium for the Subtenant (an affiliate of the Tenant) rendering the remaining space that would revert to the Company upon a termination of the Net Lease unmarketable. Under the terms of the Net Lease, the Company believes it has no obligation to provide SNDA protection to a proposed subtenant where, in the Company's discretion, the remaining space would be rendered unmarketable.

In response to the Complaint, on September 24, 2003, the Company moved to dismiss the second cause of action on the grounds that the Net Lease prohibits the recovery of monetary damages that may result from the Company's refusal to provide proposed subtenants with SNDA protection (the "Motion"). By decision and order of the court filed on March 29, 2004, the Company's Motion was granted. The Company is vigorously opposing Tenant's claim that it has the right to obtain SNDA protection for its Subtenant under the current circumstances. Although the ultimate outcome of this matter is uncertain, management does not believe it will have a material impact on the financial position or results of operations of the Company.

10.    Discontinued Operations

729 Seventh Avenue

On June 30, 2005, the Company sold 729 Seventh Avenue ("729") and, in compliance with FASB 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("FAS 144"), the Company has reported revenue, expenses, and gain on sale from this property as income (loss) from discontinued operations in 2005.

1552 Broadway

The Company has met the held for sale criteria in accordance with FASB Statement No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" in July 2005. The property was classified as held for sale and its operations classified as discontinued operations in the consolidated statements of income, for the three years ended December 31, 2004. The Company revised its historical financial statements in connection with the adoption of FAS 144 to reflect 729 and 1552 as discontinued operations. The revision did not have an impact on net income. The only impact was the presentation of this property's operations within the consolidated statements of income.

ALGM I Owners LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The assets held for sale were $39,234,737 and $39,131,746 at December 31, 2004 and 2003, respectively.

The table summarizes income from discontinued operations from 729 and 1552 for the three year period ended December 31, 2004:

	2004	2003	2002
Revenues:
Minimum & percentage rent	$6,140,740	$6,158,868	$5,618,225
Tenant reimbursements	311,075	297,848	205,378
Interest income and other	10,955	4,228	1,455
Total revenues	6,462,770	6,460,944	5,825,058
Expenses:
Operating expense	662,501	612,822	440,404
Marketing, general and administrative	397,799	175,876	80,650
Allowance for uncollectible billed and unbilled rents	376,505	473,458	499,152
Interest expense	3,177,001	3,222,456	3,010,039
Asset management fee – affiliate	861,312	573,911	572,523
Depreciation and amortization	776,204	774,780	760,046
Total expenses	6,251,322	5,833,303	5,362,814
Net income from discontinued operations	$211,448	$627,641	$462,244

ALGM I Owners LLC and Subsidiaries
Schedule II — Valuation and Qualifying Accounts
As of December 31, 2004

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Additions/Charges to Other Accounts	Deductions	Balance at End of Period
For the Year Ended December 31, 2002
Provision for loan losses	$—	$—	$—	$—	$—
Allowance for doubtful accounts — SL(1)	2,789,479	499,152	—	—	3,288,631
Allowance for doubtful accounts(1)	328,844		—	(239,758)	89,086
	$3,118,323	$499,152	$—	$(239,758)	$3,377,717
For the Year Ended December 31, 2003
Provision for loan losses	$—	$—	$—	$—	$—
Allowance for doubtful accounts — SL(1)	3,288,631	453,225	—	—	3,741,856
Allowance for doubtful accounts(1)	89,086	20,233	—	(89,948)	19,371
	$3,377,717	$473,458	$—	$(89,948)	$3,761,227
For the Year Ended December 31, 2004
Provision for loan losses	$—	$—	$—	$—	$—
Allowance for doubtful accounts — SL(1)	3,741,856	394,863	—	—	4,136,719
Allowance for doubtful accounts(1)	19,371	(18,358)	—	—	1,013
	$3,761,227	$376,505	$—	$—	$4,137,732

Explanatory Notes:

(1)	See Note 2 to the Company's Consolidated Financial Statements.

ALGM I OWNERS LLC AND SUBSIDIARIES
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2004

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F	Column G	Column H	Column I
Description (1)	Encumbrances	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
1552 Broadway		$4,177,140	$16,708,561	$140,967	552,082	$4,318,107	$17,260,643	$21,578,750	$2,501,603		Mar-99	Various
729 Seventh Avenue		3,170,923	12,683,693	108,069	423,326	3,278,992	13,107,019	16,386,011	1,899,028		Mar-99	Various
987 Eighth Avenue		—	2,218,794	—	426,227	—	2,645,021	2,645,021	727,420		Mar-99	Various
36 West 34 Street		—	4,145,318	—	271,979	—	4,417,297	4,417,297	391,098		Mar-99	Various
1372 Broadway (2)		—	461,905	—	545	—	462,450	462,450	367,484		Mar-99	Various
991 Third Avenue (2)		—	1,642,327	—	59,792	—	1,702,119	1,702,119	1,442,564		Mar-99	Various
27 West 34 Street (2)		—	3,592,591	—	167,578	—	3,760,169	3,760,169	1,982,206		Mar-99	Various
701 Seventh Avenue (2)		—	3,179,364	—	66,256	—	3,245,620	3,245,620	1,342,101		Mar-99	Various
		$7,348,063	$44,632,553	$249,036	$1,967,785	$7,597,099	$46,600,338	$54,197,437	$10,653,504

(1)	All properties are located in New York, NY

(2)	Represents a leasehold interest amortized over the life of the underlying lease.

The changes in real estate for the three years ended December 31, 2004 are as follows:

	2004	2003	2002
Balance at beginning of year	$52,646,282	$54,136,887	$54,054,800
Improvements	21,230	334,790	82,087
Basis step up	1,529,925	—	—
Retirements/disposals	—	(1,825,395)	—
Balance at end of year	$54,197,437	$52,646,282	$54,136,887

The changes in accumulated depreciation, exclusive of amounts relating to equipment and furniture and fixtures, for the three years ended December 31, 2004, are as follows:

	2004	2003	2002
Balance at beginning of year	$8,794,965	$8,552,419	$6,310,866
Depreciation for the year	1,858,539	2,067,941	2,241,553
Retirements/disposals	—	(1,825,395)	—
Balance at end of year	$10,653,504	$8,794,965	$8,552,419

NorthStar Funding LLC
Financial Statements

Years ended December 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

To the Members of
NorthStar Funding LLC

We have audited the accompanying balance sheets of NorthStar Funding LLC ("the Company") as of December 31, 2004 and 2003, and the related statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement Schedule IV. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthStar Funding LLC at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

New York, New York
March 30, 2005

NorthStar Funding LLC
Balance Sheets

	December 31,
	2004	2003
Assets
Cash and cash equivalents	$147,289	$265,424
Subordinate real estate debt investments	107,823,661	114,840,693
Accrued interest receivable	745,075	595,578
Total assets	$108,716,025	$115,701,695
Liabilities
Accrued expenses	$15,715	$106,541
Deferred loan origination fees, net	854,159	739,304
Unearned revenue	—	77,792
Due to loan participant	—	26,179
Due to affiliates	232,509	279,795
Total liabilities	1,102,383	1,229,611
Members' equity	107,613,642	114,472,084
Total liabilities and members' equity	$108,716,025	$115,701,695

See accompanying notes to financial statements.

NorthStar Funding LLC
Statements of Income

	Years ended December 31,
	2004	2003	2002
Revenue:
Interest income	$13,580,769	$6,827,156	$180,061
Other income	186,546	10,939	34,007
Total revenue	13,767,315	6,838,095	214,068
Expenses:
Advisory fees — affiliate	1,080,863	556,661	18,012
Legal fees	67,562	61,768	—
General and administrative	15,148	22,626	—
Organization costs	—	—	15,838
Other expenses	34,480	20,248	214
Total expenses	1,198,053	661,303	34,064
Net income	$12,569,262	$6,176,792	$180,004

See accompanying notes to financial statements.

NorthStar Funding LLC
Statements of Members' Equity

Years ended December 31, 2004, 2003 and 2002

	Managing Member	NSF Venture Investor	NorthStar	Total
Balance at January 1, 2002	$—	$(52)	$(6)	$(58)
Contributed capital	—	18,097,714	2,010,857	20,108,571
Distributions	—	(63,749)	(7,150)	(70,899)
Net income	—	162,004	18,000	180,004
Balance at December 31, 2002	—	18,195,917	2,021,701	$20,217,618
Contributed capital	—	90,202,826	3,672,895	93,875,721
Distributions	—	(5,432,944)	(365,103)	(5,798,047)
Net income	—	5,790,244	386,548	6,176,792
Balance at December 31, 2003	—	108,756,043	5,716,041	114,472,084
Contributed capital	—	19,913,624	1,048,085	20,961,709
Distributions	(453,442)	(37,938,916)	(1,997,055)	(40,389,413)
Net income	453,442	11,510,029	605,791	12,569,262
Balance at December 31, 2004	$—	$102,240,780	$5,372,862	$107,613,642

See accompanying notes to financial statements.

NorthStar Funding LLC
Statements of Cash Flows

	Years ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$12,569,262	$6,176,792	$180,004
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in assets and liabilities:
Accrued interest receivable	(149,497)	(494,169)	(101,409)
Amortization of deferred loan origination costs	(428,895)	(37,958)	31
Unearned revenue	(77,792)	77,792	—
Due to affiliate	(47,286)	247,425	18,070
Due to loan participant	(26,179)	26,179	—
Accrued expenses	(90,826)	(144,861)	258,494
Net cash provided by operating activities	11,748,787	5,851,200	355,190
Cash flows from investing activities:
Additions to subordinate real estate debt investments	(21,000,000)	(230,388,229)	(26,250,000)
Deferred loan origination costs	543,750	810,682	(33,451)
Principal repayments	28,017,032	78,029	—
Proceeds from sale of sub-participation interests	—	135,719,507	6,000,000
Net cash provided by (used in) investing activities	7,560,782	(93,780,011)	(20,283,451)
Cash flows from financing activities:
Capital contributions by members	20,961,709	93,875,721	20,108,571
Distributions to members	(40,389,413)	(5,798,047)	(63,749)
Net cash (used in) provided by financing activities	(19,427,704)	88,077,674	20,044,822
Net (decrease) increase in cash and cash equivalents	(118,135)	148,863	116,561
Cash and cash equivalents at beginning of period	265,424	116,561	—
Cash and cash equivalents at end of period	$147,289	$265,424	$116,561

See accompanying notes to financial statements.

NorthStar Funding LLC
Notes to Financial Statements

1.    Organization

NorthStar Funding LLC (the "Company") is a limited liability company formed under the laws of the State of Delaware on May 16, 2001 for the purpose of making fixed income investments secured by real estate. The Company is authorized to acquire or originate the following types of investments: loans secured by a pledge of equity interest in portfolio companies (whether corporations, partnerships, limited liability companies or other types of entities with interests primarily in real estate assets) that are subordinate to mortgage loans; subordinated debt and preferred equity securities issued by public or private portfolio companies; second mortgage loans secured by junior interests in real estate; shorter term bridge loans secured by mortgages or pledges of equity in portfolio companies; bank loans secured by real estate; distressed debt and equity securities issued by portfolio companies; participation interests in any of the foregoing funds as well as participation interests in first mortgage loans, and securities or other assets received by the Company as distributions on, in exchange for or as a result of foreclosing on any of the foregoing.

The term of the Company's existence shall initially be seven years and may be extended for up to two additional one-year terms. On September 14, 2004, the Company amended its limited liability agreement (the "Member agreement") to extend its term to continue through May 24, 2014.

The managing member of the Company is NorthStar Funding Management LLC (the "Managing Member"). NorthStar Funding Investor Member LLC, a Delaware limited liability company ("NorthStar"), and an institutional pension fund (the "NSF Venture Investor"), are the investor members (the "Investor Members"). The Managing Member owns .01% of the Company. NorthStar and the NSF Venture Investor initially committed to invest $10.0 million and $90.0 million for a 9.995% and 89.995% interest, respectively, in the Company.

On July 10, 2003, the Managing Member negotiated several modifications regarding funding requirements, which included an increase in the NSF Venture Investor's capital commitment to $190 million, and a reduction of NorthStar's ownership interest to 4.995%. Subsequent to July 10, 2003, NorthStar Funding Management LLC continues to own .01% of the Company and NorthStar and the NSF Venture Investor own a 4.995% and 94.995% interest, respectively, in the Company.

Total funded capital to the Company from Investor Members as of December 31, 2004 and 2003 is $135.2 million and $114.2 million, respectively.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The financial statements are presented on an accrual basis in conformity with accounting principles generally accepted in the United States.

Cash and Cash Equivalents

The Company classifies highly liquid investments with original maturities of three months or less from the date of purchase as cash equivalents. At December 31, 2004 and 2003, cash balances of approximately $147,300 and $265,400, respectively, were on deposit with a bank in New York and are federally insured up to $100,000.

Revenue Recognition

Interest income for the Company's subordinate real estate debt investments is recognized on an accrual basis over the life of the investment using the effective interest method. Additional interest to be collected at payoff is recognized over the term of the loan as an adjustment to yield.

Allowances for loan investment losses are established based upon a periodic review of the loan investments. Income recognition is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the suspended loan becomes contractually current and performance is demonstrated to be resumed. In performing this review, management considers the estimated net recoverable value of the loan as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the loan investments may differ materially from the carrying value at the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of four subordinate real estate debt investments, the underlying loans for which are collateralized by commercial properties, and cash balances held with financial institutions, which at times exceed federally insurable limits. As of December 31, 2004, approximately 49% and 23% of all loan investments are secured by properties in New York and Chicago, respectively. As of December 31, 2003, approximately 46% and 26% of all loan investments were secured by properties in New York and Florida, respectively.

Subordinate Real Estate Debt Investments

Investments in subordinate real estate debt investments, either direct or participating interests, are recorded at their purchased cost. Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method.

Fair Values of Financial Instruments

The Company has estimated that the carrying amounts of its financial instruments cash and cash equivalents, receivables, accounts payable balances reasonably approximate their fair values due to the short-term nature of these items. Subordinate real estate debt participations had an estimated fair value of approximately $108,936,661 which exceeds the book value by $1,113,000.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2004. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Loan Origination Fees and Acquisition Costs

The Company defers costs incurred related to the acquisition or underwriting of loan investments, as well as any origination fees received. The net balance of deferred costs/fees is amortized using the effective interest method over the life of the related loan investment. Such amortization is reflected as a component of interest income. The Company has recorded net loan origination fees and acquisition costs of ($854,159) and ($739,304) at December 31, 2004 and 2003, respectively.

Sale of Sub-Participations of Loan Investments

The Company records the transfer of a sub-participation in a loan investment as a sale when the attributes of the transaction meet the criteria for sale of FAS 140, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities", including transferring the financial interest beyond the reach of the Company's creditors and placing no substantive restrictions on the resale of the sub-participation by the purchaser.

Income Taxes

No provision has been made in the accompanying financial statements for federal, state or local income taxes as each member of the Company is responsible for reporting their respective share of the Company's income or losses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncement

In December 2003, the Financial Accounting Standards Board ("FASB") issued interpretation No 46R ("FIN 46R") "Consolidation of Variable Interest Entities" to replace Interpretation No 46 ("FIN 46") which was issued in January 2003. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with proportionate voting rights or (b) has not been capitalized with sufficient financial resources for the entity to support its activities. FIN 46R requires a variable interest entity to be consolidated by primary beneficiary which is the entity subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. The Company has adopted FIN 46R and analyzed the applicability of this interpretation. The adoption of FIN 46R had no material impact on the Company's financial condition or results of operations as of December 31, 2004.

3.    Limited Liability Company Agreement

The Company's Member agreement stipulates the method of allocation and distribution of the Company's income and cash.

Allocations of Net Income and Net Loss

Each item of income, gain, loss deduction or credit included in net income and net loss shall generally be allocated among the members in the manner in which distributable proceeds have been or are distributed to the members pursuant to the Company's Member Agreement.

Cash Distributions of Portfolio Investments

Distributable proceeds are derived from the cash remaining from the disposition or financing proceeds of a portfolio investment, from insurance proceeds received related to a casualty loss or from items of ordinary income such as interest, dividends, or rental income, net of all related costs and expenses.

Generally, each member's percentage interest of distributable proceeds will be paid as follows: First, pro rata based on ownership percentages to each member until 100% of invested capital is recovered and a priority return of 10% per annum on the liquidated portion of the portfolio have been received. Second, 80% of distributable proceeds are allocated to the Managing Member and 20% is allocated to the Investor Members pro rata until the Managing Member has received 20% of the cumulative cash distributed. Thereafter, the Managing Member will receive 20% of the distributable proceeds and the Investor Members will receive 80% of distributable proceeds on a pro rata basis.

The Company made cash distributions of $453,442 to the Managing Member during the year ended December 31, 2004 in connection with loan repayments by borrowers.

4.    Subordinate Real Estate Debt Investments

At December 31, 2004 and 2003, the Company's investments in subordinate real estate debt are as follows, in thousands:

Investment	Closing Date	Face Amount	Proceeds from Sale of Subparticipations	NS Funding LLC Net Participation	Principal payments (2)	December 31, 2004 Investment Balance	December 31, 2003 Investment Balance
Alhambra Plaza	11/06/2002	$14,000	$6,000	$8,000	—	—	$8,000
Douglas Entrance	12/19/2002	12,250	—	12,250	—	—	12,250
Portland Multifamily Portfolio,	02/06/2003	15,300	7,650	7,650			7,650
BellSouth Tower, (1)	4/15/2003	24,300	14,820	9,480	$195	$9,285	9,402
IBM Plaza	7/10/2003	64,789	40,000	24,789	—	24,789	24,789
Max Capital Portfolio, (1)	8/1/2003	56,000	32,000	24,000	—	24,000	24,000
450 West 33rd Street (3)	12/31/2003	70,000	41,250	28,750	—	28,750	28,750
Pickwick Plaza	9/14/04	21,000	—	21,000	—	21,000	—
Totals		$277,639	$141,720	$135,919	$195	$107,824	$114,841

Investment	Location	Type	Initial Maturity	Extension Options	Interest Rate at 12/31/04	Base Rate
Alhambra Plaza	Florida	Office	10/09/05	Two 1-year	—	30 Day Libor + 9.30%
Douglas Entrance	Florida	Office	11/10/2004	One 1-year	—	12%
Portland Multifamily Portfolio	Oregon	Multifamily	12/11/2004	6 months, two one year	—	30 Day Libor + 8.75%
BellSouth Tower	Florida	Office	8/11/2004	Two 1-year	12.74%	30 Day Libor + 10.34%
IBM Plaza	Chicago	Office	3/09/2006	Two 1-year	12.46%	30 Day Libor + 10.06%
Max Capital Portfolio	New York	Office	1/09/2005	Three 1-year	12.42%	30 Day Libor( 3% floor) + 9.42%
450 West 33rd Street	New York	Office	1/09/2006	Three 1-year	13.08%	30 Day Libor + 10.68%
Pickwick Plaza	Connecticut	Office	4/11/2014	No extensions	9.84%	Fixed rate of 9.84%

(1)	Loan was extended and paid off in February, 2005. See Note 7.

(2)	All loans are interest only, except for BellSouth Tower which requires monthly principal payments of $9,753.

(3)	Loan was paid off in March, 2005. See Note 7.

Investment activity

The Douglas Entrance mezzanine loan was prepaid on February 11, 2004. The amount of the prepayment was approximately $12.6 million, which included the principal balance of $12.25 million, interest and prepayment premiums.

In September 2004, the Company originated a $21 million mezzanine loan collateralized by an office building in Connecticut. The interest rate is 9.84% and initial maturity is April, 2014.

The Alhambra mezzanine loan was prepaid on October 12, 2004. The amount of the prepayment was approximately $14.1 million, which included the principal balance of $14.0 million and interest.

The Portland Multifamily mezzanine loan was prepaid on December 17, 2004. The amount of the prepayment was approximately $15.4 million, which included the principal balance of approximately $15.3 million and interest.

5.    Advisory Fees—Affiliates

On May 24, 2001, the Company entered into an advisory agreement (the "Advisory Agreement") with NorthStar Capital Investment Corp., a Maryland corporation, an affiliate of NorthStar. On November 18, 2003 the Advisory Agreement was assigned by NorthStar Capital Investment Corp. to Managing Member. NorthStar Capital Investment Corp. and Managing Member are collectively referred to as the "Advisor."

The Company pays the Advisor an annual administrative and advisory fee (the "Advisory Fee"), payable quarterly in arrears equal to (i) 1% of the aggregate capital contributions of NorthStar, the NSF Venture Investor and members of the Company with capital commitments of $50.0 million or more and (ii) 1.5% of the capital contributions of members (other than NorthStar) of the Company with capital commitments of less than $50.0 million. In the event that the Advisor does not act as an investment advisor to the Company for the entire quarter, the Advisory Fee will be prorated to reflect the portion of such quarter.

The Advisory Agreement will continue for a seven-year period and shall thereafter automatically renew for up to two one-year periods upon the extension of the term of the existence of the Company. This agreement may be terminated by either the Advisor or the Company upon the resignation or removal of NorthStar Funding Management LLC as Managing Member of the Company.

In 2004, 2003 and 2002, the Company incurred advisory fees of $1,080,863, $556,661 and $18,012, of which $35,043 and $218,233 is included in due to affiliates at December 31, 2004 and 2003, respectively.

6.    Due to Affiliates

Due to affiliates includes cash received on behalf of an affiliate and advisory fees due to the Managing Member.

7.    Subsequent Events

The Bell South Tower mezzanine loan was repaid February 3, 2005. The prepayment was approximately $9.5 million, which included the principal balance of approximately $9.3 million, interest and a prepayment premium of $102,519.

The Max Capital mezzanine loan was repaid February 14, 2005. The prepayment was approximately $24.3 million which included the principal balance of approximately $24.0 million and accrued interest.

The 450 West 33rd Street loan was repaid on March 8, 2005. The amount of the prepayment was approximately $29.6 million which included the principal balance of $28.8 million, exit and prepayment fees totaling approximately $0.5 million and accrued interest.

NorthStar Funding LLC
Schedule IV—Loans and Other Lending Investments
December 31, 2004
(dollars in thousands)

Type of Loan/Borrowers	Description/ Locations	Interest Accrual Rates	Interest Payment Rates	Final Maturity Date	Periodic Payment Terms(1)	Principal Amounts	Carrying Amount of Loans
BellSouth Tower (2)	Office, Florida	30 Day Libor + 10.31%	30 Day Libor + 10.31%	8/11/2004	P&I	$9,285	$9,285
IBM Plaza	Office, Chicago	30 Day Libor + 10.02%	30 Day Libor + 10.02%	3/09/2006	I/O	24,789	24,789
Max Capital Portfolio (2)	Office, New York	30 Day Libor + 9.42%	30 Day Libor (3% floor) + 9.42%	1/09/2005	I/O	24,000	24,000
450 West 33rd Street (3)	Office, New York	30 Day Libor + 10.62%	30 Day Libor + 10.62%	1/09/2006	I/O	28,750	28,750
Pickwick Plaza	Office, Connecticut	9.84% Fixed	9.84% Fixed	4/11/2014	I/O	21,000	21,000
Subtotal						107,824	107,824
Provision for losses						—	—
Total						$107,824	$107,824

(1)	Interest only or I/O; principal and Interest or P&I.

(2)	Loan was extended and paid off in February, 2005.

(3)	Loan was paid off in March, 2005.

No prior liens exist on the above loans.

8,000,000 Shares

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY	BANC of AMERICA SECURITIES LLC

JMP SECURITIES

                            , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission registration fee	$10,070.41
National Association of Securities Dealers, Inc. and blue sky registration fees	9,056.00
New York Stock Exchange listing fee	44,160.00
Printing and engraving expenses	160,000.00
Legal fees and expenses	200,000.00
Accounting fees and expenses	200,000.00
Miscellaneous	97,713.59
Total	$721,000.00

Item 32.    Sales to Special Parties.

See Item 33.

Item 33.    Recent Sales of Unregistered Securities.

On October 7, 2003, NorthStar Realty Finance Corp. (the "Company") issued 100 shares of common stock, par value, $.01 per share (the "Common Stock") of the Company to NorthStar Partnership, L.P. for $100. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Upon the consummation of the Company's initial public offering on October 29, 2004 (the "IPO"), the Company issued 50,000 shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc., in partial consideration of their services as an underwriter of the IPO. Friedman, Billings, Ramsey & Co., Inc. represented to the Company that it is an institutional accredited investor, as such term is defined in Rule 501 under the Securities Act. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 506 under Regulation D under the Securities Act and Section 4(2) of the Securities Act.

Upon the consummation of the IPO, NorthStar Realty Finance Limited Partnership, the operating partnership of the Company ("NorthStar Realty Partnership"), issued 4,705,915 units of limited partnership interest in NorthStar Realty Partnership (the "OP Units") to the following subsidiaries of NorthStar Capital Investment Corp. ("NorthStar Capital"): NorthStar Partnership, L.P., NorthStar Funding Managing Member Holdings, LLC and NS Advisors Holdings LLC (collectively, the "NorthStar Capital Contributors"), each in exchange for their contribution of membership interests in entities engaged in NorthStar Capital's real estate finance businesses to NorthStar Realty Partnership. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Beginning one year from the consummation of the IPO, each OP Unit issued to the NorthStar Capital Contributors is redeemable, at the option of the OP Unit holder, for cash, or at the election of the Company, shares of Common Stock, generally on a one for one basis.

On the dates listed below NorthStar Realty Partnership issued the aggregate number of units of limited partnership interest in NorthStar Realty Partnership which are subject to vesting (the "LTIP Units") set forth opposite each such date to employees of the Company and co-employees of the Company and NorthStar Capital, either directly or to one or more indirectly limited liability companies, the members of which consist of employees of the Company and co-employees of the

Company and NorthStar Capital, pursuant to the Company's 2004 Omnibus Stock Incentive Plan. Such issuances of LTIP Units were exempt from the registration requirements of the Securities Act pursuant to Rule 701 and Rule 506 of Regulation D under the Securities Act.

Date of Issuance	Number of LTIP Units
October 19, 2004	636,500
November 19, 2004	28,846
January 31, 2005	12,500
August 1, 2005	10,250

Item 34.    Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company's charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company's bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or its predecessors.

The Company has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds From Stock Being Registered.

Not applicable.

Item 36.    Financial Statements and Exhibits.

(a) Financial Statements

NORTHSTAR REALTY FINANCE CORP. AND NORTHSTAR REALTY FINANCE CORP. PREDECESSOR

Consolidated and Combined Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-26
Consolidated and Combined Balance Sheets as of December 31, 2004 and 2003	F-27
Consolidated and Combined Statements of Operations for the Period October 29, 2004 to December 31, 2004, for the Period from January 1, 2004 to October 28, 2004, and the Years Ended December 31, 2003 and 2002	F-28
Consolidated Statement of Stockholders' Equity for the Period of October 29, 2004 to December 31, 2004	F-29
Combined Statement of Owners' Equity for the Period of January 1, 2004 to October 28, 2004 and the Years Ended December 31, 2003 and 2002	F-30
Consolidated and Combined Statements of Cash Flows for the Period October 29, 2004 to December 31, 2004, for the Period of January 1, 2004 to October 28, 2004 and for the Years Ended December 31, 2003 and 2002	F-31
Notes to Consolidated and Combined Financial Statements	F-33
Schedule II—Valuation and Qualifying Accounts as of December 31, 2004	F-62
Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2004	F-63
Schedule IV—Loans and other Lending Investments as of December 31, 2004	F-64

ALGM I OWNERS LLC AND SUBSIDIARIES

NORTHSTAR FUNDING LLC

(b) The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
2.1	Contribution Agreement, dated as of October 29, 2004, by and among NS Advisors Holdings LLC, Presidio Capital Investment Company, LLC and NorthStar Realty Finance Limited Partnership***
2.2	Contribution Agreement, dated as of October 29, 2004, by and among NorthStar Partnership, L.P., NorthStar Funding Managing Member Holdings LLC and NorthStar Realty Finance Limited Partnership***
2.3	Purchase and Sale Agreement, dated as of October 29, 2004, between NorthStar Realty Finance Limited Partnership and ALGM I Equity, LLC***
3.1	Articles of Amendment and Restatement of NorthStar Realty Finance Corp., as filed with the State Department of Assessments and Taxation of Maryland on October 20, 2004 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
3.2	Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
3.3	Amendment No. 1 to the Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K, filed on April 27, 2005)
4.1	Registration Rights Agreement, dated as of October 29, 2004, by and among NorthStar Realty Finance Corp., NorthStar Partnership, L.P., NorthStar Funding Managing Member Holdings LLC and NS Advisors Holdings LLC***
5.1	Opinion of Venable LLP relating to the legality of the common stock
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership, dated as of October 19, 2004, by and among NorthStar Realty Finance Corp., as sole general partner and initial limited partner and the other limited partners a party thereto from time to time***
10.2	Non-Competition Agreement, dated as of October 29, 2004, by and among NorthStar Realty Finance Corp., NorthStar Realty Finance Limited Partnership, NorthStar Capital Investment Corp. and NorthStar Partnership, L.P.***
10.3	Shared Facilities and Services Agreement, dated as of October 29, 2004, by and between NorthStar Realty Finance Corp. and NorthStar Capital Investment Corp.***
10.4	Amended, Restated and Consolidated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of December 4, 2002, by and among 729 Demi-Tasse LLC, 1552 Lonsdale LLC, ALGM Leasehold II LLC, ALGM Leasehold III LLC, ALGM Leasehold VI LLC, ALGM Leasehold VIII LLC, ALGM Leasehold IX LLC, ALGM Leasehold X LLC, ALGM Leasehold XII LLC and Greenwich Capital Financial Products, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
10.5	Executive Employment Agreement, dated as of October 22, 2004, between David T. Hamamoto and NorthStar Realty Finance Corp.***
10.6	Executive Employment Agreement, dated as of October 22, 2004, between Mark E. Chertok and NorthStar Realty Finance Corp.***
10.7	Executive Employment Agreement, dated as of October 22, 2004, between Jean-Michel Wasterlain and NorthStar Realty Finance Corp.***
10.8	Executive Employment Agreement, dated as of October 22, 2004, between Daniel R. Gilbert and NorthStar Realty Finance Corp.***
10.9	NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan***

Exhibit Number	Description
10.10	LTIP Unit Vesting Agreement under the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan among NorthStar Realty Finance Corp., NorthStar Realty Finance Limited Partnership and NRF Employee, LLC***
10.11	Form of Vesting Agreement for Units of NRF Employee, LLC, each dated as of October 29, 2004, between NRF Employee, LLC and certain employees and co-employees of NorthStar Realty Finance Corp.***
10.12	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.7(a) to the Company's Registration Statement on Form S-11 (File No. 333-114675))
10.13	NorthStar Realty Finance Corp. 2004 Long Term Incentive Bonus Plan***
10.14	Form of Notification under NorthStar Realty Finance Corp. 2004 Long Term Incentive Bonus Plan***
10.15	Form of Indemnification Agreement for directors and officers of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
10.16	Amended and Restated Master Repurchase Agreement, dated as of March 21, 2005, between NRFC DB Holdings, LLC and Deutsche Bank AG, Cayman Islands Branch (incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Annual Report on Form 10-K for the year ended December 31, 2004)
10.17	Amended and Restated Junior Subordinated Indenture dated as of September 16, 2005, between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, as trustee*
10.18	Second Amended and Restated Trust Agreement, dated as of September 16, 2005, among NorthStar Realty Finance Limited Partnership, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and Mark Chertok, David Hamamoto and Richard McCready, each as administrative trustees*
10.19	Amended and Restated Junior Subordinated Indenture dated as of September 16, 2005, between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, as trustee*
10.20	Second Amended and Restated Trust Agreement, dated as of September 16, 2005, among NorthStar Realty Finance Limited Partnership, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and Mark Chertok, David Hamamoto and Richard McCready, each as administrative trustees*
10.21	Master Repurchase Agreement, dated as of July 13, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association (incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)
10.22	First Amendment to the Master Repurchase Agreement, dated as of August 24, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association*
10.23	Second Amendment to the Master Repurchase Agreement, dated as of September 20, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association*
10.24	Master Loan, Guarantee and Security Agreement, dated as of September 28, 2005, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., NS Advisors LLC and Bank of America, N.A.*
10.25	Third Amendment to the Master Repurchase Agreement, dated as of September 30, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association*
10.26	Omnibus Amendment to the Master Repurchase Agreement, dated as of October 21, 2005, between NRFC WA Holdings, LLC, NRFC WA Holdings II, LLC and Wachovia Bank, National Association****

Exhibit Number	Description
10.27	Agreement of Purchase and Sale, dated as of October 25, 2005, between 1552 Lonsdale LLC and 1552 Bway Owner, LLC****
10.28	Fourth Amendment to the Master Repurchase Agreement, dated October 28, 2005, by and among NRFC WA Holdings, LLC, NRFC WA Holdings II, LLC and Wachovia Bank, National Association****
10.29	Sublease, dated as of November 7, 2005, between NorthStar Realty Finance Limited Partnership and NorthStar Partnership, L.P.****
10.30	Junior Subordinated Indenture, dated as of November 22, 2005, between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, as trustee.
10.31	Amended and Restated Trust Agreement, dated as of November 22, 2005, between NorthStar Realty Finance Limited Partnership, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and Mark Chertok, David Hamamoto and Richard McCready, each as administrative trustees.
21.1	Subsidiaries of NorthStar Realty Finance Corp.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Venable LLP (contained in Exhibit 5.1)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1)

†	To be filed by amendment.

*	Previously filed on October 2, 2005.

**	Incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2004.

***	Incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

****	Incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Item 37.    Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 23, 2005.

NORTHSTAR REALTY FINANCE CORP.
By:	/s/ Mark E. Chertok
Name: Mark E. Chertok
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	November 23, 2005

W. Edward Scheetz

*	President, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2005

David T. Hamamoto

/s/ Mark E. Chertok	Chief Financial Officer (Principal Financial and Accounting Officer)	November 23, 2005

Mark E. Chertok

*	Director	November 23, 2005

William V. Adamski

*	Director	November 23, 2005

Preston Butcher

*	Director	November 23, 2005

Judith A. Hannaway

*	Director	November 23, 2005

Wesley D. Minami

*	Director	November 23, 2005

Frank V. Sica

*By:	Mark E. Chertok
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement†
2.1	Contribution Agreement, dated as of October 29, 2004, by and among NS Advisors Holdings LLC, Presidio Capital Investment Company, LLC and NorthStar Realty Finance Limited Partnership***
2.2	Contribution Agreement, dated as of October 29, 2004, by and among NorthStar Partnership, L.P., NorthStar Funding Managing Member Holdings LLC and NorthStar Realty Finance Limited Partnership***
2.3	Purchase and Sale Agreement, dated as of October 29, 2004, between NorthStar Realty Finance Limited Partnership and ALGM I Equity, LLC***
3.1	Articles of Amendment and Restatement of NorthStar Realty Finance Corp., as filed with the State Department of Assessments and Taxation of Maryland on October 20, 2004 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
3.2	Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
3.3	Amendment No. 1 to the Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K, filed on April 27, 2005)
4.1	Registration Rights Agreement, dated as of October 29, 2004, by and among NorthStar Realty Finance Corp., NorthStar Partnership, L.P., NorthStar Funding Managing Member Holdings LLC and NS Advisors Holdings LLC***
5.1	Opinion of Venable LLP relating to the legality of the common stock
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership, dated as of October 19, 2004, by and among NorthStar Realty Finance Corp., as sole general partner and initial limited partner and the other limited partners a party thereto from time to time***
10.2	Non-Competition Agreement, dated as of October 29, 2004, by and among NorthStar Realty Finance Corp., NorthStar Realty Finance Limited Partnership, NorthStar Capital Investment Corp. and NorthStar Partnership, L.P.***
10.3	Shared Facilities and Services Agreement, dated as of October 29, 2004, by and between NorthStar Realty Finance Corp. and NorthStar Capital Investment Corp.***
10.4	Amended, Restated and Consolidated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of December 4, 2002, by and among 729 Demi-Tasse LLC, 1552 Lonsdale LLC, ALGM Leasehold II LLC, ALGM Leasehold III LLC, ALGM Leasehold VI LLC, ALGM Leasehold VIII LLC, ALGM Leasehold IX LLC, ALGM Leasehold X LLC, ALGM Leasehold XII LLC and Greenwich Capital Financial Products, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
10.5	Executive Employment Agreement, dated as of October 22, 2004, between David T. Hamamoto and NorthStar Realty Finance Corp.***
10.6	Executive Employment Agreement, dated as of October 22, 2004, between Mark E. Chertok and NorthStar Realty Finance Corp.***

Exhibit No.	Description
10.7	Executive Employment Agreement, dated as of October 22, 2004, between Jean-Michel Wasterlain and NorthStar Realty Finance Corp.***
10.8	Executive Employment Agreement, dated as of October 22, 2004, between Daniel R. Gilbert and NorthStar Realty Finance Corp.***
10.9	NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan***
10.10	LTIP Unit Vesting Agreement under the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan among NorthStar Realty Finance Corp., NorthStar Realty Finance Limited Partnership and NRF Employee, LLC***
10.11	Form of Vesting Agreement for Units of NRF Employee, LLC, each dated as of October 29, 2004, between NRF Employee, LLC and certain employees and co-employees of NorthStar Realty Finance Corp.***
10.12	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.7(a) to the Company's Registration Statement on Form S-11 (File No. 333-114675))
10.13	NorthStar Realty Finance Corp. 2004 Long Term Incentive Bonus Plan***
10.14	Form of Notification under NorthStar Realty Finance Corp. 2004 Long Term Incentive Bonus Plan***
10.15	Form of Indemnification Agreement for directors and officers of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-11 (File No. 333-114675))
10.16	Amended and Restated Master Repurchase Agreement, dated as of March 21, 2005, between NRFC DB Holdings, LLC and Deutsche Bank AG, Cayman Islands Branch (incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Annual Report on Form 10-K for the year ended December 31, 2004)
10.17	Amended and Restated Junior Subordinated Indenture dated as of September 16, 2005, between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, as trustee*
10.18	Second Amended and Restated Trust Agreement, dated as of September 16, 2005, among NorthStar Realty Finance Limited Partnership, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and Mark Chertok, David Hamamoto and Richard McCready, each as administrative trustees*
10.19	Amended and Restated Junior Subordinated Indenture dated as of September 16, 2005, between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, as trustee*
10.20	Second Amended and Restated Trust Agreement, dated as of September 16, 2005, among NorthStar Realty Finance Limited Partnership, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and Mark Chertok, David Hamamoto and Richard McCready, each as administrative trustees*
10.21	Master Repurchase Agreement, dated as of July 13, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association (incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)
10.22	First Amendment to the Master Repurchase Agreement, dated as of August 24, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association*

Exhibit No.	Description
10.23	Second Amendment to the Master Repurchase Agreement, dated as of September 20, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association*
10.24	Master Loan, Guarantee and Security Agreement, dated as of September 28, 2005, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., NS Advisors LLC and Bank of America, N.A.*
10.25	Third Amendment to the Master Repurchase Agreement, dated as of September 30, 2005, between NRFC WA Holdings, LLC and Wachovia Bank, National Association*
10.26	Omnibus Amendment to the Master Repurchase Agreement, dated as of October 21, 2005, between NRFC WA Holdings, LLC, NRFC WA Holdings II, LLC and Wachovia Bank, National Association****
10.27	Agreement of Purchase and Sale, dated as of October 25, 2005, between 1552 Lonsdale LLC and 1552 Bway Owner, LLC****
10.28	Fourth Amendment to the Master Repurchase Agreement, dated October 28, 2005, by and among NRFC WA Holdings, LLC, NRFC WA Holdings II, LLC and Wachovia Bank, National Association****
10.29	Sublease, dated as of November 7, 2005, between NorthStar Realty Finance Limited Partnership and NorthStar Partnership, L.P.****
10.30	Junior Subordinated Indenture, dated as of November 22, 2005, between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, as trustee.
10.31	Amended and Restated Trust Agreement, dated as of November 22, 2005, between NorthStar Realty Finance Limited Partnership, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and Mark Chertok, David Hamamoto and Richard McCready, each as administrative trustees.
21.1	Subsidiaries of NorthStar Realty Finance Corp.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Venable LLP (contained in Exhibit 5.1)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1)

†	To be filed by amendment.

*	Previously filed on October 12, 2005.

**	Incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2004.

***	Incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

****	Incorporated by reference to the like-numbered exhibit to NorthStar Realty Finance Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.